UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

SCHEDULE 14A

_________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Shutterstock, Inc.
(Name of Registrant as Specified in its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Getty Images Holdings, Inc. and the Stockholders of Shutterstock, Inc.:

On January 6, 2025, Getty Images Holdings, Inc. (“Getty Images”) and Shutterstock, Inc. (“Shutterstock”) entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement subject to the terms and conditions set forth therein, (i) Grammy Merger Sub One, Inc., a direct wholly owned subsidiary of Grammy HoldCo, Inc. (“HoldCo”), which is in turn a direct wholly owned subsidiary of Shutterstock, will be merged with and into Shutterstock with Shutterstock surviving as a wholly owned subsidiary of HoldCo (the “first merger”), immediately followed by a conversion of Shutterstock into a Delaware limited liability company (the “LLC conversion”), and (ii) Grammy Merger Sub 2, Inc., a wholly owned subsidiary of Getty Images, will be merged with and into Holdco with HoldCo surviving as a wholly owned subsidiary of Getty Images (the “second merger” and, collectively with the first merger and LLC conversion, the “merger”). Immediately following the second merger, Holdco will merge with and into Grammy Merger Sub 3, LLC, a direct wholly owned subsidiary of Getty Images, with Grammy Merger Sub 3, LLC surviving such merger as a wholly owned subsidiary of Getty Images.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, the aggregate consideration to be paid by Getty Images in respect of the outstanding shares of common stock, par value $0.01 per share, of Shutterstock (the “Shutterstock common stock”) will be (i) an amount in cash equal to the product of $9.50 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total cash amount”); and (ii) a number of shares of Class A Common Stock, par value $0.0001 per share, of Getty Images (the “Getty Images common stock”) equal to the product of 9.17 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total stock amount” and, together with the total cash amount, the “merger consideration”).

Each holder of shares of Shutterstock common stock will be entitled to elect to receive, subject to proration, for each share of Shutterstock common stock held by such holder: (i) cash consideration of $9.50 and 9.17 shares of Getty Images Common Stock (a “mixed election”); (ii) cash consideration of $28.8487 (a “cash election”); or (iii) 13.67237 shares of Getty Images common stock (a “stock election”). If no election is made by a holder, each of such holder’s shares of Shutterstock common stock will be treated as having made a mixed election. Each of the total cash amount and the total stock amount will be fixed as of immediately prior to the effective time. Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed. No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders who would otherwise be entitled to a fraction of a share of Getty Images common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest whole cent), without interest, representing such Shutterstock stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such Shutterstock stockholders, of the fractional shares of Getty Images Common Stock that would otherwise be issued to such Shutterstock stockholders in connection with the merger.

Although the average number of shares of Getty Images common stock that Shutterstock stockholders will receive per share of Shutterstock common stock is fixed, the market value of the merger consideration will fluctuate with the market price of Getty Images common stock and will not be known at the time Shutterstock stockholders vote on the merger. Based on the closing price per share of Getty Images common stock on the New York Stock Exchange (“NYSE”) on January 6, 2025, the last trading day before public announcement of the merger, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $33.07 per share after giving effect to a mixed election, (ii) with an implied value of approximately $35.14 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. Based on the closing price per share of Getty Images common stock on April 25, 2025, the latest practicable trading day before the date of the enclosed information statement and proxy statement/prospectus, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $27.47 per share after giving effect to a mixed election, (ii) with an implied value of approximately $26.80 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. We urge you to obtain current market quotations for shares of Getty Images common stock (NYSE:GETY) and shares of Shutterstock common stock (NYSE:SSTK).

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

The merger cannot be completed without approval of the proposal to adopt the merger agreement by the affirmative vote of a majority in voting power of the issued and outstanding shares of Shutterstock common stock entitled to vote thereon. Because of this, Shutterstock will hold a special meeting of its stockholders (the “Shutterstock stockholders”) virtually, via live webcast on the Internet at www.virtualshareholdermeeting.com/SSTK2025SM on June 10, 2025 at 10:00 a.m. Eastern Time (the “Shutterstock special meeting”). At the Shutterstock special meeting, the Shutterstock stockholders will be asked (i) to consider and vote on a proposal to adopt the merger agreement (the “merger proposal”), (ii) to consider and vote on a non-binding advisory proposal to approve the compensation that may be paid or become payable to the named executive officers of Shutterstock that is based on or otherwise relates to the merger (the “non-binding compensation proposal”) and (iii) to consider and vote on a proposal to approve the adjournment of the Shutterstock special meeting, if necessary or appropriate, including adjournment to permit further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”).

The board of directors of Shutterstock (the “Shutterstock board”) has unanimously (i) approved the terms of the merger agreement and the merger contemplated thereby, (ii) determined that it is advisable to enter into the merger agreement, and (iii) approved the execution and delivery by Shutterstock of the merger agreement, the performance by Shutterstock of its covenants and agreements contained therein and the consummation of the transactions upon the terms and subject to the conditions contained in the merger agreement. The Shutterstock board unanimously recommends that the Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, including to solicit additional votes for approval of the merger proposal.

The board of directors of Getty Images (the “Getty Images board”) has unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that it is advisable for Getty Images to enter into the merger agreement, and (iii) approved the execution and delivery by Getty Images of the merger agreement, the performance by Getty Images of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger upon the terms and subject to the conditions contained in the merger agreement, including the issuance of the Getty Images Common Stock in connection with the merger. Following the execution of the merger agreement, Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family Stockholders”) and Koch Icon Investments, LLC (the “Koch Investor”) executed and delivered to Getty Images a written consent in lieu of a meeting (the “Getty Images written consent”) approving the issuance of shares of Getty Images common stock in connection with the merger as contemplated by the merger agreement (the “Getty Images stock issuance”). The Getty Family Stockholders and the Koch Investor collectively own approximately 66% of the outstanding shares of Getty Images common stock, thereby constituting a majority of the outstanding shares of Getty Images common stock. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger.

The attached information statement and proxy statement/prospectus describes the special meeting of Shutterstock, the merger, the documents related to the merger, and other related matters. Please carefully read the entire information statement and proxy statement/prospectus, including the “Risk Factors,” beginning on page 16, for a discussion of the risks relating to the merger. You also can obtain information about Getty Images and Shutterstock from documents that each have filed with the U.S. Securities and Exchange Commission.

Craig Peters Chief Executive Officer and Director Getty Images Holdings, Inc.	Paul J. Hennessy Chief Executive Officer and Director Shutterstock, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this information statement and proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this information statement and proxy statement/prospectus is April 30, 2025, and it is first being mailed or otherwise delivered to the Getty Images stockholders and the Shutterstock stockholders on or about April 30, 2025.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT TO GETTY IMAGES STOCKHOLDERS — WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Getty Images Holdings, Inc.:

The board of directors (the “Getty Images board”) of Getty Images Holdings, Inc. (“Getty Images”) approved an Agreement and Plan of Merger (the “merger agreement”) that provides for the combination of Getty Images and Shutterstock, Inc. (“Shutterstock”). Under the merger agreement subject to the terms and conditions set forth therein, (i) Grammy Merger Sub One, Inc., a direct wholly owned subsidiary of Grammy HoldCo, Inc. (“HoldCo”), which is in turn a direct wholly owned subsidiary of Shutterstock, will be merged with and into Shutterstock with Shutterstock surviving as a wholly owned subsidiary of HoldCo (the “first merger”), immediately followed by a conversion of Shutterstock into a Delaware limited liability company (the “LLC conversion”), and (ii) Grammy Merger Sub 2, Inc., a wholly owned subsidiary of Getty Images, will be merged with and into Holdco with HoldCo surviving as a wholly owned subsidiary of Getty Images (the “second merger” and, collectively with the first merger and LLC conversion, the “merger”). Immediately following the second merger, Holdco will merge with and into Grammy Merger Sub 3, LLC, a direct wholly owned subsidiary of Getty Images, with Grammy Merger Sub 3, LLC surviving such merger as a wholly owned subsidiary of Getty Images.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, the aggregate consideration to be paid by Getty Images in respect of the outstanding shares of common stock, par value $0.01 per share, of Shutterstock (the “Shutterstock common stock”) will be (i) an amount in cash equal to the product of $9.50 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units); and (ii) a number of shares of Class A Common Stock, par value $0.0001 per share, of Getty Images (the “Getty Images common stock”) equal to the product of 9.17 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units).

The board of directors of Getty Images (the “Getty Images board”) has unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that it is advisable for Getty Images to enter into the merger agreement, and (iii) approved the execution and delivery by Getty Images of the merger agreement, the performance by Getty Images of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger upon the terms and subject to the conditions contained in the merger agreement, including the issuance of the Getty Images Common Stock in connection with the merger. Following the execution of the merger agreement, Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family Stockholders”) and Koch Icon Investments, LLC (the “Koch Investor”) executed and delivered to Getty Images a written consent in lieu of a meeting (the “Getty Images written consent”) approving the issuance of shares of Getty Images common stock in connection with the merger as contemplated by the merger agreement (the “Getty Images stock issuance”). The Getty Family Stockholders and the Koch Investor collectively own approximately 66% of the outstanding shares of Getty Images common stock, thereby constituting a majority of the outstanding shares of Getty Images common stock. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger.

Getty Images has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement or the merger, including the Getty Images stock issuance. Getty Images is furnishing this Notice of Stockholder Action by Written Consent and this information statement and proxy statement/prospectus to provide its stockholders with material information concerning the actions taken in connection with the Getty Images written consent in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation 14C. Further, this Notice of Stockholder Action by Written Consent and this information statement and proxy statement/prospectus shall constitute notice, pursuant to

Section 228(e) of the General Corporation Law of the State of Delaware to Getty Images’ stockholders who have not consented in writing to the actions set forth in the Getty Images written consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been January 7, 2025, the date the Getty Images written consent was delivered to Getty Images.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the merger, the documents related to the merger, and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Craig Peters Chief Executive Officer and Director Getty Images Holdings, Inc.

Shutterstock, Inc.

350 Fifth Avenue, 20th Floor
New York, New York 10118

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2025

To the Stockholders of Shutterstock, Inc.:

Shutterstock, Inc. (“Shutterstock”) will hold a special meeting of holders of common stock of Shutterstock (“Shutterstock stockholders”) virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SSTK2025SM, on June 10, 2025, at 10:00 a.m. Eastern Time (the “Shutterstock special meeting”) to consider and vote upon the following matters:

•        a proposal to adopt the Agreement and Plan of Merger, dated as of January 6, 2025, as it may be amended from time to time (the “merger agreement”), by and among Getty Images Holdings, Inc., a Delaware corporation (“Getty Images”), Grammy Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Getty Images (“Merger Sub 2”), Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Getty Images (“Merger Sub 3”), Shutterstock, Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of Shutterstock (“HoldCo”), and Grammy Merger Sub One, Inc., Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Merger Sub 1”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, (i) Merger Sub 1 will be merged with and into Shutterstock with Shutterstock surviving such merger as a wholly owned subsidiary of HoldCo (the “first merger”), immediately followed by a conversion of Shutterstock into a Delaware limited liability company (the “LLC conversion”), and (ii) Merger Sub 2 will be merged with and into Holdco (the “second merger” and, collectively with the first merger and LLC conversion, the “merger”) with HoldCo surviving the second merger as a wholly owned subsidiary of Getty Images (the “merger proposal”);

•        a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Shutterstock’s named executive officers that is based on or otherwise relates to the merger (the “non-binding compensation proposal”); and

•        a proposal to approve one or more adjournments of the Shutterstock special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal, to ensure that any supplement or amendment to this information statement and proxy statement/prospectus is timely provided to Shutterstock stockholders or if otherwise determined by the chairperson of the meeting to be necessary or appropriate (the “adjournment proposal”).

Shutterstock will transact no other business at the Shutterstock special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the board of directors of Shutterstock (the “Shutterstock board”). Please refer to the information statement and proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Shutterstock special meeting.

Shutterstock has fixed the close of business on April 25, 2025 as the record date for the Shutterstock special meeting. Only Shutterstock stockholders of record at that time are entitled to notice of, and to vote at, the Shutterstock special meeting, or any adjournment or postponement of the Shutterstock special meeting. The list of Shutterstock stockholders entitled to vote at the Shutterstock special meeting will be available at our headquarters for examination by any Shutterstock stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Shutterstock special meeting. If you would like to examine the list of Shutterstock stockholders of record, please contact Shutterstock’s Corporate Secretary at 350 Fifth Avenue, 20th Floor, New York, New York 10118 to

schedule an appointment or request access. During the Shutterstock special meeting, Shutterstock stockholders will be able to examine the list of the stockholders entitled to vote at the Shutterstock special meeting by following the instructions on the live webcast. Stockholders of record will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/SSTK2025SM and entering the control number printed on your proxy card or voting instruction form that accompanied your proxy materials.

Approval of the merger proposal requires the affirmative vote a majority in voting power of the issued and outstanding shares of common stock, $0.01 par value per share, of Shutterstock (the “Shutterstock common stock”), entitled to vote on thereon. If you do not vote on the merger proposal or if you “ABSTAIN” from voting on it, it will have the same effect as a vote by you “AGAINST” the merger proposal. Approval of each of the non-binding compensation proposal and the adjournment proposal requires the affirmative “FOR” votes of a majority of the votes cast, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote thereon. If you do not vote or if you “ABSTAIN” from voting on the non-binding compensation proposal or the adjournment proposal, it will have no effect on the voting results for such proposals.

The Shutterstock board has unanimously (i) approved the terms of the merger agreement and the merger contemplated thereby, (ii) determined that it is advisable to enter into the merger agreement, and (iii) approved the execution and delivery by Shutterstock of the merger agreement, the performance by Shutterstock of its covenants and agreements contained therein and the consummation of the transactions upon the terms and subject to the conditions contained in the merger agreement. The Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, including to solicit additional votes for approval of the merger proposal.

Your vote is very important. Getty Images and Shutterstock cannot complete the merger unless Shutterstock’s stockholders adopt the merger proposal.

Regardless of whether you plan to attend (via the Internet) the Shutterstock special meeting, please vote as soon as possible either: (1) via the Internet at proxyvote.com (see proxy card for instructions); (2) by telephone (see proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Shutterstock special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction form furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the Shutterstock special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a legal proxy from the bank, brokerage firm or nominee to vote at the Shutterstock special meeting.

Jonathan Oringer, founder and executive chairman of the Shutterstock board, owns approximately 30.7% of Shutterstock common stock entitled to vote at the Shutterstock special meeting, and has agreed with Getty Images to vote in favor of the merger proposal at the Shutterstock special meeting, including if it is adjourned to a later date (the “voting and support agreement”), a copy of which is attached as Annex B. Mr. Oringer has also agreed with Getty Images to vote his shares against certain alternative transaction proposals and not to sell or transfer his shares until the closing of the merger. The voting and support agreement will terminate if the merger agreement terminates.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the Shutterstock special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety before voting. In particular, see the section titled “Risk Factors” beginning on page 16.

This information statement and proxy statement/prospectus relates only to the Shutterstock special meeting in connection with the merger. If the merger has not already been completed, we will separately be holding an annual meeting of stockholders in 2025, which is unrelated to the proposed merger.

If you have any questions concerning the merger or this information statement and proxy statement/prospectus, would like additional copies or need help voting your shares of Shutterstock common stock, please contact Shutterstock’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 448-4476
Stockholders may call toll free: (888) 605-1956
SSTK@dfking.com

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Hennessy Chief Executive Officer and Director Shutterstock, Inc.

REFERENCES TO ADDITIONAL INFORMATION

This information statement and proxy statement/prospectus incorporates important business and financial information about Getty Images Holdings, Inc. (“Getty Images”) and Shutterstock, Inc. (“Shutterstock”), from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this information statement and proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Getty Images and/or Shutterstock at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this information statement and proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Getty Images Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104 Attention: Investor Relations Email: investorrelations@gettyimages.com	Shutterstock, Inc. 350 Fifth Avenue, 20th Floor New York, NY 10118 Attention: Investor Relations Email: IR@Shutterstock.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Shutterstock stockholders must request them no later than five business days before the date of the Shutterstock special meeting. This means that Shutterstock stockholders requesting documents must do so by June 3, 2025.

In addition, you may obtain copies of documents filed by Getty Images with the SEC by accessing Getty Images’ website at https://investors.gettyimages.com/financial-information/sec-filings. You may also obtain copies of documents filed by Shutterstock with the SEC by accessing Shutterstock’s website at https://investor.shutterstock.com/financial-information/sec-filings. We are not incorporating the contents of the websites of the SEC, Getty Images, Shutterstock or any other entity into this information statement and proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this information statement and proxy statement/prospectus at these websites only for your convenience.

You should rely only on the information contained in, or incorporated by reference into, this information statement and proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement and proxy statement/prospectus. This information statement and proxy statement/prospectus is dated April 30, 2025, and you should assume that the information in this information statement and proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this information statement and proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this information statement and proxy statement/prospectus to Getty Images stockholders or Shutterstock stockholders, nor the issuance by Getty Images of shares of its common stock in connection with the merger, will create any implication to the contrary.

This information statement and proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this information statement and proxy statement/prospectus regarding Getty Images has been provided by Getty Images and information contained in this information statement and proxy statement/prospectus regarding Shutterstock has been provided by Shutterstock.

Please see “Where You Can Find More Information” for more details.

ABOUT THIS INFORMATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

Except where the context otherwise states, Getty Images has supplied all information contained in or incorporated by reference into this information statement and proxy statement/prospectus relating to Getty Images (including the annexes hereto). Shutterstock has supplied all information contained in or incorporated by reference into this information statement and proxy statement/prospectus relating to Shutterstock. Getty Images and Shutterstock both contributed information relating to the merger.

This information statement and proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-286241) filed by Getty Images with the SEC. It constitutes a prospectus of Getty Images under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of Getty Images common stock to be issued to Shutterstock stockholders in the merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting with respect to the Shutterstock special meeting of stockholders at which Shutterstock stockholders will consider and vote on the proposal to adopt the merger agreement and the other proposals described in this information statement and proxy statement/prospectus. In addition, it constitutes an information statement under Section 14(c) of the Exchange Act and Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) to provide Getty Images stockholders with notice of the Getty Images written consent and material information concerning the actions taken in connection with the Getty Images written consent.

You should rely only on the information contained in or incorporated by reference into this information statement and proxy statement/prospectus (including the annexes hereto). No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this information statement and proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this information statement and proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this information statement and proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement and proxy statement/prospectus. Neither Getty Images nor Shutterstock assumes any obligation to update the information contained in this information statement and proxy statement/prospectus (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this information statement and proxy statement/prospectus to the stockholders of Getty Images or Shutterstock, nor the taking of any actions contemplated hereby by Getty Images or Shutterstock at any time, will create any implication to the contrary.

This information statement and proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the Shutterstock special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this information statement and proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the Shutterstock special meeting. Additional important information is also contained in the documents incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

General

Q:     What is the merger?

A:     Getty Images and Shutterstock have entered into an Agreement and Plan of Merger, dated as of January 6, 2025 (the “merger agreement”). Under the merger agreement subject to the terms and conditions set forth therein, (i) Grammy Merger Sub One, Inc., a direct wholly owned subsidiary of Grammy HoldCo, Inc. (“HoldCo”), a direct wholly owned subsidiary of Shutterstock, will be merged with and into Shutterstock with Shutterstock surviving as a wholly owned subsidiary of HoldCo (the “first merger”), immediately followed by a conversion of Shutterstock into a Delaware limited liability company (the “LLC conversion”), and (ii) Grammy Merger Sub 2, Inc., a wholly owned subsidiary of Getty Images (“Merger Sub 2”), will be merged with and into Holdco with HoldCo surviving as a wholly owned subsidiary of Getty Images (the “second merger” and, collectively with the first merger and LLC conversion, the “merger”). Immediately following the second merger, Holdco will merge with and into Grammy Merger Sub 3, LLC, a direct wholly owned subsidiary of Getty Images (“Merger Sub 3”), with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Getty Images (the “third merger”). A copy of the merger agreement is included in this information statement and proxy statement/prospectus as Annex A.

If the merger is completed, Shutterstock stockholders will receive aggregate consideration of (i) an amount in cash equal to the product of $9.50 and the number of shares of common stock, par value $0.01 per share, of Shutterstock (the “Shutterstock common stock”) outstanding immediately prior to the effective time (the “effective time”) of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total cash amount”); and (ii) a number of shares of Class A Common Stock, par value $0.0001 per share, of Getty Images (the “Getty Images common stock”) equal to the product of 9.17 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total stock amount” and, together with the total cash amount, the “merger consideration”).

Each holder of shares of Shutterstock common stock will be entitled to elect to receive, subject to proration, for each share of Shutterstock common stock held by such holder: (i) cash consideration of $9.50 and 9.17 shares of Getty Images Common Stock (a “mixed election”); (ii) cash consideration of $28.8487 (a “cash election”); or (iii) 13.67237 shares of Getty Images common stock (a “stock election”). If no election is made by a holder, each of such holder’s shares of Shutterstock common stock will be treated as having made a mixed election. Each of the total cash amount and the total stock amount will be fixed as of immediately prior to the effective time. Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed. No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders who would otherwise be entitled to a fraction of a share of Getty Images common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest whole cent), without interest, representing such Shutterstock stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such Shutterstock stockholders, of the fractional shares of Getty Images Common Stock that would otherwise be issued to such Shutterstock stockholders in connection with the merger.

Although the average number of shares of Getty Images common stock that Shutterstock stockholders will receive per share of Shutterstock common stock is fixed, the market value of the merger consideration will fluctuate with the market price of Getty Images common stock and will not be known at the time Shutterstock stockholders vote on the merger. Based on the closing price per share of Getty Images common stock on the New York Stock Exchange (“NYSE”) on January 6, 2025, the last trading day before public announcement of the merger, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $33.07 per share after giving effect to a mixed election, (ii) with an implied value of approximately $35.14 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. Based on the closing price per share of Getty Images common stock on April 25, 2025, the latest practicable trading day before the date of the enclosed information statement and proxy statement/prospectus, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $27.47 per share after giving effect to a mixed election, (ii) with an implied value of approximately $26.80 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. We urge you to obtain current market quotations for shares of Getty Images common stock (NYSE:GETY) and shares of Shutterstock common stock (NYSE:SSTK).

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

The merger cannot be completed unless, among other things, Shutterstock stockholders approve the merger proposal.

Q:     Why am I receiving this information statement and proxy statement/prospectus?

A:     We are delivering this information statement and proxy statement/prospectus to you because it is (i) an information statement being used by the board of directors of Getty Images (the “Getty Images board”) to provide Getty Images stockholders with notice of the Getty Images written consent and material information concerning the actions taken in connection with the Getty Images written consent, and (ii) a proxy statement being used by the board of directors of Shutterstock (the “Shutterstock board”) to solicit proxies of Shutterstock stockholders in connection with approval of the merger agreement and related matters. In order to adopt the merger agreement and related matters, Shutterstock has called a special meeting of its stockholders (the “Shutterstock special meeting”). This information statement and proxy statement/prospectus serves as the proxy statement for the Shutterstock special meeting and describes the proposals to be presented at the Shutterstock special meeting.

Finally, this information statement and proxy statement/prospectus is also a prospectus that is being delivered to Shutterstock stockholders because, in connection with the merger, Getty Images will be issuing to Shutterstock stockholders shares of Getty Images common stock as consideration.

For Getty Images stockholders, this information statement and proxy statement/prospectus contains important information about the merger and the other actions taken in connection with the Getty Images written consent and serves as your notice pursuant to Section 228(e) of the DGCL. Getty Images is not asking you for a proxy and you are not requested to send Getty Images a proxy.

For Shutterstock stockholders, this information statement and proxy statement/prospectus contains important information about the merger and the proposals being voted on at the Shutterstock special meeting and important information to consider in connection with an investment in Getty Images common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Shutterstock common stock voted by proxy without attending the Shutterstock special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

For Getty Images Stockholders

Q:     Has the Getty Images board approved the merger and the other transactions contemplated by the merger agreement, including the Getty Images stock issuance?

A:     After careful consideration of the various factors described in “The Merger — Getty Images’ Reasons for the Merger,” the Getty Images board has unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that it is advisable for Getty Images to enter into the merger agreement, and (iii) approved the execution and delivery by Getty Images of the merger agreement, the performance by Getty Images of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger upon the terms and subject to the conditions contained in the merger agreement, including the issuance of the Getty Images Common Stock in connection with the merger.

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Q:     Has Getty Images stockholder approval of the merger and the other transactions contemplated by the merger agreement, including the Getty Images stock issuance, been obtained?

A:     Yes. Following the execution of the merger agreement, Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family Stockholders”) and Koch Icon Investments, LLC (the “Koch Investor”) executed and delivered to Getty Images a written consent in lieu of a meeting (the “Getty Images written consent”) approving the issuance of shares of Getty Images common stock in connection with the merger as contemplated by the merger agreement (the “Getty Images stock issuance”). The Getty Family Stockholders and the Koch Investor collectively own approximately 66% of the outstanding shares of Getty Images common stock, thereby constituting a majority of the outstanding shares of Getty Images common stock. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger.

Q:     Why are Getty Images stockholders receiving this information statement and proxy statement/prospectus?

A:     This information statement and proxy statement/prospectus is being provided to you for your information pursuant to Section 14(c) of the Exchange Act and Section 228(e) of the DGCL, to provide you with notice of the Getty Images written consent and material information concerning the actions taken in connection with the merger and the Getty Images written consent. You are urged to read this information statement and proxy statement/prospectus in its entirety. However, no action is required on your part in connection with this information statement and proxy statement/prospectus. Getty Images is not asking you for a proxy and you are requested not to send Getty Images a proxy.

Q:     What will Getty Images stockholders receive in the merger?

A:     If the merger is completed, Getty Images stockholders will not receive any merger consideration and will continue to hold the shares of Getty Images common stock that they currently hold. As a result of the Getty Images stock issuance, however, the overall ownership percentage of the Getty Images stockholders in the combined company will be diluted. Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

Q:     How will the merger affect outstanding equity awards granted by Getty Images?

A:     If the merger is completed, outstanding equity awards granted by Getty Images will continue to be subject to the same terms and conditions as in effect prior to the merger.

For Shutterstock Stockholders

Q:     Why am I receiving this information statement and proxy statement/prospectus?

A:     Shutterstock is sending these materials to Shutterstock stockholders to help them decide how to vote their shares of Shutterstock common stock, and to solicit proxies from them, with respect to the adoption of the merger agreement providing for the acquisition of Shutterstock by Getty Images and with respect to the other proposals to be considered at the Shutterstock special meeting to be held on June 10, 2025.

Q:     What are Shutterstock stockholders being asked to vote on at the Shutterstock special meeting?

A:     Shutterstock is soliciting proxies from its stockholders with respect to the following proposals:

•        Proposal 1 — The Merger Proposal:    the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger Agreement” beginning on page 91 and a copy of which is attached to this information statement and proxy statement/prospectus as Annex A;

•        Proposal 2 — The Non-Binding Compensation Proposal:    the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Shutterstock that is based on or otherwise relates to the merger; and

•        Proposal 3 — The Adjournment Proposal:    the proposal to adjourn the Shutterstock special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the merger proposal.

Q:     What will Shutterstock stockholders receive in the merger?

A:     If the merger is completed, Shutterstock stockholders will receive aggregate consideration of (i) an amount in cash equal to the product of $9.50 and the number of shares of common stock, par value $0.01 per share, of Shutterstock (the “Shutterstock common stock”) outstanding immediately prior to the effective time (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total cash amount”); and (ii) a number of shares of Class A Common Stock, par value $0.0001 per share, of Getty Images (the “Getty Images common stock”) equal to the product of 9.17 (the “Mixed Election Exchange Ratio”) and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time (including in respect of vested Shutterstock restricted stock units and performance stock units) (the “total stock amount” and, together with the total cash amount, the “merger consideration”).

Each holder of shares of Shutterstock common stock will be entitled to elect to receive, subject to proration, for each share of Shutterstock common stock held by such holder: (i) cash consideration of $9.50 and 9.17 shares of Getty Images Common Stock (a “mixed election”); (ii) cash consideration of $28.8487 (a “cash election”); or (iii) 13.67237 shares of Getty Images common stock (a “stock election”). If no election is made by a holder, each of such holder’s shares of Shutterstock common stock will be treated as having made a mixed election. Each of the total cash amount and the total stock amount will be fixed as of immediately prior to the effective time. Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed, as more fully described herein under “The Merger Agreement — Merger Consideration — Proration.”

No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders who would otherwise be entitled to a fraction of a share of Getty Images common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest whole cent), without interest, representing such Shutterstock stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such Shutterstock stockholders, of the fractional shares of Getty Images common stock that would otherwise be issued to such Shutterstock stockholders in connection with the merger.

Although the average number of shares of Getty Images common stock that Shutterstock stockholders will receive per share of Shutterstock common stock is fixed, the market value of the merger consideration will fluctuate with the market price of Getty Images common stock and will not be known at the time Shutterstock stockholders vote on the merger. Based on the closing price per share of Getty Images common stock on the New York Stock Exchange (“NYSE”) on January 6, 2025, the last trading day before public announcement of the merger, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $33.07 per share after giving effect to a mixed election, (ii) with an implied value of approximately $35.14 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. Based on the closing price per share of Getty Images common stock on April 25, 2025, the latest practicable trading day before the date of the enclosed information statement and proxy statement/prospectus, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $27.47 per share after giving effect to a mixed election, (ii) with an implied value of approximately $26.80 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. We urge you to obtain current market quotations for shares of Getty Images common stock (NYSE:GETY) and shares of Shutterstock common stock (NYSE:SSTK).

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

The merger cannot be completed unless, among other things, Shutterstock stockholders approve the merger proposal.

Q:     How do I make an election to receive cash, Getty Images common stock or mixed consideration?

A:     Each holder of record of Shutterstock common stock will, until the election deadline, be entitled to make a mixed election, cash election or stock election, as described above, subject to proration procedures described herein and in further detail in the merger agreement attached as Annex A to this information statement and proxy statement/prospectus. At least 20 business days prior to the anticipated election deadline, Getty Images will provide a form of election to each holder of record of Shutterstock common stock in order to enable the holder thereof to exercise his, her or its right to make an election. To be effective, a form of election must be properly completed, signed and submitted to the exchange agent by the election deadline. The “election deadline” is 5:00 p.m., New York City time, on the date that is five business days preceding the anticipated closing date of the merger (or such other date that the parties to the merger agreement agree).

If you own Shutterstock common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.

Holders of Shutterstock common stock who fail to make an election or who make an untimely election (or who otherwise are deemed not to have submitted an effective form of election), will be deemed to have made a mixed election. After an election is validly made, any subsequent transfer of shares of Shutterstock common stock will automatically revoke such election. The exchange agent will determine, in its reasonable discretion, whether any election is properly made, changed or revoked in respect of any shares of Shutterstock common stock.

Do NOT submit any stock certificates (or evidence of shares in book-entry form) with your proxy card. For more information regarding the election procedure, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 92 of this information statement and proxy statement/prospectus.

Q:     What do I do if I want to revoke my election?

A:     You may change or revoke your election at any time during the election period, by written notice to the exchange agent prior to the election deadline or by withdrawal of your Shutterstock stock certificates (or of the guarantee of delivery of such stock certificates), if applicable, previously deposited with the exchange agent prior to the election deadline.

Q:     What happens if I do not make a valid merger consideration election?

A:     If you do not return a properly completed election form by the election deadline, your shares of Shutterstock common stock will be considered “non-election.” If a non-election is made by a holder, each of such holder’s shares of Shutterstock common stock will be treated as having made an election for mixed consideration.

Q:     If I make a valid merger consideration election, could I receive a form of merger consideration that I did not elect to receive?

A:     Yes. Shares of Shutterstock common stock electing the oversubscribed form of merger consideration will be allocated the undersubscribed consideration pursuant to the proration and adjustment procedures. Accordingly, there is no guarantee that you will receive your elected form of merger consideration for all of your shares of Shutterstock common stock.

Q:     How will the merger affect Shutterstock Equity Awards?

A:     Prior to the effective time of the first merger (the “initial effective time”), each of Shutterstock and HoldCo will take all actions as may be necessary so that at the initial effective time, each Shutterstock RSU award, Shutterstock PSU award, Shutterstock option (each as defined below) (collectively, the “Shutterstock equity awards”) will automatically be converted into an equity award covering that number of shares of HoldCo common stock equal to the number of shares of Shutterstock common stock subject to such Shutterstock equity award. All terms and conditions applicable to the Shutterstock equity awards immediately prior to the initial effective time will, except as provided in the immediately preceding sentence, remain in effect immediately after the initial effective time. HoldCo will remain subject to the obligations of Shutterstock with respect to all Shutterstock equity awards immediately after the initial effective time.

At the effective time, (i) each award of restricted stock units (other than Shutterstock PSU Awards, as defined below) in respect of shares of Shutterstock common stock (a “Shutterstock RSU award”) that is vested and outstanding as of immediately prior to the effective time or, pursuant to its terms in effect as of the date of the merger agreement, would become vested as of the effective time, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration (as if the holders of such Shutterstock RSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions, and (ii) each outstanding award of performance stock units in respect of shares of Shutterstock common stock (each, a “Shutterstock PSU award”) that is vested and outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration (as if the holders of such Shutterstock PSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions.

At the effective time, each outstanding and unexercised option to purchase shares of Shutterstock common stock (a “Shutterstock option” and together with Shutterstock RSU awards and Shutterstock PSU awards, the “Shutterstock equity awards”) will be assumed by Getty Images and converted into an option to acquire shares of Getty Images common stock (a “converted Getty Images option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each Shutterstock option immediately prior to the effective time, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, subject to the converted Getty Images option will be equal to the product of (A) the number of shares of Shutterstock common stock subject to the Shutterstock option immediately prior to the effective time multiplied by (B) the equity award exchange ratio (as defined below) and (ii) the per share exercise price of the converted Getty Images option, rounded up to the nearest whole cent, will be equal to the quotient of (A) the exercise price per share of Shutterstock common stock at which the Shutterstock option was exercisable immediately prior to the effective time, divided by (B) the equity award exchange ratio, which means the sum of (1) the mixed election exchange ratio and (2) the quotient of the mixed election per share cash consideration divided by the 10-day average closing stock price of Getty Images common stock for the period ending two business days prior to the closing as quoted on NYSE.

With respect to each Shutterstock RSU award and Shutterstock PSU award that is outstanding immediately prior to the effective time and that is not converted into a right to receive the merger consideration, at the effective time, such Shutterstock RSU award and Shutterstock PSU award will be assumed by Getty Images and converted into a time-based award (a “converted RSU award” or “converted PSU award” as applicable) in respect of (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by the mixed election per share consideration and (ii) that number of shares of Getty Images common stock rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of (A) the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award as of immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by (B) the mixed election exchange ratio. Each converted RSU award and converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time, except converted PSU awards will only be subject to the time-based vesting through the applicable vesting date of the Shutterstock PSU award (which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement).

At the effective time, Getty Images will assume all the obligations of Shutterstock under the Shutterstock equity incentive plans, and the number and kind of shares available for issuance under the Shutterstock equity incentive plans will be adjusted to reflect shares of Getty Images Common Stock in accordance with the provisions of the Shutterstock equity incentive plans.

Q:     What equity stake will Shutterstock stockholders hold in Getty Images immediately following the merger?

A:     Upon the completion of the merger, based on the common shares outstanding as of April 25, 2025, the most recent practicable date for which such information was available, the aggregate consideration payable by Getty Images would consist of $335 million in cash and 323.3 million shares of Getty Images common stock (not including the impact of unvested Shutterstock equity holders and not assuming any vesting of currently-unvested Shutterstock equity holdings). Upon the completion of the merger, based on the common shares outstanding as of April 25, 2025, the most recent practicable date for which such information was available, Getty Images stockholders will own approximately 53.0% and Shutterstock stockholders will own approximately 47.0% of the combined company on a fully diluted basis.

For more details on the merger consideration and the treatment of Shutterstock equity awards, see “The Merger Agreement — Merger Consideration” beginning on page 92 and “The Merger Agreement — Merger Consideration — Treatment of Equity Awards” beginning on page 94.

Q:     What are the U.S. federal income tax consequences of the merger to Shutterstock stockholders?

A:     For a discussion of the U.S. federal income tax considerations of the merger, see the discussion set forth in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 127.

Q:     What will happen to Shutterstock as a result of the merger?

A:     If the merger is completed, Shutterstock will be converted into a Delaware limited liability company in the LLC conversion and will become an indirect wholly owned subsidiary of Getty Images as a result of the second merger. As a result of the merger, Shutterstock will no longer be a publicly held company and Shutterstock common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Q:     If I am a Shutterstock stockholder, how will I receive the merger consideration to which I become entitled?

A:     If you hold Shutterstock common stock represented by a certificate, then following the completion of the merger, the exchange agent will forward to you a form letter of transmittal to be completed, signed and mailed by you to the exchange agent, unless previously completed in connection with a mixed election, cash election or stock election. Upon receipt by the exchange agent of your properly completed, signed and dated letter of transmittal, the certificate (or certificates) evidencing the shares of Getty Images common stock you are entitled to receive, together with a check representing the cash portion of the merger consideration (if any) and any cash in lieu of fractional shares you are entitled to receive, will be sent to you. If you are a holder of Shutterstock common stock in book-entry form, you will not be required to take any specific action to receive the merger consideration, although you will receive a form of election and may make an election to receive cash, Getty Images common stock or mixed consideration, subject to proration. After the effective time, shares of Shutterstock common stock held in book-entry form will be automatically exchanged for the merger consideration. For more information regarding the election procedure, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 92 of this information statement and proxy statement/prospectus.

Q:     If I am a Shutterstock stockholder, should I send in my Shutterstock stock certificate(s) now?

A:     No. Please do not send in your Shutterstock stock certificate(s) with your proxy. You should submit your Shutterstock stock certificates with your election form. If a Shutterstock stockholder who holds Shutterstock common stock in certificated form does not submit its, his or her stock certificate(s) with the election form, such Shutterstock stockholder will be sent materials after the merger closes to effect the exchange of such stockholder’s Shutterstock common stock for the merger consideration. See “The Merger Agreement — Payment and Issuance of Merger Consideration; Surrender of Company Certificates.”

Q:     Will the value of the merger consideration change between the date of this information statement and proxy statement/prospectus and the time the merger is completed?

A:     Yes. Although the average number of shares of Getty Images common stock that Shutterstock stockholders will receive per share of Shutterstock common stock is fixed, the market value of the merger consideration will fluctuate between the date of this information statement and proxy statement/prospectus and the completion of

x

the merger based upon the market price for Getty Images common stock. Any fluctuation in the market price of Getty Images common stock after the date of this information statement and proxy statement/prospectus will change the value of the shares of Getty Images common stock that Shutterstock stockholders will receive.

Based on the closing price per share of $2.57 for the Getty Images common stock on the NYSE on January 6, 2025, the last trading day before public announcement of the merger, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $33.07 per share after giving effect to a mixed election, (ii) with an implied value of approximately $35.14 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. Based on the closing price per share of Getty Images common stock on April 25, 2025, the latest practicable trading day before the date of the enclosed information statement and proxy statement/prospectus, Shutterstock stockholders would receive total merger consideration (i) with an implied value of approximately $27.47 per share after giving effect to a mixed election, (ii) with an implied value of approximately $26.80 per share after giving effect to a stock election, and (iii) with a value of $28.8487 per share after giving effect to a cash election. We urge you to obtain current market quotations for shares of Getty Images common stock (NYSE:GETY) and shares of Shutterstock common stock (NYSE:SSTK).

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

The merger cannot be completed unless, among other things, Shutterstock stockholders approve the merger proposal.

Q:     How does the Shutterstock board recommend that I vote at the Shutterstock special meeting?

A:     The Shutterstock board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

Q:     When and where will the Shutterstock special meeting take place?

A:     The Shutterstock special meeting will be held virtually via live webcast on the Internet on June 10, 2025, at 10:00 a.m. Eastern Time. The Shutterstock special meeting will be held solely via live webcast and there will not be a physical meeting location. Shutterstock stockholders will need the control number provided on the proxy card or voting instruction form in order to participate in the special meeting. Shutterstock stockholders will be able to attend the Shutterstock special meeting online and vote their shares electronically during the meeting.

Q:     What do l need to do now?

A:     After you have carefully read this information statement and proxy statement/prospectus and have decided how you wish to vote your shares of Shutterstock common stock, please vote your shares promptly so that your shares are represented and voted at the Shutterstock special meeting. A list of stockholders as of the record date will be available for inspection at the special meeting and for ten days before the special meeting, in each case upon request to our Corporate Secretary.

Q:     How do I vote?

A:     You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Shutterstock special meeting. Alternatively, you may vote by proxy by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Shutterstock special meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Shutterstock special meeting, you may still attend the Shutterstock special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•        Vote by Mail:    Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•        Vote by Internet:

(i)     Before the Meeting:    Go to www.proxyvote.com or scan the QR Barcode on your proxy card to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

(ii)    During The Meeting:    Go to www.virtualshareholdermeeting.com/SSTK2025SM. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed on the proxy card and follow the instructions.

•        Vote by Phone:    1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you call and then follow the instructions.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Shutterstock special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:     What happens if I sell my shares of Shutterstock common stock before the special meeting?

A:     The record date is earlier than both the date of the special meeting and the closing of the merger. If you transfer your shares of Shutterstock common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares through the effective time.

Q:     What constitutes a quorum for the Shutterstock special meeting?

A:     The presence at the Shutterstock special meeting, in person (via the Internet) or by proxy, of holders of a majority of the issued and outstanding Shutterstock common stock entitled to vote as of the record date at the Shutterstock special meeting will constitute a quorum for the transaction of business. All shares of Shutterstock common stock present in person (via the Internet) or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Shutterstock special meeting.

If you hold shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm, your shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting will not be voted and will not be treated as present for purposes of establishing a quorum.

Q:     What is the vote required to approve each proposal at the Shutterstock special meeting?

A:     Merger proposal:

•        Standard:    Approval of the merger proposal requires the affirmative vote of a majority in voting power of the issued and outstanding shares of Shutterstock common stock entitled to vote on the proposal.

•        Effect of abstentions and broker non-votes:    If you attend the Shutterstock special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the merger proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Non-binding compensation proposal:

•        Standard:    Approval of the non-binding compensation proposal requires the affirmative “FOR” votes of the holders of a majority of the votes cast, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the non-binding compensation proposal.

•        Effect of abstentions and broker non-votes:    If you attend the Shutterstock special meeting in person and do not vote or if you submit a proxy card on which you indicate that you “ABSTAIN” from voting, your abstention will have no effect on the non-binding compensation proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Shutterstock special meeting, this will have no effect on the non-binding compensation proposal.

Adjournment proposal:

•        Standard:    Assuming a quorum is present, approval of the adjournment proposal requires the affirmative “FOR” votes of the holders of a majority of the votes cast, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the adjournment proposal. If a quorum is not present, the adjournment proposal requires the approval of a majority in voting power of the Shutterstock stockholders present or represented by proxy at the Shutterstock special meeting.

•        Effect of abstentions and broker non-votes:    Assuming a quorum is present, if you attend the Shutterstock special meeting in person and do not vote or if submit a proxy card on which you indicate that you “ABSTAIN” from voting, your abstention will have no effect on the adjournment proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Shutterstock special meeting, this will have no effect on the adjournment proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Shutterstock special meeting to vote “FOR” the adjournment proposal will be treated as a vote “AGAINST” the adjournment proposal.

As of April 25, 2025, the record date, Shutterstock directors and executive officers, as a group, owned and were entitled to vote 11,070,254 shares of Shutterstock common stock, or approximately 31.4% of the outstanding shares of Shutterstock common stock. Shutterstock currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this information statement and proxy statement/prospectus, although none of them are obligated to do so, other than Jonathan Oringer with respect to the merger proposal.

Concurrently with the execution of the merger agreement, Jonathan Oringer founder and executive chairman of the Shutterstock board, owns approximately 30.7% of Shutterstock common stock entitled to vote at the Shutterstock special meeting, entered into the voting and support agreement, pursuant to which, subject to certain conditions, Mr. Oringer has committed to vote in favor of the merger proposal at the special meeting, including if it is adjourned to a later date. Mr. Oringer has also agreed with Getty Images to vote his shares against alternative transaction proposals and not to sell or transfer his shares until the closing of the merger. The voting and support agreement will terminate if the merger agreement terminates. See the section titled “The Merger Agreement — The Voting and Support Agreement.”

Q:     What will happen if the non-binding compensation proposal is not approved?

A:     The non-binding compensation proposal is advisory only and not binding on Shutterstock or Getty Images, whether or not the merger is completed. The vote on the non-binding compensation proposal is separate and apart from the vote to adopt the merger agreement and approve the merger and not a condition to the completion of the merger. If the merger is completed, the compensation that is the subject of this proposal may be paid to Shutterstock’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if the Shutterstock stockholders fail to approve the compensation proposal.

Q:     Why is my vote important?

A:     If you do not vote, it will be more difficult for Shutterstock to obtain the necessary quorum to hold the Shutterstock special meeting and to receive the vote necessary to complete the merger. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority in voting power of all issued and outstanding shares of Shutterstock common stock entitled to vote on the proposal. The approval of the non-binding compensation proposal and the adjournment proposal are not required in order to complete the merger. Only Shutterstock stockholders as of the close of business on April 25, 2025 (the “record date”) are entitled to vote at the Shutterstock special meeting. The Shutterstock board unanimously recommends that the Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal. In addition, your failure to submit a proxy or vote at the Shutterstock special meeting, failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal.

Q:     If my shares of Shutterstock common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:     No. Your bank or broker cannot vote your shares of Shutterstock common stock without instructions from you. If your shares of Shutterstock common stock are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares of Shutterstock common stock held in street name by returning a proxy card directly to Shutterstock, or by voting over the Internet or by telephone, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Your bank, broker or other nominee is obligated to provide you with a voting instruction form for you to use. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares of Shutterstock common stock should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Shutterstock special meeting are non-routine matters under applicable stock market exchange rules for which brokers do not have discretionary authority to vote, and therefore it is not expected that there will be any broker non-votes at the Shutterstock special meeting. Further, brokers, banks or other nominees who hold shares of Shutterstock common stock on behalf of their customers may not give a proxy to Shutterstock to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have (i) the same effect as a vote “AGAINST” the merger proposal and (ii) assuming a quorum is present at the Shutterstock special meeting, no effect on the non-binding compensation proposal and adjournment proposal.

Q:     Can I attend the Shutterstock special meeting and vote my shares via the Internet?

A:     Yes. The special meeting will be entirely online. You will not be able to attend the meeting in person. In order to listen to and participate in the special meeting, visit www.virtualshareholdermeeting.com/SSTK2025SM and follow the posted instructions. The webcast will start at 10:00 a.m. Eastern Time on June 10, 2025.

All Shutterstock stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend (via the Internet) the Shutterstock special meeting. Whether or not you plan to attend (via the Internet) the Shutterstock special meeting, we urge you to vote by proxy over the Internet to ensure your vote is counted. Even if you have submitted a proxy before the Shutterstock special meeting, holders of record of Shutterstock common stock may still attend the Shutterstock special meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

Q:     Can I change my vote or revoke my proxy?

A:     Yes. You may change your vote at any time prior to the taking of the vote at the special meeting. If you are a stockholder of record, you may change your vote and grant a new proxy bearing a later date by:

•        signing and returning a new proxy card with a later date;

•        submitting a later-dated vote by telephone or via the Internet (only your last telephone or Internet vote will be counted) by 11:59 p.m. Eastern Time on June 9, 2025;

•        participating in the special meeting and voting again by telephone or via the Internet; or

•        sending a written notice of revocation to the exchange agent or by withdrawing your stock certificates (if applicable) previously deposited with the exchange agent prior to the special meeting.

•        if you hold your shares of Shutterstock common stock in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:     What should I do if I receive more than one set of voting materials?

A:     If you receive more than one set of materials, your shares of Shutterstock common stock are registered in more than one name or are registered in different accounts. In order to vote all the shares of Shutterstock common stock you own, you must follow the instructions for voting on each proxy card that you receive by mail or email, which include instructions for voting over the Internet, by telephone or by signing, dating and returning each proxy card.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Shutterstock will pay for the proxy solicitation costs related to the special meeting. Shutterstock has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. Shutterstock estimates that it will pay D.F. King & Co., Inc. a fee of approximately $20,000, plus reasonable out-of-pocket expenses. Upon request, Shutterstock will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward the special meeting proxy materials to beneficial owners in accordance with applicable rules In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by Shutterstock’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:     Will Shutterstock be required to submit the merger proposal to its stockholders even if the Shutterstock board has withdrawn, modified, or qualified its recommendation?

A:     Yes. Unless the merger agreement is terminated before the Shutterstock special meeting, the merger agreement requires Shutterstock to submit the merger proposal to its stockholders even if the Shutterstock board has withdrawn, modified or qualified its recommendation that Shutterstock stockholders adopt the merger agreement or vote “FOR” the merger proposal.

Q:     Who will tabulate and certify the vote?

A:     Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast at the Shutterstock special meeting, and representatives of Broadridge Financial Solutions, Inc. will act as the Independent Inspector of Election.

Q:     Where can I find the voting results of the Shutterstock special meeting?

A:     The preliminary voting results will be announced at the Shutterstock special meeting. In addition, within four business days following certification of the final voting results, Shutterstock intends to file the final voting results with the SEC on a Current Report on Form 8-K.

For Both Getty Images Stockholders and Shutterstock Stockholders

Q:     Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?

A:     Yes. You should read and carefully consider the risks set forth in the section titled “Risk Factors” beginning on page 16. You should also read and carefully consider the risks related to Getty Images and Shutterstock contained in the documents that are incorporated by reference into this information statement and proxy statement/prospectus.

Q:     Are Shutterstock or Getty Images stockholders entitled to appraisal rights?

A:     Holders of Shutterstock common stock who hold their shares through the effective time and do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Shutterstock common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of Shutterstock common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Shutterstock stockholders would otherwise be entitled to receive under the terms of the merger agreement. Shutterstock stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Shutterstock common stock who wish to preserve any appraisal rights they may have, must so advise Shutterstock by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must not vote in favor of the merger proposal and otherwise follow fully the procedures prescribed by Section 262 of the DGCL. For further information, see “The Merger — Appraisal Rights in the Merger.”

Pursuant to Section 262 of the DGCL, Getty Images stockholders are not entitled to appraisal rights in connection with the Getty Images stock issuance.

Q:     When do you expect to complete the merger?

A:     Getty Images and Shutterstock expect to complete the merger in the second half of 2025. However, neither Getty Images nor Shutterstock can assure you of if or when the merger will be completed. Getty Images and Shutterstock must obtain the approval of the merger proposal by the Shutterstock stockholders at the Shutterstock special meeting as well as necessary regulatory approvals, the extension or refinancing of Getty Images’ existing debt obligations in addition to satisfying certain other closing conditions. For further information, see “Risk Factors — Risks Related to the Merger”, “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Completion of the Merger,” beginning on pages 18, 89 and 120 of this information statement and proxy statement/prospectus.

The closing conditions can be waived by the applicable parties to the extent permitted by applicable law, but no party is required to waive any closing conditions. If the parties were to waive any closing conditions, such waiver may have an adverse effect on Shutterstock and Getty Images and their respective stockholders. For a summary of the potential risks relating to the merger, see the section titled “Risk Factors — Risks Relating to the Merger” beginning on page 18.

Q:     What happens if the merger is not completed?

A:     If the merger is not completed, Shutterstock stockholders will not receive any merger consideration for their shares of Shutterstock common stock in connection with the merger. Instead, Shutterstock will remain an independent, public company and Shutterstock common stock will continue to be listed and traded on the NYSE.

The merger agreement may be terminated upon the mutual consent of Getty Images and Shutterstock. In addition, either Getty Images or Shutterstock may terminate the merger agreement in certain circumstances, including if (i) the merger is not completed by January 6, 2026, subject to successive automatic extensions until as late as October 6, 2026 in accordance with the terms of the merger agreement, (ii) certain governmental entities have issued a final and non-appealable governmental order or enacted a law prohibiting the merger or making the closing of the merger illegal, (iii) the Shutterstock stockholders do not approve the merger proposal agreement, or (iv) the other party is in breach of the merger agreement in a manner that would result in a failure of an applicable closing condition (subject to the applicable cure period set forth in the merger agreement).

In addition, Getty Images may terminate the merger agreement if, prior to approval of the merger proposal, the Shutterstock board makes an adverse recommendation change.

In addition, Shutterstock may terminate the merger agreement (i) if, prior to approval of the merger proposal, Shutterstock receives a superior proposal and, substantially concurrently with the termination of the merger agreement, enters into a definitive agreement in respect of such superior proposal and pays the termination fee described below to Getty Images or (ii) if Getty Images does not complete a refinancing or extension of the maturity date of certain Getty Images indebtedness or obtain the financing necessary to fund the cash portion of the merger consideration and other amounts due at closing (the “financing termination right”).

See “The Merger Agreement — Termination of the Merger Agreement” for a complete discussion of the circumference under which the parties can terminate the merger agreement.

If the merger agreement is terminated under certain specified circumstances, including in connection with Shutterstock’s entry into a superior proposal or following Getty Images’ termination in response to an adverse recommendation change by the Shutterstock board, Shutterstock will be required to pay Getty Images a termination fee in the amount of $32.7 million.

If the merger agreement is terminated (i) by Getty Images will be required to pay Shutterstock a termination fee in the amount of $32.7 million under certain specified circumstances if Getty Images enters into a superior proposal within twelve (12) months of termination that is thereafter consummated and (ii) by Shutterstock pursuant to the financing termination right, Getty Images will be required to pay Shutterstock a termination fee in the amount of $40.0 million. In no event will Getty Images be required to pay both termination fees.

See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee or expense reimbursement amount will be required to be paid.

Q:     Whom should I contact with questions?

A:     Getty Images stockholders:    If you have any questions concerning the merger or this information statement and proxy statement/prospectus, or would like additional copies of this information statement and proxy statement/prospectus, please contact Getty Images’ Investor Relations department at 605 5th Ave S. Suite 400, Seattle, WA 98104, Attention: Investor Relations or via email at investorrelations@gettyimages.com.

Shutterstock stockholders:    If you have any questions concerning the merger or this information statement and proxy statement/prospectus, would like additional copies of this information statement and proxy statement/prospectus, or need help voting your shares of Shutterstock common stock, please contact Corporate Secretary at Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118, or Shutterstock’s proxy solicitor, D.F. King & Co., Inc., toll-free at (1-888-605-1956) or via email at SSTK@dfking.com.

Q:     How can I find more information about Shutterstock and Getty Images?

A:     You can find more information about Shutterstock and Getty Images from various sources described in the section titled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this information statement and proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this information statement and proxy statement/prospectus, including its annexes carefully and in its entirety and the other documents to which we refer in order to fully understand the merger before you decide how to vote with respect to the proposals to be considered and voted on at the Shutterstock special meeting. In addition, Getty Images and Shutterstock incorporate by reference important business and financial information about Getty Images and Shutterstock into this information statement and proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement and proxy statement/prospectus.

Information about the Companies (page 31)

Getty Images Holdings, Inc.

Getty Images Holdings, Inc.

605 5th Ave S. Suite 400

Seattle, WA 98104

(206) 925-5000

Getty Images Holdings, Inc. is a Delaware corporation headquartered in Seattle, Washington and is the parent company of Getty Images, Inc.

Getty Images, Inc. is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with over 583,000 content creators and more than 350 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end-to-end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

Getty Images common stock is traded on the NYSE under the symbol “GETY.”

Shutterstock, Inc.

Shutterstock, Inc.

350 Fifth Avenue, 20th Floor

New York, NY 10118

(646) 710-3417

Shutterstock, Inc. (“Shutterstock”) is a leading global creative platform connecting brands and businesses to high quality content. Shutterstock’s platform brings together users and contributors of content by providing readily-searchable content that its customers pay to license and by compensating contributors as their content is licensed. Contributors upload their content to Shutterstock’s web properties in exchange for royalty payments based on customer download activity. Beyond content, customers also leverage Shutterstock’s platform to assist with the entire creative process from ideation through creative execution. Digital content licensed to Shutterstock’s customers for their creative needs includes images, footage, music, and 3D models. Shutterstock’s content revenues represent the majority of its business and are supported by its searchable creative platform and driven by its large contributor network.

In addition, Shutterstock’s customers have needs that are beyond traditional content license products and services. These include (i) licenses to metadata associated with images, footage, music tracks and 3D models, (ii) distribution and advertising services from Shutterstock’s Giphy business, which consists of GIFs (graphics interchange format visuals) that serve as a critical ingredient in text- and message- based conversations and in contextual advertising settings, (iii) specialized solutions for high-quality content matched with production tools and services through Shutterstock Studios and (iv) other tailored white-glove services.

Shutterstock common stock is traded on the NYSE under the symbol “SSTK.”

Grammy HoldCo, Inc.

Grammy HoldCo, Inc.

c/o Shutterstock, Inc.
350 Fifth Avenue, 20th Floor

New York, NY 10118

(646) 710-3417

Grammy HoldCo, Inc., a Delaware corporation (“HoldCo”), is a wholly owned subsidiary of Shutterstock. HoldCo is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. HoldCo has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub One, Inc.

Grammy Merger Sub One, Inc.

c/o Shutterstock, Inc.

350 Fifth Avenue, 20th Floor

New York, NY 10118

(646) 710-3417

Grammy Merger Sub One, Inc., a Delaware corporation (“Merger Sub 1”), is a wholly owned subsidiary of Shutterstock. Merger Sub 1 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 1 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub 2, Inc.

Grammy Merger Sub 2, Inc.
c/o Getty Images Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
(206) 925-5000

Grammy Merger Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), is a wholly owned subsidiary of Getty Images. Merger Sub 2 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 2 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub 3, LLC

Grammy Merger Sub 3, LLC

c/o Getty Images Holdings, Inc.

605 5th Ave S. Suite 400

Seattle, WA 98104

(206) 925-5000

Grammy Merger Sub 3, LLC, a Delaware limited liability company (“Merger Sub 3”), is a wholly owned subsidiary of Getty Images. Merger Sub 3 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 3 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

The Merger (page 40)

Pursuant to the terms of the merger agreement that are described in this information statement and proxy statement/prospectus and attached as Annex A, Shutterstock will be acquired by Getty Images. We encourage you to carefully read in its entirety the merger agreement, which is the principal document governing the merger.

The merger agreement provides that (i) Merger Sub 1 will be merged with and into Shutterstock with Shutterstock surviving such merger as a wholly owned subsidiary of HoldCo, immediately followed by a conversion of Shutterstock into a Delaware limited liability company, (ii) Merger Sub 2 will be merged with and into Holdco with HoldCo surviving the second merger as a wholly owned subsidiary of Getty Images and (iii) Holdco will merge with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Getty Images.

Upon the completion of the merger, each share of Shutterstock common stock outstanding (other than shares held by a holder who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Shutterstock, Getty Images Merger Sub 2 or Merger Sub 3) will be converted into the right to receive the merger consideration.

You should consider all the information contained in or incorporated by reference into this information statement and proxy statement/prospectus in deciding how to vote for the proposals presented in the information statement and proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors,” beginning on page 16 of this information statement and proxy statement/prospectus.

Getty Images’ Reasons for the Merger (page 54)

The Getty Images board has unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the merger, (ii) determined that it is advisable for Getty Images to enter into the merger agreement, and (iii) approved the execution and delivery by Getty Images of the merger agreement, the performance by Getty Images of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the merger upon the terms and subject to the conditions contained in the merger agreement, including the issuance of the Getty Images common stock in connection with the merger. The Getty Images written consent was obtained on January 7, 2025, following the execution of the merger agreement. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger. For the factors considered by the Getty Images’ board in reaching its decision to adopt the merger agreement, see “The Merger — Getty Images’ Reasons for the Merger,” beginning on page 54 of this information statement and proxy statement/prospectus.

Shutterstock’s Reasons for the Merger; Recommendation of the Shutterstock Board (page 67)

The Shutterstock board has unanimously (i) approved the terms of the merger agreement and the merger contemplated thereby, (ii) determined that it is advisable to enter into the merger agreement, and (iii) approved the execution and delivery by Shutterstock of the merger agreement, the performance by Shutterstock of its covenants and agreements contained therein and the consummation of the transactions upon the terms and subject to the conditions contained in the merger agreement. The Shutterstock board unanimously recommends that the Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, including to solicit additional votes for approval of the merger proposal. For the factors considered by the Shutterstock board in reaching its decision to approve the merger agreement, see “The Merger — Shutterstock’s Reasons for the Merger; Recommendation of the Shutterstock Board” beginning on page 67 of this information statement and proxy statement/prospectus.

Opinion of J.P. Morgan Securities LLC (page 62 and Annex C)

At the meeting of the Getty Images board on January 6, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Getty Images board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images. J.P. Morgan confirmed its January 6, 2025 oral opinion by delivering its written opinion, dated January 6, 2025, to the Getty Images board that, as of such date, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images.

The full text of the written opinion of J.P. Morgan, dated January 6, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this information statement and proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Getty Images stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Getty Images board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, and was limited to the fairness, from a financial point of view, of the aggregate consideration to be paid by Getty Images in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Getty Images or as to the underlying decision by Getty Images to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any Getty Images stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter.

For a description of the opinion that the Getty Images board received from J.P. Morgan, see the section entitled “The Merger — Opinion of J.P. Morgan Securities LLC” beginning on page 62 of this information statement and proxy statement/prospectus.

Opinion of Allen & Company LLC (page 72 and Annex D)

Shutterstock has engaged Allen & Company LLC, referred to as Allen & Company, as a financial advisor to Shutterstock in connection with the merger. In connection with this engagement, Shutterstock requested that Allen & Company render an opinion to the Shutterstock board regarding the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement. On January 6, 2025, at a meeting of the Shutterstock board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated January 6, 2025, to the Shutterstock board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Shutterstock common stock (other than, to the extent applicable, Getty Images, Merger Sub 2 and Merger Sub 3 and their respective affiliates).

The full text of Allen & Company’s written opinion, dated January 6, 2025, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this information statement and proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Shutterstock board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Shutterstock (or the Shutterstock board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Shutterstock to engage in the merger, including in comparison to other strategies or transactions that might be available to Shutterstock or which Shutterstock might engage in or consider. Allen & Company’s opinion did not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise.

For more information, see the section entitled “The Merger — Opinion of Allen & Company LLC” beginning on page 72 of this information statement and proxy statement/prospectus.

Merger Consideration (page 92)

If the merger is completed, Shutterstock stockholders will receive aggregate consideration of (i) an amount in cash equal to the product of $9.50 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the second merger (including in respect of vested Shutterstock restricted stock units and performance stock units); and (ii) a number of shares of Getty Images common stock equal to the product of 9.17 and the number of shares of Shutterstock common stock outstanding immediately prior to the effective time (including in respect of vested Shutterstock restricted stock units and performance stock units). Getty Images stockholders will not receive any merger consideration and will continue to hold the shares of Getty Images common stock that they currently hold.

Each holder of shares of Shutterstock common stock will be entitled to elect to receive, subject to proration, for each share of Shutterstock common stock held by such holder: (i) cash consideration of $9.50 and 9.17 shares of Getty Images Common Stock (a “mixed election”); (ii) cash consideration of $28.8487 (a “cash election”); or (iii) 13.67237 shares of Getty Images common stock (a “stock election”). If no election is made by a holder, each of such holder’s shares of Shutterstock common stock will be treated as having made a mixed election. Each of the total cash amount and the total stock amount will be fixed as of immediately prior to the effective time. Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed. No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders who would otherwise be entitled to a fraction of a share of Getty Images common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded down to the nearest whole cent), without interest, representing such Shutterstock stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such Shutterstock stockholders, of the fractional shares of Getty Images Common Stock that would otherwise be issued to such Shutterstock stockholders in connection with the merger.

For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 92 of this information statement and proxy statement/prospectus.

Treatment of Shutterstock Equity Awards (page 94)

Prior to the effective time of the first merger (the “initial effective time”), each of Shutterstock and HoldCo will take all actions as may be necessary so that at the initial effective time, each Shutterstock RSU award, Shutterstock PSU award, and Shutterstock option (collectively, the “Shutterstock equity awards”) will automatically be converted into an equity award covering that number of shares of HoldCo common stock equal to the number of shares of Shutterstock common stock subject to such Shutterstock equity award. All terms and conditions applicable to the Shutterstock equity awards immediately prior to the initial effective time will, except as provided in the immediately preceding sentence, remain in effect immediately after the initial effective time. HoldCo will remain subject to the obligations of Shutterstock with respect to all Shutterstock equity awards immediately after the initial effective time.

At the effective time, (i) each Shutterstock RSU award that is vested and outstanding as of immediately prior to the effective time or, pursuant to its terms in effect as of the date of the merger agreement, would become vested as of the effective time, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration (as if the holders of such Shutterstock RSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions, and (ii) each Shutterstock PSU award that is vested and outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration (as if the holders of such Shutterstock PSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions.

At the effective time, each outstanding and unexercised option to purchase shares of Shutterstock common stock (a “Shutterstock option” and together with Shutterstock RSU awards and Shutterstock PSU awards, the “Shutterstock equity awards”) will be assumed by Getty Images and converted into an option to acquire shares of Getty Images common stock (a “converted Getty Images option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each Shutterstock option immediately prior to the effective time, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, subject to the converted Getty Images option will be equal to the product of (A) the number of shares of Shutterstock common stock subject to the Shutterstock option immediately prior to the effective time multiplied by (B) the equity award exchange ratio (as defined below) and (ii) the per share exercise price of the converted Getty Images option, rounded up to the nearest whole cent, will be equal to the quotient of (A) the exercise price per share of Shutterstock common stock at which the Shutterstock option was exercisable immediately prior to the effective time, divided by (B) the equity award exchange ratio, which means the sum of (1) the mixed election exchange ratio and (2) the quotient of the mixed election per share cash consideration divided by the 10-day average closing stock price of Getty Images common stock for the period ending two business days prior to the closing as quoted on NYSE.

With respect to each Shutterstock RSU award and Shutterstock PSU award that is outstanding immediately prior to the effective time and that is not converted into a right to receive the merger consideration, at the effective time, such Shutterstock RSU award and Shutterstock PSU award will be assumed by Getty Images and converted into a time-based award (a “converted RSU award” or “converted PSU award” as applicable) in respect of (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by the mixed election per share consideration and (ii) that number of shares of Getty Images common stock rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of (A) the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award as of immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by (B) the mixed election exchange ratio. Each converted RSU award and converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time, except converted PSU awards will only be subject to the time-based vesting through the applicable vesting date of the Shutterstock PSU award (which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement).

At the effective time, Getty Images will assume all the obligations of Shutterstock under the Shutterstock equity incentive plans, and the number and kind of shares available for issuance under the Shutterstock equity incentive plans will be adjusted to reflect shares of Getty Images Common Stock in accordance with the provisions of the Shutterstock equity incentive plans.

For further information, see “The Merger Agreement — Treatment of Shutterstock Equity Awards,” beginning on page 94 of this information statement and proxy statement/prospectus.

Shutterstock Will Hold its Special Meeting on June 10, 2025 (page 33)

The Shutterstock special meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SSTK2025SM, on June 10, 2025, at 10:00 a.m. Eastern Time, unless postponed to a later date. You will need the control number provided on your proxy card or voting instruction form in order to participate in the special meeting. At the Shutterstock special meeting, Shutterstock stockholders will be asked to consider and vote upon the following matters:

•        Proposal 1 — The Merger Proposal:    the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger Agreement” beginning on page 91 and a copy of which is attached to this information statement and proxy statement/prospectus as Annex A;

•        Proposal 2 — The Non-Binding Compensation Proposal:    the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Shutterstock that is based on or otherwise relates to the merger; and

•        Proposal 3 — The Adjournment Proposal:    the proposal to adjourn the Shutterstock special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the merger proposal.

Shutterstock has fixed the close of business on April 25, 2025 as the record date for the Shutterstock special meeting. Only Shutterstock stockholders of record at that time are entitled to notice of, and to vote at, the Shutterstock special meeting, or any adjournment or postponement of the Shutterstock special meeting.

As of the close of business on the Shutterstock record date, there were 35,253,704 shares of Shutterstock common stock issued and outstanding and entitled to vote at the Shutterstock special meeting. Each share of Shutterstock common stock entitles the holder to one vote at the Shutterstock special meeting on each proposal to be considered at the Shutterstock special meeting.

The list of Shutterstock stockholders entitled to vote at the Shutterstock special meeting will be available at the Shutterstock’s headquarters for examination by any Shutterstock stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the Shutterstock special meeting. If you would like to examine the list of Shutterstock stockholders of record, please contact Shutterstock’s Corporate Secretary at 350 Fifth Avenue, 20th Floor, New York, New York 10118 to schedule an appointment or request access. During the Shutterstock special meeting, Shutterstock stockholders will be able to examine the list of the stockholders entitled to vote at the Shutterstock special meeting by following the instructions on the live webcast. Stockholders of record will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/SSTK2025SM and entering the control number printed on your proxy card or voting instruction form that accompanied your proxy materials.

The votes required to approve each proposal at the Shutterstock special meeting are as follows:

Merger proposal:

•        Standard:    Approval of the merger proposal requires the affirmative vote of a majority in voting power of the issued and outstanding shares of Shutterstock common stock entitled to vote on the proposal.

•        Effect of abstentions and broker non-votes:    If you attend the Shutterstock special meeting in person and do not vote or if you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the merger proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Non-binding compensation proposal:

•        Standard:    Approval of the non-binding compensation proposal requires the affirmative “FOR” votes of the holders of a majority of the votes cast, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the non-binding compensation proposal.

•        Effect of abstentions and broker non-votes:    If you attend the Shutterstock special meeting in person and do not vote or if you submit a proxy card on which you indicate that you “ABSTAIN” from voting, your abstention will have no effect on the non-binding compensation proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Shutterstock special meeting, this will have no effect on the non-binding compensation proposal.

Adjournment proposal:

•        Standard:    Assuming a quorum is present, approval of the adjournment proposal requires the affirmative “FOR” votes of the holders of a majority of the votes cast, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the adjournment proposal. If a quorum is not present, the adjournment proposal requires the approval of a majority in voting power of the Shutterstock stockholders present or represented by proxy at the Shutterstock special meeting.

•        Effect of abstentions and broker non-votes:    Assuming a quorum is present, if you attend the Shutterstock special meeting in person and do not vote or if submit a proxy card on which you indicate that you “ABSTAIN” from voting, your abstention will have no effect on the adjournment proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. Assuming a quorum is present at the Shutterstock special meeting, this will have no effect on the adjournment proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Shutterstock special meeting to vote “FOR” the adjournment proposal will be treated as a vote “AGAINST” the adjournment proposal.

As of the record date, Shutterstock directors and executive officers, as a group, owned and were entitled to vote 11,070,254 shares of Shutterstock common stock, or approximately 31.4% of the outstanding shares of Shutterstock common stock. Shutterstock currently expects that these directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, although none of them are obligated to do so, other than Jonathan Oringer with respect to the merger proposal.

Concurrently with the execution of the merger agreement, Jonathan Oringer founder and executive chairman of the Shutterstock board, owns approximately 30.7% of Shutterstock common stock entitled to vote at the Shutterstock special meeting, entered into the voting and support agreement, pursuant to which, subject to certain conditions, Mr. Oringer has committed to vote in favor of the merger proposal at the special meeting, including if it is adjourned to a later date. Mr. Oringer has also agreed with Getty Images to vote his shares against alternative transaction proposals and not to sell or transfer his shares until the closing of the merger. The voting and support agreement will terminate if the merger agreement terminates. See the section titled “The Merger Agreement — The Voting and Support Agreement.”

For further information, see “The Shutterstock Special Meeting” beginning on page 33 of this information statement and proxy statement/prospectus.

U.S. Federal Income Tax Considerations (page 127)

For U.S. federal income tax purposes, the merger is intended to be treated as follows: (i) the first merger and the LLC conversion, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the second merger and the third merger, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (together with clause (i), the “intended tax treatment”). Shutterstock’s obligation to complete the merger is conditioned upon the delivery by White & Case LLP, counsel to Shutterstock (“White & Case”) (or by Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to Getty Images (“Skadden”)), of an opinion that the second merger and the third merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As discussed more fully in the section entitled “U.S. Federal Income Tax Considerations,” if the second merger, together with the third merger, qualifies for the intended tax treatment, then the U.S. federal income tax treatment of the merger to a U.S. Holder (as defined in the section titled “U.S. Federal Income Tax Considerations”) of Shutterstock common stock will generally depend on whether such holder exchanges its shares of Shutterstock common stock for solely shares of Getty Images common stock or cash, or a combination of shares of Getty Images common stock and cash:

•        U.S. Holders that exchange their shares of Shutterstock common stock solely for shares of Getty Images common stock will generally not recognize gain or loss on the exchange, except with respect to any cash received in lieu of a fractional share of Getty Images common stock.

•        U.S. Holders that exchange their shares of Shutterstock common stock solely for cash will generally recognize gain or loss on the exchange in an amount equal to the difference, if any, between the (i) amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the shares of Shutterstock common stock exchanged therefor.

•        U.S. Holders that exchange their shares of Shutterstock common stock for a combination of shares of Getty Images common stock and cash will generally recognize gain, but not loss, on the exchange. If the sum of the fair market value of the Getty Images common stock and the amount of cash received by a U.S. Holder in exchange for its shares of Shutterstock common stock exceeds the holder’s adjusted tax basis in the shares of Shutterstock common stock, such holder will generally recognize gain on the exchange in an amount equal to the lesser of (i) the amount of such excess and (ii) the amount of cash received in the exchange.

In addition, under certain circumstances discussed further in the section entitled “U.S. Federal Income Tax Considerations — Exchange for Getty Images Common Stock and Cash” beginning on page 129 of this information statement and proxy statement/prospectus, a U.S. Holder of shares of Shutterstock common stock could be treated as receiving a dividend in an amount up to the cash consideration received by that holder in the merger.

Each holder of Shutterstock common stock should read the discussion set forth in the section titled “U.S. Federal Income Tax Considerations” and should consult their tax advisor with respect to the U.S. federal, state and local and non-U.S. tax considerations of the merger to them in light of their particular circumstances.

For further information, please see the section entitled “U.S. Federal Income Tax Considerations” beginning on page 127 of this information statement and proxy statement/prospectus. All holders of Shutterstock common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger to them in light of their particular facts and circumstances.

Interests of Shutterstock’s Directors and Executive Officers in the Merger (page 80)

When considering the recommendation of the Shutterstock board with respect to the merger, you should be aware that Shutterstock’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Shutterstock stockholders generally. The Shutterstock board was aware of these interests during its deliberations on the merits of the merger and considered them, among other matters, in deciding to recommend that Shutterstock stockholders vote to adopt the merger agreement, the non-binding compensation proposal and the adjournment proposal. These interests include, among others, the following:

•        Outstanding Shutterstock equity awards held by Shutterstock’s executive officers and directors that will be converted into Getty Image equity awards, in the case of PSU awards assuming the performance-based vesting conditions are achieved. Pursuant to Shutterstock’s director compensation policy, RSU awards held by non-employee directors will fully vest upon a change in control;

•        Shutterstock’s executive officers are party to change-in-control agreements that provide for severance payments and benefits in connection with a termination of employment without cause or for good reason within a certain period of time following a change in control of Shutterstock;

•        Pursuant to the merger agreement, four directors to be designated by Shutterstock from among the directors serving on the Shutterstock board as of immediately prior to the effective time will be appointed as members of the Getty Images board, including Paul J. Hennessy;

•        Pursuant to the merger agreement, Jonathan Oringer will become entitled to certain registration rights and participate in an underwritten secondary offering of shares of Getty Images common stock acquired by Mr. Oringer as part of the merger consideration; and

•        Shutterstock’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger — Interests of Shutterstock’s Directors and Executive Officers in the Merger,” and “The Merger — Shutterstock’s Reasons for the Merger; Recommendation of the Shutterstock Board,” beginning on pages 80 and 67, respectively, of this information statement and proxy statement/prospectus.

Directors and Officers (page 96)

Prior to the effective time, Getty Images has agreed to take all actions as may be necessary to cause the number of directors constituting the Getty Images board to be 11, consisting of the Chief Executive Officer of Getty Images, six directors to be designated by Getty Images from among the directors serving on the Getty Images board as of immediately prior to the effective time and four directors to be designated by Shutterstock from among the directors serving on the Shutterstock board as of immediately prior to the effective time. The directors designated by Shutterstock will be allocated as follows on the Getty Images board: one director in Class I (to serve until Getty Images 2026 annual meeting of shareholders); one director in Class II (to serve until the Getty Images 2027 annual meeting of stockholders); and two directors in Class III (to serve until the Getty Images 2028 annual meeting of stockholders). Getty Images has agreed to nominate the director(s) designated by Shutterstock whose term is expiring at the next Getty Images’ annual meeting of stockholders following the closing for election to a subsequent term at such meeting. Paul J. Hennessy is expected to be appointed to serve as one of the members of the Getty Images board, and the other three directors to be designated by Shutterstock have not yet been determined as of the date hereof. For more information, see the section titled “The Merger Agreement — Directors and Officers” beginning on page 96.

Accounting Treatment (page 126)

The merger will be accounted for as an acquisition of Shutterstock by Getty Images under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “Accounting Treatment” beginning on page 126.

Appraisal Rights in the Merger (page 85)

If the merger is consummated and certain conditions are met, Shutterstock stockholders who continuously hold shares of Shutterstock common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Shutterstock common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger) and to receive, in lieu of the merger consideration, such fair value, together with interest to be paid on the amount determined to be fair value, if any. The amount determined to be fair value by the court will be determined as of the effective time and could be more than, the same as or less than the merger consideration for Shutterstock common stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

Due to the complexity of the appraisal process, Shutterstock stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex E carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

To exercise appraisal rights, Shutterstock stockholders must: (i) submit a written demand for appraisal to Shutterstock before the stockholder vote is taken on the proposal to adopt the merger agreement at the Shutterstock special meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; (iii) continue to hold shares of Shutterstock common stock of record through the effective time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Shutterstock unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this information statement and proxy statement/prospectus, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex E to this information statement and proxy statement/prospectus. If you hold your shares of Shutterstock common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

For more information, see “The Merger — Appraisal Rights in the Merger,” beginning on page 85 of this information statement and proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page 89)

Subject to the terms of the merger agreement, both Getty Images and Shutterstock have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include the expiration or termination of any applicable waiting period, or any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), among others. Getty Images and Shutterstock plan to file applications and notifications to obtain the required regulatory approvals.

Although neither Getty Images nor Shutterstock knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Getty Images and Shutterstock cannot be certain when or if they will be obtained. For more information, see “Risk Factors — Risks Related to the Merger” and “The Merger — Regulatory Approvals Required for the Merger,” beginning on pages 18 and 89, respectively, of this information statement and proxy statement/prospectus.

Litigation Related to the Merger (page 90)

Getty Images and Shutterstock have received several demand letters from purported Shutterstock stockholders regarding alleged disclosure deficiencies in the preliminary information statement and proxy statement/prospectus filed on March 31, 2025 with the SEC.

For further information, see “The Merger — Litigation Related to the Merger” beginning on page 90 of this information statement and proxy statement/prospectus.

Conditions to Completion of the Merger (page 120)

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver at or prior to the closing of each of the following conditions:

•        the merger agreement will have been adopted by the requisite affirmative vote of Shutterstock’s stockholders at the Shutterstock special meeting and an information statement and proxy statement/prospectus will be cleared by the SEC and mailed to the Getty Images stockholders at least 20 business days prior to closing;

•        this information statement and proxy statement/prospectus will have become effective in accordance with the provisions of the Securities Act;

•        there will have been no governmental order issued or legal action filed restraining, prohibiting, enjoining or rendering illegal the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger;

•        the waiting period applicable to the consummation of the merger under the HSR Act will have expired or been terminated and the receipt of the regulatory approvals required by law to be obtained in connection with the consummation of the merger once the transactions contemplated by the merger agreement or which the failure to obtain would be, following the merger, material to the combined company will have been obtained;

•        the absence of any order, injunction or other order or law in certain jurisdictions prohibiting the merger or making the closing of the merger illegal; and

•        the shares of Getty Images’ common stock to be issued as merger consideration shall have been authorized and approved for listing on the New York Stock Exchange.

The obligations of Getty Images, Merger Sub 2 and Merger Sub 3 to consummate the merger will be subject to the satisfaction or written waiver at or prior to the closing of each of the following conditions:

•        with specified qualifications and exceptions, the truth and correctness of Shutterstock, HoldCo and Merger Sub 1’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date;

•        Shutterstock, HoldCo and Merger Sub 1 will have performed and complied in all material respects with each of the covenants to be performed or complied with by it under the merger agreement prior to the closing;

•        since the date of the merger agreement, there will not have occurred a material adverse effect on Shutterstock; and

•        the receipt by Getty Images of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Shutterstock certifying the satisfaction of the foregoing conditions.

The obligation of Shutterstock, Holdco and Merger Sub 1 to consummate the merger will be subject to the satisfaction or written waiver at or prior to the closing of each of the following conditions:

•        with specified qualifications and exceptions, the truth and correctness of Getty Images, Merger Sub 2 and Merger Sub 3’s representations and warranties contained in the merger agreement as of the date of the merger agreement and as of the closing date;

•        Getty Images, Merger Sub 2 and Merger Sub 3 will have performed and complied in all material respects with each of the covenants to be performed or complied with by it under the merger agreement prior to the closing;

•        since the date of the merger agreement, there will not have occurred a material adverse effect on Getty Images;

•        the receipt by Shutterstock of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Getty Images certifying the satisfaction of the foregoing conditions;

•        delivery to Shutterstock of an opinion of tax counsel that the second merger and the third merger, taken together, will qualify as a “reorganization” within the meaning of section 368(a) of the Code; and

•        Getty Images having amended or otherwise refinanced its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028 (the “existing debt modifications”).

For more information, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 120 of this information statement and proxy statement/prospectus.

Termination of the Merger Agreement (page 122)

In each case described below, the merger agreement may be terminated and the merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The merger agreement may be terminated by mutual written consent of Getty Images and Shutterstock at any time prior to the effective time of the merger. In addition, the merger agreement may be terminated by either party if:

•        the merger is not completed by January 6, 2026, subject to successive automatic extensions until as late as October 6, 2026 in accordance with the terms of the merger agreement;

•        certain governmental entities have issued a final and non-appealable governmental order or enacted a law prohibiting the merger or making the closing of the merger illegal;

•        the other party is in breach of the merger agreement in a manner that would result in a failure of an applicable closing condition (subject to the applicable cure period set forth in the merger agreement); or

•        if the required Shutterstock stockholder approval is not obtained at the Shutterstock stockholder meeting or any adjournment or postponement thereof.

In addition, the merger agreement may be terminated by Shutterstock if:

•        prior to the receipt of the Shutterstock stockholder approval of the merger, Shutterstock receives a superior proposal and substantially concurrently with the termination of the Merger Agreement, enters into a definitive agreement in respect of such superior proposal and pays a termination fee (as further described below); or

•        within three (3) business days after the expiration of a fifteen (15) business day marketing period, which begins after all conditions to closing (other than the condition related to the existing debt modifications described above) have been satisfied or waived, or would be satisfied or waived at closing if by their nature are to be satisfied at closing, and at which time (i) Getty Images has not obtained each of the existing debt modifications or (ii) Getty Images has not obtained the applicable financing necessary to fund the cash merger consideration and other amounts due at closing on the Closing Date (the “financing termination right”). The financing termination right is not available to Shutterstock if (x) Shutterstock is in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement and such material breach has been the primary cause of any financing or the existing debt modifications not being obtained or (y) Shutterstock is in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that would result in the failure of a condition to closing being satisfied unless and until, in the case of clause (y), such breach is cured.

In addition, the merger agreement may be terminated by Getty Images if:

•        prior to the receipt of Shutterstock’s stockholder approval, Shutterstock’s board makes an adverse recommendation change.

For more information, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 122 of this information statement and proxy statement/prospectus.

Transaction Expenses and Termination Fee (page 123)

Except for (i) the expenses incurred in connection with the SEC filing fee for the Form S-4 and printing and mailing this information statement and proxy statement/prospectus (which fees and expenses will be borne equally by Getty Images and Shutterstock) and (ii) all filing fees incurred in connection with any filing made pursuant to any regulatory law (which fees will be borne solely by Getty Images), all costs and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement shall be paid by the party incurring or required to incur such expenses, whether or not the merger is consummated.

If the merger agreement is terminated under certain specified circumstances, including in connection with Shutterstock’s entry into a superior proposal or following Getty Images’ termination in response to an adverse recommendation change by the Shutterstock board, Shutterstock will be required to pay Getty Images a termination fee in the amount of $32.7 million.

If the merger agreement is terminated, Shutterstock will be required to pay Getty Images a termination fee in the amount of $32.7 million under certain specified circumstances, including (i) in connection with Shutterstock’s entry into a superior proposal, (ii) if the merger agreement is terminated under certain specified circumstances and Shutterstock enters into a superior proposal within twelve (12) months of termination that is thereafter consummated, or (iii) following Getty Images’ termination in response to an adverse recommendation change by the Shutterstock board. If the merger agreement is terminated, Getty Images will be required to pay Shutterstock a termination fee under certain specified circumstances, including (A) if the merger agreement is terminated under certain specified circumstances and Getty Images enters into a superior proposal within twelve (12) months of termination that is thereafter consummated, then Getty Images will be required to pay Shutterstock a termination fee in the amount of $32.7 million and (B) pursuant to the financing termination right, Getty Images will be required to pay Shutterstock a termination fee in the amount of $40.0 million. In no event will Getty Images be required to pay multiple termination fees.

For more information, see “The Merger Agreement — Transaction Expenses and Termination Fee” beginning on page 123 of this information statement and proxy statement/prospectus.

Comparison of Getty Images Stockholders’ and Shutterstock Stockholders’ Rights (page 169)

As a result of the merger, Shutterstock stockholders will receive shares of Getty Images common stock and will become stockholders of Getty Images. Following the merger, Shutterstock stockholders will have different rights as stockholders of Getty Images than as stockholders of Shutterstock due to the different provisions of the governing documents of Shutterstock and Getty Images.

For more information, see “Description of Capital Stock of Getty Images,” beginning on page 164 of this information statement and proxy statement/prospectus for a description of Getty Images’ common stock and see “Comparison of Getty Images Stockholders’ and Shutterstock Stockholders’ Rights,” beginning on page 169 of this information statement and proxy statement/prospectus for a description of the material differences in stockholders’ rights under each of the Getty Images and Shutterstock governing documents.

Voting and Support Agreement (page 120 and Annex B)

Concurrently with the execution of the merger agreement, Jonathan Oringer founder and executive chairman of the Shutterstock board, owns approximately 30.7% of Shutterstock common stock entitled to vote at the Shutterstock special meeting, entered into the voting and support agreement, pursuant to which, subject to certain conditions, Mr. Oringer has committed to vote in favor of the merger proposal at the special meeting, including if it is adjourned to a later date. Mr. Oringer has also agreed with Getty Images to vote his shares against alternative transaction proposals and not to sell or transfer his shares until the closing of the merger. The voting and support agreement will terminate if the merger agreement terminates. See the section titled “The Merger Agreement — The Voting and Support Agreement.”

Comparative Per Share Market Price and Dividend Information (page 159)

The following table sets forth the closing sale price per share of Getty Images common stock reported on NYSE and Shutterstock common stock reported on the NYSE as of (1) January 6, 2025, the last trading day before the public announcement of the execution of the merger agreement and (2) April 25, 2025, the latest practicable trading date before the date of this information statement and proxy statement/prospectus. This table also shows the estimated implied value of the per share stock consideration payable for each share of Shutterstock common stock. This implied value was calculated based upon the mixed consideration by multiplying the closing prices per share of Getty Images common stock on those dates by the exchange ratio of 9.17 and adding the per share cash consideration of $9.50 per share of Shutterstock common stock, without interest.

The value of the merger consideration to be received in exchange for each share of Shutterstock common stock will fluctuate with the market value of Getty Images common stock until the merger is complete.

	Closing Price of Getty Images common stock	Closing Price of Shutterstock common stock	Implied Value of One Share of Shutterstock Common Stock (mixed election)
January 6, 2025	$2.57	$30.05	$33.07
April 25, 2025	$1.96	$17.00	$27.47

Risk Factors (page 16)

You should consider all the information contained in this information statement and proxy statement/prospectus (including the annexes hereto) and the information incorporated by reference into this information statement and proxy statement/prospectus in deciding how to vote for the proposals presented in the information statement and proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 16.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this information statement and proxy statement/prospectus, including statements concerning Getty Images, Shutterstock, the merger and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, are forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, financings or otherwise, based on current beliefs and involve numerous risks and uncertainties, many of which are beyond the control of Getty Images and Shutterstock, that could cause actual results to differ materially from expectations. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur or the timing thereof. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “could,” “might,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” “anticipates,” “designed,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology, but not all forward-looking statements include such identifying words. The forward-looking statements in this information statement and proxy statement/prospectus relate to, among other things, obtaining applicable regulatory and stockholder approvals on a timely basis or otherwise, satisfying other closing conditions to the proposed transaction, on a timely basis or otherwise, the expected tax treatment of the transaction, the expected timing of the transaction, and the integration of the businesses and the expected benefits, cost savings, accretion, synergies and growth to result therefrom. Important factors that could cause actual results to differ materially from such forward-looking statements include, among other things: failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; interloper risk; failure to satisfy other closing conditions to the transaction or to complete the transaction on anticipated terms and timing (or at all); negative effects of the announcement of the transaction on the ability of Shutterstock or Getty Images to retain and hire key personnel and maintain relationships with customers, suppliers and others who Shutterstock or Getty Images does business, or on Shutterstock or Getty Images’ operating results and business generally; risks that the businesses will not be integrated successfully or that the combined company will not realize expected benefits, cost savings, accretion, synergies and/or growth, as expected (or at all), or that such benefits may take longer to realize or may be more costly to achieve than expected; the risk that disruptions from the transaction will harm business plans and operations; risks relating to unanticipated costs of integration; significant transaction and/or integration costs, or difficulties in connection with the transaction and/or unknown or inestimable liabilities; restrictions during the pendency of the transaction that may impact the ability to pursue certain business opportunities or strategic transactions; potential litigation associated with the transaction; the potential impact of the announcement or consummation of the transaction on Getty Images’, Shutterstock’s or the combined company’s relationships with suppliers, customers, employers and regulators; demand for the combined company’s products; potential changes in the Getty Images stock price that could negatively impact the value of the consideration offered to the Shutterstock stockholders; the occurrence of any event that could give rise to the termination of the proposed transaction; and Getty Images’ ability to complete any refinancing of its debt or new debt financing on a timely basis, on favorable terms or at all; and other risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 16 and as set forth from time to time under the sections captioned “Risk Factors” in Getty Images’ and Shutterstock’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and any Quarterly Reports on Form 10-Q. Getty Images and Shutterstock undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the merger or other matters addressed in this information statement and proxy statement/prospectus and attributable to Getty Images, Shutterstock, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this information statement and proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this information statement and proxy statement/prospectus, including, among others, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” Shutterstock stockholders should be carefully consider the following risks before deciding whether to vote in favor of the with the merger proposal and the other proposals described in this information statement and proxy statement/prospectus. You should also read and consider the risks associated with each of the businesses of Getty Images and Shutterstock, which can be found under Part I, Item 1A. “Risk Factors” in each of Getty Images’ and Shutterstock’s Annual Report on Form 10-K for the year ended December 31, 2024, together with any updated or supplemented risk factors and other information that may be contained in each of Getty Images’ and Shutterstock’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in each case, incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Summary Risk Factors

The following is a summary of some of the principal (i) risks related to the merger, (ii) risks related to ownership of Getty Images common stock and (iii) risks related to the combined company following the merger.

•        Risks Related to the Merger

•        The pendency of the proposed merger may cause disruption in Getty Images’ and Shutterstock’s businesses.

•        Getty Images and Shutterstock are subject to certain restrictive interim operating covenants during the pendency of the merger.

•        Completion of the merger is subject to certain conditions contained in the merger agreement, and if these conditions are not satisfied or waived, the merger will not be completed.

•        The merger agreement contains provisions that could discourage a potential competing acquirer of either Shutterstock or Getty Images.

•        Completion of the merger is subject to the expiration of applicable waiting periods and the receipt of certain regulatory approvals.

•        The merger may divert the attention of Getty Images’ and Shutterstock’s management and could disrupt respective ongoing business operations of Getty Images and Shutterstock.

•        Legal proceedings against Getty Images or Shutterstock could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

•        Completion of the merger may trigger change in control or other provisions in certain agreements to which Shutterstock is a party, which may have an adverse impact on Getty Images’ business and results of operations after the merger.

•        Shutterstock may waive one or more of the closing conditions without re-soliciting stockholder approval.

•        Failure to complete the merger in a timely manner or at all could negatively impact the market price of Getty Images’ and Shutterstock’s common stock, as well as Getty Images’ and Shutterstock’s respective future businesses and financial conditions.

•        Getty Images did not have committed financing sufficient to complete the merger as of the date of the merger agreement.

•        Shutterstock has no consent right as to the terms of the new debt financing or existing debt modifications Getty Images expects to obtain in connection with the merger, and such terms may be unfavorable to Getty Images and the combined company.

•        If the second merger and the third merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, Getty Images and Shutterstock stockholders may be required to pay substantial U.S. federal income taxes.

•        Risks Relating to Ownership of Getty Images Common Stock

•        Because the exchange ratio is fixed and the market price of Getty Images common stock may fluctuate, Shutterstock stockholders cannot be sure of the market value of the stock consideration they will receive in connection with the merger.

•        Shutterstock stockholders may not receive all consideration in the form they elect, and the form of consideration that they receive may have a lower value than the form of consideration that they elect to receive.

•        The market price of Getty Images common stock may be volatile and will continue to fluctuate after the merger.

•        The value of Getty Images’ common stock may be materially adversely affected by additional issuances of common stock by Getty Images or sales by Getty Images’ principal stockholders.

•        The market price of Getty Images common stock after the merger is completed may be affected by factors different from those affecting shares of Shutterstock common stock before the merger is completed.

•        The merger may not be accretive and may cause dilution to Getty Images’ earnings per share, which may negatively affect the market price of Getty Images common stock.

•        Shutterstock stockholders will have a reduced ownership and voting interest in Getty Images as compared to their ownership and voting interest in Shutterstock and will exercise less influence over management.

•        The shares of Getty Images common stock to be received by Shutterstock stockholders as a result of the merger will have different rights from the shares of Shutterstock common stock.

•        Shutterstock stockholders will be forfeiting all rights with respect to their shares of Shutterstock common stock other than the right to receive the merger consideration.

•        Shutterstock directors and officers have interests in the transaction that differ from, or are in addition to, the interests of Shutterstock stockholders generally.

•        Risks Relating to the Combined Company Following the Merger

•        Getty Images may be unable to successfully integrate Shutterstock’s operations and may not realize the anticipated benefits of the merger.

•        The future results of the combined company will suffer if it does not effectively manage its expanded operations following the merger.

•        The combined company is expected to incur substantial expenses related to the merger and the integration of Getty Images and Shutterstock.

•        Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Getty Images and Shutterstock.

•        The unaudited pro forma condensed combined financial information included in this information statement and proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations after the merger.

•        The prospective financial information relating to Getty Images and Shutterstock in connection with the merger are based on various financial assumptions, estimates, projections and synergies that are inherently subject to substantial uncertainty and may not be realized.

•        The opinions obtained by Getty Images’ board and Shutterstock’s board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

•        Following the closing, the combined company will be bound by all of the obligations and liabilities of both Getty Images and Shutterstock.

•        Getty Images will incur new indebtedness in connection with the merger, and the combined company’s substantial indebtedness could have a negative impact on its financing options and liquidity position, which could adversely affect its financial health and ability to execute its business strategy. Such new indebtedness may be incurred on unfavorable terms, which may adversely affect the results of operations and financial condition of the combined company.

•        Changes in legislation, regulation and government policy may have a material adverse effect on the combined company’s business.

•        Concentration of ownership among the combined company’s principal stockholders may limit other stockholders’ ability to influence corporate matters.

Risks Related to the Merger

The pendency of the proposed merger may cause disruption in Getty Images’ and Shutterstock’s businesses.

Uncertainty about the effect of the merger on Getty Images’ and Shutterstock’s stockholders, employees, suppliers, service providers and other third parties may have an adverse effect on Getty Images and Shutterstock. The pendency of the proposed merger could cause disruptions to Getty Images’ and Shutterstock’s businesses or business relationships, which could have an adverse impact on Getty Images’ and Shutterstock’s results of operations and financial conditions. The adverse effects of the pendency of the merger could be exacerbated by any undue delays in completion of the merger or termination of the merger agreement.

Current and prospective employees of Getty Images and Shutterstock may experience uncertainty about their roles within the combined company, which may have an adverse effect on the ability of each of Getty Images and Shutterstock to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Getty Images and Shutterstock to the same extent that Getty Images and Shutterstock have previously been able to attract or retain their own employees.

Parties with which Getty Images or Shutterstock have business relationships, including customers, employees, third-party content suppliers and licensors, third-party service providers and third-party distribution channels, may be uncertain as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with Getty Images or Shutterstock. Parties with whom Getty Images or Shutterstock otherwise may have sought to establish business relationships may seek alternative relationships with third parties.

Getty Images and Shutterstock have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the merger. Getty Images and Shutterstock may also incur unanticipated costs in connection with Shutterstock’s integration with Getty Images’ business. The substantial majority of these costs will be non-recurring expenses relating to the merger, and many of these costs are payable regardless of whether or not the merger is consummated. Getty Images and Shutterstock could be subject to litigation related to the proposed merger, which could prevent or delay the consummation of the merger and result in significant costs and expenses.

Getty Images and Shutterstock are subject to certain restrictive interim operating covenants during the pendency of the merger.

The merger agreement restricts Getty Images and Shutterstock from taking specified actions without the other party’s prior written consent until the merger is completed or the merger agreement is terminated. See “The Merger Agreement — Other Covenants” beginning on page 116 of this information statement and proxy statement/prospectus for a description of the restrictive covenants applicable to Getty Images and Shutterstock. These restrictions and others more fully described in the merger agreement may affect Getty Images’ and Shutterstock’s ability to execute their respective business strategies and attain their financial and other goals and may impact Getty Images’ and Shutterstock’s businesses, results of operations and financial conditions.

While the merger is pending, Getty Images and Shutterstock intend to continue to grow their businesses, which will entail the continued recruiting, training and retaining of key personnel and qualified employees, particularly sales leadership and sales personnel, as well as maintaining relationships with customers, suppliers and others with whom Getty Images and Shutterstock do business. Restrictions during the pendency of the transaction that may impact the ability to pursue certain business opportunities or strategic transactions, and any disruption to or perceived uncertainty of their respective business plans and operations may make it more difficult for Getty Images and Shutterstock to execute their growth strategies, which could negatively impact their businesses, results of operations and financial conditions.

Completion of the merger is subject to certain conditions contained in the merger agreement, and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Getty Images and Shutterstock to complete the merger are subject to the satisfaction or waiver (if permissible under applicable law) of a number of conditions, including among others, (i) the adoption of the merger agreement by Shutterstock stockholders; (ii) the effectiveness of the registration statement on Form S-4 of which this information statement and proxy statement/prospectus forms a part and the mailing of the information statement to Getty Images stockholders at least 20 business days prior to the closing; (iii) the absence of any order, injunction or other order or law in certain jurisdictions prohibiting the merger or making the closing of the merger illegal; (iv) the expiration of the applicable waiting period (and extensions thereof) under the HSR Act and the receipt of other regulatory approvals deemed necessary or advisable; (v) the shares of Getty Images common stock to be issued in the merger having been approved for listing on the NYSE and (vi) Getty Images having obtained the existing debt modifications. For a more complete summary of the required regulatory approvals and the closing conditions, see “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to Completion of the Merger” beginning on pages 89 and 120, respectively, of this information statement and proxy statement/prospectus.

There can be no assurance that the merger will be completed in a timely manner or at all. Many of the closing conditions set forth in the merger agreement are not within the control of Getty Images or Shutterstock, and neither Getty Images nor Shutterstock can predict when or if these conditions will be satisfied. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed without unanticipated delay or at all. The process of satisfying such conditions, including seeking the necessary regulatory approvals, could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause each of Getty Images and Shutterstock to incur additional costs and expenses and/or not realize all of the benefits that each of Getty Images and Shutterstock expects to achieve if the merger is successfully completed within the expected timeframe.

In addition, if any of these conditions are not satisfied or waived by January 6, 2026 (or, if all closing conditions, other than certain conditions set forth in the merger agreement related to regulatory approvals, have been satisfied or waived, by October 6, 2026), either Getty Images or Shutterstock may terminate the merger agreement and choose not to proceed with the transactions. Getty Images and Shutterstock may also terminate the merger agreement in certain other circumstances. Specifically, prior to receipt of Shutterstock stockholder approval, (i) Getty Images may terminate the merger agreement at any time following an adverse change of recommendation by the Shutterstock board and (ii) Shutterstock may terminate the merger agreement in order to accept a superior proposal. In addition, upon termination of the merger agreement under certain circumstances, Getty Images may be required to pay Shutterstock a termination fee of $32.7 million or, in certain circumstances, $40.0 million, and Shutterstock may be required to pay Getty Images a termination fee of $32.7 million. In addition, at any time prior to the effective time, the merger agreement may be terminated and the transactions may be abandoned by the mutual written consent of Getty Images and Shutterstock, whether before or after receipt of Shutterstock stockholder approval. See “The Merger Agreements — Termination of the Merger Agreement” beginning on page 122 of this information statement and proxy statement/prospectus.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Shutterstock or Getty Images.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, restrict each of Shutterstock’s and Getty Images’ ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their company’s stock or assets. In addition, before the board of directors of the company that has received certain competing third-party acquisition proposals withdraws, qualifies or modifies its recommendation on the merger or terminates the merger agreement to enter into a third-party acquisition proposal, the other party generally has an opportunity to offer to modify the terms of the merger. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee. See the sections entitled “The Merger Agreement — No-Shop by Shutterstock; Change in Recommendation” beginning on page 108, “The Merger Agreement — No-Shop by Getty Images; Change in Recommendation” beginning on page 112, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 122 and “The Merger Agreement — Transaction Expenses and Termination Fee” beginning on page 123.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Shutterstock or Getty Images from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might otherwise result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Completion of the merger is subject to the expiration of applicable waiting periods and the receipt of certain regulatory approvals, and if such approvals are not granted or are granted with conditions, completion of the merger will be jeopardized.

The completion of the merger is conditioned upon, among other things, the expiration of the applicable waiting period (and extensions thereof) under the HSR Act and the receipt of other regulatory approvals deemed necessary or advisable, and there can be no assurance that the relevant waiting period will expire or be terminated or that the relevant approvals will be obtained. Although Getty Images and Shutterstock have agreed to use reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required regulatory approvals, such governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of the combined company’s business after completion of the merger. There can be no assurance that regulators will not challenge the transaction judicially or impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, including to a material extent, the combined company’s business, results of operations and financial condition after completion of the merger. If Getty Images or Shutterstock is required to divest assets or businesses, there can be no assurance that Getty Images or Shutterstock will be able to negotiate such divestitures expeditiously or on favorable terms or that the governmental authorities will approve the terms of such divestitures. Neither Getty Images nor Shutterstock can provide assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the merger.

The merger may divert the attention of Getty Images’ and Shutterstock’s management and could disrupt respective ongoing business operations of Getty Images and Shutterstock.

Each of Getty Images and Shutterstock has expended, and expects to continue to expend, significant management resources to complete the merger. The pursuit of the merger and the preparation for Shutterstock’s integration with Getty Images’ business is expected to place a significant burden on Getty Images’ and Shutterstock’s management and internal resources. The diversion of managements’ attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect Getty Images’ and Shutterstock’s businesses, results of operations and financial conditions.

Legal proceedings against Getty Images or Shutterstock could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

Potential plaintiffs may file lawsuits challenging the proposed merger. The occurrence and outcome of any such litigation is uncertain. As of April 25, 2025, Getty Images and Shutterstock have received several demand letters from purported Shutterstock stockholders in connection with the merger. The letters allege disclosure deficiencies in the preliminary information statement and proxy statement/prospectus filed on March 31, 2025 with the SEC soliciting Shutterstock stockholders’ approval of the merger agreement and demands that additional disclosures be made before Shutterstock stockholders vote on the merger.

Getty Images and Shutterstock believe they have substantial defenses in connection with the claims asserted in the demand letters. Getty Images and Shutterstock may receive additional stockholder demand letters or complaints may be filed in courts related to the merger in the future.

If any litigation challenging the merger arises and remains unresolved, such lawsuits could prevent or delay completion of the merger and result in substantial cost to Getty Images and/or Shutterstock, including any costs associated with the indemnification of their respective directors and officers. It is a condition to closing under the merger agreement that no court or other governmental entity shall have issued, enforced or entered an order, decree or injunction that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the merger or the other transactions contemplated by the merger agreement. If any lawsuit is filed challenging the merger and is successful in obtaining an injunction preventing the parties to the merger agreement from consummating the merger, such injunction may delay or prevent the closing. As such, if plaintiffs are successful in obtaining an injunction prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe.

Even if such legal proceedings are without merit, the defense or settlement of any legal proceedings or future litigation could be time-consuming and expensive, divert the attention of Getty Images’ and/or Shutterstock’s management away from their regular business and, if any one of these legal proceedings or any future litigation is adversely resolved against either Getty Images or Shutterstock, such proceedings or litigation could have a material adverse effect on Getty Images’ and Shutterstock’s respective business, results of operations or financial condition.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Shutterstock is a party, which may have an adverse impact on Getty Images’ business and results of operations after the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Shutterstock is a party. If Getty Images and Shutterstock are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Getty Images and Shutterstock are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Shutterstock or Getty Images following the transaction.

Shutterstock may waive one or more of the closing conditions without re-soliciting stockholder approval.

Shutterstock may determine to waive, in whole or part, one or more of the conditions to closing prior to Shutterstock being obligated to consummate the Merger. Any determination whether to waive any conditions to closing, or to re-solicit stockholder approval to amend or supplement this proxy statement/prospectus as a result of such a waiver, will be made by Shutterstock at the time of such waiver based on the facts and circumstances as they exist at that time.

Failure to complete the merger in a timely manner or at all could negatively impact the market price of Getty Images’ and Shutterstock’s common stock, as well as Getty Images’ and Shutterstock’s respective future businesses and financial conditions.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger.” There can be no assurance that all of the conditions to the merger will be so satisfied or waived. If these conditions are not satisfied or waived, Getty Images and Shutterstock will be unable to complete the merger.

If the merger is not completed for any reason or if there is unanticipated or undue delay in the completion of the merger, Getty Images’ and Shutterstock’s ongoing businesses may be adversely affected and could be subject to a number of negative consequences, including, among others, the following:

•        Getty Images and Shutterstock may experience negative reactions from the financial markets, including negative impacts on the market price of Getty Images common stock and Shutterstock common stock, including a decline in stock prices to the extent that the current market price reflects an assumption that the merger will be completed;

•        Getty Images and Shutterstock may experience negative reactions from their customers, suppliers and other third parties;

•        Getty Images and Shutterstock may experience negative reactions from their employees and may have difficulty retaining key management personnel or other key employees,

•        Getty Images and Shutterstock may be subject to litigation, which could result in significant costs and expenses;

•        Getty Images and Shutterstock will have expended time and resources that could otherwise have been spent on Getty Images’ and Shutterstock’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Getty Images’ and Shutterstock’s ongoing businesses and financial results may be adversely affected; and

•        the merger agreement places certain restrictions on the conduct of Getty Images’ and Shutterstock’s businesses prior to completion of the merger, the waiver of which is subject to the respective consent of Shutterstock and Getty Images, as applicable (not to be unreasonably withheld, conditioned or delayed), which may prevent Getty Images or Shutterstock from making certain acquisitions, taking certain other specified actions or otherwise pursuing certain business opportunities during the pendency of the merger that may be beneficial (see “The Merger Agreement — Conduct of the Business Pending the Closing”).

If the merger is not completed without undue or unanticipated delay or at all, there can be no assurance that these risks will not materialize and will not materially adversely affect Getty Images’ or Shutterstock’s stock prices, businesses, results of operations and financial conditions.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Getty Images did not have committed financing sufficient to complete the merger as of the date of the merger agreement. Getty Images expects to obtain financing in connection with the merger and may refinance certain existing indebtedness as a condition to the closing of the merger and cannot guarantee that it will be able to obtain such financing or to refinance such existing indebtedness on favorable terms or at all.

Getty Images did not have committed financing sufficient to complete the merger as of the date of the merger agreement. Getty Images anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing. In addition, Getty Images has agreed, as a condition to the closing of the merger, to obtain the existing debt modifications. Getty Images’ ability to obtain any such new debt financing or the existing debt modifications will depend on, among other factors, prevailing market conditions and other factors beyond Getty Images’ control. There can be no assurance that Getty Images will be able to obtain any new debt financing or the existing debt modifications on acceptable terms or at all, and any such failure could adversely affect its results of operations and financial condition. Getty Images’ obligation to complete the merger is not conditioned upon the receipt of any new debt financing or having obtained the existing debt modifications. See “The Merger Agreement — Other Covenants — Financing” on page 120 if this information statement and proxy statement/prospectus.

Shutterstock may terminate the merger agreement within three business days after the expiration of the 15-business day marketing period, subject to certain exceptions and limitations set forth in the merger agreement, if, at such time, Getty Images has not obtained (i) the applicable new debt financing necessary to fund, among other things, the cash consideration or (ii) the existing debt modifications. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 122 of this information statement and proxy statement/prospectus.

Shutterstock has no consent right as to the terms of the new debt financing or existing debt modifications Getty Images expects to obtain in connection with the merger, and such terms may be unfavorable to Getty Images and the combined company.

Getty Images expects to obtain third-party debt financing in connection with the merger. In addition, Getty Images has agreed, as a condition to the closing of the merger, to obtain the existing debt modifications. Such terms will depend on, among other factors, prevailing market conditions and other factors beyond Getty Images’ control, and therefore may be unfavorable to Getty Images and the combined company. Shutterstock has no consent right over the terms of any such third-party debt financing or the existing debt modifications.

If the second merger and the third merger, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, Getty Images and Shutterstock stockholders may be required to pay substantial U.S. federal income taxes.

Shutterstock’s obligation to effect the merger is conditioned upon the delivery by White & Case, counsel to Shutterstock (or by Skadden, counsel to Getty Images), of an opinion that the second merger and the third merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Tax Opinion”). The Tax Opinion will be based on factual representations contained in officer’s certificates provided by, among others, Getty Images and Shutterstock, representations and covenants contained in the Merger Agreement, and certain customary assumptions. If any of the representations, covenants or assumptions on which the Tax Opinion is based is or becomes incorrect, incomplete or inaccurate or is otherwise not complied with, the validity of the Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a challenge to the conclusions reflected in the Tax Opinion. Shutterstock and Getty Images do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the merger. If the IRS or a court determines that the merger should not be treated as described in the opinion, a U.S. Holder (as defined in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 127) would generally recognize gain or loss for U.S. federal income tax purposes upon the exchange of Shutterstock common stock for Getty Images common stock in the merger. For more information on the U.S. federal income tax consequences of the merger, see the section entitled “U.S. Federal Income Tax Considerations” beginning on page 127.

Risks Relating to Ownership of Getty Images Common Stock

Because the exchange ratio is fixed and the market price of Getty Images common stock may fluctuate, Shutterstock stockholders cannot be sure of the market value of the stock consideration they will receive in connection with the merger.

At the effective time, each share of Shutterstock common stock issued and outstanding immediately prior to the effective time (other than canceled shares and any dissenting shares) will be converted into the right to receive, at the election of each Shutterstock stockholder and without interest and less any applicable withholding: (i) $28.84870 in cash, (ii) 13.672337 shares of Getty Images common stock or (iii) a combination of (A) $9.50 in cash and (B) 9.17 shares of Getty Images common stock, in each case subject to proration as necessary to ensure that neither the aggregate amount of cash election consideration nor the aggregate amount of stock election consideration exceeds the maximum cash election consideration or the maximum stock election consideration, respectively. No fractional shares of Getty Images common stock will be issued in connection with the transaction, and Shutterstock stockholders will receive cash in lieu of fractional shares of Getty Images common stock. See “The Merger Agreement — Merger Consideration” beginning on page 92 of this information statement and proxy statement/prospectus.

The exchange ratio is fixed and will only be adjusted in certain limited circumstances (including recapitalization, reclassification, stock splits or combinations, exchanges, mergers, consolidations or readjustments of shares, or stock dividends or similar transactions involving Getty Images or Shutterstock) and the value of the stock consideration will depend on the market price of Getty Images common stock at the time the merger is completed. Time will elapse from the date of the merger agreement, when the exchange ratio was established, and each of the date of this information statement and proxy statement/prospectus, the date on which Shutterstock stockholders vote to approve the Shutterstock merger proposal, the election deadline and the date on which Shutterstock stockholders entitled to receive shares of Getty Images common stock actually receive the merger consideration.

The market value of Getty Images common stock may fluctuate and ultimately decline during and after these periods as a result of a variety of factors, many of which are outside of the control of Getty Images and, consequently, at the time Shutterstock stockholders must decide whether to adopt the merger proposal and at the time Shutterstock stockholders must make an election as to the merger consideration, they will not know the actual market value of the stock consideration they will receive when the merger is completed. The actual value of any merger consideration received by Shutterstock stockholders at the completion of the merger (other than cash) will depend on the market value of the shares of Getty Images common stock at that time. The price of Getty Images common stock has fluctuated during the period between the date the merger agreement was executed and the date of this information statement and proxy statement/prospectus and may continue to change through the date of the Shutterstock special meeting and the date the merger is completed. For example, based on the range of closing prices of Getty Images common stock during the period from January 6, 2025, the last full trading day before the public announcement of the merger, through April 25, 2025, the latest practicable trading date before the date of this information statement and proxy statement/prospectus, the exchange ratio represented the market value of the merger consideration for a mixed election ranging from a high of $44.94 to a low of $20.96 for each share of Shutterstock common stock. The actual market value of the Getty Images common stock received by holders of Shutterstock common stock upon completion of the merger may be outside this range.

These variations could result from changes in the business, operations or prospects of Getty Images or Shutterstock prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Getty Images or Shutterstock. At the time of the Shutterstock special meeting, Shutterstock stockholders will not know with certainty the value of the shares of Getty Images common stock that they will receive upon completion of the merger.

Shutterstock stockholders may not receive all consideration in the form they elect, and the form of consideration that they receive may have a lower value than the form of consideration that they elect to receive.

The merger consideration is subject to proration to ensure that neither the aggregate amount of cash election consideration nor the aggregate amount of stock election consideration exceeds the maximum cash election consideration or the maximum stock election consideration, respectively. Accordingly, some of the merger consideration a Shutterstock stockholder receives may differ from the type of consideration selected and such difference may be significant. For additional information regarding the proration mechanism, please the section titled “The Merger Agreement — Merger Consideration” and for additional information regarding the U.S. federal income tax consequences of the merger, please see the section entitled “U.S. Federal Income Tax Considerations.”

The market price of Getty Images common stock may be volatile and will continue to fluctuate after the merger.

Upon completion of the merger, holders of Shutterstock common stock who receive stock consideration will become holders of shares of Getty Images common stock. The market price of Getty Images common stock may fluctuate significantly following completion of the merger and holders of Shutterstock common stock could lose some or all of the value of their investment in Getty Images common stock. In addition, the occurrence of significant price and volume fluctuations in the stock market could have a material adverse effect on the market for, or liquidity of, Getty Images common stock, regardless of its actual operating performance.

The value of Getty Images’ common stock may be materially adversely affected by additional issuances of common stock by Getty Images or sales by Getty Images’ principal stockholders.

Any future issuances or sales of Getty Images’ common stock by Getty Images will be dilutive to holders of Getty Images common stock. Getty Images had 413,417,168 shares of common stock issued and outstanding as of April 25, 2025. Following the merger, the Getty Family Stockholders, the Koch Investor and Jonathan Oringer will collectively hold approximately 373.9 million shares of Getty Images common stock as of April 25, 2025 (assuming Mr. Oringer receives the mixed election consideration in the merger), and are entitled to rights with respect to registration of all such shares under the Securities Act pursuant to a registration rights agreement. Sales of substantial amounts of Getty Images common stock in the public or private market, a perception in the market that such sales could occur or the issuance of securities exercisable or convertible into Getty Images common stock, could adversely affect the prevailing price of Getty Images common stock.

The market price of Getty Images common stock after the merger is completed may be affected by factors different from those affecting shares of Shutterstock common stock before the merger is completed.

Upon completion of the merger, certain holders of Shutterstock common stock will become holders of Getty Images common stock.

Shutterstock’s business prior to the merger is independent of and different from that of Getty Images and, accordingly, the results of operations of Getty Images may be affected by factors different from those currently affecting the results of operations of Shutterstock. Following the completion of the merger, Shutterstock will be part of a larger company, so decisions affecting Shutterstock may be made in respect of the larger combined business as a whole rather than the Shutterstock business individually. As a result, the market price of Getty Images common stock may fluctuate significantly following the closing and holders of Shutterstock common stock could lose the value of their investment in Getty Images common stock. For further discussion of the businesses of Getty Images and Shutterstock and some important factors to consider in connection with those businesses, see the documents incorporated by reference into this information statement and proxy statement/prospectus, the locations for which are listed in the section entitled “Where You Can Find More Information” beginning on page 180 of this information statement and proxy statement/prospectus.

The merger may not be accretive and may cause dilution to Getty Images’ earnings per share, which may negatively affect the market price of Getty Images common stock.

Getty Images currently anticipates that the merger will be accretive to earnings per share beginning in year two post-closing of the merger. This expectation is based on preliminary estimates which may materially change. Getty Images could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Getty Images’ earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Getty Images common stock.

Shutterstock stockholders will have a reduced ownership and voting interest in Getty Images as compared to their ownership and voting interest in Shutterstock and will exercise less influence over management.

Currently, Shutterstock stockholders have the right to vote in the election of the Shutterstock board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the Shutterstock certificate of incorporation and bylaws. Upon completion of the merger, each Shutterstock stockholder who receives shares of Getty Images common stock will become a stockholder of Getty Images with a percentage ownership of Getty Images that is smaller than the Shutterstock stockholder’s current percentage ownership of Shutterstock. Based on the fully diluted number of shares of Getty Images common stock and shares of Shutterstock common stock as of April 25, 2025 and the mixed election exchange ratio of 9.17, it is expected that Getty Images stockholders will hold approximately 53.0%, and Shutterstock stockholders will hold approximately 47.0%, of the fully diluted shares of the combined company immediately after the merger, without giving effect to any shares of Getty Images common stock held by Shutterstock stockholders prior to the completion of the merger.

Consequently, even if all former Shutterstock stockholders voted together on all matters presented to Getty Images stockholders from time to time, the former Shutterstock stockholders would exercise significantly less influence over Getty Images after the completion of the merger relative to their influence over Shutterstock prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future Getty Images proposals submitted to a stockholder vote.

The shares of Getty Images common stock to be received by Shutterstock stockholders as a result of the merger will have different rights from the shares of Shutterstock common stock.

At the effective time, Shutterstock stockholders, other than Shutterstock stockholders who elected to receive cash consideration (assuming the aggregate cash consideration payable does not exceed the maximum cash election consideration), will become holders of Getty Images common stock and their rights as stockholders will be governed by Getty Images’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The rights associated with Shutterstock common stock are different from the rights associated with Getty Images common stock.

For a comparison of the material differences between the rights associated with Getty Images common stock and Shutterstock common stock, see “Description of Capital Stock of Getty Images” and “Comparison of Getty Images Stockholders’ and Shutterstock Stockholders’ Rights” beginning on pages 164 and 169, respectively, of this information statement and proxy statement/prospectus.

Shutterstock stockholders will be forfeiting all rights with respect to their shares of Shutterstock common stock other than the right to receive the merger consideration, including the right to participate directly in any earnings or future growth of Shutterstock.

If the merger is completed, Shutterstock stockholders will cease to have any equity interest in Shutterstock and will not participate in its earnings or any future growth, except indirectly through ownership of shares of Getty Images common stock, including any shares received as part of the merger consideration.

Shutterstock directors and officers have interests in the transaction that differ from, or are in addition to, the interests of Shutterstock stockholders generally.

In considering whether to adopt the merger agreement and approve the transactions contemplated thereby, Shutterstock stockholders should recognize that some of the officers and directors of Shutterstock have interests in the merger that are different from, or in addition to, the interests of Shutterstock stockholders. These interests include, among others, agreements that certain officers have entered into with Shutterstock that provide for the acceleration of Shutterstock equity awards in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Shutterstock, and cash severance payments and/or other benefits payable to Shutterstock’s executive officers upon a termination without cause or for good reason in connection with the merger. In addition, the executive officers and directors of Shutterstock also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. The Shutterstock board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Shutterstock stockholders vote “FOR” the merger proposal and “FOR” the non-binding compensation proposal.

For additional information, see “The Merger — Interests of Shutterstock’s Directors and Executive Officers in the Merges” and “The Merger Agreement — Employee Matters.”

Risks Relating to the Combined Company Following the Merger

Getty Images may be unable to successfully integrate Shutterstock’s operations and may not realize the anticipated benefits of the merger.

Getty Images and Shutterstock have operated and, until completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Getty Images’ ability to successfully integrate Shutterstock’s operations, and there can be no assurance that the Getty Images’ and Shutterstock’s businesses can be combined in a manner that allows for the achievement of substantial benefits. The failure to successfully integrate and manage the challenges presented by the integration process may result in Getty Images not fully achieving the anticipated benefits of the merger. The combined company must devote significant management attention and financial and other resources to integrating business practices, cultures and operations. If Getty Images is not able to successfully integrate Shutterstock’s business and operations, the anticipated benefits, including synergies, of the merger may not be realized fully or may take longer than expected to be realized.

Potential difficulties that Getty Images may encounter as part of the integration process, many of which may be beyond the control of management, include, but are not limited to, the following:

•        the inability of Getty Images to successfully integrate Shutterstock’s business in a manner that permits the combined company to achieve the full benefits and synergies anticipated to result from the merger;

•        the loss of key employees that may be difficult to replace in the industries in which the combined company operates;

•        the disruption of each company’s ongoing business, which may adversely affect the combined company’s ability to maintain existing relationships with employees, customers, suppliers, third-party resellers, vendors, service providers and strategic partners;

•        integrating complex systems and technologies, including designing and implementing integrated systems, operating procedures, regulatory compliance programs, networks and other assets in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•        determining whether and how to address possible differences in corporate cultures and management philosophies;

•        diversion of the attention of management and other key employees;

•        integrating the businesses’ administrative and information technology infrastructure;

•        the challenge of integrating workforces and attracting and retaining key personnel while maintaining focus on achieving the combined company’s strategic goals;

•        managing the expanded operations of a significantly larger and more complex company;

•        branding or rebranding initiatives may involve substantial or unanticipated costs and may not be favorably received by customers;

•        the possibility of faulty assumptions underlying expectations about Shutterstock’s prospects as part of the combined company; and

•        resolving potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger.

Even if the operations of Getty Images’ business and Shutterstock’s business are integrated successfully, the full benefits of the merger may not be realized. Among the factors considered by the Getty Images and Shutterstock respective boards in connection with their approval of the merger agreement were the synergistic and other benefits that may result from the merger. There can be no assurance that such benefits will be realized within the anticipated timeframe or at all. Additional unanticipated costs, which could be material, may also be incurred in the integration process. Further, it is possible that there could be other unexpected issues, higher than expected costs and an overall post-closing integration process that takes longer than originally anticipated.

The future results of the combined company will suffer if it does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Getty Images’ or Shutterstock’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Getty Images and Shutterstock.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Getty Images and Shutterstock. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, maintenance, marketing and benefits. While Getty Images and Shutterstock have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Getty Images and Shutterstock, which could adversely affect the future business and operations of the combined company.

Getty Images and Shutterstock are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability to retain key management personnel and other key employees of Getty Images and Shutterstock. Current and prospective employees of Getty Images and Shutterstock may be uncertain about their future roles within the combined company following the merger, which may materially adversely affect the ability of each of Getty Images and Shutterstock to attract and retain key personnel. Accordingly, there can be no assurance that the combined company will be unable to retain key management personnel and other key employees of Getty Images and Shutterstock to the same extent that Getty Images and Shutterstock have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial information included in this information statement and proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations after the merger.

The unaudited pro forma condensed combined financial information contained in this information statement and proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the combined company’s financial position or results of operations that would have been achieved had the merger been completed on the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financing statements of each of Getty Images and Shutterstock and reflects various adjustments, accounting reclassifications, assumptions and preliminary estimates after giving effect to the merger. The actual financial condition and results of operations of the combined company following the closing may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included herein. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors, some of which are not known at the present time, may affect the combined company’s financial condition or results of operations following the closing. Any potential deterioration in Getty Images’ or Shutterstock’s financial condition or results of operations may cause significant variation in the price of Getty Images’ common stock following the closing. For more information, see “The Merger — Unaudited Prospective Financial Information” beginning on page 57 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 134 of this information statement and proxy statement/prospectus.

The prospective financial information relating to Getty Images and Shutterstock in connection with the merger are based on various financial assumptions, estimates, projections and synergies that are inherently subject to substantial uncertainty and may not be realized, which may adversely affect the market price of Getty Images common stock following the merger.

In performing its financial analysis and rendering its opinion regarding the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement, Allen & Company LLC, as financial advisor to Shutterstock, and J.P. Morgan Securities LLC, as financial advisor for Getty Images, relied on, among other things, certain stock market data and financial information of other companies, certain financial information relating to each of Getty Images and Shutterstock, including certain internal financial forecasts, estimates and other financial and operating data relating to each of Getty Images and Shutterstock, as well as potential cost synergies expected to result from the merger. See “The Merger — Unaudited Prospective Financial Information”, beginning on page 57, “The Merger — Opinion of Allen & Company LLC”, beginning on page 72, and “The Merger — Opinion of J.P. Morgan Securities LLC”, beginning on page 62, of this information statement and proxy statement/prospectus. The unaudited prospective financial information of each of Getty Images and Shutterstock was not prepared with a view toward public disclosure, and the unaudited prospective financial information and the estimated cost synergies were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The unaudited prospective financial information and synergies described in the preceding paragraph were based on numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Getty Images’ and Shutterstock’s businesses, all of which are difficult to predict and many of which are beyond the control of Getty Images and Shutterstock. There can be no assurance that the prospective results and synergies reflected in any of such unaudited prospective financial information will be realized or that actual results will not materially vary from such projections. In addition, such unaudited prospective financial information covers multiple years and such information, by its nature, becomes less predictive with each successive year. The failure of the prospective results or synergies reflected in any of such unaudited prospective financial information to be realized or any deviation of actual results may adversely affect the financial condition of the combined company and, therefore, the market price of Getty Images common stock following completion of the merger.

The opinions obtained by Getty Images’ board and Shutterstock’s board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

At the meeting of the Getty Images board on January 6, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Getty Images board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images. J.P. Morgan confirmed its January 6, 2025 oral opinion by delivering its written opinion, dated January 6, 2025, to the Getty Images board that, as of such date, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images. On January 6, 2025, Allen & Company delivered an opinion to the Shutterstock board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Shutterstock common stock (other than, to the extent applicable, Getty Images, Merger Sub 2 and Merger Sub 3 and their respective affiliates). Changes in the operations and prospects of Getty Images or Shutterstock, general market and economic conditions and other factors that may be beyond the control of Getty Images and Shutterstock, and on which the opinions of Allen & Company and J.P. Morgan Securities LLC were based, may alter the value of Getty Images or Shutterstock or the prices of shares of Getty Images common stock or Shutterstock common stock by the time the merger is completed. Getty Images and Shutterstock have not obtained, and do not expect to request, updated opinions from their respective financial advisors. Neither of Allen & Company’s nor J.P. Morgan Securities LLC’s opinions speak to the time when the merger will be completed or to any date other than the date of such opinions. As a result, the opinions do not and will not address the fairness, from a financial point of view, of the merger consideration to be paid to Shutterstock stockholders in the merger pursuant to the merger agreement at the time the merger is completed or at any time other than January 6, 2025, or the fairness, from a financial point of view, of the merger consideration to be paid by Getty Images in the merger pursuant to the merger agreement at the time the merger is completed or at any time other than January 6, 2025. For a more complete description of the opinion that Getty Images’ board received from its financial advisor and a summary of the material financial analyses it provided to Getty Images’ board in connection with rendering such opinion, please refer to the section entitled “The Merger Proposal — Opinion of J.P. Morgan Securities LLC” and the full text of such written opinion included as Annex C to this information statement and proxy statement/prospectus. For a more complete description of the opinions that Shutterstock’s board received from its financial advisor and a summary of the material financial analyses they provided to Shutterstock’s board in connection with rendering such opinion, please refer to the section entitled “The Merger — Opinion of Allen & Company LLC” beginning on page 72 of this information statement and proxy statement/prospectus and the full text of such written opinion included as Annex D to this information statement and proxy statement/prospectus.

Following the closing, the combined company will be bound by all of the obligations and liabilities of both Getty Images and Shutterstock.

Following the closing, the combined company will become bound by all of the obligations and liabilities of Getty Images and Shutterstock. Neither Getty Images nor Shutterstock can predict their respective financial condition at the time of the closing or the ability of the combined company to satisfy its obligations and liabilities.

Getty Images will incur new indebtedness in connection with the merger, and the combined company’s substantial indebtedness could have a negative impact on its financing options and liquidity position, which could adversely affect its financial health and ability to execute its business strategy. Such new indebtedness may be incurred on unfavorable terms, which may adversely affect the results of operations and financial condition of the combined company.

Getty Images’ aggregate indebtedness as of April 25, 2025 was approximately $1.4 billion. Getty Images’ pro forma indebtedness as of December 31, 2024, after giving effect to the merger and the anticipated incurrence of indebtedness in connection therewith, is expected to be approximately $1.9 billion. Following the closing, the combined company’s substantial indebtedness could have important consequences, including, among others:

•        increasing its vulnerability to adverse general economic and industry conditions;

•        limiting its flexibility in planning for, or reacting to, changes in business and market conditions;

•        placing the combined company at a competitive disadvantage compared to its competitors with less indebtedness;

•        limiting its ability obtain additional financing in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes; and

•        requiring it to dedicate a substantial portion of its cash flow from operations to make payments on its indebtedness, thereby reducing the ability of its cash flow to fund its other business needs.

Certain of the indebtedness to be incurred in connection with the merger or that may be incurred from time to time in the future may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect the combined company’s cash flows.

There can be no assurance that Getty Images will be able to obtain any new debt financing on favorable terms, and any such failure could adversely affect the results of operation and financial condition of the combined company.

Changes in legislation, regulation and government policy may have a material adverse effect on the combined company’s business.

Changes in, and uncertainty with respect to, legislation, regulation and government policy at the local, state or federal level or in foreign jurisdictions in which Getty Images and Shutterstock do business may significantly impact the combined company’s business and the industries in which they operate. Specific legislative and regulatory proposals that could have a material impact on the combined company in the future include, but are not limited to, evolving governmental regulation of the internet, both in the United States and abroad, comprehensive privacy and data protection legislation and other data privacy laws, data localization laws, changes to consumer protection laws, including related to the collection, use, processing and storage of personal information; public company reporting requirements; environmental regulation; tax legislation and antitrust enforcement. Any such changes may make it more difficult and/or more expensive for the combined company to operate and may impact the combined company’s ability to utilize the efficiencies and value of its combined global network and could result in increased expenditures, including costs of ongoing compliance, which may make it less profitable or prevent the combined company from providing content licensing to customers or licensing content from contributors located or operating in certain markets. To the extent that any such changes have a negative impact on the combined company or the digital content industry in general, including as a result of related uncertainty, these changes may materially impact the combined company’s business, results of operations, financial condition and cash flows. In particular, the legal and regulatory environment relating to artificial intelligence (“AI”) (including the application of copyright law in the context of AI model training) is uncertain and rapidly evolving, both in the United States and internationally. These evolving laws and regulation may significantly impact our business model and could have a material adverse effect on our operation and financial condition.

Concentration of ownership among the combined company’s principal stockholders may limit other stockholders’ ability to influence corporate matters.

Following the merger, the Getty Family Stockholders, the Koch Investor and Jonathan Oringer will collectively hold approximately 373.9 million shares of Getty Images common stock as of April 25, 2025 (assuming Mr. Oringer receives the mixed election consideration in the merger). As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over Getty Images’ management and policies. This concentration of ownership may have the effect of delaying or preventing a change in control of Getty Images or discouraging others from making tender offers for the Getty Images’ common stock, which could prevent stockholders from receiving a premium for their common stock.

Other Risk Factors of Getty Images and Shutterstock

Getty Images and Shutterstock’s businesses are and will be subject to the risks described above. In addition, Getty Images and Shutterstock are, and will continue to be, and the combined company after the merger will be, subject to the risks described in Getty Images and Shutterstock’s Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 180 of this information statement and proxy statement/prospectus for the location of information incorporated by reference into this information statement and proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Getty Images

Getty Images Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
(206) 925-5000

Getty Images Holdings, Inc. is a Delaware corporation headquartered in Seattle, Washington and is the parent company of Getty Images, Inc.

Getty Images is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with over 583,000 content creators and more than 350 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end-to-end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

Getty Images common stock is traded on the NYSE under the symbol “GETY.”

Additional information about Getty Images and its subsidiaries is included in documents incorporated by reference in this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Shutterstock

Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, NY 10118
(646) 710-3417

Shutterstock, Inc. is a leading global creative platform connecting brands and businesses to high quality content. Shutterstock’s platform brings together users and contributors of content by providing readily-searchable content that its customers pay to license and by compensating contributors as their content is licensed. Contributors upload their content to Shutterstock’s web properties in exchange for royalty payments based on customer download activity. Beyond content, customers also leverage Shutterstock’s platform to assist with the entire creative process from ideation through creative execution. Digital content licensed to Shutterstock’s customers for their creative needs includes images, footage, music, and 3D models. Shutterstock’s content revenues represent the majority of its business and are supported by its searchable creative platform and driven by its large contributor network.

In addition, Shutterstock’s customers have needs that are beyond traditional content license products and services. These include (i) licenses to metadata associated with images, footage, music tracks and 3D models, (ii) distribution and advertising services from Shutterstock’s Giphy business, which consists of GIFs (graphics interchange format visuals) that serve as a critical ingredient in text- and message- based conversations and in contextual advertising settings, (iii) specialized solutions for high-quality content matched with production tools and services through Shutterstock Studios and (iv) other tailored white-glove services.

Shutterstock common stock is traded on the NYSE under the symbol “SSTK.”

Additional information about Shutterstock and its subsidiaries is included in documents incorporated by reference in this information statement and proxy statement/prospectus. Please see “Where You Can Find More Information.”

Grammy HoldCo, Inc.

Grammy HoldCo, Inc.
c/o Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, NY 10118
(646) 710-3417

Grammy HoldCo, Inc., a Delaware corporation, is a wholly owned subsidiary of Shutterstock. HoldCo is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. HoldCo has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub One, Inc.

Grammy Merger Sub One, Inc.
c/o Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, NY 10118
(646) 710-3417

Grammy Merger Sub One, Inc., a Delaware corporation, is a wholly owned subsidiary of Shutterstock. Merger Sub 1 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 1 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub 2, Inc.

Grammy Merger Sub 2, Inc.
c/o Getty Images Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
(206) 925-5000

Grammy Merger Sub 2, Inc., a Delaware corporation, is a wholly owned subsidiary of Getty Images. Merger Sub 2 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 2 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

Grammy Merger Sub 3, LLC

Grammy Merger Sub 3, LLC
c/o Getty Images Holdings, Inc.
605 5th Ave S. Suite 400
Seattle, WA 98104
(206) 925-5000

Grammy Merger Sub 3, LLC, a Delaware limited liability company, is a wholly owned subsidiary of Getty Images. Merger Sub 3 is newly formed and was organized for the purpose of entering into the merger agreement and effecting the merger. Merger Sub 3 has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger.

THE SHUTTERSTOCK SPECIAL MEETING

General

This information statement and proxy statement/prospectus is first being mailed on or about April 30, 2025 and constitutes notice of the special meeting in conformity with the requirements of the DGCL and the Shutterstock bylaws.

This information statement and proxy statement/prospectus is being provided to Shutterstock stockholders as part of a solicitation of proxies by the Shutterstock board for use at the special meeting of Shutterstock stockholders and at any adjournments or postponements of such special meeting. This information statement and proxy statement/prospectus provides Shutterstock stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of Meeting

The Shutterstock special meeting will be held virtually via live webcast on the Internet on June 10, 2025, at 10:00 a.m. Eastern Time. To virtually participate in the special meeting, visit www.virtualshareholdermeeting.com/SSTK2025SM and enter the control number provided on your proxy card or voting instruction form in order to participate in the special meeting.

Matters to Be Considered

At the Shutterstock special meeting, Shutterstock stockholders will be asked to consider and vote upon the following matters:

•        Proposal 1 — The Merger Proposal:    the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger Agreement” beginning on page 91 and a copy of which is attached to this information statement and proxy statement/prospectus as Annex A;

•        Proposal 2 — The Non-Binding Compensation Proposal:    the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Shutterstock that is based on or otherwise relates to the merger; and

•        Proposal 3 — The Adjournment Proposal:    the proposal to adjourn the Shutterstock special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the merger proposal.

Recommendation of the Shutterstock Board

The Shutterstock board, has unanimously (i) approved the terms of the merger agreement and the merger contemplated thereby, (ii) determined that it is advisable to enter into the merger agreement, (iii) approved the execution and delivery by Shutterstock of the merger agreement, the performance by Shutterstock of its covenants and agreements contained therein and the consummation of the transactions upon the terms and subject to the conditions contained in the merger agreement, and (iv) resolved to submit the merger agreement to the Shutterstock stockholders and to recommend the adoption of the merger agreement by the Shutterstock stockholders. The Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal.

Shutterstock Record Date and Quorum

Shutterstock has fixed the close of business on April 25, 2025, as the record date for the Shutterstock special meeting. Only Shutterstock stockholders of record at that time are entitled to notice of, and to vote at, the Shutterstock special meeting, or any adjournment or postponement of the Shutterstock special meeting.

As of the Shutterstock record date, there were 35,253,704 shares of Shutterstock common stock outstanding and entitled to vote at the Shutterstock special meeting. Each share of Shutterstock common stock entitles the holder to one vote at the Shutterstock special meeting on each proposal to be considered at the Shutterstock special meeting.

The presence at the Shutterstock special meeting, in person (via the Internet) or by proxy, of holders of a majority of the issued and outstanding Shutterstock common stock entitled to vote at the Shutterstock special meeting will constitute a quorum for the transaction of business. All shares of Shutterstock common stock present in person (via the Internet) or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Shutterstock special meeting.

Votes Required; Treatment of Abstentions and Failure to Vote

Merger proposal:

•        Standard:    Approval of the merger proposal requires the affirmative vote of a majority in voting power of the issued and outstanding shares of Shutterstock common stock entitled to vote on the merger proposal.

•        Effect of abstentions and broker non-votes:    If you attend the Shutterstock special meeting in person and do not vote or if submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the merger proposal. If you are a holder of shares of Shutterstock common stock entitled to vote at the Shutterstock special meeting and you do not attend the Shutterstock special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be treated as present for purposes of establishing a quorum. This will have the effect of a vote “AGAINST” the merger proposal.

Non-Binding Compensation proposal:

•        Standard:    Approval of the non-binding compensation proposal requires the affirmative vote a majority of the votes cast affirmatively or negatively, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the non-binding compensation proposal.

•        Effect of abstentions and broker non-votes:    If a Shutterstock stockholder votes “ABSTAIN” or fails to instruct its bank, brokerage firm or other nominee to vote at the Shutterstock special meeting, it will have no effect on the voting results for the non-binding compensation proposal.

Adjournment proposal:

•        Standard:    Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote a majority of the votes cast affirmatively or negatively, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the adjournment proposal. If a quorum is not present, the adjournment proposal requires the approval of a majority in voting power of the Shutterstock stockholders present or represented by proxy at the Shutterstock special meeting.

•        Effect of abstentions and broker non-votes:    Assuming a quorum is present, if a Shutterstock stockholder votes “ABSTAIN” or fails to instruct its bank, brokerage firm or other nominee to vote at the Shutterstock special meeting, it will have no effect on the voting results for the adjournment proposal. However, assuming a quorum is not present, the failure of any shares present or represented by proxy at the Shutterstock special meeting to vote “FOR” the adjournment proposal will be treated as a vote “AGAINST” the adjournment proposal.

Shares Held by Officers and Directors

As of the record date, Shutterstock directors and executive officers, as a group, owned and were entitled to vote 11,070,254 shares of Shutterstock common stock, or approximately 31.4 % of the outstanding shares of Shutterstock common stock. Shutterstock currently expects that these directors and executive officers will vote their shares “FOR” the merger agreement proposal, “FOR” the non-binding compensation proposal and “FOR” the adjournment proposal, although none of them are obligated to do so, other than Jonathan Oringer with respect to the merger proposal.

Concurrently with the execution of the merger agreement, Mr. Oringer, the founder and the current chairman and a member of the Shutterstock board, owning approximately 30.7% of the Shutterstock common stock entitled to vote at the Shutterstock special meeting, entered into a voting and support agreement, pursuant to which, subject to certain conditions, Mr. Oringer has committed to vote in favor of the merger proposal at the special meeting, including if it is adjourned to a later date. Mr. Oringer has also agreed with Getty Images to vote his shares against alternative transaction proposals and not to sell or transfer his shares until the closing of the merger. The voting and support agreement will terminate under certain circumstances, including if the merger agreement terminates. See the section titled “The Merger Agreement — The Voting and Support Agreement.”

How to Vote

Your vote is important. You may vote your shares in advance of the special meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. If you vote via the Internet, by telephone or plan to vote electronically during the special meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL

To vote before the meeting, visit www.proxyvote.com.
To vote at the meeting, visit
www.virtualshareholdermeeting.com/SSTK2025SM.
You will need the control number printed on your proxy card or voting instruction form.

Dial toll-free (1-800-690-6903)
in accordance with instructions on you proxy card or the telephone number on your voting instruction form in accordance with instructions on the form. You will need the control number printed on your notice, proxy card or voting instruction form.

If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of Shutterstock common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Shutterstock special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The merger agreement proposal, the compensation proposal and the adjournment proposal will be considered “non-routine” matters. If your broker, bank or other nominee holds your shares of Shutterstock common stock in “street name,” your broker, bank, or other nominee will vote your shares of Shutterstock common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this information statement and proxy statement/prospectus.

Revocability of Proxies and Changes to a Shutterstock Stockholder’s Vote

You may change your vote at any time prior to the taking of the vote at the special meeting. If you are a stockholder of record, you may change your vote and grant a new proxy bearing a later date by:

•        signing and returning a new proxy card with a later date;

•        submitting a later-dated vote by telephone or via the Internet (only your last telephone or Internet vote will be counted) by 11:59 p.m. Eastern Time on June 9, 2025;

•        participating in the special meeting and voting again by telephone or via the Internet; or

•        sending a written notice of revocation to the exchange agent or by withdrawing your stock certificates (if applicable) previously deposited with the exchange agent prior to the special meeting.

Solicitation of Proxies

Shutterstock will pay for the proxy solicitation costs related to the special meeting. Shutterstock has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. Shutterstock estimates that it will pay D.F. King & Co., Inc. a fee of approximately $20,000, plus reasonable out-of-pocket expenses. Upon request, Shutterstock will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward the special meeting proxy materials to beneficial owners in accordance with applicable rules In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by Shutterstock’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Householding of Proxy Materials

The SEC permits Shutterstock to deliver a single copy proxy statements and annual reports to multiple stockholders who share the same address unless Shutterstock received contrary instructions from one or more of the stockholders. Each Shutterstock stockholder will continue to receive a separate proxy card. By “householding” Shutterstock can reduce printing costs, mailing costs and fees.

If you are a Shutterstock stockholder of record and wish to receive a separate information statement and proxy statement/prospectus, or if your household is receiving multiple sets of these documents and would prefer to receive only one set, please send a written request to the Corporate Secretary Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, NY 10118. Stockholders owning their shares through a bank, broker, or other nominee may request to discontinue or begin householding by contacting their bank, broker or nominee. You can also request additional copies or notify Shutterstock that you no longer wish to participate in householding by contacting Broadridge Financial Solutions, Inc. at 1-800-579-1639, online at www.proxyvote.com or by email, sendmaterial@proxyvote.com.

Attending the Shutterstock Special Meeting (via the Internet)

The special meeting will be entirely online. You will not be able to attend the meeting in person. In order to listen to and participate in the special meeting, visit www.virtualshareholdermeeting.com/SSTK2025SM and follow the posted instructions. You will need the control number printed on your proxy card or voting instruction form. The webcast will start at 10:00 a.m. Eastern Time on June 10, 2025. Shutterstock stockholders may vote and submit questions while connected to the special meeting on the Internet.

Assistance

If you have any questions concerning the merger or this information statement and proxy statement/prospectus, would like additional copies of this information statement and proxy statement/prospectus, or need help voting your shares of Shutterstock common stock, please direct your inquiry to Corporate Secretary at Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118, or Shutterstock’s proxy solicitor, D.F. King & Co., Inc., toll-free at (1-888-605-1956) or via email at SSTK@dfking.com.

SHUTTERSTOCK PROPOSALS

Proposal No. 1 — Merger Proposal

At the Shutterstock special meeting, the Shutterstock stockholders will be asked to adopt the merger agreement. Holders of Shutterstock common stock should read this information statement and proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this information statement and proxy statement/prospectus as Annex A.

The Shutterstock board, has unanimously (i) approved the terms of the merger agreement and the merger contemplated thereby, (ii) determined that it is advisable to enter into the merger agreement, (iii) approved the execution and delivery by Shutterstock of the merger agreement, the performance by Shutterstock of its covenants and agreements contained therein and the consummation of the transactions upon the terms and subject to the conditions contained in the merger agreement, and (iv) resolved to submit the merger agreement to the Shutterstock stockholders and to recommend the adoption of the merger agreement by the Shutterstock stockholders. Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Approval of the merger proposal requires the affirmative vote of a majority in voting power of the issued and outstanding shares of Shutterstock common stock entitled to vote on the proposal. Accordingly, if a Shutterstock stockholder takes any action other than voting “FOR” the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. For example, if a Shutterstock stockholder votes “ABSTAIN” or fails to instruct its bank, brokerage firm or other nominee to vote at the Shutterstock special meeting, it will have the same effect as a vote “AGAINST” the merger proposal. The merger cannot be completed without the approval of the merger proposal.

The Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” the proposal to adopt the merger agreement.

Proposal No. 2 — Non-binding Compensation Proposal

Section 14A of the Exchange Act, and Rule 14a-21(c) under the Exchange Act require that Shutterstock seek a nonbinding advisory vote from its stockholders to approve the “golden parachute” compensation that may be paid or become payable to Shutterstock’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger — Interests of Shutterstock’s Directors and Executive Officers in the Merger” beginning on page 80, including the table titled “Merger-Related Compensation for Shutterstock’s Named Executive Officers” and its accompanying footnotes. As required by these provisions, Shutterstock is asking the Shutterstock stockholders to cast an advisory vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Shutterstock’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Shutterstock’s Directors and Executive Officers in the Merger” and “The Merger — Merger-Related Compensation for Shutterstock’s Named Executive Officers” beginning on pages 80 and 83, respectively, are hereby APPROVED.”

The vote on the non-binding compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation proposal and vice versa. Because the vote on the non-binding compensation proposal is advisory only, it will not be binding on either Shutterstock or Getty Images. Therefore, if the merger proposal is approved and the merger is completed, the compensation payments that are contractually required to be paid by Shutterstock to its named executive officers will or may be paid or become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Shutterstock stockholders on the non-binding compensation proposal. Approval of this non-binding compensation proposal is not a condition to the closing of the merger.

Approval of the non-binding compensation proposal requires the affirmative vote a majority of the votes cast affirmatively or negatively, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the non-binding compensation proposal. Accordingly, if a Shutterstock stockholder votes “ABSTAIN” or fails to instruct its bank, brokerage firm or other nominee to vote at the Shutterstock special meeting, it will have no effect on the voting results for the non-binding compensation proposal.

The Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” approval of the non-binding compensation proposal.

Proposal No. 3 — Adjournment Proposal

The chairperson of the Shutterstock special meeting in his or her capacity as such has the authority to adjourn such meeting in accordance with Shutterstock’s bylaws. In addition, Shutterstock is asking its stockholders to authorize the holder of any proxy solicited by the Shutterstock board to vote in favor of an adjournment of the Shutterstock special meeting from time to time in order to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal or if otherwise determined by the chairperson of the meeting to be necessary or appropriate.

Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote a majority of the votes cast affirmatively or negatively, either in person or represented by proxy, at the Shutterstock special meeting and entitled to vote on the adjournment proposal. Accordingly, if a Shutterstock stockholder votes “ABSTAIN” or fails to instruct its bank, brokerage firm or other nominee to vote at the Shutterstock special meeting, it will have no effect on the voting results for the adjournment proposal. If a quorum is not present, the adjournment proposal requires the approval of a majority in voting power of the Shutterstock stockholders present or represented by proxy at the Shutterstock special meeting. Accordingly, the failure of any shares present or represented by proxy at the Shutterstock special meeting to vote “FOR” the adjournment proposal will be treated as a vote “AGAINST” the adjournment proposal.

The Shutterstock board unanimously recommends that Shutterstock stockholders vote “FOR” the adjournment proposal.

DESCRIPTION OF GETTY IMAGES WRITTEN CONSENT
ENTERED INTO BY GETTY IMAGES’ SIGNIFICANT STOCKHOLDERS

The Getty Images stock issuance requires the affirmative consent of the holders of a majority of the outstanding Getty Images common stock entitled to vote thereon.

On January 7, 2025, Getty Investments L.L.C., Mark Getty, The October 1993 Trust, The Options Settlement (collectively, the “Getty Family stockholders”), and Koch Icon Investments, LLC (the “Koch Investor” and, together with the Getty Family stockholders, the “Getty Images significant stockholders”), the holders of approximately 66% of the shares of Getty Images common stock outstanding and entitled to vote on such matters, executed a written consent in lieu of a meeting, approving the Getty Images stock issuance. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger.

Because less than all of the Getty Images stockholders approved the Getty Images stock issuance, this information statement and proxy statement/prospectus serves as your notice pursuant to Section 228(e) of the DGCL that such corporate actions were taken. This information statement and proxy statement/prospectus shall constitute notice, pursuant to Section 228(e) of the DGCL to Getty Images’ stockholders who have not consented in writing to the actions set forth in the Getty Images written consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been January 7, 2025, the date the Getty Images written consent was delivered to Getty Images.

Getty Images has not solicited and will not be soliciting its stockholders’ authorization or approval of the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, including the Getty Images stock issuance.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this information statement and proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire information statement and proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

The Shutterstock board and the Getty Images board have each unanimously approved the merger agreement. Under the merger agreement, (i) Merger Sub 1 will be merged with and into Shutterstock with Shutterstock surviving such merger as a wholly owned subsidiary of HoldCo, immediately followed by a conversion of Shutterstock into a Delaware limited liability company, (ii) Merger Sub 2 will be merged with and into Holdco with HoldCo surviving as a wholly owned subsidiary of Getty Images in a series of transactions we refer to as the merger, (iii) Holdco will merge with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Getty Images.

Upon the completion of the merger, each share of Shutterstock common stock outstanding (other than shares held by a holder who did not vote in favor of the adoption of the merger agreement and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Shutterstock, Getty Images Merger Sub 2 or Merger Sub 3) will be converted into the right to receive the merger consideration.

Each holder of shares of Shutterstock common stock will be entitled to elect to receive as merger consideration, subject to proration, for each share of Shutterstock common stock held by such holder:

(i)     cash consideration of $9.50 and 9.17 shares of Getty Images common stock;

(ii)    cash consideration of $28.8487; or

(iii)   13.67237 shares of Getty Images Common Stock.

If no election is made by a holder, each of such holder’s shares of Shutterstock Common Stock shall be treated as having made an election to receive $9.50 in cash and 9.17 shares of Getty Images common stock. The total cash amount and the total stock amount available as consideration will be fixed immediately prior to the effective time. Cash elections will be subject to proration if cash elections are oversubscribed, and stock elections will be subject to proration if stock elections are oversubscribed, as more fully described herein under “The Merger Agreement — Merger Consideration — Proration.”

No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders will receive cash in lieu of any fractional shares of Getty Images common stock to which they otherwise would have been entitled.

As a result of the foregoing, based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of January 6, 2025, the last trading day before public announcement of the merger, it is expected that Getty Images stockholders will hold approximately 54.7%, and Shutterstock stockholders will hold approximately 45.3%, of the fully diluted shares of the combined company immediately after the merger.

Shortly following the execution of the merger agreement, the Getty Images significant stockholders, the holders of approximately 66% of the shares of Getty Images common stock outstanding and entitled to vote on such matters as of January 7, 2025, executed a written consent in lieu of a meeting, approving the Getty Images stock issuance. As a result, no further action by any Getty Images stockholder is required in connection with the approval by Getty Images stockholders of the Getty Images stock issuance, which is the only Getty Images stockholder approval required in connection with the merger.

Shutterstock stockholders are being asked to adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

Getty Images has existed in its current form since July 22, 2022, when Getty Images, which was then known as Vector Holding, LLC and a wholly owned subsidiary of special purpose acquisition corporation CC Neuberger Principal Holdings II, acquired Griffey Global Holdings, Inc., the holding company of Getty Images, Inc. and its subsidiaries (the “Getty Images Listing Transaction”). As a result of the Getty Images Listing Transaction, Vector Holdings, LLC changed its name to “Getty Images Holdings, Inc.” and its Class A Common Stock and warrants representing the right to acquire shares of Class A Common Stock commenced trading on the New York Stock Exchange under the ticker symbol “GETY” and “GETY WS,” respectively, on July 25, 2022. Immediately following the closing, and as a result of the Getty Images Listing Transaction, the Getty Family Stockholders, Koch Icon Investments, LLC, NBOKS and CC Neuberger Principal Holdings II Sponsor LLC each became greater than five percent stockholders of Getty Images.

Shutterstock has existed in its current form since October 16, 2012, when Shutterstock, Inc., a Delaware corporation, completed its initial public offering. Shutterstock’s common stock is listed on the New York Stock Exchange under the symbol “SSTK.”

Each of the Getty Images board and the Shutterstock board and their respective senior management regularly review and discuss their respective company’s performance, business strategy and competitive position in the industries in which it operates. In addition, such boards and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions and other strategic transactions, as part of ongoing efforts to strengthen their respective overall business, respond to the rapidly changing visual content landscape and enhance stockholder value. As a result of these reviews in recent years, Getty Images acquired Unsplash in 2021 and Shutterstock acquired Pond5 and Splash in 2022, Giphy in 2023 and Backgrid and Envato in 2024.

Over the years, Getty Images and certain of its directors and principal investors, including affiliates of the Getty Family Stockholders, have maintained ongoing formal and informal relationships with Berenson & Company, LLC (“Berenson”) based on, among other things, Berenson’s expertise as a financial advisor across a wide variety of strategic transactions, industry knowledge and familiarity with Getty Images. Among the various strategic alternatives which Berenson discussed with Getty Images and certain of its directors and principal investors, including affiliates of the Getty Family Stockholders, from time to time was a potential combination with Shutterstock.

Over the years, Shutterstock has maintained an ongoing formal and informal relationship with Allen & Company based on, among other things, Allen & Company’s expertise as a financial advisor on a wide variety of transactions and knowledge of the media and content industry. From time to time, Allen & Company provides members of Shutterstock senior management with customary advice, including with respect to macro-economic conditions, industry developments, and potential strategic alternatives that may be available to Shutterstock. Among the various strategic alternatives which Allen & Company discussed with Shutterstock from time to time was a potential combination with Getty Images.

On February 8, 2024, a representative of Allen & Company and Mark Getty, Chairman of Getty Images, engaged in ordinary course conversations during which Mark Getty expressed Getty Images’ interest in a potential combination with Shutterstock.

On March 26, 2024, Paul Hennessy, Chief Executive Officer of Shutterstock, and Craig Peters, Chief Executive Officer and a director of Getty Images, held a meeting during which they discussed the merits of a combination. No price was discussed and no specific proposals were made on the call.

On April 10, 2024, during a regularly scheduled meeting of the Getty Images board, Mr. Peters informed the Getty Images board of, and provided an overview of, his March 26, 2024 meeting with Mr. Hennessy.

On April 22, 2024, at an executive session during a regularly scheduled meeting of the Shutterstock board, Mr. Hennessy informed the Shutterstock board of his March 26, 2024 meeting with Mr. Peters. The Shutterstock board decided to table additional discussions on the matter and to not actively pursue a possible transaction with Getty Images at that time.

In late August 2024, representatives of Allen & Company and members of senior management of Shutterstock held a call to discuss potential strategic alternatives. During such call, Getty Images’ prior interest in a possible transaction was discussed and Shutterstock directed representatives of Allen & Company to inquire with Getty Images’ about Getty Images’ continued interest in a possible transaction.

On August 30, 2024, a representative of Allen & Company, at the direction of Shutterstock, telephoned Mark Getty to inquire about Getty Images’ continued interest in a possible transaction with Shutterstock. During this call, Mr. Getty indicated that Getty Images would potentially be receptive to engaging in preliminary discussions regarding a possible transaction. During this time, Getty Images contacted Berenson to be included in these preliminary discussions, although no engagement letter with Berenson was signed at this time. No price was discussed and no specific proposals were made on the call.

In early September 2024, following the August 30, 2024 call, Mr. Getty informed the other Getty Images directors of his discussion with the representative of Allen & Company.

On September 4, 2024, Mr. Getty emailed the representative from Allen & Company and indicated that Getty Images was prepared to engage in due diligence, with the intent of considering a potential transaction.

On September 6, 2024, at the direction of Shutterstock, the representative of Allen & Company informed Mr. Getty that Shutterstock was willing to share certain preliminary due diligence materials with Getty Images in connection with exploring a potential transaction subject to Getty Images entering into a nondisclosure agreement.

On September 7, 2024, Mr. Getty spoke with representatives of Berenson to relay the possibility of a potential transaction and instruct Berenson to begin a preliminary diligence review of the potential transaction.

On September 24, 2024, Mr. Getty sent an initial due diligence request list to a representative of Allen & Company, which Allen & Company shared with Shutterstock senior management.

On September 26, 2024, Mr. Hennessy provided via email an update to the Shutterstock board on the recent discussions between Allen & Company and Mr. Getty with respect to a potential transaction, and indicated an intention for Shutterstock to enter into a nondisclosure agreement with Getty Images to facilitate further discussions.

Beginning in late September 2024, Mr. Peters and Jennifer Leyden, the Chief Financial Officer of Getty Images, began to exchange preliminary views and potential approaches to modeling regarding a possible transaction with representatives of Berenson.

On October 1, 2024, at the direction of Shutterstock, a representative from Allen & Company delivered a draft mutual nondisclosure agreement, which included a customary mutual standstill provision that expired upon the other party’s entry into a definitive agreement for the sale of such party, to Mr. Getty for review by Getty Images.

On October 3, 2024, representatives of Berenson discussed a high-level preliminary financial analysis of a potential transaction with Mr. Peters and Ms. Leyden based on publicly available information.

On October 13, 2024, Getty Images and Shutterstock entered into a mutual nondisclosure agreement which included a customary mutual standstill provision (which would cease to apply in the event that the other party enters into a definitive agreement with a third party to sell a majority of the other party’s outstanding equity or substantially all of such party’s assets).

On October 14, 2024, Shutterstock provided representatives of Getty Images and Berenson with access to a virtual data room containing non-public information regarding Shutterstock in order to facilitate Getty Images’ evaluation of a potential transaction.

On October 16, 2024, the Getty Images board met via videoconference and Mr. Peters provided the Getty Images board with a history of discussions with Shutterstock, reviewed initial financial performance information related to the proposed transaction, noted areas for further diligence and provided an update that Getty Images had entered into a mutual nondisclosure agreement with Shutterstock. The Getty Images board approved the continued engagement with Shutterstock and related diligence.

On October 21, 2024, the Shutterstock board held a regularly scheduled meeting, with members of Shutterstock senior management in attendance. During the meeting, Mr. Lapham and Colleen Kearney, Deputy General Counsel of Shutterstock, recommended engaging Allen & Company as financial advisor in connection with potential strategic transactions due to, among other reasons, Allen & Company’s familiarity with Shutterstock and Allen & Company’s industry and its substantial experience in transactions similar to the proposed transaction.

On October 24, 2024, representatives of Berenson met via videoconference with Mr. Peters, Ms. Leyden, Ms. Kellough, and certain Getty Images directors (Messrs. Maxwell, Watson, Harris and Peters) to discuss their respective preliminary findings regarding due diligence information that had been provided by Shutterstock.

On October 28, 2024, the Shutterstock board met via videoconference. Members of Shutterstock senior management and representatives of White & Case, outside counsel to Shutterstock, also attended the meeting. During the meeting, representatives of White & Case reviewed the Shutterstock board’s fiduciary duties under Delaware law. Discussion followed regarding the anticipated process of the proposed transaction and next steps. The Shutterstock board determined that in any initial pricing discussions it should be conveyed that Shutterstock’s position is that any possible transaction should result in Shutterstock stockholders receiving a premium over the trading price of Shutterstock common stock and at least a portion of the transaction consideration in cash. The Shutterstock board approved the continued engagement with Getty Images and directed management to proceed with a scheduled meeting amongst the Shutterstock and Getty business teams on November 4, 2024.

On October 29, 2024, Mr. Getty sent a list of high-level considerations regarding a potential transaction to a representative of Allen & Company to be addressed in the November 4, 2024 meeting, which the representative of Allen & Company shared with Shutterstock senior management.

On November 4, 2024, members of Getty Images senior management (including Mr. Peters and Mses. Leyden and Kellough), members of Shutterstock senior management (including Messrs. Oringer, Hennessey, Powell, Lapham, Yahes and Suh), certain Getty Images directors (Messrs. Getty, Maxwell, Watson and Harris) and representatives of Allen & Company met in person and via videoconference for management presentations by members of Shutterstock senior management.

Following the meeting on November 4, 2024, Mr. Peters sent a representative of Allen & Company a follow-up list of due diligence requests, which the representative of Allen & Company shared with Shutterstock senior management.

On November 5, 2024, at the direction of Shutterstock, a representative of Allen & Company responded to Mr. Peters additional due diligence requests with further information and indicated that additional information would be uploaded to the virtual data room.

On November 6, 2024, a member of Shutterstock senior management emailed the Shutterstock board to inform them of the details of the November 4, 2024 meeting.

On November 12, 2024, representatives of Berenson, Mr. Peters and Mses. Leyden and Kellough and certain Getty Images directors (Messrs. Getty, Harris, Maxwell and Watson) met via videoconference to discuss making a potential transaction proposal to Shutterstock.

Following this meeting, on November 12, 2024, Mr. Getty telephoned a representative of Allen & Company to discuss a transaction pursuant to which Getty Images and Shutterstock would merge on an all-equity basis with pro forma fully diluted ownership equal to a 55% Getty Images and 45% Shutterstock economic participation split, based on the then-current respective market capitalizations of Getty Images and Shutterstock. During this call, the representative of Allen & Company conveyed to Mr. Getty Shutterstock’s position that any possible transaction should result in Shutterstock stockholders receiving a premium over the trading price of Shutterstock common stock and a portion of the transaction consideration in cash.

On November 13, 2024, representatives of Berenson met with representatives of Allen & Company to discuss the guidance that representatives of Allen & Company had conveyed to Mr. Getty the prior day. During this meeting, the representatives of Allen & Company requested on behalf of Shutterstock that Getty Images provide a written proposal to Shutterstock.

Between November 14, 2024 and November 19, 2024, members of Getty Images senior management had a number of discussions with representatives of Berenson, representatives of Skadden, outside legal counsel to Getty Images, and certain Getty Images directors (Messrs. Getty, Harris, Maxwell and Watson) to discuss the potential terms of a written proposal to Shutterstock. These discussions included a presentation by Berenson of preliminary financial modeling outputs, including operating cases based on due diligence by Berenson and Getty Images senior management to date, potential approaches to valuation and analysis of leverage of a combined company and the development of a term sheet that could be delivered to the Shutterstock board.

On November 17, 2024, representatives of Allen & Company had a call with certain members of Shutterstock senior management to update them on recent conversations between representatives of Allen & Company and Berenson.

Later on November 17, 2024, Mr. Hennessey emailed the Shutterstock board informing them of the recent conversations between representatives of Allen & Company and Berenson.

On November 20, 2024, the Getty Images board met to review the draft term sheet that had been developed by members of Getty Images senior management in consultation with certain Getty Images directors (Messrs. Getty, Harris, Maxwell and Watson) and representatives of Berenson and Skadden. At this meeting, the Getty Images board approved delivery of a term sheet to the Shutterstock board reflecting an exchange ratio that reflected a 55% Getty Images and 45% Shutterstock economic participation in a combined company and a cash payment to Shutterstock stockholders of $5.00 per share of Shutterstock common stock, subject to customary election and proration mechanics. Representatives of Berenson also discussed with such directors preliminary projections regarding Getty Images, Shutterstock and a potential combined business that had been prepared by Getty Images together with Berenson regarding operating assumptions for Getty Images’ and Shutterstock’s businesses. The Getty Images board further offered its guidance, and authorized certain Getty Images directors (Messrs. Getty, Harris, Maxwell, Peters and Watson), to negotiate the terms of the potential transaction, subject to approval by the Getty Images board. The term sheet further contemplated that Mr. Peters would serve as Chief Executive Officer of the combined company and that the initial composition of the board of directors of the combined company would consist of one-third Shutterstock directors, with Mr. Getty serving as Chairman, and two thirds Getty Images directors. The term sheet also provided that the parties would seek commitments from certain significant stockholders of Getty Images and Shutterstock to vote their shares in favor of the potential transaction and indicated that Getty Images and Shutterstock would discuss whether certain significant stockholders of the combined company would be subject to standard lock-up agreements restricting their ability to sell stock of the combined company following the consummation of the potential transaction. Additionally, the term sheet provided that Getty Images would have final control of overall strategy and decisions with respect to regulatory filings and any related litigation, subject to consulting with and considering in good faith the views of Shutterstock. Finally, the term sheet provided that Getty Images and Shutterstock would enter into exclusive negotiations through December 31, 2024. Following review of the term sheet and discussion by the Getty Images directors, the Getty Images board authorized Mr. Getty to deliver the term sheet and a cover letter to Mr. Hennessy.

Later on November 20, 2024, following the meeting of the Getty Images board, Mr. Getty sent the term sheet and cover letter addressed to the Shutterstock board to Mr. Hennessy.

Later on November 20, 2024, members of Shutterstock senior management (including Messrs. Oringer and Hennessey) and representatives of Allen & Company held a meeting to discuss the term sheet.

On November 21, 2024, representatives of Berenson contacted representatives of Allen & Company to discuss the term sheet. During this meeting, representatives of Allen & Company raised certain questions previously discussed with members of Shutterstock senior management, including regarding the exchange ratio, calculation of the fully-diluted share counts for each of Getty Images and Shutterstock, the proposed election and proration mechanics, the proposed significant stockholder lock-ups and the availability of due diligence information regarding Getty Images and its business.

Between November 21, 2024 and November 23, 2024, representatives of Berenson and representatives of Allen & Company further discussed the calculations of fully-diluted share counts and the proposed election and proration mechanics.

Between November 21, 2024 and November 26, 2024, members of Shutterstock senior management and representatives of Allen & Company and White & Case held various meetings to discuss the term sheet. These meetings included discussion of the potential implications of the term sheet proposals, including the proposed exchange ratio that reflected a 55% Getty Images and 45% Shutterstock economic participation in a combined company and the proposed cash payment to Shutterstock stockholders of $5.00 per share of Shutterstock common stock, as well as the formulation of counterproposal.

On November 26, 2024, the Shutterstock board met via videoconference. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. Representatives of Allen & Company reviewed the history of negotiations between the parties, the terms of Getty Images’ November 20, 2024 term sheet and certain preliminary financial analysis. The Shutterstock board discussed the strategic rationale for the proposed transaction, including the prospects of the combined company, the unlocking of cost synergies identified by Shutterstock management and deleveraging of the combined company. Following the discussion, the Shutterstock board approved the continued engagement with Getty Images and directed Allen & Company to communicate a counterproposal to Getty Images, the terms of which included 50% Getty Images and 50% Shutterstock economic participation in the combined company and a cash payment to Shutterstock stockholders of $7.50 per share of Shutterstock common stock.

Later on November 26, 2024, at the direction of the Shutterstock board, representatives of Allen & Company contacted representatives of Berenson via telephone to deliver the oral counterproposal to the term sheet on the terms directed by the Shutterstock board. Representatives of Berenson promptly shared the terms of the oral counterproposal with the Getty Images board.

On November 26, 2024 and November 27, 2024, members of Getty Images senior management had multiple discussions with representatives of Berenson, representatives of Skadden and certain Getty Images directors (Messrs. Getty, Harris, Maxwell and Watson) to discuss the terms of the counterproposal. These meetings included further discussion of due diligence findings and preliminary financial modeling by members of Getty Images senior management and representatives of Berenson. Following these discussions, it was agreed that Berenson would deliver a verbal counterproposal to Allen & Company and that the full Getty Images’ board would be provided an update on the counterproposal.

On November 27, 2024, representatives of Berenson contacted representatives of Allen & Company via telephone to deliver the counterproposal. The terms of the counterproposal included a 55% Getty Images and 45% Shutterstock economic participation in the combined company and a cash payment to Shutterstock stockholders of $6.25 per share of Shutterstock common stock. In addition, representatives of Berenson provided additional detail to representatives of Allen & Company regarding Getty Images’ calculations of fully-diluted share counts and the proposed terms of the agreement with Getty Images’ and Shutterstock’s significant stockholders regarding post-closing matters (the “significant stockholder agreement”). Following additional discussions later that day between representatives of Berenson and representatives of Allen & Company it was agreed that a call would be scheduled for November 29, 2024 between representatives of Skadden and White & Case, to clarify Getty Images’ proposal regarding the significant stockholder agreement.

On November 29, 2024, representatives of Skadden and White & Case met via videoconference to discuss the proposed significant stockholder agreement. Representatives of Berenson and Allen & Company, Ms. Kellough, Mr. Lapham, and Ms. Kearney, also attended the meeting. During this meeting, representatives of White & Case reported that Shutterstock had not held detailed conversations with Mr. Oringer or his counsel regarding his entry into a significant stockholder agreement. In addition, the voting agreements contemplated to be provided by certain Getty Images and Shutterstock significant stockholders (the “voting and support agreements”) and exclusivity period requested by Getty Images were discussed at this meeting.

On November 29, 2024, the Shutterstock board met via videoconference. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. Representatives of Allen & Company discussed Getty Images’ proposed new terms and provided a preliminary financial analysis with respect to the proposed transaction. The Shutterstock board discussed engaging Allen & Company as financial advisor as recommended by senior management of Shutterstock. Taking into consideration Allen & Company’s familiarity with Shutterstock and its industry and Allen & Company’s substantial experience in transactions similar to the proposed transaction, the Shutterstock board unanimously approved Shutterstock’s engagement of Allen & Company as financial advisor with respect to the proposed transaction. The Shutterstock board also discussed the terms of, and directed Allen & Company to communicate, a counterproposal to Getty Images, the terms of which included 53.5% Getty Images and 46.5% Shutterstock economic participation in the combined company and a cash payment to Shutterstock stockholders of $6.25 per share of Shutterstock common stock.

Later on November 29, 2024, at the direction of the Shutterstock board, representatives of Allen & Company contacted representatives of Berenson via telephone to deliver the oral counterproposal to Getty Images’ November 27, 2024 counterproposal on the terms directed by the Shutterstock board. During this call, representatives of Allen & Company and Berenson also discussed Shutterstock’s and Getty Images’ respective calculations of the fully-diluted share counts of each party used to develop their respective exchange ratios for the proposed transaction. Representatives of Berenson promptly shared the terms of the oral counterproposal with the Getty Images board.

On November 30, 2024, representatives of Allen & Company and Berenson held a call to further discuss Shutterstock’s and Getty Images’ respective calculations of the fully-diluted share counts of each party used to develop their respective exchange ratios for the proposed transaction.

Later on November 30, 2024, Mr. Peters, Ms. Kellough, certain Getty Images directors (Messrs. Watson, Getty, Maxwell and Harris) and certain representatives of Berenson met via videoconference to discuss the new Shutterstock proposal. There was also discussion of the potential implications of the latest Shutterstock proposal and formulation of a Getty Images’ counterproposal to present to Shutterstock.

In early December, 2024, Getty Images contacted representatives of J.P. Morgan to discuss the potential transaction given J.P. Morgan’s extensive experience in providing financial advisory services and fairness opinions for public merger-of-equals transactions. Representatives of J.P. Morgan had separately been working with Getty Images on a potential refinancing transaction.

On December 1, 2024, representatives of Berenson contacted representatives of Allen & Company via videoconference to deliver an oral counterproposal to Shutterstock’s November 29, 2024, counterproposal. The terms of the counterproposal reflected discussions that had occurred between Shutterstock and Getty Images following the initial November 20, 2024, draft term sheet, included a 9.17 exchange ratio to reflect a 54.5% Getty Images and 45.5% Shutterstock economic participation in the combined company (and to clarify the calculation of fully-diluted share counts) and a cash payment to Shutterstock stockholders of $6.25 per share of Shutterstock common stock.

Later on December 1, 2024, Skadden delivered to White & Case and Mr. Lapham a revised term sheet that reflected the terms of the oral counterproposal provided by Berenson on December 1, 2024, and a draft exclusivity agreement. The revised term sheet also reflected that the board of directors for the combined company would consist of 60% Getty Images directors and 40% Shutterstock directors. In addition, the revised term sheet clarified that in respect of the significant stockholders committing to vote their shares in favor of the transaction, the commitment by significant stockholders of Getty Images and Shutterstock would be correspondingly sized, clarified the proposed lock-up terms that would be requested from significant stockholders of Shutterstock and Getty Images and contemplated that the combined company would conduct a secondary offering of common stock within 90 days of closing of the proposed transaction for the benefit of those significant stockholders.

On December 2, 2024, the Shutterstock board met via videoconference. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. Representatives of Allen & Company reviewed the terms of Getty Images’ December 1, 2024 proposal. The Shutterstock board then discussed in detail the terms of the December 1, 2024 proposal, including the risks related to Getty Images’ ability to obtain the applicable financing to fund the potential transaction and refinance its existing indebtedness. Following such discussion, the Shutterstock board considered the request for exclusivity and, giving consideration to (i) the economic terms set forth in the December 1, 2024 proposal, (ii) the fact that based on discussions they do not believe there are any other viable strategic counterparties, and (iii) the fact that under the exclusivity agreement, Shutterstock would have the option to terminate exclusivity upon three business days’ notice at any time on or after January 1, 2025, the Shutterstock board approved the continued engagement with Getty Images on an exclusive basis through December 31, 2024, subject to ongoing due diligence.

Later on December 2, 2024, at the direction of the Shutterstock board, representatives of Allen & Company contacted representatives of Berenson via telephone to discuss the revised term sheet delivered to White & Case on December 1, 2024. During this call, representatives of Allen & Company and Berenson discussed, among other things, the Shutterstock board’s questions regarding Getty Images’ proposed financing of the transaction, the parties’ respective covenants with respect to the regulatory approval process, and the economic terms of the revised term sheet, including the exchange ratio, its calculation and the amount of the cash payment to Shutterstock stockholders. Representatives of Berenson and Allen & Company also discussed a timeline for Shutterstock’s review of additional due diligence information relating to Getty Images.

Following this call, on December 2, 2024, White & Case contacted Skadden to discuss in more detail certain points that had been raised earlier in the day by representatives of Allen & Company on behalf of Shutterstock, including (i) the regulatory approval process and covenants and (ii) that the Shutterstock board expected that Getty Images would obtain commitments with respect to an extension of its existing financing and refinancing of the debt of the combined company.

On December 3, 2024, White & Case delivered to Skadden a revised term sheet and revised exclusivity agreement. The revised term sheet provided, among other things, that Shutterstock and Getty Images would share control over the regulatory process with mutual obligations to take certain actions to obtain regulatory approvals. Further, the revised term sheet contemplated that execution of a definitive merger agreement would be conditioned on Getty Images obtaining executed commitments with respect to an extension of its existing financing and refinancing of the debt of the combined company.

Later on December 3, 2024, the Getty Images board met via videoconference to discuss the revised term sheet and the follow up discussions that had taken place between Getty Images’ advisors and Shutterstock’s advisors. Members of Getty Images senior management and representatives of Berenson and Skadden also attended the meeting. During this session, representatives of Skadden discussed with the directors their fiduciary duties under Delaware law. Representatives of Skadden also reviewed with the Getty Images board written conflicts disclosure that had previously been provided by Berenson. Following discussions regarding the open issues in the term sheet, the Getty Images board instructed Getty Images senior management and Berenson and Skadden to continue to negotiate the open issues in the term sheet with Shutterstock and its advisors.

Later on December 3, 2024, representatives of Berenson contacted representatives of Allen & Company via telephone to further discuss the financing and regulatory process questions that had been raised in Shutterstock’s December 3, 2024 term sheet. During this discussion, representatives of Berenson communicated to representatives of Allen & Company that Getty Images would not commit to undertake a process to refinance its existing indebtedness prior to entering into a definitive merger agreement, but that Getty Images was fully committed to working toward a timeline to reach a fully negotiated and executed merger agreement by the end of the year. Berenson also conveyed Getty Images’ willingness to move promptly forward with a mutual due diligence process.

Also on December 3, 2024, Shutterstock representatives delivered a due diligence tracker with a list of diligence requests for Getty Images to senior management of Getty Images. Getty Images representatives acknowledged receipt of this diligence request list and scheduled a call with Shutterstock for December 4, 2024 to discuss Shutterstock’s due diligence of Getty Images.

Also on December 3, 2024, Skadden delivered to White & Case an updated exclusivity agreement that was executed by Getty Images. Skadden noted at this time that issues remained open in the term sheet but that Getty Images desired to enter into exclusivity notwithstanding the open issues.

On December 4, 2024, senior management of Getty Images and Shutterstock and representatives of Berenson and Allen & Company met via videoconference to discuss Shutterstock’s due diligence process for Getty Images.

Also on December 4, 2024, representatives of Berenson and Allen & Company had additional calls during which they discussed open issues in the term sheet regarding financing and regulatory process.

Later in the day on December 4, 2024, Skadden and White & Case had a call to discuss the process for finalizing definitive documents prior to the end of the year. During this call, White & Case communicated that Shutterstock was not prepared at such time to enter into an exclusivity agreement given the then-current state of the open items in the term sheet regarding financing and regulatory process.

Between December 4, 2024 and December 10, 2024, representatives of Berenson, Allen & Company, Skadden and White & Case continued to discuss the open issues in the term sheet. During these discussions, at the direction of Shutterstock, representatives of Allen & Company communicated a revised proposal from Shutterstock regarding Getty Images’ financing for the proposed transaction, including that financing commitments would not be required to be delivered prior to signing of a definitive merger agreement, but that Shutterstock would have the right to terminate the merger agreement and have Getty Images pay a termination fee if Getty Images did not complete its refinancing prior to March 31, 2025. During these discussions, Getty Images and its representatives stated that such a provision regarding refinancing would not be acceptable. Instead, Getty Images would be willing to agree to obtain, prior to signing of a definitive merger agreement, a back-up financing commitment regarding the payment of the $6.25 cash per Shutterstock share portion of the merger consideration. As a result of these discussions, Getty Images indicated that it would agree to use reasonable best efforts following signing of a definitive merger agreement to extend (or obtain binding commitments to such an extension that were conditioned only on closing of the merger) the maturity of its currently outstanding term indebtedness to at least 24 months following the closing date contemplated by the merger agreement. In addition, Getty Images and Shutterstock had discussions relating to, and ultimately agreed to, a termination right for Shutterstock in the merger agreement — and the right to be paid a termination fee of $40.0 million dollars — if Getty Images was not able to successfully extend the maturity of its outstanding term indebtedness by closing of a transaction (subject to being provided a 15 business day marketing period following the satisfaction of conditions to closing).

On December 6, 2024, Ms. Leyden, Mr. Peters, Steven Kanner, Vice President, Investor Relations and Treasury at Getty Images, Getty Images director Mr. Maxwell and representatives of J.P. Morgan held a call to discuss conducting a financial analysis of the proposed transaction and J.P. Morgan delivering a fairness opinion. On the call, the parties also discussed the possibility of Getty Images obtaining committed financing for the cash portion of the merger consideration and pausing its ongoing refinancing process while negotiations over the potential transaction with Shutterstock continued.

On December 6, members of senior management and certain directors of Shutterstock held a call to discuss the status of the proposed transaction and various open workstreams, including recent communications between the parties and their advisors and the ongoing due diligence process.

On December 6, 2024, Getty Images provided virtual data room access to Shutterstock and its representatives.

On December 8, members of senior management and certain directors of Shutterstock held a call to discuss the status of the proposed transaction and various open workstreams, including recent communications between the parties and their advisors and the ongoing due diligence process.

On December 10, 2024, Getty Images and Shutterstock entered into a letter agreement pursuant to which they agreed to negotiate exclusively with each other with respect to any transaction involving 20% or more of their respective common stock or assets. The letter agreement terminated upon execution of the definitive merger agreement and could have been terminated by either party upon three business days’ notice at any time on or after January 1, 2025.

On December 12, 2024, representatives from Berenson shared a preliminary draft of the Getty Images forecasts with management of Shutterstock and representatives of Allen & Company via email and by posting such projections in the virtual data room.

On December 14, 2024, Skadden delivered an initial draft of the merger agreement for the proposed transaction to White & Case.

On December 16, 2024, representatives of Berenson, Allen & Company and management of Shutterstock and Getty Images met via videoconference to discuss the preliminary draft of the Getty Images forecasts. Management of Shutterstock and representatives of Allen & Company asked the Getty Images management and Berenson representatives various questions related to the preliminary draft of the Getty Images forecasts.

On December 17, 2024, Skadden delivered an initial draft of the significant stockholder agreement and the voting and support agreement to White & Case.

Also on December 17, 2024, representatives of Skadden and White & Case held a call to discuss the initial draft of the merger agreement, including (i) the anticipated plan for the Getty Images board composition after closing, (ii) the regulatory covenants, (iii) the proposed treatment of outstanding Shutterstock equity awards and (iv) Shutterstock’s expectation that Getty Images would promptly extend its existing term financing after signing.

On December 18, 2024, the Shutterstock board met via videoconference. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. The Shutterstock board reviewed the material relationships disclosure by Allen & Company delivered in advance of the meeting. Senior management led a discussion regarding the Shutterstock forecasts. Discussion followed regarding the Shutterstock forecasts, the foreseeable risks and opportunities of Shutterstock continuing on a stand-alone basis, and the cost synergies projected in the proposed transaction versus the forecasted growth of the stand-alone Shutterstock business over the next ten years. Representatives of White & Case provided an update on open issues in the transaction documents including the merger agreement and the voting agreements that Mr. Oringer and certain Getty Images significant stockholders were being asked to enter into. Representatives of Allen & Company then provided an update on Getty Images’ refinancing plans as communicated by representatives of Berenson and Getty Images’ and Shutterstock’s recent stock performance, including the recently released J.P. Morgan analyst report. The directors engaged in a detailed discussion regarding the potential transaction, including the economic terms in light of Getty

Images’ and Shutterstock’s recent stock performance, and the risks related to Getty Images’ ability to obtain the applicable financing to fund the potential transaction and refinance its existing indebtedness. The Shutterstock board approved (i) the Shutterstock forecasts and the distribution of the Shutterstock forecasts by Allen & Company to Berenson, (ii) the continued engagement with Getty Images, and (iii) Mr. Oringer entering into negotiations with Getty Images with respect to the voting agreement and Mr. Oringer ultimately entering into the agreed upon voting agreement.

On December 19, 2024, at the direction of the Shutterstock board, representatives of Allen & Company shared the Shutterstock forecasts, which had been approved and authorized by the Shutterstock board, with Getty Images and Berenson by posting such projections in the virtual data room.

Also on December 19, 2024, representatives of Berenson and Allen & Company and senior management of Getty Images and Shutterstock held discussions via videoconference regarding potential synergies at a high level following a merger and plans for communications.

On December 20, 2024, the Getty Images board authorized the distribution of the final Getty Images forecasts as follows, (i) to J.P. Morgan, the Getty Images forecast for Getty Images, the Getty Images forecast for Shutterstock and the Getty Images forecast for the combined business, for use by J.P. Morgan in its financial analyses in connection with a potential transaction, and (ii) to Shutterstock, the Getty Images forecast for Getty Images, which representatives of Berenson then shared with representatives of Allen & Company via email and posted to the virtual data room. Additional information related to the Getty Images forecasts can be found under “— Getty Images Forecasts.”

On December 21, 2024, White & Case sent a revised draft of the merger agreement for the proposed transaction to Skadden.

On December 21, 2024, representatives of Allen & Company sent Shutterstock’s questions relating to the previously provided Getty Images forecasts to representatives of Berenson. Between December 21, 2024 and December 23, 2024 representatives of Berenson provided representatives of Allen & Company responses to Shutterstock’s questions, which representatives of Allen & Company promptly shared with Shutterstock management.

On December 22, 2024, representatives of Allen & Company and members of Shutterstock senior management held a call to discuss the merger consideration being offered in the proposed transaction in light of the respective then-current trading prices of Getty Images and Shutterstock. On the call, Shutterstock senior management directed representatives of Allen & Company to convey to Getty Images and its advisors that Shutterstock was not prepared to transact at a discount to its then-current trading price.

On December 23, 2024, representatives of Allen & Company, at the direction of Shutterstock, held a call with representatives of Berenson and Mr. Getty to discuss the merger consideration being offered in the proposed transaction in light of the respective then-current trading prices of Getty Images and Shutterstock. Mr. Getty stated during the call that he would not negotiate the proposed economic terms, including the amount of cash to be included in the merger consideration.

Also on December 23, 2024, representatives of Berenson, J.P. Morgan, Allen & Company and management of Shutterstock and Getty Images met via videoconference to discuss the Shutterstock forecasts. Management of Getty Images and representatives of Berenson and J.P. Morgan asked management of Shutterstock and representatives of Allen & Company various questions related to the Shutterstock forecasts.

Also on December 23, 2024, representatives of Allen & Company, at the direction of Shutterstock, held a call with Mr. Watson to discuss the merger consideration being offered in the proposed transaction.

Also on December 23, 2024, representatives of Getty Images, Skadden, Ernst & Young, Berenson, Shutterstock, White & Case, and Allen & Company held a meeting via videoconference to discuss the tax due diligence of Shutterstock and the tax materials provided by Shutterstock in the virtual data room.

Also on December 23, 2024, J.P. Morgan provided a relationship disclosure letter to Getty Images management, which provided customary relationship disclosures with respect to Getty Images and Shutterstock and certain of their affiliates.

On December 24, 2024, Skadden sent a revised draft of the merger agreement for the proposed transaction to White & Case.

On December 24, 2024, White & Case sent an email to Skadden indicating that, after discussion with Mr. Oringer’s counsel, Shutterstock and Mr. Oringer’s position was that (i) Mr. Oringer’s voting and support agreement should have a cut back to 25% in the event that Shutterstock’s board makes an adverse recommendation change, (ii) Getty Images’ significant stockholders’ voting and support agreement should lock up all of their shares, with a cut back to 25% in the event that Getty Images’ board makes an adverse recommendation change and (iii) Getty Images’ significant stockholders deliver a written consent (the “Getty Images stockholder written consent”) within 24-hours of the signing of the merger agreement. Skadden responded that day that such proposal was not consistent with the parties’ discussions in connection with the term sheet.

On December 27, 2024, senior management of Getty Images and Shutterstock held high-level discussions via videoconference regarding potential synergies following a merger, including annual cost synergies across selling, general and administrative expenses as well as capital expenditures.

Also on December 27, 2024, senior management of Getty Images and Shutterstock and representatives of Ernst & Young, Berenson, KPMG, tax advisor for Shutterstock, Allen & Company, Skadden and White & Case held a meeting via videoconference to discuss the tax due diligence of Getty Images and the tax materials provided by Getty Images in the virtual data room.

Later on December 27, 2024, outside legal counsel to Mr. Oringer sent revised drafts of the voting and support agreement and significant stockholder agreement to Skadden, which reflected Shutterstock and Mr. Oringer’s positions communicated by White & Case on December 24, 2024 regarding the significant stockholders’ voting and support agreements.

On December 28, 2024, J.P. Morgan was engaged by Getty Images to act as a financial advisor in connection with the proposed transaction, pursuant to an engagement letter reflecting this engagement.

On December 29, 2024, senior management of Getty Images and Shutterstock and representatives of Skadden and White & Case held a call to discuss the then-current draft of the merger agreement, including (i) the regulatory process and covenants, (ii) obligations of Getty Images following the closing with respect to Shutterstock’s employees, (iii) the composition of the Getty Images board after closing and (iv) Shutterstock’s obligations to cooperate with Getty Images’ financing efforts.

On December 30, 2024, senior management of Getty Images shared a preliminary draft of investor presentation materials with senior management of Shutterstock.

On December 31, 2024, Skadden sent a revised draft of the significant stockholder agreement to White & Case and outside legal counsel to Mr. Oringer.

On January 1, 2025, White & Case sent a revised draft of the merger agreement for the proposed transaction to Skadden.

On January 2, 2025, representatives of Allen & Company and Berenson met via videoconference to discuss the merger consideration being offered in the proposed transaction. At the direction of Shutterstock, representatives of Allen & Company reiterated to Berenson Shutterstock’s position that Shutterstock was not prepared to transact at a discount to its then-current trading price. Later that day, representatives of Berenson met with Getty Images senior management and certain Getty Images directors (Messrs. Getty, Maxwell, Watson and Harris) to discuss the call between representatives of Allen & Company and Berenson.

Also on January 2, 2025, Skadden sent a revised draft of the merger agreement for the proposed transaction, as well as a revised draft of the significant stockholder agreement to White & Case.

Also on January 3, 2025, J.P. Morgan provided an updated relationship disclosure letter to Getty Images management, which provided customary relationship disclosures with respect to Getty Images and Shutterstock and certain of their affiliates.

On the afternoon of January 3, 2025, Bloomberg released a news article that Getty Images was exploring a merger with Shutterstock. Terms of the proposed merger were not discussed in the article.

On January 3, 2025 and January 4, 2025, Messrs. Peters and Hennessy had discussions via email regarding the amount of cash to be included as part of the merger consideration. Initially, Mr. Peters proposed $8.00 per share in cash, with the same exchange ratio previously discussed by the parties, conditioned upon Shutterstock’s acceptance of Getty Images’ positions on key issues that remained open. Mr. Hennessy responded that this proposal would still reflect a “discount” to Shutterstock’s per share value in his perspective and was not acceptable. Representatives of Berenson and representatives of Allen & Company had multiple discussions during this period regarding the contemplated requirement for committed financing for the cash portion of the merger consideration at announcement. During this period, at the direction of the Getty Images board, Mr. Peters sent Mr. Hennessy a revised financial proposal offering $9.25 per share in cash, or $9.50 per share in cash if Shutterstock would agree to forego a requirement for committed financing at announcement for the cash portion of the merger consideration, with the same exchange ratio previously discussed by the parties and the same conditions previously offered. Mr. Hennessy countered the proposal at $10.00 per share in cash and provided his view on certain other issues that were being discussed. Mr. Peters clarified his position on these issues, but did not increase the amount of per share cash consideration in Getty Images’ proposal.

On January 4, 2025, the Getty Images board met via videoconference. Members of Getty Images senior management and representatives of Berenson, J.P. Morgan and Skadden also attended the meeting. During this session, Mr. Peters provided an update to the Getty Images board on the status of the potential transaction, including that a revised proposal was sent to Shutterstock, that Shutterstock rejected such proposal and that Getty Images was awaiting further feedback from Shutterstock. During the session, representatives of Skadden provided an update on open issues in the transaction documents and again reviewed with the directors their fiduciary duties under Delaware law. Representatives of Skadden also reviewed with the Getty Images board updated material relationships disclosures by each of Berenson and J.P. Morgan. Representatives of Berenson provided an overview of financial implications of key financial terms of the proposed transaction under various scenarios, including a general overview of the trading prices of Getty Images and Shutterstock relative to each other and to the Standard & Poor’s 500 index and additional details about each company’s trading price following the publication of the Bloomberg news article. Representatives of J.P. Morgan also provided an overview of the key financial terms of the potential transaction, including a presentation of J.P. Morgan’s preliminary financial analyses of the potential transaction, a comparison of the valuations of Getty Images and Shutterstock, and a pro forma analysis if the potential transaction were to be consummated. The Getty Images board then discussed next steps for a potential transaction and aligned on a counterproposal for Mr. Peters to present to Shutterstock reflecting per share merger consideration of $9.25 in cash (or $9.50, if Shutterstock agreed to drop its request for committed financing) and a 9.17 exchange ratio for each share of Shutterstock. The Getty Images board also discussed that, if an agreement with Shutterstock could not be reached, that Getty Images would focus on its standalone refinancing.

On January 4, 2025, the Shutterstock board met via videoconference to discuss the revised proposal. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. Mr. Hennessy provided an update on the proposed transaction, including Bloomberg’s news article and the impact on Getty Images’ stock price and the economics of the revised proposal. Representatives of Allen & Company then discussed a preliminary financial analysis of the revised proposal. Representatives of White & Case then updated the Shutterstock board on the open legal terms of the revised proposal. Discussion of the revised proposal followed, and the Shutterstock board determined to move forward with certain suggested revisions, including an outside date of 18 months and a reciprocal termination fee of 3% of transaction value. The Shutterstock board also directed the management team and advisors to communicate the counterproposal to Getty Images.

On January 5, 2025, White & Case sent Skadden a revised draft of the merger agreement as well as a revised draft of the significant stockholder agreement. The revised draft of the merger agreement did not require Getty Images to secure committed financing prior to execution of the merger agreement.

Also on January 5, 2025, the Getty Images board met via videoconference. Members of Getty Images senior management and representatives of Berenson and Skadden also attended the meeting. During this session, Mr. Peters began by providing an update to the Getty Images board on the status of the potential transaction, including that he had provided the revised proposal to Shutterstock and was awaiting further feedback. Representatives of Skadden provided an update on open issues in the transaction documents. The Getty Images board also discussed accepting Shutterstock’s proposed treatment of outstanding Shutterstock equity awards (that unvested equity awards would be converted into awards of stock only or a mix of cash and stock equivalent to the merger consideration), if Shutterstock agreed to per share merger consideration of $9.50 in cash (with no requirement for committed financing) and 9.17 shares of Getty Images for each share of Shutterstock and authorized Mr. Peters to present this position to Shutterstock.

Later on January 5, 2025, following the Getty Images board meeting, Skadden sent White & Case a list of outstanding issues in the merger agreement, including the regulatory process and covenants treatment of outstanding Shutterstock equity awards, including (i) whether unvested equity awards would be converted into awards of stock only or a mix of cash and stock equivalent to the merger consideration and (ii) whether unvested performance stock awards would be converted based on target performance, actual performance or the greater of the two. Shutterstock’s position on these outstanding equity awards was that holders of Shutterstock performance stock units and restricted stock units should receive a mixed cash and stock election as merger consideration.

Later on January 5, 2025, members of senior management and certain directors of Shutterstock, and representatives of White & Case and Allen & Company held a call to discuss the outstanding issues in the merger agreement set forth on the issues list provided by Skadden.

Later on January 5, 2025, representatives of White & Case and Skadden held a call to discuss outstanding issues in the merger agreement set forth on the issues list provided by Skadden.

Later on January 5, 2025, Mr. Peters communicated via email to Mr. Hennessy that Getty Images would accept Shutterstock’s position that unvested Shutterstock equity awards would be converted into awards of a mix of cash and stock equivalent to the merger consideration; however, other elements of Getty Images’ previous proposal were maintained.

On January 5, 2025, the Shutterstock board met via videoconference to discuss Getty Images’ proposal. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. Representatives of Allen & Company presented a preliminary financial analysis with respect to the proposed transaction. Representatives of White & Case also reviewed the terms and conditions set forth in the proposed transaction documents, including the remaining open issues in the merger agreement. Representatives of White & Case also reviewed the Shutterstock board’s fiduciary duties under Delaware law.

On January 6, 2025, Skadden sent White & Case a revised draft of the merger agreement as well as a revised draft of the voting and support agreement and significant stockholder agreement. The draft voting and support agreement reflected a compromise position that (i) all of Mr. Oringer’s shares would be subject to the voting and support agreement, with no cut back in the event of an adverse recommendation change by Shutterstock’s board and (ii) the Getty Images’ significant stockholders would deliver the Getty Images stockholder written consent within forty eight (48) hours of execution of the merger agreement, in lieu of voting and support agreements. Over the course of the day on January 6, 2025, Skadden and White & Case continued to share revised drafts of the merger agreement and discuss open items related to the proposed transaction. Shutterstock and Getty Images agreed to the remaining key financial terms, and the two parties agreed to use the closing prices on January 2, 2025 as the reference prices for the merger agreement as it related to the cash and stock conversions for the merger consideration.

Also on January 6, 2025, the Audit Committee of the Getty Images board (the “Getty Images Audit Committee”) met via videoconference. In advance of such meeting, the Getty Images Audit Committee was provided with substantially final drafts of (i) the amended and restated registration rights agreement, (ii) the significant stockholder agreement, (iii) the letter agreements with the Getty family stockholders and Koch Icon Investments, LLC, regarding certain commitments of such significant stockholders in connection with facilitating the potential transaction and the reimbursement of such stockholders for certain out-of-pocket expenses incurred in connection therewith and (iv) the letter agreements with CC NB Sponsor 2 Holdings LLC and CC Capital SP, LP and Neuberger Berman Opportunistic Capital Solutions Master Fund LP, regarding certain commitments of such stockholders in connection with the potential transaction (collectively, the “related person agreements”). Members of Getty Images senior management and representatives of Skadden also attended the meeting. During this session, representatives of Skadden discussed with the committee members the terms and conditions set forth in the proposed related person agreements. The Getty Images Audit Committee reviewed and unanimously adopted resolutions approving the related person agreements.

Following the meeting of the Getty Images Audit Committee, on January 6, 2025, the Getty Images board met via videoconference. In advance of such meeting, Skadden provided the Getty Images board with substantially final drafts of the transaction documents, including the merger agreement, the voting and support agreement with Mr. Oringer and the related person agreements. Members of Getty Images senior management and representatives of Berenson, J.P. Morgan and Skadden also attended the meeting. During this session, representatives of Skadden again discussed with the directors their fiduciary duties under Delaware law. Representatives of Skadden also reviewed the terms and conditions set forth in the proposed transaction documents, including how issues that had been reviewed with the Getty Images board during its meeting on January 5, 2025 had been resolved. Representatives of Berenson discussed with the Getty Images board the proposed economic terms of the transaction and the impact of the final negotiated economic terms of the proposed transaction. Representatives of J.P. Morgan then reviewed with the Getty Images board J.P. Morgan’s financial analyses of the aggregate consideration provided for in the merger agreement. Following its presentation, and, at the request of the Getty Images board, J.P. Morgan verbally delivered its oral opinion to the Getty Images board (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion addressed to the Getty Images board, dated January 6, 2025), to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images. J.P. Morgan’s opinion is more fully described under “The Merger — Opinion of J.P. Morgan Securities LLC.” The Getty Images board then discussed the proposed merger agreement and, in light of the Getty Images board’s review and consideration of the factors described under “— Getty Images’ Reasons for the Merger,” the members of the Getty Images board unanimously adopted resolutions approving, among other things, Getty Images’ entry into the merger agreement and the voting and support agreement with Mr. Oringer, and ratifying the related person agreements based on the review and approval of such related person agreements by the Getty Images Audit Committee.

Also on January 6, 2025, the Shutterstock board met via videoconference. In advance of such meeting, White & Case provided the Shutterstock board with substantially final drafts of the transaction documents, including the merger agreement. Members of Shutterstock senior management and representatives of Allen & Company and White & Case also attended the meeting. During this session, representatives of Allen & Company reviewed with the Shutterstock board Allen & Company’s financial analysis of the proposed transaction. Representatives of White & Case described how the open legal items discussed in the previous Shutterstock board meeting had been resolved and provided the Shutterstock board with an overall summary of the merger agreement. The directors then engaged in discussion regarding the financial and legal aspects of the transaction. Thereafter, representatives of Allen & Company, at the request of the Shutterstock board, rendered Allen & Company’s oral opinion to the Shutterstock board, which was subsequently confirmed by delivery of a written opinion to the Shutterstock board dated January 6, 2025, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Shutterstock common stock. Allen & Company’s opinion is more fully described under “The Merger — Opinion of Allen & Company LLC.” The Shutterstock board then discussed the proposed merger agreement and, in light of the Shutterstock board’s review and consideration of the factors described under “— Shutterstock’s Reasons for the Merger,” the members of the Shutterstock board unanimously adopted resolutions approving, among other things, Shutterstock’s entry into the merger agreement.

Following these sessions, representatives of Skadden, with the assistance of Getty Images’ senior management team, finalized the remaining immaterial terms and conditions of the merger agreement and the other transaction documents with Shutterstock and White & Case and the terms of the significant stockholder agreement, the amended and restated registration rights agreement and Mr. Oringer’s voting and support agreement with outside legal counsel to Mr. Oringer, the Getty Family Stockholders and the Koch Investor. Additionally, representatives of Skadden and Getty Images’ senior management team finalized with Shutterstock and White & Case external communications following the execution of the agreement. Later that evening, Getty Images and Shutterstock entered into the merger agreement dated as of January 6, 2025.

On January 7, 2025, prior to the opening of trading markets, Getty Images and Shutterstock issued a joint press release announcing the transaction and hosted a joint call to further discuss the transaction.

Also on January 7, 2025, the Getty Family Stockholders and the Koch Investor executed the Getty Images stockholder written consent, which Skadden delivered to White & Case later that day.

Getty Images’ Reasons for the Merger

In evaluating the merger, the Getty Images board consulted with Getty Images management, as well as independent legal and financial advisors, and, in the course of reaching its decision (i) to approve and declare advisable the merger agreement, the merger and other transactions contemplated thereby and (ii) subject to the terms and conditions of the merger agreement, to recommend that the Getty Images stockholders approve the issuance of Getty Images common stock, the Getty Images board considered a number of factors, including the following material factors:

•        the opportunity for Getty Images’ stockholders to participate in the benefits that are expected to result from the merger, including the expectation that the business combination between Getty Images and Shutterstock will create a premier visual content company better positioned to meet the evolving needs of customers across the creative, media and advertising industries than either Getty Images or Shutterstock could do on their own;

•        Getty Images management’s assessment that the proposed business combination between Getty Images and Shutterstock is expected to benefit consumers by resulting in (i) a broader set of visual content products across still imagery, video, music, 3D and other asset types, (ii) greater capacity for the combined company to invest in innovative content creation, (iii) expanded event coverage and (iv) enhancement of customer facing technologies and capabilities, such as search, 3D imagery and generative AI, which together, Getty Images management believes, will allow the combined company to deliver a comprehensive offering to address diverse customer needs;

•        Getty Images management’s estimate, consistent with Shutterstock’s management’s estimate, that the combination of Getty Images and Shutterstock would result in between $150 million and $200 million in annual cost synergies across selling, general and administrative expenses as well as capital expenditures within the first three years, with approximately two-thirds available within the first twelve to twenty-four months, which synergies would not be achievable without completing the merger;

•        Getty Images management’s belief that the merger would result in deleveraging of Getty Images with robust cash generation to further strengthen the combined company’s financial profile and drive accelerated debt reduction and shareholder value creation;

•        Getty Images management’s belief that the combined company would have a strengthened balance sheet and increased cash flow, in part as a result of synergies and accelerated deleveraging, that management believes will provide both the financial strength and flexibility to weather competitive challenges (including such challenges posed by generative AI) and provide a foundation for future growth;

•        Getty Images management’s belief that the merger will be accretive to the combined company’s earnings and cash flow beginning in year two after the merger;

•        Getty Images management’s belief that the merger will meaningfully increase the public float of the combined company, thereby improving the combined company’s capital markets positioning;

•        Getty Images management’s assessment that the proposed business combination between Getty Images and Shutterstock is expected to benefit content creators by providing substantially greater opportunities for the combined company across product and content types to reach more than 1.4 million annual subscribers and customers in over 200 countries;

•        an assessment of alternatives to the merger (principally consisting of stand-alone development opportunities) and the expectation that the merger will create a more relevant, innovative, competitive and financially successful business than Getty Images would be able to create on a standalone basis;

•        Getty Images management’s assessment that the proposed business combination between Getty Images and Shutterstock presented attributes necessary for a successful merger, including strategic fit, acceptable execution risk, and financial benefits to Getty Images’ stockholders;

•        that the combined company will benefit from an experienced and highly motivated management team;

•        historical information concerning Getty Images and Shutterstock’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed Getty Images board’s determination as to the relative values of Getty Images, Shutterstock and the combined company;

•        the Getty Images forecasts and the Shutterstock forecasts;

•        the results of Getty Images’ due diligence review of Shutterstock’s businesses and operations;

•        the financial analyses presented by J.P. Morgan to the Getty Images board and the January 6, 2025 oral opinion delivered by J.P. Morgan to the Getty Images board, which was subsequently confirmed by delivery of its written opinion, dated January 6, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the aggregate consideration to be paid by Getty Images in the merger was fair, from a financial point of view, to Getty Images. J.P. Morgan’s opinion is more fully described under “The Merger — Opinion of J.P. Morgan Securities LLC” beginning on page 62 of this information statement and proxy statement/prospectus. The full text of the written opinion of J.P. Morgan, dated January 6, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this information statement and proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion;

•        that Getty Images expects the combined company to have the financial strength to invest in the combined company’s growth and innovation, while maintaining the flexibility and liquidity necessary to weather competitive challenges (including such challenges posed by generative AI) in the creative, media and advertising industries;

•        Getty Images management’s belief, on a pro forma 2024 basis, that the combined company would have an attractive financial profile, including (i) revenue of between $1,979 million and $1,993 million, including 46% of subscription revenue, (ii) pre-synergy EBITDA of between $569 million and $574 million, (iii) pre synergy Adjusted EBITDA less capital expenditures of between $461 million and $466 million and (iv) pre synergy net leverage of 3.0x pro forma 2024 pre-synergy EBITDA;

•        the terms and conditions in the merger agreement, including (i) certain deal protection provisions that preclude Shutterstock from actively soliciting alternative transaction proposals and requires payment by Shutterstock of a $32.7 million breakup fee to Getty Images under certain circumstances, including in the event that the merger agreement is terminated by Shutterstock to accept a superior proposal, (ii) that the parties agreed to use reasonable best efforts to obtain certain regulatory approvals related to the merger, (iii) that Mark Getty, the Chairman of the Getty Images board, will serve as the Chairman of the combined company, (iv) that the Getty Images board will designate six of the eleven members of the combined company’s board of directors, (v) that Craig Peters, the Chief Executive Officer of Getty Images, will serve as the Chief Executive Officer of the combined company and (vi) that Getty Images’ stockholders will own 54.7% of the combined company immediately following the completion of the merger based on fully diluted share counts as of January 6, 2025;

•        that the Getty Images significant stockholders and Mr. Oringer agreed to certain lock up provisions with respect to sale of stock in the combined company following the closing; and

•        that Mr. Oringer agreed to enter into a voting and support agreement, agreeing to vote his share of Shutterstock in favor of the merger.

In the course of its deliberations, the Getty Images board also considered the following risks and other countervailing factors related to entering into the merger agreement that had previously been identified and discussed by Getty Images management and the Getty Images board:

•        the potential upside in Getty Images’ stand-alone strategic plan;

•        the possibility of encountering difficulties in successfully integrating Shutterstock’s business, operations and workforce with those of Getty Images and in achieving the synergies and other benefits anticipated to result from the merger;

•        the risk that the parties may not receive the necessary or advisable regulatory approvals or clearances to complete the merger, or the receipt thereof may materially delay consummation of the merger, or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions that may cause one of the closing conditions to not be satisfied;

•        the fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Getty Images common stock, meaning Getty Images cannot be sure of the market value of the merger consideration that it will pay to Shutterstock stockholders in the merger;

•        the risk that Getty Images will not (i) be able to complete its existing debt modifications as required by the merger agreement or (ii) have sufficient funds to consummate the merger and be obligated to pay a $40.0 million termination fee;

•        the possibility that the merger might not be consummated for an extended period of time, the fact that the merger agreement imposes restrictions on the operations of Getty Images during the interim period between the execution of the merger agreement and the consummation of the merger, the effect of those restrictions on Getty Images’ operations and performance during that potentially extended interim period and the possibility that those restrictions could delay or prevent Getty Images from pursuing certain business opportunities that may arise during that time;

•        the possibility that the merger might not be consummated, and the fact that if it is not consummated: (i) Getty Images’ directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transactions; (ii) Getty Images will have incurred significant transaction expenses and opportunity costs; (iii) Getty Images’ relationships with its customers, key partners, content creators, employees and other third parties may be adversely affected; (iv) the trading price of Getty Images’ stock could be adversely affected; (v) the market’s perceptions of Getty Images and its prospects could be adversely affected; and (vi) Getty Images’ business may be subject to significant disruptions and decline;

•        diversion of the attention of the combined company’s management and other key employees by the integration process;

•        the potential disruption of, or the loss of momentum in, the combined company’s ongoing business as part of the integration process;

•        the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses of Getty Images and Shutterstock;

•        the challenge of integrating the workforces of Getty Images and Shutterstock while maintaining focus on providing consistent, high quality customer service and running an efficient operation;

•        the risk that despite Shutterstock’s and Getty Images’ efforts and the efforts of the combined company after the merger, Shutterstock, Getty Images, and the combined company may not be able to retain key personnel;

•        that litigation may occur in connection with the merger and that such litigation could prevent the merger or increase costs related to the merger;

•        the possibility that the Getty Images significant stockholders might not have delivered their written consent approving the Getty Images stock issuance in connection with the merger within 48 hours of execution of the merger agreement, in which case Shutterstock would have had the right to terminate the merger agreement and Getty Images would have owed a termination fee of $32.7 million; and

•        the other risks described above in the section entitled “Risk Factors” beginning on page 16.

The foregoing discussion of the information and factors considered by the Getty Images board is not intended to be exhaustive but includes the material factors considered by the Getty Images board. In reaching its decision to approve and declare advisable the merger agreement, the merger and other transactions contemplated thereby, the Getty Images board did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weights to different factors. The Getty Images board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

In addition, the Getty Images board also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the Getty Images board concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

For the reasons set forth above, the Getty Images board unanimously (i) approved the terms of the merger agreement and the merger, (ii) determined that it is advisable to enter into the merger agreement, (iii) approved the execution and delivery by Getty Images of the merger agreement, the performance by Getty Images of its covenants and agreements contained in the Merger Agreement and the consummation of the merger upon the terms and subject to the conditions contained therein, including the issuance of Getty Images common stock, and (iv) resolved to submit the issuance of Getty Images common stock to the stockholders of Getty Images and to recommend approval of such stock issuance in connection with the merger by the stockholders Getty Images. The written consent of Getty Images’ significant stockholders approving the issuance of Getty Images common stock in connection with the merger as contemplated by the merger agreement was obtained on January 7, 2025.

It should be noted that the explanation of the reasoning of the Getty Images board and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

Unaudited Prospective Financial Information

Getty Images and Shutterstock do not as a matter of course make public detailed forecasts or projections for extended periods, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.

In connection with the merger, Getty Images and Shutterstock are including in this information statement and proxy statement/prospectus certain unaudited prospective financial information for Getty Images and Shutterstock, and estimated synergies, that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of this information is included in this information statement and proxy statement/prospectus solely for the purpose of providing Getty Images stockholders and Shutterstock stockholders access to certain non-public information made available to the Getty Images board and J.P. Morgan, which, at the direction of Getty Images’ management, used such prospective financial information for the purposes of its financial analyses and fairness opinion delivered to the Getty Images board, and to the Shutterstock board and Allen & Company, which delivered a fairness opinion to the Shutterstock board.

None of Getty Images, Shutterstock, nor their respective financial advisors considers the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Getty Images and Shutterstock operate and the risks and uncertainties described under “Risk Factors” beginning on page 16, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15 and in the reports that Getty Images and Shutterstock file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Getty Images and Shutterstock and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Getty Images and Shutterstock could or might have taken during these time periods as those are subject to change based on actual experience and business developments. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of this prospective financial information should not be regarded as an indication that any of Getty Images, Shutterstock, their respective affiliates, officers, directors, advisors or other representatives considered, or now considers, this prospective financial information to be necessarily predictive of actual future performance or events, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.

The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any unanticipated circumstances or events occurring after the date it was prepared, including macroeconomic events or market conditions. The prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this information statement and proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The stand-alone prospective financial information for Getty Images and Shutterstock were prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed, and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this information statement and proxy statement/prospectus a summary of the prospective financial information, neither Getty Images nor Shutterstock, nor any of their respective representatives, has made or makes any representation to any person regarding the ultimate performance of Getty Images or Shutterstock compared to the information contained in the prospective financial information. Neither Getty Images, Shutterstock, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions, except as required by applicable securities laws. None of Getty Images, Shutterstock or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Getty Images stockholder, Shutterstock stockholder or other person regarding Getty Images’ or Shutterstock’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved.

In light of the foregoing, and considering that the Shutterstock special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review Getty Images’ and Shutterstock’s most recent SEC filings for a description of their reported financial results and the financial statements of Getty Images and Shutterstock incorporated by reference in this information statement and proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 180. The prospective financial information summarized in this section is not included in this information statement and proxy statement/prospectus in order to induce any Shutterstock stockholder to vote in favor of the merger proposal or the adjournment proposal to be voted on at the Shutterstock special meeting.

The prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this information statement and proxy statement/prospectus has been prepared by, and is the responsibility of, Getty Images’ and Shutterstock’s management. Ernst & Young LLP (Getty Images’ independent registered public accounting firm) and PricewaterhouseCoopers LLP (Shutterstock’s independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this information statement and proxy statement/prospectus relates to Shutterstock’s previously issued financial statements. The Ernst & Young LLP report included in this information statement and proxy statement/prospectus relates to Getty Images’ previously issued financial statements. Neither of these reports extends to the prospective financial information and should not be read to do so.

Getty Images Forecasts

In connection with the evaluation of a potential transaction by the Getty Images board, Getty Images’ management independently prepared certain unaudited prospective financial information for Getty Images, for Shutterstock and for the combined business for fiscal years 2024 through 2029 (the “Getty Images forecasts”). The Getty Images forecasts were made available to the Getty Images board in connection with its consideration and evaluation of the merger, and were provided by Getty Images’ management to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion as described below in the section captioned “The Merger Proposal — Opinion of J.P. Morgan Securities LLC.”

The following table contains certain unaudited prospective financial information for Getty Images (the “Getty Images forecast for Getty Images”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$939	$990	$1,040	$1,071	$1,124	$1,158
Gross Profit	679	708	743	766	804	828
Adjusted EBITDA(1)	293	303	318	326	342	350

____________

(1)      “Adjusted EBITDA” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (excluding the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

On the basis of the above Getty Images forecast for Getty Images, and at the direction of Getty Images’ management, J.P. Morgan presented the following additional income statement items to the Getty Images board (which line items were mathematically derived from the Getty Images forecast for Getty Images):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA (post-SBC)(1)	$275	$285	$300	$308	$324	$332
Unlevered Free Cash Flow(2)	—	155	177	180	192	196

____________

(1)      “Adjusted EBITDA (post-SBC)” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (including the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)      “Unlevered Free Cash Flow” is a non-GAAP measure that reflects Adjusted EBITDA (post-SBC), less tax, capital expenditures, change in net working capital and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

The following table contains certain unaudited prospective financial information for Shutterstock (the “Getty Images forecast for Shutterstock”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$939	$933	$819	$814	$806	$798
Gross Profit	614	606	548	547	542	537
Adjusted EBITDA(1)	249	190	182	173	165	151

____________

(1)      “Adjusted EBITDA” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (excluding the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

On the basis of the above Getty Images forecast for Shutterstock, and at the direction of Getty Images’ management, J.P. Morgan presented the following additional income statement items to the Getty Images board (which line items were mathematically derived from the Getty Images forecast for Shutterstock):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA (post-SBC)(1)	208	150	142	132	125	111
Unlevered Free Cash Flow(2)	—	90	53	73	66	54

____________

(1)      “Adjusted EBITDA (post-SBC)” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (including the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)      “Unlevered Free Cash Flow” is a non-GAAP measure that reflects Adjusted EBITDA (post-SBC), less tax, capital expenditures, change in net working capital and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

The following table contains certain unaudited prospective financial information for the combined business (the “Getty Images forecast for the combined business”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$1,878	$1,923	$1,859	$1,885	$1,930	$1,956
Gross Profit	1,293	1,314	1,291	1,313	1,346	1,365
Pro Forma EBITDA(1)	542	493	615	633	663	667
Pre-Tax Unlevered Free Cash Flow(2)	—	—	402	503	548	555

____________

(1)      “Pro Forma EBITDA” is a non-GAAP measure for the combined business that reflects earnings before interest, tax, depreciation and amortization, excluding merger-related expenses and other non-operating items. This measure includes estimated realized operating synergies and estimated savings from business efficiency. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)      “Pre-Tax Unlevered Free Cash Flow” is a non-GAAP measure that reflects Pro Forma EBITDA less change in net working capital, less capital expenditures, less merger-related expenses and other non-operating items. Pre-Tax Unlevered Free Cash Flow was only calculated for years 2026E, 2027E, 2028E and 2029E given the expected period between signing and closing of the merger. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

Shutterstock Forecasts

In connection with the evaluation of a potential transaction by the Shutterstock board, Shutterstock’s management independently prepared certain unaudited prospective financial information with respect to Shutterstock on a stand-alone basis for fiscal years 2024 through 2034 (the “Shutterstock forecasts”). The Shutterstock forecasts were made available to the Shutterstock board in connection with its consideration and evaluation of the merger, and were provided by Shutterstock’s management to Allen & Company and approved by Shutterstock for Allen & Company use and reliance in connection with its financial analyses and opinion as described below in the section captioned “The Merger Proposal — Opinion of Allen & Company LLC.”

The following table contains certain unaudited prospective financial information for Shutterstock (the “Shutterstock forecast for Shutterstock”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$940	$1,059	$1,113	$1,168	$1,191	$1,199	$1,142	$1,100	$1,050	$995	$935
Gross Profit(1)	718	824	869	916	932	935	887	852	812	767	719
Adjusted EBITDA(2)	247	285	312	345	361	360	336	315	292	268	249

____________

(1)      “Gross Profit” is a non-GAAP measure that reflects total revenue less royalties paid to contributors, certain custom production costs and credit card processing fees. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)      “Adjusted EBITDA” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (excluding the impact of stock-based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

On the basis of the above Shutterstock forecast for Shutterstock, Allen & Company presented the following additional income statement items for Shutterstock to the Shutterstock board:

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Unlevered Free Cash Flow(1)	$117	$160	$190	$206	$206	$195	$161	$150	$133	$116	$104

____________

(1)      “Unlevered Free Cash Flow” is a non-GAAP measure that reflects Adjusted EBITDA (post-SBC), less tax, capital expenditures, content acquisition, change in net working capital and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

The following table contains certain unaudited prospective financial information for Getty Images (the “Shutterstock forecast for Getty Images”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$939	$960	$993	$1,018	$1,054	$1,080
Gross Profit	679	694	718	733	759	778
Adjusted EBITDA(1)	293	303	318	323	338	347

____________

(1)      “Adjusted EBITDA” is a non-GAAP measure that reflects earnings before interest, tax, depreciation and amortization (excluding the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

On the basis of the above Shutterstock forecast for Getty Images, Allen & Company presented the following additional income statement items for Getty Images to the Shutterstock board:

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Unlevered Free Cash Flow(1)		$159	$179	$180	$192	$196

____________

(1)      “Unlevered Free Cash Flow” is a non-GAAP measure that reflects Adjusted EBITDA (post-SBC), less tax, capital expenditures, change in net working capital and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

The following table contains certain unaudited prospective financial information for the combined business (the “Shutterstock forecast for the combined business”):

Income Statement ($ in millions)	Fiscal Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue			$2,016	$2,186	$2,245
Pro Forma EBITDA(1)			700	785	874
Pre-Tax Unlevered Free Cash Flow(2)			388	456	508

____________

(1)      “Pro Forma EBITDA” is a non-GAAP measure for the combined business that reflects earnings before interest, tax, depreciation and amortization (excluding the impact of stock based compensation), excluding merger-related expenses and other non-operating items. This measure includes estimated realized operating synergies and estimated savings from business efficiency. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)      “Pre-Tax Unlevered Free Cash Flow” is a non-GAAP measure that reflects Pro Forma EBITDA less change in net working capital, less capital expenditures, less merger-related expenses and other non-operating items. Pre-Tax Unlevered Free Cash Flow was only calculated for years 2026E, 2027E, and 2028E given the expected period between signing and closing of the merger. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

Certain Estimated Synergies

In December 2024, Getty Images and Shutterstock management both independently and collaboratively prepared estimates of certain synergies estimated to be potentially realizable by the combined company in connection with the merger. Getty Images and Shutterstock management agreed that the estimated synergies include expected run rate synergies between $150 million and $200 million within the first three years after closing, which are referred to as the “estimated synergies,” with approximately two-thirds expected to be achieved within the first twelve to twenty-four months after closing. The estimated synergies were provided to the Getty Images and Shutterstock boards of directors and to their respective financial advisors for their use and reliance in connection with their respective financial analyses and opinions.

The estimated synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the merger. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Certain Matters Relating to Berenson

Berenson is serving as lead financial advisor to Getty Images in connection with the merger. Berenson is an independent merchant-banking firm based in New York. The firm provides bespoke investment banking services to clients around the world, as well as managing its own and third party capital for investments in a range of public and private enterprises.

Under the terms of its engagement letter, Berenson served as lead financial advisor to Getty Images in connection with the merger. Pursuant to such engagement letter, Getty Images agreed to pay to Berenson, and has subsequently paid following execution of the merger agreement, a fee of $2.0 million, which fee was not contingent upon closing of the merger. Getty Images has also agreed to pay to Berenson, contingent upon the closing of the merger, an additional fee of $8.0 million. Getty Images has also agreed to reimburse Berenson for certain of its reasonable documented and out-of-pocket expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Getty Images has agreed to indemnify Berenson and its affiliates and their respective directors, members, officers, partners, agents, employees, shareholders and controlling persons against certain losses, claims, demands, damages, liabilities and expenses arising out of or related to Berenson’s engagement.

As of January 3, 2025 (the latest date of relationship disclosure provided to the Getty Images board), Berenson did not hold any interest in the securities of Getty Images or Shutterstock and did not maintain markets or actively trade securities in Getty Images or Shutterstock. As of such date, Berenson had previously been engaged by affiliates of the Getty Family Stockholders in connection with (i) the September 2018 acquisition by Getty Investments LLC and its affiliates of Carlyle Group’s and its affiliates’ equity interests in Getty Images, (ii) Getty Images’ February 2019 refinancing and (iii) Getty Images’ July 2022 de-SPAC merger with CC Neuberger Principal Holdings II.

Neither Berenson nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Shutterstock.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, Getty Images retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Getty Images board on January 6, 2025, J.P. Morgan rendered its oral opinion to the Getty Images board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the aggregate consideration to be paid by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images. J.P. Morgan confirmed its January 6, 2025 oral opinion by delivering its written opinion, dated January 6, 2025, to the Getty Images board that, as of such date, the aggregate consideration to be paid to by Getty Images in the proposed merger was fair, from a financial point of view, to Getty Images.

The full text of the written opinion of J.P. Morgan, dated January 6, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this information statement and proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Getty Images stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Getty Images board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, and was limited to the fairness, from a financial point of view, of the aggregate consideration to be paid by Getty Images in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Getty Images or as to the underlying decision by Getty Images to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Getty Images as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•        reviewed the merger agreement;

•        reviewed certain publicly available business and financial information concerning Getty Images and Shutterstock and the industries in which they operate;

•        compared the financial and operating performance of Getty Images and Shutterstock with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Getty Images common stock and Shutterstock common stock and certain publicly traded securities of such other companies;

•        reviewed certain internal financial analyses and forecasts prepared by Getty Images’ management relating to Getty Images’ and Shutterstock’s respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger prepared by Getty Images’ management (the “synergies”), as discussed more fully in the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus; and

•        performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of Getty Images’ management and Shutterstock’s management with respect to certain aspects of the proposed merger, the past and current business operations of Getty Images and Shutterstock, the financial condition and future prospects and operations of Getty Images and Shutterstock, the effects of the proposed merger on the financial condition and future prospects of Getty Images and Shutterstock, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Getty Images and Shutterstock or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Getty Images, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Getty Images or Shutterstock under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Getty Images’ management as to the expected future results of operations and financial condition of Getty Images and Shutterstock to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Getty Images, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Getty Images, Shutterstock, HoldCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3 in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Getty Images with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Getty Images or Shutterstock or on the contemplated benefits of the proposed merger.

The projections (including the synergies) furnished to J.P. Morgan were prepared by the Getty Images’ management as discussed more fully in the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus. Getty Images does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Getty Images’ management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15 of this information statement and proxy statement/prospectus. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be paid by Getty Images in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Getty Images or as to the underlying decision by Getty Images to engage in the proposed merger. J.P. Morgan expressed no opinion as to the election mechanism and certain proration procedures to which the aggregate consideration is subject, as set forth in the merger agreement. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed merger, or any class of such persons relative to the aggregate consideration to be paid by Getty Images in the proposed merger or with respect to the fairness of any such compensation. Furthermore, J.P. Morgan expressed no opinion as to the price at which Getty Images common stock or Shutterstock common stock will trade at any future time.

The terms of the merger agreement, including the aggregate consideration, were determined through arm’s length negotiations between Getty Images and Shutterstock, and the decision to enter into the merger agreement was solely that of the Getty Images board.

J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Getty Images board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Getty Images board or Getty Images’ management with respect to the proposed merger or the aggregate consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Getty Images board on January 6, 2025 and in the financial analyses presented to the Getty Images board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Getty Images board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Shutterstock with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Shutterstock (or aspects thereof). The companies selected by J.P. Morgan were as follows:

•        Angi Inc.

•        eBay Inc.

•        Etsy, Inc.

•        Fiverr International Ltd.

•        Getty Images Holdings, Inc.

•        GoDaddy, Inc.

•        Upwork, Inc.

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Shutterstock. However, certain of these companies may have characteristics that are materially different from those of Shutterstock. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Shutterstock.

Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash and cash equivalents) to the analyst consensus estimates of calendar year 2025 adjusted EBITDA for the applicable company (the “FV/2025E Adj. EBITDA Multiple”).

Based on the results of this analysis, J.P. Morgan selected a FV/2025E Adj. EBITDA Multiple reference range for Shutterstock of 4.5x to 7.5x. J.P. Morgan then applied such reference range to Shutterstock’s projected Adjusted EBITDA for fiscal year 2025 provided in the Getty Images forecast for Shutterstock, as more fully described in the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus. The analysis indicated a range of implied firm value for Shutterstock (rounded to the nearest $10 million) of approximately $860 million to $1,430 million, which J.P. Morgan compared to (i) the firm value of Shutterstock based on the trading price of Shutterstock common stock as of 2:00 p.m. (Eastern Time) on January 3, 2025, immediately prior to the first public report of the proposed merger, of $1,256 million and (ii) the firm value of Shutterstock implied by the aggregate consideration of $1,264 million.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the firm values of each of Getty Images and Shutterstock (in the case of Shutterstock, on a standalone basis). J.P. Morgan calculated the unlevered free cash flows that Getty Images and Shutterstock, with and without giving effect to the synergies, are each expected to generate during fiscal years 2025 through 2029 based on the Getty Images forecast for Getty Images, in the case of Getty Images, and the Getty Images forecast for Shutterstock, in the case of Shutterstock, as discussed more fully in the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus, which were discussed with, and approved by, the Getty Images board for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for Getty Images and Shutterstock, with and without giving effect to the synergies, at the end of this period by applying perpetual growth rates ranging from 2.5% to 3.5% for Getty Images, and from negative 1.0% to 0.0% for Shutterstock, based on guidance provided by Getty Images’ management, to estimates of unlevered terminal free cash flow for each of Getty Images and Shutterstock, and to the estimated annual run rate value of the net synergies, at the end of fiscal year 2029, as provided in the section entitled “The Merger — Unaudited Prospective Financial Information” beginning on page 57 of this information statement and proxy statement/prospectus.

J.P. Morgan then discounted the unlevered free cash flow estimates and the ranges of terminal values to present value as of December 31, 2024 using a range of discount rates from 9.50% to 10.50% for Getty Images, and 9.75% to 10.75% for Shutterstock on a stand-alone basis and after giving effect to the synergies, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Getty Images and Shutterstock, respectively. This analysis indicated a range of implied firm value (rounded to the nearest $10 million) for Getty Images of $2,320 million to $2,980 million, and for Shutterstock of $550 million to $630 million on a stand-alone basis and of $1,880 million to $2,120 million after giving effect to the synergies. J.P. Morgan compared the implied firm value of Shutterstock, with and without giving effect to the synergies, to (i) the firm value of Shutterstock based on the trading price of Shutterstock common stock as of 2:00 p.m. (Eastern Time) on January 3, 2025, immediately prior to the first public report of the proposed merger, of $1,256 million and (ii) the firm value of Shutterstock implied by the aggregate consideration of $1,264 million.

Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to the existing Getty Images stockholders that compared the estimated implied equity values of Getty Images and Shutterstock on a standalone basis to the estimated implied equity value of the former Getty Images stockholders’ ownership in the combined company after giving effect the synergies.

J.P. Morgan calculated the implied equity values of Getty Images and Shutterstock by adjusting their respective firm values, as determined in J.P. Morgan’s discounted cash flow analyses described above, by subtracting net debt for each of Getty Images and Shutterstock as of September 30, 2024. This analysis indicated a range of implied equity value for Getty Images of $986 million to $1,653 million, and for Shutterstock of $434 million to $516 million on a stand-alone basis.

J.P. Morgan calculated the pro forma implied equity value of the combined company by (1) adding the sum of (a) the implied equity value of Getty Images on a stand-alone basis of approximately $1,272 million, using the midpoint value determined in J.P. Morgan’s implied equity valuation of Getty Images described above, (b) the implied equity value of Shutterstock on a stand-alone basis of approximately $471 million, using the midpoint value determined in J.P. Morgan’s implied equity valuation of Shutterstock described above, and (c) the estimated value of the synergies on a stand-alone basis of approximately $1,403 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, (2) subtracting (a) the cash consideration to be paid to the Shutterstock stockholders in connection with the proposed merger, in the aggregate amount of approximately $359 million and (b) estimated transaction expenses, in an aggregate amount of approximately $50 million, as estimated by Getty Images’ management and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing Getty Images stockholders, after giving effect to the proposed merger, of approximately 54.7%. This analysis indicated that the proposed merger implies an equity value of Getty Images shares in the combined company of approximately $1,496 million, which represents accretion in value of approximately $224 million, or 17.6%, compared to the estimated standalone equity value of Getty Images shares. There can be no assurance, however, that the implied synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Getty Images’ management and described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Getty Images or Shutterstock. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Shutterstock. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Shutterstock. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Shutterstock and the transactions compared to the proposed merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Getty Images with respect to the proposed merger and deliver an opinion to the Getty Images board with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Getty Images, Shutterstock and the industries in which they operate.

For financial advisory services rendered in connection with the proposed merger, Getty Images has agreed to pay J.P. Morgan an estimated fee of up to $5.0 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is payable at Getty Images’ sole discretion upon the consummation of the proposed merger. In addition, Getty Images has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Getty Images for which J.P. Morgan and such affiliates have received or will receive customary compensation. Such services during such period have included acting as joint lead arranger on a credit facility of a Getty Images subsidiary in May 2023. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of a Getty Images subsidiary for which it receives customary compensation or other financial benefits. J.P. Morgan and its affiliates will arrange and/or provide financing to Getty Images in connection with the proposed merger for customary compensation. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Getty Images and its subsidiaries were approximately $1.1 million. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Neuberger Berman Group LLC (“Neuberger”), an affiliate of which is a significant stockholder of Getty Images, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to a Neuberger affiliate in connection with the acquisition of Neopharmed Gentili S.p.a in January 2023. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of a Neuberger affiliate for which it receives customary compensation or other financial benefits. Furthermore, J.P. Morgan and/or its affiliates are currently providing investment banking services to Neuberger and/or its affiliates, in connection with transactions that are unrelated to the proposed merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from Getty Images in connection with the proposed merger. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Neuberger and its affiliates were approximately $5.4 million. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Koch Industries Inc. (“Koch”), an affiliate of which is a significant stockholder of Getty Images, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on credit facilities of Koch in March 2023 and March 2024. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Koch for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Koch were approximately $0.7 million. During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Shutterstock nor with any of Getty Investments LLC, CC Capital LLC, October 1993 Trust or The Options Settlement, all of which are significant stockholders of Getty Images. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Getty Images and Shutterstock. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Getty Images and Shutterstock for their own account or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or other financial instruments.

Shutterstock’s Reasons for the Merger; Recommendation of the Shutterstock Board

In reaching its decision to approve the merger agreement and recommend its adoption by Shutterstock’s stockholders, the Shutterstock board consulted with management as well as Shutterstock’s financial and legal advisers, and also considered a variety of factors that the Shutterstock board viewed as supporting its decision, including, without limitation, the following:

•        the per share merger consideration, having an implied value of $33.07 per share of Shutterstock common stock (comprised of (i) $9.50 in cash, without interest, plus (ii) 9.17 shares of Getty Images common stock valued at $23.57 per share of Shutterstock common stock based on Getty Images’ $2.57 closing share price on January 6, 2025), representing a premium of approximately 10% over Shutterstock’s last closing share price on January 6, 2025;

•        the fact that the per share merger consideration to be paid to Shutterstock stockholders consisted of a high Getty Images common stock component and that Shutterstock stockholders would own approximately 45.3% of the equity interests of Getty Images’ common stock immediately following the completion of the merger based on fully diluted share counts as of January 3, 2025, which would give former Shutterstock stockholders the opportunity to participate in any future earnings and growth of Getty Images and future appreciation in the value of Getty Images’ common stock following the merger should they decide to retain the Getty Images common stock they would receive in the merger;

•        the Shutterstock board’s review of Getty Images’ business operations, financial condition, balance sheet, earnings and prospects and understanding of Shutterstock’s business, operations, financial condition, earnings, prospects, and the nature of the industry in which Shutterstock and Getty Images participate;

•        the expectation that the merger will result in a combined company with a strong balance sheet, with a net leverage ratio of 3.0x (on a pro forma basis over the 2024 calendar year, not inclusive of synergy realization), and with revenue of between $1,979 million and $1,993 million, including 46% of subscription revenue, EBITDA of between $569 million and $574 million, and adjusted EBITDA less capital expenditures of between $461 million and $466 million, each on a pro forma basis over the 2024 calendar year, in each case, not inclusive of synergy realization;

•        the financial analyses reviewed and discussed with the Shutterstock board by representatives of Allen & Company as well as the oral opinion of Allen & Company rendered to the Shutterstock board on January 6, 2025 (which were subsequently confirmed by delivery of a written opinion of Allen & Company dated the same date) to the effect that, as of January 6, 2025 and based on and subject to the qualifications, limitations and assumptions set forth in such opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Shutterstock common stock (other than, to the extent applicable, Getty Images, Merger Sub 2, Merger Sub 3 and their respective affiliates), as further described in detail below under the section entitled “The Merger — Opinion of Allen & Company LLC” beginning on page 72. The summary of the opinion of Allen & Company set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion;

•        the opportunity for Shutterstock’s stockholders to participate in the benefits expected to result from the merger, including the expectation that the combined company will:

•        be a more diversified visual content company than either Shutterstock or Getty Images individually;

•        be better positioned to meet the evolving needs of the creative, media, and advertising industries;

•        have an expanded creative content offering across creative and editorial business lines and a diversified customer base creating complementary industry coverage;

•        facilitate greater investment in content creation, event coverage, and product and technology innovation; and

•        be better positioned against the competitive threat of “freemium” offerings and well-funded artificial intelligence competitors;

•        the potential synergies expected to be generated by the merger. Management of Shutterstock and Getty Images believe that the combination of the two companies will achieve between $150 million and $200 million in annual cost synergies by year three (3) post-closing of the merger, approximately two-thirds of which is expected to be achieved within the first twelve (12) to twenty-four (24) months post-closing of the merger, and will be accretive to earnings and cash flow of the combined company beginning in year two post-closing of the merger;

•        the Shutterstock board’s understanding of the risks and uncertainties in the industry in which Shutterstock operates, and the risks that Shutterstock would face if it continued to operate on a stand-alone public company basis, including:

•        the competitive threat presented to Shutterstock as a stand-alone company by artificial intelligence competitors;

•        Shutterstock’s declining business as a result of artificial intelligence driven headwinds for content and vulnerability in Shutterstock’s core e-commerce business; and

•        other risks and uncertainties, including the risk factors set forth in Shutterstock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•        the Shutterstock board’s assessment of potential risks, rewards and uncertainties associated with remaining an independent public company as a possible strategic alternative to the sale of Shutterstock (including the potential value to Shutterstock stockholders based on Shutterstock’s strategic plan that could be expected to be generated from remaining an independent public company), and Shutterstock’s resulting determination that such alternative did not represent an attractive alternative to the merger;

•        an assessment of alternatives to the merger, including through a process undertaken by Shutterstock in 2022-2023 which involved representatives of Allen & Company, at the direction of the Shutterstock board, contacting a range of potential strategic and financial acquirors to explore interest in a potential sale of Shutterstock;

•        the assessment by the Shutterstock board, taking into account, among other things, its review of potential strategic alternatives with the assistance of Shutterstock’s management and Shutterstock’s advisors, that none of these strategic alternatives were reasonably likely to present superior opportunities for Shutterstock, or reasonably likely to create greater value for Shutterstock stockholders, than the merger;

•        the risk that pursuing other potential strategic alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with Getty Images;

•        the Shutterstock board’s belief that it was unlikely that other potential counterparties would engage in a transaction with Shutterstock at the same or better price and other terms offered by Getty Images for the reasons described above in the section entitled “The Merger — Background of the Merger” beginning on page 41;

•        the Shutterstock board’s belief that, if Shutterstock did not enter into the merger agreement with Getty Images, there could be a considerable period of time, if ever, before the trading price per share of Shutterstock common stock would reach and sustain the implied per share price of $33.07 as adjusted for present value (even assuming full realization of Shutterstock’s management’s projections);

•        the Shutterstock board’s belief that, based on discussions with Getty Images, the per share merger consideration represented the best and final offer and the highest price per share of Shutterstock common stock that Getty Images or any other potential counterparty would be willing to pay and any request for a further price increase would have created a meaningful risk that Getty Images might determine not to enter into the transaction and to terminate the negotiations, in which event Shutterstock stockholders would lose the opportunity to obtain the proposed merger consideration being offered and the benefits associated therewith;

•        the timing of the merger and the risk that if Shutterstock did not accept Getty Images’ offer at the time it was made, Shutterstock might not have another opportunity to do so;

•        that Shutterstock will designate four (4) of the eleven (11) board members to the board of directors of the combined company and that the combined company is expected to benefit from an experienced, highly motivated combined management team;

•        the fact that Shutterstock stockholders will be able to either retain the stock portion of the per share merger consideration or, given the expected liquidity of the combined company’s stock, at their option, dispose of the stock portion of the per share merger consideration;

•        the fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Getty Images common stock which offers Shutterstock stockholders the opportunity to benefit from any increase in the trading price of Getty Images common stock before the closing of the merger;

•        the fact that Shutterstock’s stockholders will have a choice as to whether to elect to receive their merger consideration in the form of stock consideration, cash consideration or a combination of stock and cash consideration (subject to the proration mechanism for stock elections and cash elections described in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 92);

•        the fact that the cash and stock mix in the merger consideration to be paid to Shutterstock stockholders affords Shutterstock stockholders the opportunity to participate in the growth and opportunities of the combined company through the stock consideration and to receive some cash for the value of their shares through the cash consideration;

•        the likelihood that the proposed merger would be consummated based on, among other things:

•        the absence of a financing condition to Getty Images’ obligations in the merger agreement;

•        the likelihood and anticipated timing of consummating the merger in light of the limited scope of the conditions to closing;

•        the level of the commitments by the parties to obtain applicable customary regulatory approvals;

•        that Shutterstock is entitled to enforce specifically the terms of the merger agreement;

•        the belief that Getty Images would be able to obtain the applicable financing necessary to fund the cash merger consideration and other amounts due at closing of the merger, failing which, subject to the terms and conditions of the merger agreement, Shutterstock would have the right to terminate the merger agreement and receive a termination fee from Getty Images of $40.0 million; and

•        the belief that Getty Images would be able to amend or otherwise refinance its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028, failing which, subject to the terms and conditions of the merger agreement, Shutterstock would have the right to terminate the merger agreement and receive a termination fee from Getty Images of $40.0 million;

•        the other terms and conditions of the merger agreement, including:

•        the Shutterstock board’s right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to the terms and conditions of the merger agreement, including payment of a termination fee to Getty Images of $32.7 million (approximately 3.0% of Shutterstock’s equity value), which is within the customary range of termination fees payable in similar merger transactions and which, in the view of the Shutterstock board, taking into consideration the advice of its advisors, would not preclude a third party with both the financial capability and strategic interest in Shutterstock from submitting a potential superior proposal;

•        that the second merger and the third merger, taken together, is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•        the fact that Getty Images was obligated to use reasonable best efforts to obtain the written consent to the Getty Images stock issuance, by two of Getty Images’ stockholders that together hold a majority of Getty Images’ issued and outstanding common stock, immediately following the signing of the merger agreement;

•        that the representations and warranties of each of Shutterstock and Getty Images, respectively, as well as the interim operating covenants in the Merger Agreement requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the Mergers, subject to specific limitations, are reasonable under the circumstances;

•        the Shutterstock board’s view that the merger agreement was the product of arm’s-length negotiations and contained customary terms and conditions;

•        the fact that the merger would be subject to the approval of Shutterstock’s stockholders, and the stockholders would be free to reject the merger; and

•        the fact that if Shutterstock’s stockholders so desire and if they comply fully with all of the required procedures under the DGCL, they will be able to exercise appraisal rights with respect to the merger, which would allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery as further described in detail below under the section entitled “The Merger — Appraisal Rights in the Merger” beginning on page 85.

The Shutterstock board also considered the potential adverse impact of other factors weighing against its decision to approve the merger agreement and recommend its adoption by Shutterstock’s stockholders, including, without limitation, the following:

•        the potential upside in Shutterstock’s stand-alone strategic plan;

•        the risk that the combined company will not be able to successfully combine Shutterstock’s business with that of Getty Images in a manner that permits the combined company to achieve the synergies and other benefits anticipated to result from the merger;

•        the challenges inherent in the combination of two businesses of Shutterstock and Getty Images, including potential risks associated with achieving anticipated synergies and successfully integrating Shutterstock’s business, operations and workforce with those of Getty Images, and the potential for revenue dis-synergies;

•        the risk that if the merger is not consummated, the trading price of Shutterstock common stock and the market’s perceptions of Shutterstock’s prospects could be adversely affected;

•        the pre-signing exclusivity arrangement with Getty Images, which prevented Shutterstock from soliciting alternative acquisition proposals;

•        the fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Getty Images common stock, meaning Shutterstock stockholders cannot be sure at the time they vote on the merger of the market value of the merger consideration they will receive, and the possibility that Shutterstock stockholders could be adversely affected by a decrease in the market price of Getty Images common stock before the closing of the merger;

•        the risk that Getty Images will not be able to obtain the applicable financing necessary to fund the cash merger consideration and other amounts due at closing of the merger;

•        the risk that Getty Images will not be able to amend or otherwise refinance its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028;

•        the risk posed by Getty Images’ significant amount of outstanding indebtedness and high leverage;

•        the risk that the attention of the combined company’s management and other key employees will be diverted from ongoing business by the integration process;

•        the potential disruption of, or the loss of momentum in, the combined company’s ongoing business as part of the integration process;

•        the substantial charges to be incurred in connection with the merger, including the costs of integrating the businesses of Shutterstock and Getty Images;

•        the challenge of integrating the workforces of Shutterstock and Getty Images while maintaining focus on providing consistent, high quality customer service and running an efficient operation;

•        the risk that despite Shutterstock’s and Getty Images’ efforts and the efforts of the combined company after the merger, Shutterstock, Getty Images, and the combined company may not be able to retain key personnel;

•        the fact that Shutterstock designees will represent less than one half of the members of the combined company’s initial board of directors;

•        the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Shutterstock from proposing such a transaction;

•        the potential that the exchange of Shutterstock common stock for the combined company common stock will not qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

•        that litigation may occur in connection with the merger and that such litigation could prevent the merger or increase costs related to the merger;

•        the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Shutterstock or Getty Images, including the failure to obtain regulatory approvals;

•        that if the merger is not completed, Shutterstock will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to Shutterstock’s operations, diversion of management and employee attention, employee attrition, and a potentially negative effect on Shutterstock’s business and customer relationships;

•        the other risks described above in the section entitled “Risk Factors” beginning on page 16; and

•        the interests that certain executive officers and directors of Shutterstock may have with respect to the merger, as described in the section entitled “The Merger — Interests of Shutterstock’s Directors and Executive Officers in the Merger” beginning on page 80, which the Shutterstock board was aware of in connection with its evaluation of the proposed merger.

In addition, the Shutterstock board also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the Shutterstock board concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the merger.

In reaching its conclusion, the Shutterstock board did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Shutterstock board may have given different weight to different factors. It should be noted that the explanation of the reasoning of the Shutterstock board and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

Opinion of Allen & Company LLC

Shutterstock has engaged Allen & Company as a financial advisor to Shutterstock in connection with the merger. In connection with this engagement, Shutterstock requested that Allen & Company render an opinion to the Shutterstock board regarding the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement. On January 6, 2025, at a meeting of the Shutterstock board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated January 6, 2025, to the Shutterstock board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of Shutterstock common stock (other than, to the extent applicable, Getty Images, Merger Sub 2 and Merger Sub 3 and their respective affiliates).

The full text of Allen & Company’s written opinion, dated January 6, 2025, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this information statement and proxy statement/prospectus as Annex D and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this information statement and proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Shutterstock board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Shutterstock (or the Shutterstock board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Shutterstock to engage in the merger, including in comparison to other strategies or transactions that might be available to Shutterstock or which Shutterstock might engage in or consider. Allen & Company’s opinion did not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Shutterstock and the industry in which Shutterstock and Getty Images operate as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of Shutterstock and Getty Images in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Shutterstock, Getty Images or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Shutterstock, Getty Images or any other entity, or conducted any analysis concerning the solvency or fair value of Shutterstock, Getty Images or any other entity. Allen & Company did not investigate, and expressed no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Shutterstock, Getty Images or any other entity and Allen & Company assumed, with Shutterstock’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

In arriving at its opinion, Allen & Company, among other things:

•        reviewed the financial terms of a draft, dated January 6, 2025, of the merger agreement;

•        reviewed certain publicly available historical business and financial information relating to Shutterstock and Getty Images, including public filings of Shutterstock and Getty Images, and historical market prices for Shutterstock common stock and Getty Images common stock;

•        reviewed certain financial information relating to Shutterstock, including certain internal financial forecasts, estimates and other financial and operating data relating to Shutterstock, provided to or discussed with Allen & Company by the management of Shutterstock, as further summarized in the section entitled “The Merger — Unaudited Prospective Financial Information”, which are referred to in this section as the “Shutterstock forecasts”;

•        reviewed certain financial information relating to Getty Images, including certain internal financial forecasts, estimates and other financial and operating data relating to Getty Images, provided to or discussed with Allen & Company by the management of Getty Images, as adjusted and approved for Allen & Company’s use by the management of Shutterstock, as further summarized in the section entitled “The Merger — Unaudited Prospective Financial Information”, which are referred to in this section as the “Getty Images adjusted forecasts”;

•        held discussions with the respective managements of Shutterstock and Getty Images relating to the operations, financial condition and prospects of Shutterstock and Getty Images;

•        held discussions with the respective managements of Shutterstock and Getty Images as to potential cost synergies expected by such managements to result from the merger;

•        reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Shutterstock and Getty Images; and

•        conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Shutterstock’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and other representatives of Shutterstock and Getty Images or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other financial and operating data relating to Shutterstock and Getty Images (in the case of Getty Images, as adjusted and approved for Allen & Company’s use by the management of Shutterstock), that Allen & Company was directed to utilize for purposes of its analyses and opinion, Allen & Company was advised by the respective managements of Shutterstock and Getty Images and Allen & Company assumed, at Shutterstock’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of Shutterstock and Getty Images, the potential cost synergies expected by the managements of Shutterstock and Getty Images and the other matters covered thereby. Allen & Company also assumed, with Shutterstock’s consent, that the financial results, including, without limitation, the potential cost synergies expected by the managements of Shutterstock and Getty Images to result from the merger, reflected in the financial forecasts, estimates and other financial and operating data utilized in Allen & Company’s analyses would be realized in the amounts and at the times projected. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at Shutterstock’s direction, upon the assessments of the managements of Shutterstock and Getty Images as to, among other things, (i) the potential impact on Shutterstock and Getty Images of certain market, competitive, macroeconomic, seasonal, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the media and content industries, (ii) the respective products and platform solutions, technology and intellectual property of Shutterstock and Getty Images (including associated risks), (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees and contractors, customers, content providers, distributors and other commercial relationships of Shutterstock and Getty Images, and (iv) the ability to integrate the operations of Shutterstock and Getty Images and to realize the potential cost synergies expected by the managements of Shutterstock and Getty Images to result from the merger as contemplated. With Shutterstock’s consent, Allen & Company assumed that there would be no developments with respect to any such matters that would have an adverse effect on Shutterstock, Getty Images or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of such opinion. As the Shutterstock board was aware, the credit, financial and stock markets, the industry in which Shutterstock and Getty Images operate and the securities of Shutterstock and Getty Images have experienced and may continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Shutterstock, Getty Images or the merger (including the contemplated benefits thereof).

Allen & Company assumed, with Shutterstock’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Shutterstock, Getty Images or the merger (including the contemplated benefits thereof) that would be meaningful in any respect to Allen & Company’s analyses or opinion. Allen & Company also assumed, with Shutterstock’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, and would otherwise qualify, as applicable, for the intended tax treatment contemplated by the merger agreement. In addition, Allen & Company assumed, with Shutterstock’s consent, that the final executed merger agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders of Shutterstock common stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Shutterstock held by such holders, and Allen & Company’s opinion did not in any way address proportionate allocation or relative fairness. Allen & Company’s opinion also did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any adjustments to the merger consideration, any elections to be made by the holders of Shutterstock common stock with respect to the merger consideration, any voting agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the merger or otherwise. Allen & Company expressed no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company did not express any opinion or view as to the actual value of Getty Images common stock when issued in the merger or the prices at which Getty Images common stock or any other securities of Getty Images, or any securities of Shutterstock, may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. In addition, Allen & Company expressed no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Shutterstock, Getty Images or the merger (including the contemplated benefits thereof), and Allen & Company relied, at Shutterstock’s direction, upon the assessments of representatives of Shutterstock as to such matters. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Shutterstock (or the Board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Shutterstock to engage in the merger, including in comparison to other strategies or transactions that might be available to Shutterstock or which Shutterstock might engage in or consider.

In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Shutterstock and Getty Images. No company, business or transaction reviewed is identical or directly comparable to Shutterstock or Getty Images, their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The estimates of the future performance of Shutterstock or Getty Images in or underlying Allen & Company’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Shutterstock board in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual value of Shutterstock and Getty Images.

Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Shutterstock and Getty Images, rather than by any financial advisor, and was approved by the Shutterstock board. The decision to enter into the merger agreement was solely that of the Shutterstock board. Allen & Company’s opinion and analyses were only one of many factors considered by the Shutterstock board in its evaluation of the merger and the merger consideration and should not be viewed as determinative of the views of the Shutterstock board or management with respect to the merger or the merger consideration provided for in the merger agreement.

Financial Analysis

The summary of the financial analyses described in this section titled “— Financial Analysis” is a summary of the material financial analyses provided by Allen & Company in connection with its opinion, dated January 6, 2025, to the Shutterstock board. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. Except as otherwise noted, financial data utilized for Shutterstock and Getty Images in the financial analyses described below were based on the Shutterstock forecasts and the Getty Images adjusted forecasts, respectively.

Selected Public Companies Analyses

Allen & Company performed separate selected public companies analyses of Shutterstock and Getty Images in which Allen & Company reviewed certain financial and stock market information relating to Shutterstock, Getty Images and the selected publicly traded companies listed below.

Shutterstock.    In its selected public companies analysis of Shutterstock, Allen & Company reviewed certain financial and stock market information relating to Shutterstock and the following nine selected publicly traded companies with operations in the media and content industry that Allen & Company considered generally relevant for purposes of analysis, which are referred to in this section as the “Shutterstock selected companies”:

•        Bumble Inc.

•        Chegg, Inc.

•        Etsy, Inc.

•        Getty Images Holdings, Inc.

•        GoodRx Holdings, Inc.

•        Groupon, Inc.

•        Match Group, Inc.

•        Upwork Inc.

•        Yelp Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on January 6, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets, as a multiple of calendar year 2025 and 2026 estimated earnings before interest, taxes, depreciation and amortization (excluding the impact of stock-based compensation) (“EBITDA (Pre-SBC)”). Financial data of the Shutterstock selected companies (other than Getty Images) were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information as of January 6, 2025. Getty Images financial data was based on the Getty Images adjusted forecasts and publicly available information as of January 2, 2025, the last trading day prior to public rumors of a potential merger of Shutterstock and Getty Images (the “unaffected date”).

The overall low to high calendar year 2025 estimated EBITDA (Pre-SBC) multiple range observed for the Shutterstock selected companies was 3.3x to 11.3x. The overall low to high calendar year 2026 estimated EBITDA (Pre-SBC) multiple range observed for the Shutterstock selected companies was 3.5x to 9.5x. Allen & Company then applied a selected range of calendar year 2025 estimated EBITDA (Pre-SBC) multiples derived from the Shutterstock selected companies, using its experience and professional judgment, of 5.0x to 6.5x to corresponding data of Shutterstock based on the Shutterstock forecasts. This analysis indicated an approximate implied equity value reference range for Shutterstock of $34.70 to $45.92 per share. Allen & Company then applied a selected range of calendar year 2026 estimated EBITDA (Pre-SBC) multiples derived from the Shutterstock selected companies, using its experience and professional judgment, of 4.5x to 6.0x to corresponding data of Shutterstock based on the Shutterstock forecasts. This analysis indicated an approximate implied equity value reference range for Shutterstock of $34.20 to $46.49 per share.

Getty Images.    In its selected public companies analysis of Getty Images, Allen & Company reviewed certain financial and stock market information relating to Getty Images and the following nine publicly traded companies with operations in the media and content industry that Allen & Company considered generally relevant for purposes of analysis, which are referred to in this section as the “Getty Images selected companies”:

•        Bumble Inc.

•        Chegg, Inc.

•        Etsy, Inc.

•        GoodRx Holdings, Inc.

•        Groupon, Inc.

•        Match Group, Inc.

•        Shutterstock, Inc.

•        Upwork Inc.

•        Yelp Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on January 6, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets, as a multiple of calendar year 2025 and 2026 estimated EBITDA (Pre-SBC). Financial data of the Getty Images selected companies (other than Shutterstock) were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information as of January 6, 2025. Shutterstock financial data was based on the Shutterstock forecasts and publicly available information as of the unaffected date.

The overall low to high calendar year 2025 estimated EBITDA (Pre-SBC) multiple range observed for the Getty Images selected companies was 3.3x to 11.3x. The overall low to high calendar year 2026 estimated EBITDA (Pre-SBC) multiple range observed for the Getty Images selected companies was 3.5x to 9.5x. Allen & Company then applied a selected range of calendar year 2025 estimated EBITDA (Pre-SBC) multiples derived from the Getty Images selected companies, using its experience and professional judgment, of 7.0x to 8.5x to corresponding data of Getty Images based on the Getty Images adjusted forecasts. This analysis indicated an approximate implied equity value reference range for Getty Images of $2.03 to $3.11 per share. Allen & Company then applied a selected range of calendar year 2026 estimated EBITDA (Pre-SBC) multiples derived from the Getty Images selected companies, using its experience and professional judgment, of 6.5x to 8.0x to corresponding data of Getty Images based on the Getty Images adjusted forecasts. This analysis indicated an approximate implied equity value reference range for Getty Images of $1.90 to $3.03 per share.

Discounted Cash Flow Analyses

Allen & Company performed separate discounted cash flow analyses of Shutterstock and Getty Images as described below.

Shutterstock.    Allen & Company performed a discounted cash flow analysis of Shutterstock by calculating, based on the Shutterstock forecasts, the estimated present value (as of December 31, 2024) of the standalone unlevered, after-tax free cash flows that Shutterstock was forecasted to generate during the fiscal years ending December 31, 2024 through December 31, 2034. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated implied terminal values for Shutterstock by applying to Shutterstock’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2034 a selected range of perpetuity growth rates of (1.0%) to 1.0%. The present values (as of December 31, 2024) of the cash flows and terminal values were then calculated using the mid-year discounting convention and a range of discount rates from 9.0% to 11.0%, based on an analysis of the weighted average cost of capital of Shutterstock. This analysis indicated an approximate implied equity value reference range for Shutterstock of $32.91 to $41.56 per share.

Getty Images.    Allen & Company performed a discounted cash flow analysis of Getty Images by calculating, based on the Getty Images adjusted forecasts, the estimated present value (as of December 31, 2024) of the standalone unlevered, after-tax free cash flows that Getty Images was forecasted to generate during the fiscal years ending December 31, 2024 through December 31, 2029. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated implied terminal values for Getty Images by applying to Getty Images’ unlevered, after-tax free cash flows for the fiscal year ending December 31, 2029 a selected range of perpetuity growth rates of 1.0% to 3.0%. The present values (as of December 31, 2024) of the cash flows and terminal values were then calculated using the mid-year discounting convention and a range of discount rates from 9.0% to 11.0%, based on an analysis of the weighted average cost of capital of Getty Images. This analysis indicated an approximate implied equity value reference range for Getty Images of $1.46 to $3.92 per share.

Relative Implied Exchange Ratio Analysis

Allen & Company compared the implied per share equity value reference ranges derived for Shutterstock and Getty Images in the analyses above (in the case of Shutterstock, after adjusting such ranges downward by $9.50, the cash portion of the merger consideration in the mixed election). For each comparison, Allen & Company compared the highest per share equity value for Shutterstock to the lowest per share equity value for Getty Images to derive the highest exchange ratio implied by each pair of estimates. Allen & Company also compared the lowest per share equity value for Shutterstock to the highest per share equity value for Getty Images to derive the lowest exchange ratio implied by each pair of estimates. Allen & Company then compared the implied exchange ratio reference ranges to the exchange ratio in the mixed election. The results of this analysis are indicated in the following table:

	Implied Exchange Ratio Reference Range	Exchange Ratio in Mixed Election
Selected Public Companies Analysis 2025 EV/EBITDA (Pre-SBC) Multiples	8.11x – 17.91x	9.17x
Selected Public Companies Analysis 2026 EV/EBITDA (Pre-SBC) Multiples	8.16x – 19.51x	9.17x
Discounted Cash Flow Analysis	5.97 – 22.00x	9.17x

Certain Additional Information

Allen & Company also reviewed and considered other information, which were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes.

Historical Trading Price Analysis

Allen & Company reviewed the historical closing prices of Shutterstock common stock and Getty Images common stock during the 52-week period ended January 2, 2025, which indicated low to high closing prices of Shutterstock common stock of $28.64 to $54.41 per share, low to high closing prices of Getty Images common stock of $2.06 to $5.77 per share, and the exchange ratios implied by such historical closing prices, which indicated an implied exchange ratio reference range of 3.32x to 21.80x.

Research Price Targets Analysis

Allen & Company reviewed the publicly available Wall Street research analysts’ price targets for Shutterstock common stock and Getty Images common stock, which indicated a low to high target price range for Shutterstock common stock of $32.00 to $56.00 per share, a low to high target price range for Getty Images common stock of $3.75 to $7.70 per share, and the exchange ratios implied by such stock price targets, which indicated an implied exchange ratio reference range of 2.92x to 12.40x.

Illustrative Theoretical Pro Forma Value Creation

Allen & Company reviewed an illustrative theoretical pro forma value creation for holders of Shutterstock common stock that could result from the merger based on its calculation of the implied pro forma equity value per share to holders of Shutterstock common stock by taking into account: (i) the midpoint of the implied enterprise value reference range for Shutterstock derived from the discounted cash flow analysis of Shutterstock described above in this section under “— Discounted Cash Flow Analysis — Shutterstock”; (ii) the midpoint of the implied enterprise value reference range for Getty Images derived from the discounted cash flow analysis of Getty Images described above in this section under “— Discounted Cash Flow Analysis — Getty Images”; (iii) the estimated present value of potential cost synergies (net of costs to achieve) expected by managements of Shutterstock and Getty Images to result from the merger; and (iv) adjustments for net debt, non-controlling interest, and unconsolidated assets of Shutterstock and Getty Images and adjustments expected as a result of the merger, including new transaction debt and transaction expenses. This review indicated an approximate illustrative theoretical implied pro forma equity value per share of $40.35 for the holders of Shutterstock common stock as compared to the midpoint of the implied per share equity value reference range for Shutterstock referred to above in this section under “— Discounted Cash Flow Analysis — Shutterstock” of $36.48 and Shutterstock’s share price of $29.17 as of the unaffected date. The foregoing was reviewed for illustrative and hypothetical purposes only and was not intended as indicative of actual future trading prices or other results which may vary based on various factors, including market conditions and financial performance.

Miscellaneous

Shutterstock selected Allen & Company as its financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and general familiarity with Shutterstock and the industry in which Shutterstock and Getty Images operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Shutterstock board was aware, although during the two-year period prior to the date of its opinion Allen & Company did not provide investment banking services to Shutterstock unrelated to the merger or to Getty Images for which Allen & Company received compensation, Allen & Company in the future may provide such services to Shutterstock, Getty Images and/or their respective affiliates, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of its affiliates, directors and officers have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Shutterstock, Getty Images and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s opinion committee.

The engagement letter between Shutterstock and Allen & Company provides for a transaction fee that is estimated, based on information available as of the date of announcement of the merger, at approximately $20.0 million, contingent upon the consummation of the merger. In addition, the engagement letter provides for a fee of $4.5 million payable to Allen & Company upon delivery of its opinion, which is creditable against the transaction fee payable upon consummation of the merger. Shutterstock also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Interests of Getty Images’ Directors and Executive Officers in the Merger

In considering the recommendation of the Getty Images board with respect to its adoption of the merger agreement, Getty Images stockholders should be aware that Getty Images’ directors and executive officers may have interests in the merger that are different from, or in addition to, those of Getty Images stockholders generally. Getty Images’ board was aware of these interests and considered them, among other matters, in approving the merger agreement. Please see “The Merger — Getty Images’ Reasons for the Merger.” These interests are summarized below.

Continuing Service as Directors on the Getty Images’ Board

The Getty Images board after the merger is expected to include seven of the current directors from the Getty Images board as of immediately prior to the effective time, in addition to four directors from the current Shutterstock board. The Getty Images board presently consists of ten directors and one vacancy. It has not yet been determined which directors of Getty Images will continue to serve as a director of the Getty Images board following the effective time, other than the Chief Executive Officer of Getty Images and Mark Getty, who is expected to be Chairman of the Getty Images board.

Continuing Employment with Getty Images

It is currently expected that the executive officers of Getty Images will continue their employment with Getty Images following the effective time on substantially similar terms and conditions as in existence immediately prior to the effective time. Following the merger, Craig Peters is expected to be the Chief Executive Officer of Getty Images.

Merger-Related Compensation for Getty Images’ Named Executive Officers

The merger does not constitute a “change in control” under any employment or compensation arrangements of Getty Images and our named executive officers are not entitled to any additional compensation or benefits that relate to or are contingent upon the merger.

Interests of Shutterstock’s Directors and Executive Officers in the Merger

When considering the recommendation of the Shutterstock board with respect to the merger, you should be aware that Shutterstock’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Shutterstock stockholders generally. The Shutterstock board was aware of these interests during its deliberations on the merits of the merger and considered them, among other matters, in deciding to recommend that Shutterstock stockholders vote to adopt the merger agreement. For more information, see the section titled “— Background of the Merger” beginning on page 41 and “— Shutterstock’s Reasons for the Merger; Recommendation of the Shutterstock Board” beginning on page 67. Such interests are described below. The merger will be a “change in control” for purposes of the Shutterstock’s executive compensation and benefit plans and agreements described below.

The Shutterstock executive officers who are named executive officers for purposes of the discussion below are Jonathan Oringer (Founder and Executive Chairman of the Shutterstock board), Paul J. Hennessy (Director and Chief Executive Officer) and Rik Powell (Chief Financial Officer). Jarrod Yahes and John Caine are also deemed to be named executive officers, but because they separated from employment with Shutterstock on December 31, 2024 and August 23, 2024, respectively, they will not receive any benefit that is payable or that may become payable that is based on, or otherwise relates to, the merger other than the merger consideration in respect of any shares of Shutterstock common stock that they own, and they are not included in the disclosure below. The Shutterstock executive officer who is not a named executive officer for purposes of the discussion below is Matthew Furlong (Chief Marketplace Officer). The Shutterstock non-employee directors for purpose of the discussion below are Rachna Bhasin, Deirdre Bigley, Thomas R. Evans, Jaime Teevan and Alfonse Upshaw.

Shutterstock and Getty Images have agreed that, following the effective time, Getty Images will terminate the employment of Messrs. Oringer, Hennessy and Powell without “cause” (so long as such executive has not committed an act that constitutes “cause”), as such term is defined in such executive’s employment agreement. In the case of Messrs. Oringer and Hennessy, such termination shall occur immediately after the effective time, and in the case of Mr. Powell, such termination shall occur no later than three months following the effective time. In addition, Shutterstock has agreed to obtain a waiver from Mr. Powell to not resign for “good reason” during such three-month period, solely as a result of the transactions in and of themselves. Getty Images has agreed to honor and assume the terms of the employment agreements and severance obligations that are applicable to such executive officers in accordance with their terms.

Treatment of Outstanding Shutterstock Equity Awards

The Shutterstock equity awards held by Shutterstock’s executive officers and directors immediately prior to the effective time will be treated in the same manner as the Shutterstock equity awards held by other employees generally. At the effective time, outstanding Shutterstock equity awards will be treated as follows:

•        Shutterstock RSU awards.    Each Shutterstock RSU award that is vested and outstanding as of immediately prior to the effective time or, pursuant to its terms in effect as of the date of the merger agreement, would become vested as of the effective time, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration. Each Shutterstock RSU award that is not converted into a right to receive the merger consideration at the effective time will be assumed by Getty Images and converted into a converted RSU award in respect of (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award immediately prior to the effective time multiplied by the mixed election per share consideration and (ii) that number of shares of Getty Images common stock rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of (A) the number of shares of Shutterstock common stock subject to such Shutterstock RSU award as of immediately prior to the effective time multiplied by (B) the mixed election exchange ratio. Each converted RSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award immediately prior to the effective time.

Pursuant to Shutterstock’s director compensation policy, RSU awards held by non-employee directors fully vest upon a change in control.

•        Shutterstock PSU awards.    Each Shutterstock PSU award that is vested and outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration. Each Shutterstock PSU award that is not converted into a right to receive the merger consideration at the effective time will be assumed by Getty Images and converted into a converted PSU award in respect of (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock PSU award immediately prior to the effective time (determined based on target performance) multiplied by the mixed election per share consideration and (ii) that number of shares of Getty Images common stock rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of (A) the number of shares of Shutterstock common stock subject to such Shutterstock PSU award as of immediately prior to the effective time (determined based on target performance) multiplied by (B) the mixed election exchange ratio. Each converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock PSU award immediately prior to the effective time, except that such awards will only be subject to the time-based vesting through the applicable vesting date of the Shutterstock PSU award (which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement).

•        Shutterstock options.    Each Shutterstock option will be assumed by Getty Images and converted into a converted Getty Images option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each Shutterstock option immediately prior to the effective time, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, subject to the converted Getty Images option will be equal to the product of (A) the number of shares of Shutterstock common stock subject to the Shutterstock option immediately prior to the effective time multiplied by (B) the equity award exchange ratio and (ii) the per share exercise price of the converted Getty Images option, rounded up to the nearest whole cent, will be equal to the quotient of (A) the exercise price per share of Shutterstock common stock at which the Shutterstock option was exercisable immediately prior to the effective time, divided by (B) the equity award exchange ratio.

Executive Officer Change-in-Control Agreements

Shutterstock has entered into Change-in-Control Agreements with each of its executive officers providing for certain enhancements to such executive officer’s severance payments and benefits if such executive is terminated in connection with a change in control of Shutterstock, as described below. Set forth below is a summary of the payments and benefits to which each executive officer of Shutterstock will be entitled to under his employment agreement if his employment is terminated without cause or if his employment terminates for good reason within a certain period of time following a change in control of Shutterstock.

Shutterstock Change-in-Control Agreement with Jonathan Oringer

Mr. Oringer entered into a Severance and Change in Control Agreement with Shutterstock, dated September 24, 2012, which was amended in 2020 in connection with his appointment as Executive Chairman to reflect his new role. Pursuant to the Severance and Change in Control Agreement (the “Severance and CiC Agreement”), if Mr. Oringer’s employment is terminated without “cause”, other than due to Mr. Oringer’s death or “disability” or if Mr. Oringer resigns for “good reason” (in each case as defined in the Severance and CiC Agreement), in either case at any time during the twenty-four month period immediately following a “change of control”, (which includes the transactions) Mr. Oringer will receive the “accrued benefits,” (as defined in the Severance and CiC Agreement) and, subject to his execution of a satisfactory release and compliance with the covenants set forth in the Severance and CiC Agreement, Mr. Oringer will also receive the following severance payments and benefits:

•        cash severance in an amount equal to 12 months of his then current base salary (currently $1.00), in a single lump sum payment;

•        lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment (which Mr. Oringer is ineligible to receive under his current employment agreement);

•        reimbursement for premiums paid for coverage pursuant to COBRA for Mr. Oringer and his eligible dependents for up to 12 months;

•        accelerated vesting of 100% of the then-unvested portion of all of Mr. Oringer’s outstanding equity awards; and

•        outplacement benefits for six months following termination of employment, up to a maximum of $5,000.

Shutterstock Change-in-Control Agreements with Paul Hennessy, Rik Powell and Matthew Furlong

Messrs. Hennessy, Powell and Furlong are parties to employment agreements with Shutterstock which provide that if such executive officer’s employment is terminated without “cause” (as defined in each executive officer’s employment agreement), the executive officer becomes “disabled” or the executive officer’s death, or if the executive officer resigns for “good reason” (in each case as defined in each such executive officer’s employment agreement), in each case at any time during the 12-month period immediately following a “change in control” (as defined in each executive officer’s employment agreement, which includes the merger), in addition to the receipt of “accrued benefits” (as defined in the executive officer’s employment agreement) and subject to the executive officer’s execution of an acceptable release and compliance with the covenants set forth in each of the executive officer’s employment agreements, the executive officer will receive the following severance benefits:

•        cash severance in an amount equal to 12 months (or 18 months in the case of Mr. Hennessy) of such executive officer’s then-current base salary, in a single lump sum payment;

•        a lump sum payment equal to 100% of such executive officer’s full target bonus for the fiscal year in effect at the date of termination of employment;

•        reimbursement for premiums paid for coverage pursuant to COBRA for such executive officer and such executive officer’s eligible dependents for up to 12 months; and

•        accelerated vesting of all the executive officer’s outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.

Mr. Hennessy is only eligible to receive the foregoing benefits if such termination event occurs before July 1, 2026. If Mr. Hennessy is terminated without “cause” or if he becomes “disabled” or terminates due to death on or after July 1, 2026, whether or not in connection with a “change in control”, he will only receive a pro-rated bonus for the year of his termination.

Appointments to the Getty Images Board

Prior to the effective time, Getty Images has agreed to take all actions as may be necessary to cause the number of directors constituting the Getty Images board to be 11, consisting of the Chief Executive Officer of Getty Images, six directors to be designated by Getty Images from among the directors serving on the Getty Images board as of immediately prior to the effective time and four directors to be designated by Shutterstock from among the directors serving on the Shutterstock board as of immediately prior to the effective time. The directors designated by Shutterstock will be allocated as follows on the Getty Images board: one director in Class I (to serve until Getty Images 2026 annual meeting of shareholders); one director in Class II (to serve until the Getty Images 2027 annual meeting of stockholders); and two directors in Class III (to serve until the Getty Images 2028 annual meeting of stockholders). Getty Images has agreed to nominate the director(s) designated by Shutterstock whose term is expiring at the next Getty Images’ annual meeting of stockholders following the closing for election to a subsequent term at such meeting. Paul J. Hennessy is expected to be appointed to serve as one of the members of the Getty Images board, and the other three directors to be designated by Shutterstock have not yet been determined as of the date hereof. While the specific compensation program has not been determined, it is currently expected that the compensation for non-employee directors of the combined company upon consummation of the merger will be substantially similar to the compensation program for Getty Images’ non-employee directors immediately prior to the effective time. For more information, see the section titled “The Merger Agreement — Directors and Officers” beginning on page 96.

Registration Rights

Under the terms of the merger agreement, Getty Images has agreed to enter into the Amended and Restated Registration Rights Agreement in connection with the closing of the merger, which amends its existing Registration Rights Agreement, dated July 22, 2022, by and among Getty Images and the Getty Images stockholders party thereto, whereby (i) Jonathan Oringer will become a party to the Amended and Restated Registration Rights Agreement, entitled to the same registration rights as the other stockholders party thereto, and (ii) within 90 days following the closing of the merger, Getty Images will coordinate with the stockholders party to the Amended and Restated Registration Rights Agreement to complete an underwritten secondary offering of shares of Getty Images common stock beneficially owned by such stockholders, including the resale of shares of Getty Images common stock acquired by Mr. Oringer as part of the merger consideration. For more information regarding such registration rights see “Description of Capital Stock of Getty Images — Registration Rights” beginning on page 165.

Potential Employment Arrangements with Getty Images

Any of Shutterstock’s executive officers who become officers or employees or who otherwise are retained to provide services to Getty Images or the surviving corporation may, prior to, on, or following the closing, enter into new individualized compensation arrangements with Getty Images or its affiliates and may participate in cash or equity incentive or other benefit plans maintained by Getty Images or its affiliates. As of the date of this information statement and proxy statement/prospectus, no new individualized compensation arrangements between Shutterstock’s executive officers and Getty Images or the surviving corporation have been established.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Shutterstock’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the closing of the merger. Such indemnification and insurance coverage is further described in the section titled “— The Merger Agreement — Indemnification and Insurance” beginning on page 115.

Merger-Related Compensation for Shutterstock’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation for each of Shutterstock’s named executive officers that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Shutterstock’s named executive officers. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Shutterstock’s stockholders, as described above in “Shutterstock’s Proposals — Proposal No. 2 Non-binding Compensation Proposal.” For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Shutterstock’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional Shutterstock equity award grants, issuances or forfeitures that may occur prior to the effective time of the second merger following the date of this information statement and proxy statement/prospectus. As a result, the amount, if any, that a named executive officer actually receives in the merger may materially differ from the amounts set forth in the table. For purposes of calculating the amounts set forth in the table, the following assumptions were used:

•        A per share price of Shutterstock common stock of $30.80, which is the average closing price of Shutterstock common stock on the New York Stock Exchange over the first five business days following the first public announcement of the transactions on January 7, 2025, as required by Item 402(t) of Regulation S-K;

•        The effective time of the second merger is April 25, 2025 (which is the assumed date solely for the purposes of this golden parachute compensation disclosure); and

•        The employment of each named executive officer was or will be terminated by Getty Images without “cause” (as such term is defined in the relevant agreements), on or within the agreed-upon timeframes described above following the effective time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Jonathan Oringer	—	$5,698,770	$40,789	$5,739,559
Paul J. Hennessy	$1,750,000	$18,334,747	$23,605	$20,108,352
Rik Powell	$935,000	$4,996,129	$11,781	$5,942,910
Jarrod Yahes(4)	—	—	—	—
John Caine(4)	—	—	—	—

____________

(1)     Cash. Consists of (i) a cash severance amount equal to 12 months (or 18 months in the case of Mr. Hennessy) of the named executive officer’s then-current base salary, in a single lump sum payment; and (ii) a lump sum payment equal to 100% of such named executive officer’s full target bonus for the fiscal year in effect at the date of termination of employment.

The cash severance and bonus amounts are all “double-trigger”, i.e., they are contingent upon a “change in control” of the Shutterstock followed by the termination by Getty Images of the named executive officer without “cause” (as described in more detail in the section entitled “Executive Officer Change-in-Control Agreements” above).

The estimated amount of each such payment is shown in the following table:

Name	Cash Severance Payments ($)	Bonus ($)	Total ($)
Jonathan Oringer	—	—	—
Paul J. Hennessy	$1,050,000	$700,000	$1,750,000
Rik Powell	$550,000	$385,000	$935,000

(2)      Equity.    Reflects the value of accelerated vesting of 100% of the then unvested Shutterstock RSU awards and Shutterstock PSU awards (all of which awards will be converted into converted RSUs, with the number of Shutterstock PSU awards determined based on target performance, in each case at the effective time of the merger) and Shutterstock options (which awards will be converted into converted Getty Images options at the effective time of the merger). This table does not include the value of any Shutterstock options with an exercise price above $30.80.

Such accelerated vesting is a “double trigger” benefit, i.e., it is triggered upon a “change in control” of Shutterstock followed by the termination by Getty Images of the named executive officer without “cause” (as described in more detail in the section entitled “Executive Officer Change-in-Control Agreements” above).

This table also reflects the value of vested Shutterstock RSUs awards (all of which awards will be converted into converted RSUs at the effective time of the merger), the settlement of which has been deferred until the earlier to occur of the named executive officer’s separation from service or a change in control of Shutterstock (“Shutterstock DSU awards”).

The estimated value of such awards are shown in the following table:

Name	Shutterstock RSU Awards ($)	Shutterstock DSU Awards ($)	Shutterstock PSU Awards ($)	Shutterstock Options ($)	Total ($)
Jonathan Oringer	2,679,938	—	$3,018,831	—	$5,698,770
Paul J. Hennessy	$9,373,117	$488,149	$8,473,480	—	$18,334,747
Rik Powell	$4,996,129	—	—	—	$4,996,129

(3)      Benefits.    This amount represents the reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for such executive officer and such executive officer’s eligible dependents for up to 12 months and in the case of Mr. Oringer, outplacement benefits for six months following termination of employment, up to a maximum of $5,000.

          Such benefits are “double trigger” benefits, i.e., they are triggered upon a “change in control” of Shutterstock followed by the termination by Getty Images of the named executive officer without “cause” (as described in more detail in the section entitled “Executive Officer Change-in-Control Agreements” above).

(4)      Jarrod Yahes and John Caine are also deemed to be named executive officers, but because they separated from employment with Shutterstock on December 31, 2024 and August 23, 2024, respectively, they will not receive any benefit that is payable or that may become payable that is based on, or otherwise relates to, the merger other than the merger consideration in respect of any shares of Shutterstock common stock that they own.

Appraisal Rights in the Merger

Under the DGCL, Shutterstock stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Shutterstock common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Shutterstock stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights in connection with the merger. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this information statement and proxy statement/prospectus and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Shutterstock common stock unless otherwise indicated.

Section 262 of the DGCL requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This information statement and proxy statement/prospectus constitutes our notice to Shutterstock’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E to this information statement and proxy statement/prospectus, since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Shutterstock common stock, you must satisfy each of the following conditions:

•        You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•        You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will cause you to lose your appraisal rights in respect of the shares so voted and will nullify any written demands for appraisal you previously submitted. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•        You must continue to hold your shares of Shutterstock common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Shutterstock common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•        You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Shutterstock common stock.

Only a holder of record of shares of Shutterstock common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Shutterstock common stock should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Shutterstock common stock in connection with the merger. If shares of Shutterstock common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Shutterstock common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Shutterstock common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Beneficial owners of shares of Shutterstock common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Shutterstock of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Shutterstock at Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, NY 10118, and must be delivered before the vote on the merger agreement is taken at the special meeting.

Within 10 days after the effective date of the merger, Shutterstock, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has complied with Section 262 of the DGCL, has properly delivered a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his, her or its shares of Shutterstock common stock by delivering to Shutterstock, as the surviving corporation, a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such demand for appraisal only with the written consent of Shutterstock, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to Shutterstock, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Shutterstock common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either Shutterstock, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Shutterstock common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Shutterstock, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Shutterstock, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. There is no present intent on the part of Shutterstock to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Shutterstock will file such a petition or that Shutterstock will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Shutterstock, as the surviving corporation, Shutterstock will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Court of

Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of Shutterstock common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Shutterstock, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by Shutterstock, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by Shutterstock, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by Shutterstock, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to Shutterstock of the certificates representing such stock.

In determining the fair value of the shares of Shutterstock common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court may consider market value, asset value, the negotiated transaction price, the unaffected stock price, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that absent deficiencies in the sale process the negotiated transaction price should be given “considerable weight” by the Court of Chancery in determining fair value. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Shutterstock common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Shutterstock common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon Shutterstock, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of Shutterstock, then the right of that stockholder to appraisal will cease. Once a petition for appraisal is filed, the appraisal proceeding in the Court of Chancery will not be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that the foregoing shall not affect the rights of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals Required for the Merger

U.S. Antitrust Laws

Under the HSR Act, and the rules promulgated thereunder, certain transactions may not be consummated unless HSR Notification and Report Forms (“HSR Notifications”) have been filed with the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”), and certain waiting period requirements have been satisfied. The initial waiting period is 30 days, but (i) this period may be shortened if the reviewing agency grants “early termination,” or (ii) it may be restarted if the acquiring person voluntarily withdraws and re-files its Notification and Report Form (a “pull-and-refile”), and/or (iii) it may be extended if the reviewing agency issues a request for additional information and documentary material, in which case the waiting period expires 30 days after the date when both parties have substantially complied with such request. The merger is subject to such requirements. Getty Images and Shutterstock filed their respective Premerger Notification and Report Forms under the HSR Act (“HSR Filing”) with the Antitrust Division and the FTC in connection with the merger on January 28, 2025. On February 27, 2025, Getty Images withdrew its HSR Filing and refiled it on March 3, 2025. On April 2, 2025, Getty Images and Shutterstock each received a Request for Additional Information and Documentary Material (the “Second Request”) from the Antitrust Division in connection with the merger. The Second Request was issued under notification requirements of the HSR Act. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Getty Images and Shutterstock have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the Antitrust Division. At any time before or after the consummation of the proposed merger, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of the assets of Getty Images and/or Shutterstock or their respective subsidiaries. Private parties and individual States of the United States may also bring legal actions under the antitrust laws of the United States. Getty Images does not believe that the consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result would be.

Other Regulatory Approvals

In addition to the antitrust related filings and clearance discussed above, Getty Images and Shutterstock must obtain all other consents or approvals by any other governmental authority that are required by law to be obtained in connection with the consummation of the merger and the transactions contemplated by the merger agreement or which the failure to obtain would be, following the merger, material to the combined company.

Litigation Related to the Merger

As of April 25, 2025, Getty Images and Shutterstock have received several demand letters from purported Shutterstock stockholders in connection with the merger. The letters allege disclosure deficiencies in the preliminary information statement and proxy statement/prospectus filed on March 31, 2025 with the SEC soliciting Shutterstock stockholders’ approval of the merger agreement and demands that additional disclosures be made before Shutterstock stockholders vote on the merger.

Getty Images and Shutterstock believe they have substantial defenses in connection with the claims asserted in the demand letters. Getty Images and Shutterstock may receive additional stockholder demand letters or complaints may be filed in courts related to the merger in the future. If additional similar demands are sent, absent new or significantly different allegations, Getty Images and Shutterstock will not necessarily disclose such additional demands.

Getty Images’ Dividend Policy

Getty Images does not anticipate declaring or paying, any cash dividends on the Getty Images common stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of Getty Images board and will depend on then existing conditions, including its financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors the Getty Images board may deem relevant.

Public Trading Markets

The Getty Images common stock is listed for trading on the NYSE under the symbol “GETY” and the Shutterstock common stock is listed for trading on the NYSE under the symbol “SSTK.” Upon completion of the merger, the Shutterstock common stock will no longer be quoted on the NYSE. Following the merger, the Getty Images common stock will continue to be traded on the NYSE.

The merger agreement provides that neither Getty Images nor Shutterstock will be required to complete the merger if the shares of Getty Images common stock to be issued in the merger are not authorized for listing on the NYSE, subject to notice of issuance.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this information statement and proxy statement/prospectus as Annex A and is incorporated by reference into this information statement and proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Getty Images or Shutterstock contained in this information statement and proxy statement/prospectus or in Getty Images or Shutterstock’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Getty Images and Shutterstock contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Getty Images, Shutterstock, HoldCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3 were qualified and subject to important limitations agreed to by such parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement and proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement and proxy statement/prospectus. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Getty Images, Shutterstock, HoldCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

The merger agreement provides that, subject to the terms and conditions of the merger agreement, (i) Merger Sub 1 will be merged with and into Shutterstock with Shutterstock surviving such merger as a wholly owned subsidiary of HoldCo immediately followed by a conversion of Shutterstock into a Delaware limited liability company, (ii) Merger Sub 2 will be merged with and into Holdco with HoldCo surviving as a wholly owned subsidiary of Getty Images and (iii) immediately thereafter, HoldCo will be merged with and into Merger Sub 3 with Merger Sub 3 surviving as a wholly owned subsidiary of Getty Images. As a result, the separate corporate existence of Holdco, Merger Sub 1 and Merger Sub 2 will cease and Shutterstock will survive the merger and continue to exist after the merger as a wholly-owned indirect subsidiary of Getty Images.

The merger will take place no later than the third business day after satisfaction or waiver of all conditions described under “— Conditions to Completion of the Merger” beginning on page 120 of this information statement and proxy statement/prospectus.

The merger will become effective at the time when Getty Images, Merger Sub 2, Merger Sub 3, Shutterstock, HoldCo and Merger Sub 1 cause to be executed and filed the requisite certificates of merger with the Secretary of State of the State of Delaware in accordance with the merger agreement and the relevant provisions of the DGCL, or such later date and time as is agreed upon by the parties and specified in the certificates of merger and conversion.

Merger Consideration

The merger agreement provides that, each share of Shutterstock common stock outstanding (other than shares held by a holder who did not vote in favor of the adoption of the merger agreement (or consent thereto in writing) and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Shutterstock, Getty Images Merger Sub 2 or Merger Sub 3) will be converted into the right to receive the merger consideration.

Shares of Shutterstock common stock owned by holders entitled to demand and that have properly demanded appraisal for such shares in accordance with, and who have complied in all respects with, Section 262 of the DGCL will be treated as described under “The Merger — Appraisal Rights in the Merger” beginning on page 85 of this information statement and proxy statement/prospectus. All shares of Shutterstock common stock that are held in the treasury of Shutterstock or held by Shutterstock, Getty Images, Merger Sub 2 or Merger Sub 3, will be cancelled and will cease to exist, with no payment being made with respect thereto.

General

Shutterstock stockholders will have the right to elect to receive merger consideration for each of their shares of Shutterstock common stock either (i) a mixture of $9.50 in cash and 9.17 shares of Getty Images common stock (the “mixed election consideration”), (ii) $28.84870 in cash (the “cash election consideration”) or (iii) 13.67237 shares of Getty Images common stock (the “stock election consideration”). Shutterstock stockholders must specify different elections with respect to different shares they hold. For example, if a Shutterstock stockholder owns 100 shares of Shutterstock common stock, that stockholder may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. In the event of proration, a Shutterstock stockholder may be entitled to receive merger consideration in respect of some or all of the Shutterstock shares held by that stockholder in a form other than the form which that stockholder elected.

No fractional shares of Getty Images common stock will be issued in connection with the merger, and Shutterstock stockholders will receive cash in lieu of any fractional shares of Getty Images common stock to which they otherwise would have been entitled.

Merger Consideration

At the merger effective time, each outstanding share of Shutterstock common stock (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Shutterstock, Getty Images Merger Sub 2 or Merger Sub 3), will be converted into, at the election of the holder thereof but subject to the proration mechanism described below, the right to receive the following consideration:

(i)     a mixture of $9.50 in cash and 9.17 shares of Getty Images common stock;

(ii)    $28.84870 in cash; or

(iii)   13.67237 shares of Getty Images common stock.

As further described below, the election right for the holders of shares of Shutterstock common stock will be subject to proration in accordance with the terms of the merger agreement in the event that (i) the aggregate cash election consideration is greater than the maximum cash election consideration or (ii) the aggregate stock election consideration is greater than the maximum stock election consideration.

For the purposes of this information statement and proxy statement/prospectus, “maximum cash election consideration” means, an amount equal to the difference between (i) the product of (A) the number of shares of Shutterstock common stock issued and outstanding immediately prior to the effective time of the merger (other than any canceled shares and any dissenting shares, and certain adjustments for Shutterstock RSU and PSU awards) multiplied by (B) $9.50, minus (ii) the product of (A) the $9.50 multiplied by (B) the number of Shutterstock common stock shares for which the mixed election consideration is elected (or deemed made).

For the purposes of this information statement and proxy statement/prospectus, “maximum stock election consideration” means, a number of shares of Getty Images common stock equal to the difference between (i) the product of (A) the number of shares of Shutterstock common stock issued and outstanding immediately prior to the effective time of the merger (other than any canceled shares and any dissenting shares, and certain adjustments for Shutterstock RSU and PSU awards) multiplied by (B) 9.17, minus (i) the product of (A) the 9.17 multiplied by (B) the number of Shutterstock common stock shares for which the mixed election consideration is elected (or deemed made).

Mixed Election

As described above, the merger agreement provides that each Shutterstock stockholder who makes a valid mixed election (or has been deemed to have made a mixed election) will have the right to receive, in exchange for each share of Shutterstock common stock for which that stockholder makes a valid mixed election, the mixed election consideration, being a mixture of $9.50 in cash and 9.17 shares of Getty Images common stock.

Cash Election

As described above, the merger agreement provides that each Shutterstock stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Shutterstock common stock for which that stockholder makes a valid cash election, the cash election consideration, being an amount in cash equal to $28.84870. However, because the aggregate amount of cash consideration to be paid to Shutterstock stockholders is limited to the maximum cash election consideration, if Shutterstock stockholders make valid elections to receive more cash consideration than is available as merger consideration under the merger agreement, Shutterstock stockholders electing cash consideration may have their cash consideration reduced and may receive a portion of their consideration in Getty Images common stock, despite their elections, as more fully described below under “— Proration.”

Stock Election

As described above, the merger agreement provides that each Shutterstock stockholder who makes a valid stock election will have the right to receive, in exchange for each share of Shutterstock common stock for which that stockholder makes a valid stock election, the stock election consideration, being 13.67237 shares of Getty Images common stock. However, because the aggregate amount of stock consideration to be paid to Shutterstock stockholders is limited to the maximum stock election consideration, if Shutterstock stockholders make valid elections to receive more stock consideration than is available as merger consideration under the merger agreement, Shutterstock stockholders electing stock consideration may have their stock consideration reduced and may receive a portion of their consideration as cash despite their elections, as more fully described below under “— Proration.”

Non-Election Shares

Any Shutterstock stockholder who does not make an election with respect to their shares of Shutterstock common stock in the merger, whose election is not received by the exchange agent by the election deadline, whose election is revoked prior to the election deadline, or whose election form is improperly completed and/or is not signed, will be deemed not to have made an election. We refer to shares as to which no election or an invalid election has been made as “non-election shares.” Non-election shares will be converted into the right to receive the mixed election consideration.

Proration

As described above, the merger agreement provides that the aggregate stock election consideration may not exceed the maximum stock election consideration and that the aggregate cash election consideration may not exceed the maximum cash election consideration. If either the cash election consideration or the stock election consideration is oversubscribed, adjustments will be made to the merger consideration to be paid to Shutterstock stockholders, in the manner described below.

Adjustment if Cash Election Consideration is Oversubscribed

The cash election consideration will be oversubscribed if the aggregate cash election consideration for which the Shutterstock stockholders have elected exceeds the maximum cash election consideration. If the cash election consideration is oversubscribed, then:

•        all Shutterstock common stock for which a stock election is made will be entitled to receive the stock election consideration;

•        all Shutterstock common stock for which a mixed election is made will be entitled to receive the mixed election consideration; and

•        all Shutterstock common stock for which a cash election is made will be entitled to receive the cash election consideration in respect of the number of such shares equal to the product obtained by multiplying (i) the number of such shares held by such holder by (ii) a fraction, the numerator of which is the maximum cash election consideration and the denominator of which is the aggregate cash election consideration payable in respect of the aggregate shares of Shutterstock common stock for which a cash election is made, with the remaining number of such holder’s shares being converted into the right to receive the stock election consideration.

Adjustment if the Stock Election Consideration is Oversubscribed

The stock election consideration will be oversubscribed if the aggregate stock election consideration for which the Shutterstock stockholders have elected exceeds the maximum stock election consideration. If the stock election consideration is oversubscribed, then:

•        all Shutterstock common stock for which a cash election is made will be entitled to receive the cash election consideration;

•        all Shutterstock common stock for which a mixed election is made will be entitled to receive the mixed election consideration; and

•        all Shutterstock common stock for which a stock election is made will be entitled to receive the stock election consideration in respect of the number of such shares equal to the product obtained by multiplying (i) the number of such shares held by such holder by (ii) a fraction, the numerator of which is the maximum stock election consideration and the denominator of which is the aggregate stock election consideration payable in respect of the aggregate shares of Shutterstock common stock for which a stock election is made, with the remaining number of such holder’s shares being converted into the right to receive the cash election consideration.

Treatment of Shutterstock Equity Awards

Prior to the effective time of the first merger (the “initial effective time”), each of Shutterstock and HoldCo will take all actions as may be necessary so that at the initial effective time, each Shutterstock RSU award, Shutterstock PSU award, and Shutterstock option (each as defined below) (collectively, the “Shutterstock equity awards”) will automatically be converted into an equity award covering that number of shares of HoldCo common stock equal to the number of shares of Shutterstock common stock subject to such Shutterstock equity award. All terms and conditions applicable to the Shutterstock equity awards immediately prior to the initial effective time will, except as provided in the immediately preceding sentence, remain in effect immediately after the initial effective time. HoldCo will remain subject to the obligations of Shutterstock with respect to all Shutterstock equity awards immediately after the initial effective time.

At the effective time, (i) each award of restricted stock units (other than Shutterstock PSU Awards, as defined below) in respect of shares of Shutterstock common stock (each, a “Shutterstock RSU award”) that is vested and outstanding as of immediately prior to the effective time or, pursuant to its terms in effect as of the date of the merger agreement, would become vested as of the effective time, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration (as if the holders of such Shutterstock RSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions, and (ii) each outstanding award of performance stock units in respect of shares of Shutterstock common stock (each, a “Shutterstock PSU award”) that is vested and outstanding as of immediately prior to the effective time will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration (as if the holders of such Shutterstock PSU awards held shares of Shutterstock common stock, and subject to the election and proration mechanics described in the information statement and proxy statement/prospectus), less applicable tax withholding or other authorized deductions.

At the effective time, each outstanding and unexercised option to purchase shares of Shutterstock common stock (a “Shutterstock option” and together with Shutterstock RSU awards and Shutterstock PSU awards, the “Shutterstock equity awards”) will be assumed by Getty Images and converted into an option to acquire shares of Getty Images common stock (a “converted Getty Images option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each Shutterstock option immediately prior to the effective time, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, subject to the converted Getty Images option will be equal to the product of (A) the number of shares of Shutterstock common stock subject to the Shutterstock option immediately prior to the effective time multiplied by (B) the equity award exchange ratio (as defined below) and (ii) the per share exercise price of the converted Getty Images option, rounded up to the nearest whole cent, will be equal to the quotient of (A) the exercise price per share of Shutterstock common stock at which the Shutterstock option was exercisable immediately prior to the effective time, divided by (B) the equity award exchange ratio, which means the sum of (1) the mixed election exchange ratio and (2) the quotient of the mixed election per share cash consideration divided by the 10-day average closing stock price of Getty Images common stock for the period ending two business days prior to the closing as quoted on NYSE.

With respect to each Shutterstock RSU award and Shutterstock PSU award that is outstanding immediately prior to the effective time and that is not converted into a right to receive the merger consideration, at the effective time, such Shutterstock RSU award and Shutterstock PSU award will be assumed by Getty Images and converted into a time-based award (a “converted RSU award” or “converted PSU award” as applicable) in respect of (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by the mixed election per share consideration and (ii) that number of shares of Getty Images common stock rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of (A) the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award as of immediately prior to the effective time (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by (B) the mixed election exchange ratio. Each converted RSU award and converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time, except converted PSU awards will only be subject to the time-based vesting through the applicable vesting date of the Shutterstock PSU award (which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement).

At the effective time, Getty Images will assume all the obligations of Shutterstock under the Shutterstock equity incentive plans, and the number and kind of shares available for issuance under the Shutterstock equity incentive plans will be adjusted to reflect shares of Getty Images Common Stock in accordance with the provisions of the Shutterstock equity incentive plans.

Payment and Issuance of Merger Consideration; Surrender of Company Certificates

At or prior to the effective time of the merger, Getty Images will deposit with an exchange agent selected by Getty Images reasonably acceptable to Shutterstock (i) an amount in cash equal to the aggregate cash merger consideration and (ii) the number of shares of Getty Images common stock equal to the aggregate equity merger consideration, in each case, to which holders of Shutterstock common stock will be entitled at the effective time of the merger, to the extent determinable.

As promptly as practicable after the effective time of the merger (and in any event, within seven business days after the effective time of the merger), the exchange agent will mail to each holder of record of a certificate or certificates representing Shutterstock common stock whose shares of Shutterstock common stock were converted into the right to receive the merger consideration at the effective time, (i) a letter of transmittal and (ii) instructions for surrendering such certificates in exchange for payment of the merger consideration. Each holder of a certificate or certificates representing Shutterstock common stock immediately prior to the effective time of the merger (other than shares held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL, a copy of which is attached to this information statement and proxy statement/prospectus as Annex E, treasury shares and shares held by Shutterstock, Getty Images Merger Sub 2 or Merger Sub 3) will, upon surrender thereof to the exchange agent, together with a properly completed and validly executed letter of transmittal, be entitled to receive the merger consideration for each share of Shutterstock common stock represented by such certificate. The certificates so surrendered will be cancelled. Any holder of non-certificated shares of Shutterstock common stock represented by book-entry will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. In lieu thereof, each registered holder of one or more book-entry shares of Shutterstock common stock will, upon receipt of an “agent’s message” by the exchange agent, be entitled to receive the merger consideration payable for each such book-entry book share.

No interest will be paid or will accrue on the cash payable upon surrender of any certificated or book-entry share of Shutterstock common stock. The merger consideration will be subject to deduction for any required withholding taxes.

If any certificate representing Shutterstock common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration with respect to each share of Shutterstock common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Getty Images or the exchange agent, the posting by such person of a bond in such amount as Getty Images or the exchange agent may determine is necessary as indemnity against any claim that may be made against Getty Images, the HoldCo surviving corporation or the exchange agent with respect to such certificate.

Directors and Officers

Following the merger, the Getty Images board will have eleven members, consisting of the Chief Executive Officer of Getty Images, six directors to be designated by Getty Images from among the directors serving on the Getty Images board as of immediately prior to the merger and four directors to be designated by Shutterstock from among the directors serving on the Shutterstock board as of immediately prior to the merger. The directors designated by Shutterstock will be allocated as follows on the Getty Images board: one director in Class I; one director in Class II; and two directors in Class III. Getty Images has agreed to nominate the director(s) designated by Shutterstock whose term is expiring at the next Getty Images annual meeting of stockholders following the merger for election to a subsequent term at such meeting.

Following the merger, Mark Getty is expected to be Chairman of the Getty Images board and Craig Peters is expected to be the Chief Executive Officer of Getty Images. Paul J. Hennessy is expected to be appointed to serve as one of the members of the Getty Images board, and the other three directors to be designated by Shutterstock have not yet been determined as of the date hereof.

Representations and Warranties

The merger agreement contains representations and warranties that Shutterstock, on the one hand, and Getty Images, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule provided by Shutterstock to Getty Images in connection with the signing of the merger agreement and a confidential disclosure schedule provided by Getty Images to Shutterstock in connection with the signing of the merger agreement. While Shutterstock and Getty Images do not believe that the disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Shutterstock or Getty Images since they were made as of specific dates, may be intended merely as a risk allocation mechanism between Shutterstock and Getty Images and are modified in important ways by the confidential disclosure schedules.

Shutterstock has made a number of representations and warranties to Getty Images in the merger agreement regarding aspects of Shutterstock’s business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•        Shutterstock’s incorporation, valid existence, good standing, qualification to do business and similar corporate matters;

•        Shutterstock’s corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against Shutterstock, HoldCo and Merger Sub 1, and the due execution and delivery of the merger agreement;

•        the approval of the merger agreement, the merger and the transactions contemplated thereby by the Shutterstock board and the recommendation by the Shutterstock board that the Shutterstock stockholders adopt the merger agreement;

•        the absence of violations and breaches of, or conflicts with, Shutterstock’s governing documents, certain material contracts, or any lien, order or law resulting from Shutterstock’s entry into the merger agreement or the completion of the merger;

•        Shutterstock’s capital structure, absence of preemptive rights and liens on issued and outstanding shares, and lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•        Shutterstock’s financial reports and the preparation of Shutterstock’s financial reports in compliance with GAAP and the applicable requirements of the SEC;

•        Shutterstock’s disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 of the Exchange Act, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and per the corporate governance requirements of the NYSE, as applicable to Shutterstock.

•        the absence of certain undisclosed liabilities;

•        the absence of any events that would have a material adverse effect on Shutterstock since September 30, 2024;

•        the ordinary course operation of Shutterstock’s business in all material respects since September 30, 2024;

•        Shutterstock’s real estate and material leases, subleases, licenses or other occupancy agreements for real property;

•        Shutterstock’s material compliance with applicable tax laws;

•        the absence of certain binding or restrictive provisions in Shutterstock’s material contracts as well as the validity of, and Shutterstock’s compliance with, Shutterstock’s material contracts;

•        Shutterstock’s ownership and maintenance of its intellectual property;

•        the accuracy of the information supplied by Shutterstock in connection with this information statement and proxy statement/prospectus;

•        the absence of any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) pending or, to Shutterstock’s knowledge, threatened against Shutterstock, its subsidiaries or any of Shutterstock’s present or former officers, directors or employees in their capacity as such;

•        the absence of any collective bargaining agreements and the absence of any labor union, works council, trade union, employee organization or other labor organization representation of Shutterstock employees;

•        Shutterstock’s compliance in all material respects with all applicable laws respecting labor and employment and reasonable investigation and corrective action of sexual harassment or other discrimination or retaliation allegations of or against Shutterstock employees;

•        Shutterstock’s material benefit plans and their compliance with applicable laws;

•        Shutterstock’s maintenance of, and compliance with, material insurance policies;

•        Shutterstock’s compliance with all laws and orders applicable to its conduct and the possession of required permits and authorizations necessary to conduct Shutterstock’s current business;

•        Shutterstock’s compliance with applicable environmental laws;

•        the absence of certain transactions between Shutterstock and its related parties;

•        Shutterstock’s compliance with applicable sanctions or export, import, customs and trade and anti-boycott laws;

•        Shutterstock’s receipt of an opinion from Allen & Company LLC;

•        the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the merger;

•        the absence of Shutterstock’s ownership of any of Getty Images’ shares or other equity interests in Getty Images;

•        HoldCo and Merger Sub’s formation solely for the purpose of engaging in the transactions contemplated by the merger agreement; and

•        the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction.

Some of Shutterstock’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” with respect to Shutterstock means (i) any effect that, individually or in the aggregate with any other effect has had or would reasonably be likely to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Shutterstock, taken as a whole or (ii) any effect that, individually or in the aggregate with any other effect prevents or materially impairs the ability of Shutterstock to consummate the transactions contemplated by the merger agreement on or before the end date, which may be as early as January 6, 2026; provided, however, that in the case of clause (i) only, no effects to the extent resulting or arising from the following shall be deemed to constitute a material adverse effect or shall be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

•        any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (i) changes in interest rates or credit ratings generally in the United States or any other country, (ii) changes in exchange rates generally for the currencies of any country or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•        any changes in general conditions in the industry in which Shutterstock operates;

•        any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other governmental entity) relating thereto or the interpretation of the foregoing;

•        any changes or proposed changes after the date hereof in applicable law, regulatory policies or interpretation thereof;

•        any failure by Shutterstock to meet (i) any public analyst estimates or expectations of Shutterstock’s revenue, earnings or other financial performance or results of operations for any period, or (ii) any internal or published projections, estimates or expectations of Shutterstock’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Shutterstock to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•        any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility;

•        weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other governmental entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak;

•        the execution and delivery of the merger agreement, the pendency of the merger agreement or the transactions contemplated thereby, any action taken or omitted to be taken by Shutterstock at the express written direction or request of Getty Images, or the public announcement of the merger agreement or the transactions contemplated thereby (including the identity of Getty Images), including the impact thereof on the relationships, contractual or otherwise, of Shutterstock and its subsidiaries with suppliers, customers, partners or vendors (provided, that this clause shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated in the merger agreement);

•        any change in the price or trading volume of Shutterstock common stock or any other publicly traded securities of Shutterstock in and of itself;

•        any reduction in the credit rating of Shutterstock in and of itself; and

•        any litigation relating to the merger agreement and the transactions contemplated thereby against Shutterstock, any of its affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that with respect to any exceptions set forth in the above, to the extent such effect has had a disproportionate adverse impact on Shutterstock, taken as a whole, relative to other companies operating in the industry in which Shutterstock and its subsidiaries operate, then the incremental disproportionate adverse impact of such effect shall be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably likely to exist or occur.

Getty Images has made a number of representations and warranties to Shutterstock in the merger agreement regarding aspects of Getty Images’ business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•        Getty Images’ incorporation, valid existence, good standing, qualification to do business and similar corporate matters;

•        Getty Images’ corporate power and authority to enter into and perform its obligations under the merger agreement and complete the merger, the enforceability of the merger agreement against Getty Images, Merger Sub 2 and Merger Sub 3, and the due execution and delivery of the merger agreement;

•        the approval of the merger agreement, the merger and the transactions contemplated thereby, by the Getty Images board and the recommendation by the Getty Images board that the Getty Images stockholders approve the issuance of the shares of Getty Images common stock as part of the merger consideration;

•        the absence of violations and breaches of, or conflicts with, Getty Images’ governing documents, certain material contracts, or any lien, order or law resulting from Getty Images’ entry into the merger agreement or the completion of the merger;

•        Getty Images’ capital structure, absence of preemptive rights and liens on issued and outstanding shares, and lack of a stockholder rights plan, “poison pill” or similar anti-takeover plan;

•        Getty Images’ financial reports and the preparation of Getty Images’ financial reports in compliance with GAAP, and the applicable requirements of the SEC;

•        Getty Images’ disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 of the Exchange Act, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and per the corporate governance requirements of the NYSE, as applicable to Getty Images.

•        the absence of certain undisclosed liabilities;

•        the absence of any events that would have a material adverse effect on Getty Images since September 30, 2024;

•        the ordinary course operation of Getty Images’ business in all material respects since September 30, 2024;

•        Getty Images’ real estate and material leases, subleases, licenses or other occupancy agreements for real property;

•        Getty Images’ material compliance with applicable tax laws;

•        the absence of certain binding or restrictive provisions in Getty Images’ material contracts as well as the validity of, and Getty Images’ compliance with, Getty Images’ material contracts;

•        Getty Images’ ownership and maintenance of its intellectual property;

•        the accuracy of the information supplied by Getty Images in connection with this information statement and proxy statement/prospectus;

•        the absence of any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) before any governmental entity (“proceeding”) pending or, to Shutterstock’s knowledge, threatened against Getty Images, its subsidiaries or any of Getty Images’ present or former officers, directors or employees in their capacity as such;

•        the absence of any collective bargaining agreements and the absence of any labor union, works council, trade union, employee organization or other labor organization representation of Getty Images employees;

•        Getty Images’ compliance in all material respects with all applicable laws respecting labor and employment and reasonable investigation and corrective action of sexual harassment or other discrimination or retaliation allegations of or against Getty Images employees;

•        Getty Images’ material benefit plans and their compliance with applicable laws;

•        Getty Images’ maintenance of, and compliance with, material insurance policies;

•        Getty Images’ compliance with all laws and orders applicable to its conduct and the possession of required permits and authorizations necessary to conduct Getty Images current business;

•        Getty Images’ compliance with applicable environmental laws;

•        the absence of certain transactions between Getty Images and its related parties;

•        Getty Images’ compliance with applicable sanctions or export, import, customs and trade and anti-boycott laws;

•        Getty Images’ receipt of an opinion from J.P. Morgan Securities LLC regarding the fairness, from a financial point of view, of the aggregate consideration to be paid by Getty Images;

•        the inapplicability of state anti-takeover laws to the merger agreement and the consummation of the merger;

•        the absence of Getty Images’ ownership of any of Shutterstock’s shares or other equity interests in Shutterstock;

•        Merger Sub 2’s and Merger Sub 3’s formation solely for the purpose of engaging in the transactions contemplated by the merger agreement;

•        Getty Images’ sufficient cash to consummate the merger and other transactions on the closing date; and

•        the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction.

Some of Getty Images’ representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” with respect to Getty Images means (i) any effect that, individually or in the aggregate with any other effect has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Getty Images, taken as a whole or (ii) any effect that, individually or in the aggregate with any other effect prevents or materially impairs the ability of Getty Images to consummate the transactions contemplated by the merger agreement on or before the end date, which may be as early as January 6, 2026; provided, however, that in the case of clause (i) only, no effects to the extent resulting or arising from the following shall be deemed to constitute a material adverse effect or shall be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

•        any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (i) changes in interest rates or credit ratings generally in the United States or any other country, (ii) changes in exchange rates generally for the currencies of any country or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•        any changes in general conditions in the industry in which Getty Images operates;

•        any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other governmental entity) relating thereto or the interpretation of the foregoing;

•        any changes or proposed changes after the date hereof in applicable law, regulatory policies or interpretation thereof;

•        any failure by Getty Images to meet (i) any public analyst estimates or expectations of Getty Images’ revenue, earnings or other financial performance or results of operations for any period, or (ii) any internal or published projections, estimates or expectations of Getty Images’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Getty Images to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•        any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility;

•        weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other governmental entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak;

•        the execution and delivery of the merger agreement, the pendency of the merger agreement or the transactions contemplated thereby, any action taken or omitted to be taken by Getty Images at the express written direction or request of Getty Images, or the public announcement of the merger agreement or the transactions contemplated thereby (including the identity of Getty Images), including the impact thereof on the relationships, contractual or otherwise, of Getty Images with suppliers, customers, partners or vendors (provided, that this clause shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated in the merger agreement);

•        any change in the price or trading volume of Getty Images common stock or any other publicly traded securities of Getty Images in and of itself;

•        any reduction in the credit rating of Getty Images in and of itself; and

•        any litigation relating to the merger agreement and the transactions contemplated thereby against Getty Images, any of its affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that with respect to any exceptions set forth in the above, to the extent such effect has had a disproportionate adverse impact on Getty Images and its subsidiaries, taken as a whole, relative to other companies operating in the industry in which Getty Images and its subsidiaries operate, then the incremental disproportionate adverse impact of such effect shall be taken into account for the purpose of determining whether a material adverse effect exists or has occurred or is reasonably likely to exist or occur.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger or the termination of the merger agreement.

Conduct of Business Pending the Closing

Under the merger agreement, Shutterstock has agreed that, subject to certain exceptions in the merger agreement or in the disclosure schedule delivered by Shutterstock in connection with the merger agreement (the “Shutterstock disclosure schedules”) or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Getty Images gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed), Shutterstock will use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business; (ii) maintain and preserve intact its business organization; (iii) keep available the services of its executive officers; and (iv) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with Shutterstock.

Subject to certain exceptions set forth in the merger agreement or in the Shutterstock disclosure schedules and/or as required under applicable law, without Getty Images’ prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed), Shutterstock will not, and will not cause its subsidiaries to:

•        amend its certificate of incorporation or bylaws;

•        split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned subsidiary of Shutterstock which remains a wholly owned subsidiary of Shutterstock after consummation of such transaction;

•        make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned subsidiaries of Shutterstock to Shutterstock or to any other wholly owned subsidiaries of Shutterstock or (ii) the acceptance, surrender or withholding of shares of Shutterstock common stock as payment for withholding taxes incurred in connection with the vesting or settlement of Shutterstock equity awards in accordance with past practice and the terms of the Shutterstock equity plan as in effect on the date of the merger agreement;

•        (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Shutterstock equity awards, except pursuant to the exercise or settlement of Shutterstock equity awards outstanding on the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement or pursuant to the grant of Shutterstock equity awards in accordance with the Shutterstock disclosure schedules, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

•        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between Shutterstock and any direct or indirect wholly owned subsidiary of Shutterstock or between direct or indirect wholly owned subsidiaries of Shutterstock;

•        (i) incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Shutterstock and wholly owned subsidiaries of Shutterstock or among wholly owned subsidiaries of Shutterstock, (B) indebtedness for borrowed money incurred to modify, replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Shutterstock or any of the subsidiaries of Shutterstock, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by Shutterstock of indebtedness for borrowed money of wholly owned subsidiaries of Shutterstock or guarantees by wholly owned subsidiaries of Shutterstock of indebtedness for borrowed money of Shutterstock or any wholly owned subsidiaries of Shutterstock, that, indebtedness incurred or guaranteed by Shutterstock or its subsidiaries shall either (x) be, or be designated by Shutterstock in writing as, “Payoff Indebtedness” on or prior to the incurrence or guarantee thereof or (y) to the extent not constituting Payoff Indebtedness, the terms of such indebtedness shall not conflict with or prohibit any of the transactions contemplated by the merger agreement and (D) indebtedness incurred under the Shutterstock credit agreement, as in effect on the date of the merger agreement; or (ii) incur any lien on any of its material property or assets, except for permitted liens;

•        make any loans or advances to any other person;

•        (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to Shutterstock or a wholly owned subsidiary of Shutterstock, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

•        (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of intellectual property in the ordinary course of business, or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

•        other than standard intellectual property agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material intellectual property in whole or in part owned or exclusively licensed to Shutterstock or its subsidiaries or (ii) allow any material registered intellectual property of Shutterstock or its subsidiaries to lapse or go abandoned, other than at the end of its term;

•        materially downgrade the integrity or security of any technology assets of Shutterstock or any of its subsidiaries;

•        (i) except as required or requested by law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material trade secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable law or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such person; or (ii) subject any material software included in the owned intellectual property of Shutterstock or its subsidiaries to “open source,” “copyleft” or analogous licenses in a manner that has or would require any public distribution of any such software, restrict in any material respect Shutterstock’s or any of its subsidiaries’ rights to use or license or otherwise exploit any such software included in the owned intellectual property of Shutterstock or its subsidiaries, or a requirement that any other licensee of such software be permitted to modify, make derivative works of or reverse-engineer any such software;

•        during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in Shutterstock’s capital expenditure budget set forth on the Shutterstock disclosure schedules plus 20% (regardless of when the amounts would be paid);

•        other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any material contract or material lease or enter into any contract that would constitute a material contract or material lease if it were in effect on the date of the merger agreement, in each case, other than (A) contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) contracts relating to use of owned intellectual property of Shutterstock or its subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material Shutterstock asset;

•        except as required by the terms of any Shutterstock employee benefit plan as in effect on the date of the merger agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonuses and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with the Shutterstock disclosure schedules, (iv) establish, adopt, enter into, materially amend or terminate any material Shutterstock employee benefit plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

•        (i) modify, renew, extend, terminate or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of Shutterstock or its subsidiaries as the bargaining representative for any employees of Shutterstock or its subsidiaries;

•        implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

•        settle or compromise any proceeding (other than any such proceeding commenced by Shutterstock or its subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1.0 million individually or $5.0 million in the aggregate, (ii) do not impose any material restriction on Shutterstock’s business or the business of any of its subsidiaries and (iii) do not relate to any litigation by Shutterstock stockholders in connection with the merger agreement or the transactions contemplated thereby;

•        (i) make, change or revoke any material tax election, (ii) change or adopt any tax accounting period or material method of tax accounting, (iii) file any amended tax return that would reasonably expected to result in a material increase in tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. law) or other material agreement with any taxing authority in respect of any material tax return or material amount of taxes, (v) fail to timely pay any material tax or file any material tax return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material tax liability or any audit, assessment, investigation, examination or other proceeding relating to a material tax return or material amount of taxes, or surrender any right to claim a material refund of taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•        materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

•        effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

•        (i) amend any permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to Shutterstock or its subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any governmental entity to institute proceedings for the suspension, revocation or limitation of, any material permits;

•        enter into any material new line of business outside of its existing business;

•        enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments other than in the ordinary course of business;

•        enter into any contract pursuant to which, immediately following the closing, any rights under any of the intellectual property owned or licensed by Getty Images or its affiliates (other than Shutterstock or its subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

•        agree to take, or make any commitment to take, any of the foregoing actions that are prohibited.

Under the merger agreement, Getty Images has agreed that, subject to certain exceptions in the merger agreement or in the disclosure schedule delivered by Getty Images in connection with the merger agreement (the “Getty Images disclosure schedules”) or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Shutterstock gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed), Getty Images will use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business; (ii) maintain and preserve intact its business organization; (iii) keep available the services of its executive officers; and (iv) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with Getty Images.

Subject to certain exceptions set forth in the merger agreement or in the Getty Images disclosure schedules and/or as required under applicable law, without Shutterstock’s prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed), Getty Images will not, and will not cause its subsidiaries to:

•        amend its certificate of incorporation or bylaws;

•        split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned subsidiary of Getty Images which remains a wholly owned subsidiary of Getty Images after consummation of such transaction;

•        make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned subsidiaries of Getty Images to Getty Images or to any other wholly owned subsidiaries of Getty Images or (ii) the acceptance, surrender or withholding of shares of Getty Images common stock as payment for withholding taxes incurred in connection with the vesting or settlement of Getty Images equity awards in accordance with past practice and the terms of the Getty Images equity plan as in effect on the date of the merger agreement;

•        (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Getty Images equity awards, except pursuant to the exercise or settlement of Getty Images equity awards outstanding on the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement or pursuant to the grant of Getty Images equity awards in accordance with the Getty Images disclosure schedules, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

•        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between Getty Images and any direct or indirect wholly owned subsidiary of Getty Images or between direct or indirect wholly owned subsidiaries of Getty Images;

•        (i) incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Getty Images and wholly owned subsidiaries of Getty Images or among wholly owned subsidiaries of Getty Images, (B) indebtedness for borrowed money incurred to modify, replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Getty Images or any of the subsidiaries of Getty Images, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by Getty Images of indebtedness for borrowed money of wholly owned subsidiaries of Getty Images or guarantees by wholly owned subsidiaries of Getty Images of indebtedness for borrowed money of Getty Images or any wholly owned subsidiaries of Getty Images, (D) indebtedness incurred under the Getty Images credit agreement and (E) indebtedness incurred in connection with any financing; or (ii) incur any lien on any of its material property or assets, except for permitted liens or liens arising out of any financing;

•        make any loans or advances to any other person;

•        (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to Getty Images or a wholly owned subsidiary of Getty Images, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

•        (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of intellectual property in the ordinary course of business, or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

•        other than standard intellectual property agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material intellectual property in whole or in part owned or exclusively licensed by Getty Images or its subsidiaries or (ii) allow any material registered intellectual property of Getty Images or its subsidiaries to lapse or go abandoned, other than at the end of its term;

•        materially downgrade the integrity or security of any technology assets of Getty Images or any of its subsidiaries;

•        (i) except as required or requested by law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material trade secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable law or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such person; or (ii) subject any such software included in the owned intellectual property of Getty Images or its subsidiaries to “open source,” “copyleft” or analogous licenses in a manner that has or would require any public distribution of any such software, restrict in any material respect Getty Images’ or any of its subsidiaries’ rights to use or license or otherwise exploit any material software included in the owned intellectual property of Getty Images or its subsidiaries, or a requirement that any other licensee of such software be permitted to modify, make derivative works of or reverse-engineer any such software;

•        during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in Getty Images’ capital expenditure budget set forth on the Getty Images disclosure schedules plus 20% (regardless of when the amounts would be paid);

•        other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any material contract or material lease or enter into any contract that would constitute a material contract or material lease if it were in effect on the date of the merger agreement, in each case, other than (A) contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) contracts relating to use of owned intellectual property of Getty Images or its subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material assets of Getty Images;

•        except as required by the terms of any Getty Images employee benefit plan as in effect on the date of the merger agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonuses and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with the Getty Images disclosure schedules, (iv) establish, adopt, enter into, materially amend or terminate any material Getty Images employee benefit plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

•        (i) modify, renew, extend, terminate or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of Getty Images or its subsidiaries as the bargaining representative for any employees of Getty Images or its subsidiaries;

•        implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

•        settle or compromise any proceeding (other than any such proceeding commenced by Getty Images or its subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1.0 million individually or $5.0 million in the aggregate, (ii) do not impose any material restriction on Getty Images’ business or the business of any of Getty Images’ subsidiaries, and (iii) do not relate to any litigation by Getty Images’ stockholders in connection with the merger agreement or the transactions contemplated thereby;

•        (i) make, change or revoke any material tax election, (ii) change or adopt any tax accounting period or material method of tax accounting, (iii) file any amended tax return that would reasonably expected to result in a material increase in tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. law) or other material agreement with any taxing authority in respect of any material tax return or material amount of taxes, (v) fail to timely pay any material tax or file any material tax return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material tax liability or any audit, assessment, investigation, examination or other proceeding relating to a material tax return or material amount of taxes, or surrender any right to claim a material refund of taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•        materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

•        effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

•        (i) amend any permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to Getty Images or its subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any governmental entity to institute proceedings for the suspension, revocation or limitation of, any material permits;

•        enter into any material new line of business outside of its existing business;

•        enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments other than in the ordinary course of business;

•        enter into any contract pursuant to which, immediately following the closing, any rights under any of the intellectual property owned or licensed by Shutterstock or its affiliates (other than Getty Images or its subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

•        agree to take, or make any commitment to take, any of the foregoing actions that are prohibited.

No-Shop by Shutterstock; Change in Recommendation

Upon entry into the merger agreement, Shutterstock agreed to and to cause each of its controlled affiliates and its and their respective officers, directors and employees, and use its reasonable best efforts to cause its other representatives (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons with respect to a Shutterstock takeover proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Shutterstock takeover proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Shutterstock takeover proposal or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Shutterstock takeover proposal. Shutterstock also agreed not to, and to cause its controlled affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which Shutterstock or any of its controlled affiliates is a party; provided, that, if the Shutterstock board determines in good faith, after consultation with Shutterstock’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware law, Shutterstock may, with prompt written notice to Getty Images thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of the merger agreement) to make a Shutterstock takeover proposal to the Shutterstock board.

Shutterstock agreed to, and agreed to cause its controlled affiliates to, promptly (and in any event within three business days) (i) request any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve month period immediately prior to the date of the merger agreement in connection with any actual or potential Shutterstock takeover proposal that remained in effect as of the date of the merger agreement to return or destroy all confidential information in the possession of such person or its representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Shutterstock takeover proposal by any such person and its representatives.

However, if at any time after the date of the merger agreement and prior to the time that Shutterstock’s stockholder approval is obtained, Shutterstock or any of its representatives receives a bona fide unsolicited written Shutterstock takeover proposal from any person that did not result from a material breach by Shutterstock, its controlled affiliates or their respective representatives of the merger agreement, and if the Shutterstock board determines in good faith after consultation with its outside financial advisor and outside legal counsel, that such Shutterstock takeover proposal constitutes or would reasonably be expected to lead to a Shutterstock superior proposal, then Shutterstock and its representatives may (A) furnish, pursuant to a confidentiality agreement, information (including non-public information) with respect to Shutterstock and its subsidiaries to the person who has made such Shutterstock takeover proposal and its representatives. However, Shutterstock must, within forty-eight hours of the delivery to such person provide or make available to Getty Images any non-public information concerning Shutterstock or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided or made available to Getty Images and (B) engage in or otherwise participate in discussions or negotiations with the person making such Shutterstock takeover proposal and its representatives regarding such Shutterstock takeover proposal. Shutterstock must then promptly (and in any event within twenty four hours) notify Getty Images if the Shutterstock board makes a determination that a Shutterstock takeover proposal constitutes or would reasonably be expected to lead to a Shutterstock superior proposal or if Shutterstock enters into discussions or negotiations permitted under these provisions of the merger agreement.

Shutterstock has agreed to promptly (and in no event later than twenty four hours after its receipt) notify Getty Images in writing in the event that Shutterstock or any of its representatives receives a Shutterstock takeover proposal, and agreed to disclose to Getty Images the identity of the person making the Shutterstock takeover proposal, the material terms and conditions thereof and, if applicable, the nature of any information so requested (including an unredacted copy of such Shutterstock takeover proposal (including any related documents and correspondence) or, where such Shutterstock takeover proposal is not in writing, a written description of the financial and other material terms thereof). Shutterstock agreed to keep Getty Images reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Shutterstock takeover proposal and to promptly (and in any event within twenty four hours) notify Getty Images of any modifications to the financial or other material terms of any such Shutterstock takeover proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose). Shutterstock agreed that it and its controlled affiliates will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits Shutterstock from complying with these obligations.

Except as permitted within these obligations described in the merger agreement, the Shutterstock board (including any committee thereof) has agreed not to (i) (A) fail to include its recommendation to adopt the merger agreement in this information statement and proxy statement/prospectus when disseminated to Shutterstock’s stockholders, (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to Getty Images, such recommendation, (C) adopt, approve or recommend to stockholders of Shutterstock, or publicly propose or announce its intention to adopt, approve or recommend to stockholders of Shutterstock, a Shutterstock takeover proposal, (D) if a Shutterstock takeover proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Shutterstock common stock (other than by Getty Images or an affiliate of Getty Images) has been publicly disclosed, fail to publicly recommend, in this information statement and proxy statement/prospectus on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the stockholders of Shutterstock on or prior to the earlier of (x) three business days prior to the date the Shutterstock stockholder meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date the Shutterstock stockholder meeting is held) and (y) ten business days after commencement of such tender offer or exchange offer, or (E) if a Shutterstock takeover proposal (other than one structured as a tender offer) has been publicly disclosed, fail to publicly reaffirm the Shutterstock recommendation of the merger (or refer to the prior Shutterstock recommendation) within five business days after Getty Images’ written request that Shutterstock do so (or, relating to any Shutterstock takeover proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Shutterstock takeover proposal that are publicly disclosed within the last five business days prior to the then-scheduled Shutterstock stockholder meeting, fail to take the actions referred to in this clause (E), with references to the applicable five business day period being replaced with three business days). The parties agreed that Getty Images is entitled to request a reaffirmation of Shutterstock’s recommendation of the merger on a maximum of one occasion in respect of any Shutterstock takeover proposal, except that Getty Images is entitled to make an additional request upon any material change in the terms of such Shutterstock takeover proposal (any action by Shutterstock described in this clause (i), a “Shutterstock adverse recommendation change”), or (ii) authorize, cause or permit Shutterstock or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Shutterstock takeover proposal (a “Shutterstock acquisition agreement”). Prior to the time that the Shutterstock stockholder approval of the merger is obtained, but not after, the Shutterstock board may, with respect to a bona fide, unsolicited Shutterstock takeover proposal that did not result from a material breach by Shutterstock, its controlled affiliates or its representatives of the merger agreement, (x) make a Shutterstock adverse recommendation change or (y) cause Shutterstock to terminate the merger agreement in order to enter into a definitive agreement relating to such Shutterstock superior proposal if, and only if, prior to taking either such action Shutterstock board has determined in good faith (i) after consultation with Shutterstock’s outside financial advisor and outside legal counsel, that such Shutterstock takeover proposal constitutes a Shutterstock superior proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Shutterstock board to the stockholders of Shutterstock under Delaware law. However, prior to making such Shutterstock adverse recommendation change or terminating the merger agreement, (A) Shutterstock must have provided Getty Images at least five business days’ prior written notice of its intention to take such action and must have provided to Getty Images the identity of the person making such Shutterstock takeover proposal, a copy of any proposed Shutterstock acquisition agreements (together with all related schedules, exhibits and other documents) constituting such Shutterstock takeover proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Shutterstock, a written summary of the material terms thereof), (B) during such notice period, Shutterstock must engage (to the extent requested by Getty Images) in good faith negotiations with Getty Images and, following the end of such notice period, the Shutterstock board must have considered in good faith any revisions to the terms of the merger agreement reflected in a binding and written proposal by Getty Images, and shall have determined, after consultation with Shutterstock’s outside financial advisor and outside legal counsel, that the Shutterstock superior proposal would nevertheless continue to constitute a Shutterstock superior proposal if the revisions reflected in a binding and written proposal by Getty Images were to be accepted by Shutterstock and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Shutterstock superior proposal, Shutterstock shall, in each case, have delivered to Getty Images an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso will commence, except that the five business day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m., Eastern Time, on the third business day immediately following Getty Images’ receipt of such notice and (2) the end of the original notice period, during which time Shutterstock shall be required to comply with the requirements of clauses (B) and (C) above of this obligation. The actions of the Shutterstock board in making a determination that a Shutterstock takeover proposal constitutes a Shutterstock superior proposal and Shutterstock’s authorizing and providing the notices to Getty Images required by these obligations shall not, in and of itself, constitute a Shutterstock adverse recommendation change or a violation of these obligations. Shutterstock agreed that neither it nor any of its subsidiaries shall enter into any Shutterstock acquisition agreement unless the merger agreement has been terminated in accordance with its terms.

Other than in connection with a Shutterstock takeover proposal, Shutterstock may, at any time prior to, but not after, the date Shutterstock stockholder approval of the merger has been obtained, make a Shutterstock adverse recommendation change in response to a Shutterstock intervening event if prior to taking such action, the Shutterstock board has determined in good faith, after consultation with Shutterstock’s outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Shutterstock board to the stockholders of Shutterstock under Delaware law. However, prior to making such Shutterstock adverse recommendation change, (i) Shutterstock must have provided Getty Images at least five business days’ prior written notice of its intention to take such action, and specified the reasons therefor, including specifying in reasonable detail the applicable Shutterstock intervening event, (ii) during such notice period, Shutterstock must have engaged (to the extent requested by Getty Images) in good faith negotiations with Getty Images and, following the end of such notice period, the Shutterstock board must have considered in good faith any binding and written proposals made by Getty Images to Shutterstock to amend the terms of the merger agreement proposed in writing by Getty Images, and shall have determined, after consultation with Shutterstock’s outside financial advisor and outside legal counsel, that the failure to make such Shutterstock adverse recommendation change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Shutterstock board to the stockholders of Shutterstock under Delaware law, and (iii) in the event of any material modification to such Shutterstock intervening event, Shutterstock must, in each case, have delivered to Getty Images an additional notice consistent with that described in clause (i) above of this sentence and a new notice period under clause (i) of this sentence will commence, except that the five business day notice period referred to in clause (i) above of this proviso will instead end at the later of (A) 11:59 p.m., Eastern Time, on the third business day immediately following Getty Images’ receipt of such notice and (B) the end of the original notice period, during which time Shutterstock shall be required to comply with the requirements of clause (ii) above of this sentence. However, the actions of the Shutterstock board in making such determination and Shutterstock’s authorizing and providing of such notice pursuant to these obligations, will not, in and of itself, constitute a Shutterstock adverse recommendation change or a violation of the merger agreement.

Nothing contained in the merger agreement prohibits Shutterstock or the Shutterstock board from taking and disclosing to the stockholders of Shutterstock a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of Shutterstock pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder. However, no such action, position or disclosure that would amount to a Shutterstock adverse recommendation change may be permitted, made or taken other than in compliance with the merger agreement.

Any violation of the restrictions contained in these obligations of the merger agreement by any of Shutterstock’s controlled affiliates or its or their respective representatives will be deemed to be a breach of the merger agreement by Shutterstock, and Shutterstock shall not direct or instruct Shutterstock’s significant stockholder to take any action that would breach any of these obligations of the merger agreement if taken by Shutterstock.

For purposes of this information statement and proxy statement/prospectus, Shutterstock takeover proposal means any proposal or offer from any person (other than Getty Images, its subsidiaries and the Getty Images significant stockholders) relating to, in a single transaction or series of related transactions (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Shutterstock common stock or securities of Shutterstock representing more than fifteen percent (15%) of the voting power of Shutterstock (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Shutterstock, (ii) any acquisition of fifteen percent (15%) or more of the outstanding Shutterstock common stock or securities of Shutterstock representing more than fifteen percent (15%) of the voting power of Shutterstock (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (iii) any acquisition (including the acquisition of stock in any subsidiary of Shutterstock) of assets or businesses of Shutterstock or its subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of Shutterstock and its subsidiaries, taken as a whole (as measured by fair market value), (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Shutterstock common stock or securities of Shutterstock representing more than fifteen percent (15%) of the voting power of Shutterstock (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of the Shutterstock and its subsidiaries and Shutterstock common stock (or voting power of securities of Shutterstock other than the Shutterstock common stock) involved is fifteen percent (15%) or more.

For purposes of this information statement and proxy statement/prospectus, Shutterstock superior proposal means, a bona fide, written Shutterstock takeover proposal that did not result from a material breach of the merger agreement and that the Shutterstock board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account such factors as the Shutterstock board considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by the merger agreement, all other financial, legal, regulatory, tax, financing (including sources and terms, financing market conditions and the absence of financing conditions) and other aspects of such proposal and the person making such Shutterstock takeover proposal, is more favorable to the stockholders of Shutterstock from a financial point of view than the Merger after giving effect to any changes to the merger agreement proposed in writing by Getty Images in response to such Shutterstock takeover proposal. For purposes of the references to “Shutterstock takeover proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Shutterstock takeover proposal” are to be deemed to be references to “fifty percent (50%).”

For purposes of this information statement and proxy statement/prospectus, Shutterstock intervening event means any positive effect first occurring or arising after the date hereof that is material to Shutterstock and its subsidiaries (taken as a whole) and that (i) was not known to or reasonably foreseeable by, or, if known or reasonably foreseeable, the material consequences of which (based on facts known to members of the Shutterstock board as of the date of the merger agreement) were not reasonably foreseeable by, the Shutterstock board as of the date of the merger agreement and (ii) does not relate to any Shutterstock takeover proposal. However, in no event will the following constitute or be taken into account for purposes of determining whether a Shutterstock intervening event has occurred: (A) the receipt, existence or terms of a Shutterstock takeover proposal or any matter relating thereto or consequence thereof, (B) changes in the price or trading volume of the Shutterstock common stock, Getty Images common stock or any other securities of Shutterstock, Getty Images or their respective subsidiaries, or any change in credit rating or the fact that Shutterstock or Getty Images meets or exceeds or fails to meet internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.

No-Shop by Getty Images; Change in Recommendation

Upon entry into the merger agreement, Getty Images agreed to and to cause each of its controlled affiliates and its and their respective officers, directors and employees, and use its reasonable best efforts to cause its other representatives (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons with respect to a Getty Images takeover proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Getty Images takeover proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Getty Images takeover proposal or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Getty Images takeover proposal. Getty Images also agreed not to, and to cause its controlled affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which Getty Images or any of its controlled affiliates is a party; provided, that, if the Getty Images board determines in good faith, after consultation with Getty Images’ outside legal counsel, that such action or the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware law, Getty Images may, with prompt written notice to Shutterstock thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of the merger agreement) to make a Getty Images takeover proposal to the Getty Images board.

Getty Images agreed to, and agreed to cause its controlled affiliates to, promptly (and in any event within three business days) (i) request any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve month period immediately prior to the date of the merger agreement in connection with any actual or potential Getty Images takeover proposal that remained in effect as of the date of the merger agreement to return or destroy all confidential information in the possession of such person or its representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Getty Images takeover proposal by any such person and its representatives.

Getty Images has agreed to promptly (and in no event later than twenty four hours after its receipt) notify Shutterstock in writing in the event that Getty Images or any of its representatives receives a Getty Images takeover proposal and agreed to disclose to Shutterstock the identity of the person making the Getty Images takeover proposal, the material terms and conditions thereof and, if applicable, the nature of any information so requested (including an unredacted copy of such Getty Images takeover proposal (including any related documents and correspondence) or, where such Getty Images takeover proposal is not in writing, a written description of the financial and other material terms thereof). Getty Images has agreed to keep Shutterstock reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Getty Images takeover proposal and promptly (and in any event within twenty four hours) notify Getty Images of any modifications to the financial or other material terms of any such Getty Images takeover proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose). Getty Images agreed that it and its controlled affiliates will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits Getty Images from complying with these obligations.

Nothing contained in the merger agreement prohibits Getty Images or the Getty Images board from taking and disclosing to the stockholders of Getty Images a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of Getty Images pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action, position or disclosure that would amount to a Getty Images adverse recommendation change may be permitted, made or taken other than in compliance with the merger agreement.

Any violation of the restrictions contained in these obligations of the merger agreement by any of Getty Images’ controlled affiliates or its or their respective representatives will be deemed to be a breach of the merger agreement by Getty Images, and Getty Images shall not direct or instruct the Getty Images significant stockholders to take any action that would breach any of these obligations of the merger agreement if taken by Getty Images.

For purposes of this information statement and proxy statement/prospectus, Getty Images takeover proposal means any proposal or offer from any person (other than Shutterstock, its subsidiaries and Shutterstock’s significant stockholder) relating to, in a single transaction or a series of related transactions, (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Getty Images common stock or securities of Getty Images representing more than fifteen percent (15%) of the voting power of Getty Images (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Getty Images, (ii) any acquisition of fifteen percent (15%) or more of the outstanding Getty Images common stock or securities of Getty Images representing more than fifteen percent (15%) of the voting power of Getty Images (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (iii) any acquisition (including the acquisition of stock in any subsidiary of Getty Images) of assets or businesses of Getty Images or its subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of Getty Images and its subsidiaries, taken as a whole (as measured by fair market value), (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Getty Images common stock or securities of Getty Images representing more than fifteen percent (15%) of the voting power of Getty Images (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of Getty Images and its subsidiaries and Getty Images common stock (or voting power of securities of Getty Images other than the Getty Images common stock) involved is fifteen percent (15%) or more.

The merger agreement includes additional agreements among the parties corollary to those agreements described above under “— No-Shop by Shutterstock; Change in Recommendation” related to (a) rights and obligations of Getty Images following receipt of takeover proposal, including Getty Images’ right to terminate the merger agreement and issue an adverse recommendation change and (b) Getty Images right to recommend against the merger following the occurrence of certain intervening events. These agreements among the parties have been rendered moot by the receipt and delivery to Shutterstock of the Getty Images written consent on January 7, 2025.

Registration Statement, Information Statement and Proxy Statement/Prospectus; Shutterstock Special Meeting

Getty Images and Shutterstock each agreed to jointly prepare, and for Getty Images to file with the SEC, the registration statement, that includes the information statement and proxy statement/prospectus, as promptly as reasonably practicable following the date of the merger agreement. Getty Images and Shutterstock each further agreed to use their respective reasonable best efforts to (i) cause the registration statement, when filed, to comply in all material respects with applicable provisions of the Exchange Act or Securities Act, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff, (iii) have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the registration statement effective for so long as necessary to complete the merger. No filing of, or amendment or supplement to, the registration statement, or response to related SEC comments, will be made by Getty Images or Shutterstock, as applicable, without the other’s prior consent and without providing the other party and its counsel a reasonable opportunity to review and comment. Each of Getty Images and Shutterstock agreed to consider in good faith all comments reasonably proposed by the other party. Shutterstock agreed to mail the proxy statement/prospectus to its stockholders as promptly as reasonably practicable after the registration statement is declared effective under the Securities Act and Getty Images agreed to mail the information statement to its stockholders as promptly as reasonably practicable after the registration statement is declared effective under the Securities Act. Getty Images or Shutterstock, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the registration statement, information statement or the proxy statement/prospectus, and will, as promptly as practicable after receipt, provide the other with copies of all material correspondence between it and its representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the registration statement, information statement or the proxy statement/prospectus received from the SEC and advise the other on any oral comments with respect to the registration statement, information statement or the proxy statement/prospectus received from the SEC.

Shutterstock agreed to duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders as soon as reasonably practicable after the registration statement is declared effective under the Securities Act (the “SEC effective date”), for the purpose of voting on the adoption of the merger agreement, provided that the Shutterstock special meeting will not be initially scheduled to occur later than thirty-five (35) days following the mailing of the proxy statement/prospectus (subject to adjournment or postponement as provided below). Shutterstock will not, without the consent of Getty Images, adjourn or postpone, cancel, recess or reschedule, the Shutterstock special meeting; provided, however, that Shutterstock may postpone or adjourn the Shutterstock special meeting: (i) to allow reasonable additional time to solicit additional proxies, (ii) to ensure that any supplement or amendment to the information statement and proxy statement/prospectus required under applicable law is timely provided to the Shutterstock stockholders, (iii) if a quorum has not been established, provided that such postponement or adjournment are subject to certain limitations as set forth in the merger agreement, or (iv) if required by applicable law or a formal request from the SEC or its staff.

Shutterstock also agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement, and to take all other actions necessary or advisable to secure approval from the Shutterstock stockholders. If at the time of the originally scheduled date of the Shutterstock special meeting, a quorum has not been established or Shutterstock has not received proxies representing a sufficient number of shares of Shutterstock common stock for approval of the merger agreement and transactions contemplated therein, then Shutterstock will, at the request of Getty Images (to the extent permitted by law), adjourn the Shutterstock special meeting to a date specified by Getty Images. Without the prior written consent of Getty Images, the adoption of the merger agreement and the transactions contemplated by the merger agreement will be the only matters (other than matters of procedure and matters required by law to be voted on by the stockholders of Shutterstock in connection with the adoption of the merger agreement and the transactions contemplated therein) that Shutterstock will propose to be acted on by the Shutterstock stockholders at the Shutterstock special meeting. Shutterstock also has agreed to submit the merger agreement for adoption by the Shutterstock stockholders at the special meeting whether or not a change of company board recommendation has occurred.

Employee Matters

During the period commencing at the closing of the merger and ending on the first anniversary of the closing of the merger, Getty Images has agreed to provide each continuing employee of Shutterstock (a “continuing employee”), for so long as such continuing employee remains employed by Getty Images or any of its subsidiaries during such period, with (i) a base salary or base wage rate no less than that provided to such continuing employee immediately prior to the closing of the merger, (ii) a target annual cash bonus opportunity that is no less favorable than the target cash bonus opportunity provided to such continuing employee immediately prior to the closing of the merger, (iii) equity incentive opportunities that are substantially comparable to those provided to such continuing employee immediately prior to the closing of the merger, (iv) severance benefits that are no less favorable than those that the continuing employee is eligible to receive pursuant to Shutterstock’s severance plan or individual employment arrangements, in each case, as in effect as of immediately prior to the closing of the merger, and (v) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to either those provided to similarly situated employees of Getty Images and its subsidiaries or, in Getty Images’ discretion, continuing employees immediately prior to the closing of the merger. Getty Images may satisfy its obligation under (v) above by providing employee benefits during the applicable period on terms that are no less favorable in the aggregate to those provided by Shutterstock and its subsidiaries immediately prior to the closing of the merger.

Following the closing of the merger, Getty Images has agreed to use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Getty Images or its subsidiaries in which the continuing employees are eligible to participate following the closing of the merger (a “continuing employee benefit plan”) to recognize the service of each continuing employee with Shutterstock and its controlled affiliates prior to the closing of the merger for purposes of eligibility under such continuing employee benefits plans, in each case, to the same extent such service was recognized immediately prior to the closing of the merger under a comparable Shutterstock employee benefit plan in which such continuing employee was eligible to participate immediately prior to the closing of the merger, provided that such recognition of service will not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a continuing employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement under which similarly situated employees of Getty Images and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

With respect to any continuing employee benefit plans that provides medical, dental or vision insurance benefits, for the plan year in which such continuing employee is first eligible to participate, Getty Images has agreed to use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing employee to the extent such limitation would have been waived or satisfied under the Shutterstock employee benefit plan in which such continuing employee participated immediately prior to the closing of the merger and (ii) credit each continuing employee for an amount equal to any medical, dental or vision expenses incurred by such continuing employee in the plan year in which such continuing employee is first eligible to participate in continuing employee benefit plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such continuing employee benefit plan to the extent such expenses would have been credited under the Shutterstock employee benefit plan in which such continuing employee participated immediately prior to the closing of the merger.

Indemnification and Insurance

For a period of six years from and after the effective time of the merger, Getty Images will, and will cause the surviving corporation to, take all action to ensure that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the effective time of the merger and related advancement of expenses existing as of the date of the merger agreement in favor of any past and present directors, officers and employees of Shutterstock and its subsidiaries and each such person who served as a director, officer, employee, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Shutterstock or any of its subsidiaries (in each case, when acting in such capacity) (collectively, the “Shutterstock indemnified parties”) as provided in the organizational documents of Shutterstock and its subsidiaries and any indemnification agreements in existence on the date of the merger agreement between Shutterstock indemnified parties and Shutterstock will continue in full force and effect and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Shutterstock indemnified party except to the extent required by applicable law.

For a period of six years from and after the effective time of the merger, the surviving corporation will, and Getty Images will cause the surviving corporation to, indemnify and hold harmless each Shutterstock indemnified party against any reasonable costs, expenses and other amounts incurred in connection with any proceeding arising out of the fact that such person was a Shutterstock indemnified party and pertaining to matters existing or occurring at or prior to the effective time of the merger, and advance expense as incurred in connection therewith, in accordance with applicable law and as provided in the organizational documents of Shutterstock and its subsidiaries and indemnification agreements in existence on the date of the merger agreement with any directors, officers and employees of Shutterstock or its subsidiaries.

For a period of six years after the closing, the surviving corporation will, and Getty Images will cause the surviving corporation to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by Shutterstock (or substitute policies therefor) with respect to claims arising from acts or omissions that actually or allegedly occurred at or before the effective time of the merger; provided that the surviving corporation shall not be obligated to pay for such insurance to the extent the premium exceeds 300% of the annual premium paid as of the date of the merger agreement by Shutterstock for such insurance (the “premium cap”), and if such premium would exceed the premium cap, then the surviving corporation shall cause to be maintained policies which, in its good faith determination, provide the maximum coverage available for an amount equal to the premium cap. In lieu of the foregoing, Shutterstock, after consultation with Getty Images, may (and at the request of Getty Images, use its reasonable best efforts to) obtain at or prior to closing a six-year prepaid “tail” policy(ies) providing equivalent coverage to that described in the preceding sentence; provided, that if the total cost for such “tail” policy(ies) would exceed the premium cap, then the surviving corporation shall obtain a “tail” policy(ies) with the maximum coverage available for a total cost of the premium cap. If such “tail” policies have been obtained prior to the closing, Getty Images will cause the surviving corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

In the event the surviving corporation (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in the merger agreement with respect to indemnification and insurance.

The rights of each Shutterstock indemnified party pursuant to the indemnification and insurance section of the merger agreement shall be in addition to, and not in limitation of, any other rights any Shutterstock indemnified party may have under the organizational documents of Shutterstock or its subsidiaries or applicable law. The provisions of the indemnification and insurance section of the merger agreement shall survive the transactions contemplated by the merger agreement and are intended to be for the benefit of, and are enforceable by, each Shutterstock indemnified party and his or her heirs and representatives.

Other Covenants

Access to Information; Confidentiality

Following entry into the merger agreement until the effective time, the parties agreed to: (i) provide the other party and its representatives that need to know such information with reasonable access in a manner that does not unreasonably interfere with the business of such party, during normal business hours, to such party’s personnel, properties, contracts, books and records and (ii) promptly provide the other party with all available information concerning its business as the other party may reasonably request. However, no such information must be provided or access granted if, in the reasonable judgement of the disclosing party, such disclosure would: (A) violate any privacy or confidentiality obligation of the disclosing party, (B) jeopardize protections afforded such party under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection, (C) violate any law, or (D) result in the disclosure of (1) any trade secrets, (2) competitively sensitive information, (3) information concerning the valuation of the disclosing party, (4) documents or information that is reasonably pertinent to any adverse proceeding between the parties, or (5) personal information that would expose the disclosing party to the risk of liability. If any such information is so withheld, the disclosing party must notify the requesting party of such withheld information and use commercially reasonable efforts to make alternate arrangement to provide access to such information.

Appropriate Action; Consents; Filings

Getty Images, Merger Sub 2, Merger Sub 3, Shutterstock, HoldCo and Merger Sub 1 agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate and make effective the merger as promptly as practicable after the date hereof, including (i) the preparation and filing of all forms, registrations and notices required or considered advisable to be filed to consummate the merger and (ii) taking all actions necessary or advisable to obtain (and cooperating with each other in obtaining) any consent, authorization, order, waiting period expiration or approval of, or any exemption by, any third party, including any governmental entity (which actions shall include furnishing all information and documentary material required under the HSR Act and the clearances and approvals agreed to by the parties), required or considered advisable to be obtained or made by Getty Images, Merger Sub 2, Merger Sub 3, Shutterstock, HoldCo and Merger Sub 1 or any of their respective Subsidiaries in connection with the Transactions.

Neither Getty Images nor Shutterstock are required, in connection with obtaining any consent, authorization, order, waiting period expiration or approval of, or any exemption by, any third party, including any governmental entity, to agree to (i) any divestiture, sale, disposition or holding separate of any businesses, product lines (or portion of any business or product line) or assets of Getty Images or its controlled affiliates, on the one hand, or Shutterstock and its controlled affiliates, on the other hand, that in either case generated more than $20.0 million of the annual combined consolidated revenues of Getty Images or its controlled affiliates or Shutterstock and its controlled affiliates, as applicable, during the twelve (12)-month period ending as of December 31, 2024, (ii) any other action that limits its freedom of action with respect to, or limits Getty Images’, Shutterstock’s, the surviving corporation’s or any of their respective subsidiaries’ ability to retain, any of their businesses or assets if such limitation would be material, following the merger, to Getty Images and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole, or (iii) take any action that would be material and adverse with respect to certain intellectual property of Getty Images created on or prior to December 31, 2000, taken as a whole.

Shutterstock Special Meeting

Shutterstock has agreed to hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the Shutterstock board has made a recommendation change with respect to a superior proposal, the Shutterstock board is required to use its reasonable best efforts to obtain from its stockholders the vote required to adopt the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this information statement and proxy statement/prospectus) that they adopt the merger agreement and the transactions contemplated thereby.

Notwithstanding any Shutterstock adverse recommendation change, unless the merger agreement has been terminated in accordance with its terms, Shutterstock is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Shutterstock must, at the request of Getty Images (to the extent permitted by Law), adjourn or postpone such meeting if there are insufficient shares of Shutterstock common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Shutterstock has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement.

Public Announcements

The parties agreed to consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to the merger agreement or the merger and agreed not issue any such public announcement or statement prior to such consultation, subject to certain exceptions set forth in the merger agreement, including as such release or announcement may be required by applicable law, in which case the party required to make the release or announcement will endeavor, on a basis reasonable under the circumstances, to review and comment upon such public announcement or statement in advance and, if applicable, shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Neither party shall be required to provide any review or comment to the other party, regarding any statement, release or disclosure in response to the receipt and existence of a takeover proposal or the making of an adverse recommendation change.

State Takeover Laws

The parties agreed to use their respective reasonable best efforts (i) to take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations becomes applicable to the merger or any of the other transactions contemplated by the merger agreement and (ii) if any such law may become, or may purport to be, applicable to the merger or any of the other transactions contemplated by the merger agreement, to grant such approvals and take such actions as are reasonably necessary so that the merger and the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise eliminate or minimize the effects of such law on the transactions contemplated by the merger agreement.

Section 16 Matters

Prior to the effective time, the parties agreed to take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Shutterstock common stock (including derivative securities thereof) or acquisitions of Getty Images common stock (including derivative securities thereof) resulting from the transactions contemplated by the merger agreement by each individual who is a director or executive officer of Shutterstock and subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shutterstock or Getty Images, or will become subject to such reporting requirements with respect to Getty Images, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Matters

Getty Images agreed to use its reasonable best efforts to take, or cause to be taken, all actions, or do or cause to be done all things necessary, proper or advisable under applicable law to cause the shares of Getty Images common stock to be issued in connection with the merger to be approved for listing on the NYSE no later than the effective time, subject to official notice of issuance. Getty Images and Shutterstock agreed to cooperate in taking, or causing to be taken, all actions necessary to delist Shutterstock common stock from the NYSE and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the effective time. However, such delisting and termination will not be effective until after the effective time. Shutterstock agreed to reasonably cooperate in good faith with Getty Images in connection with these actions.

Transaction Litigation

Each of Getty Images and Shutterstock have agreed to provide prompt written notice to the other party of any proceeding brought or threatened by any governmental entity, stockholder of such party (on their own behalf or on behalf of such party) or any third-party claim against such party, any of its subsidiaries or any of its or their directors or officers (in their capacity as such) relating to the merger, the merger agreement or any of the transactions contemplated hereby (“transaction litigation”). Each of Getty Images and Shutterstock agreed to give the other party the opportunity to participate (but not control) (at the other party’s expense) in the defense, prosecution or settlement of any such transaction litigation and will consider in good faith the other party’s advice with respect to such transaction litigation. Neither party will offer or agree to settle any such proceeding without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). However, each party must use reasonable best efforts so that any such settlement includes a full release of the other party and its affiliates and does not impose any material injunction or other material equitable relief after the effective time upon Getty Images, the surviving corporation or any of their respective affiliates.

Director and Officer Resignations

As requested by Getty Images, Shutterstock has agreed to use reasonable best efforts to cause to be delivered to Getty Images prior to the closing of the merger, resignations executed by directors and officers of Shutterstock and its subsidiaries, in each case to be effective upon the effective time.

Additional Agreements

In case at any time after the effective time, any further action is necessary or desirable to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the officers of the surviving corporation will be authorized to, in the name and on behalf of Shutterstock, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Getty Images has agreed to enter into an amendment (the “amended and restated registration rights agreement”) to its existing registration rights agreement, dated July 22, 2022, by and among Getty Images and its stockholders party thereto, in connection with the closing of the Merger, whereby (i) Jonathan Oringer will become a party to the amended and restated registration rights agreement, entitled to the same registration rights as the other stockholders party thereto, and (ii) Getty Images will, within 90 days following the closing of the merger, coordinate with the stockholders party to the amended and restated registration rights agreement to complete an underwritten secondary offering of shares of Getty Images common stock beneficially owned by such stockholders.

Getty Images has agreed use reasonable best efforts to terminate the stockholders agreement, dated as of December 9, 2021, by and among Getty Images and the other parties thereto, with such termination to be effective as of immediately prior to the effective time.

Concurrently with the execution of the merger agreement, the Getty Images significant stockholders and Mr. Oringer entered into a significant stockholder agreement (the “significant stockholder agreement”). Pursuant to the significant stockholder agreement, the Getty Images significant stockholder and Mr. Oringer have agreed to certain restrictions on transfers of their shares of Getty Images common stock following the closing, including (i) any transfers during the 90 days following the closing or (ii) thereafter, to any direct competitor of Getty Images or any activist shareholder, in each case, subject to certain limited exceptions including in sales through open market transactions. These restrictions terminate based on certain thresholds of the Getty Images significant stockholders’ and Mr. Oringer’s beneficial ownership.

Pursuant to the significant stockholder agreement, the Getty Images significant stockholders are entitled to certain rights to designate directors to the Getty Images board, subject to ownership thresholds. Based on expected ownership of the Getty family stockholders and the Koch Investor immediately following the closing, the Getty family stockholders are expected to be entitled to designate two directors to the Getty Images board and the Koch Investor is expected to be entitled to designate one director to the Getty Images board. For so long as the Getty family stockholders are entitled to designate two directors to the Getty Images board, the Getty family stockholders will be entitled to designate the chairman of the Getty Images board. For so long as the Getty family stockholders and the Koch Investor are entitled to designate at least one director to the Getty Images board, each of Getty family stockholders and the Koch Investor, as applicable, shall be entitled to appoint an observer to the Getty Images board.

Prohibited Transfers

Shutterstock has agreed to instruct its transfer agent not to register the transfer of any shares made or attempted to be made in violation of the voting and support agreement. Getty Images has agreed to instruct its transfer agent not to register the transfer of any shares made or attempted to be made in violation of the significant stockholder agreement. Getty Images has agreed to not, without the prior written consent of Shutterstock, amend, waive or terminate the significant stockholder agreement.

Tax Matters

Each of Getty Images and Shutterstock will use reasonable best efforts to cause the merger, together with the third merger, to qualify for the intended tax treatment, and will not take any actions that could reasonably be expected to prevent the merger, together with the third merger, from qualifying for the intended tax treatment, and will cooperate with one another in connection with the issuance of an opinion of counsel relating to the intended tax treatment, including the delivery of certificates containing customary representations on which any such opinion may be based. In addition, each of Getty Images and Shutterstock shall notify the other party after becoming aware of any reason to believe that the merger may not qualify for the intended tax treatment.

Shutterstock’s obligation to consummate the merger is conditioned on the receipt of an opinion from White & Case, counsel to Shutterstock, (or the delivery of an opinion from Skadden, as counsel to Getty Images, to Getty Images) that the second merger and the third merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the code. In addition, in the event that either Shutterstock is unable to obtain an opinion from White & Case (or Getty Images is unable to obtain an opinion from Skadden) that the first merger and the LLC conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the code, or the first merger and the LLC conversion would reasonably be expected to cause any of the closing conditions to not be satisfied, then the parties may eliminate the first merger and the LLC conversion and adopt an alternative transaction structure whereby Merger Sub 2 will merge with and into Shutterstock and, immediately after such merger, Shutterstock will merge with and into Merger Sub 3 with Merger Sub 3 surviving such merger.

Financing

There is no financing condition to Getty Images’ obligations in the merger agreement.

Getty Images has agreed to use reasonable best efforts to do all things necessary to ensure it will have at closing of the merger immediately available funds sufficient to (i) make all cash payments contemplated by the merger agreement to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3, (ii) repay, prepay, refinance or discharge Shutterstock’s existing credit agreement and any other indebtedness designated by Shutterstock pursuant to the merger agreement as “payoff indebtedness” and (iii) pay all fees and expenses required to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3 in connection with the transactions contemplated by the merger agreement.

Getty Images has also agreed to use reasonable best efforts to amend or otherwise refinance its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028 prior to the closing of the merger.

Subject to the limitations set forth in the merger agreement, Shutterstock has agreed to, and to cause its subsidiaries and representatives to, use reasonable best efforts to provide all reasonable and customary cooperation that may be reasonably requested by Getty Images in connection with any committed debt securities, loan financing or other debt financing pursued by Getty Images or any of its subsidiaries to finance the transactions contemplated by the merger agreement (including the existing debt modifications) or to refinance any existing indebtedness of Getty Images and its subsidiaries.

Shutterstock has agreed to use reasonable best efforts to deliver to Getty Images, prior to the closing of the merger, customary payoff letters with respect to Shutterstock’s existing credit agreement and certain other indebtedness designated by Shutterstock pursuant to the merger agreement as “payoff indebtedness”.

The Voting and Support Agreement

Concurrently with the execution of the merger agreement, Jonathan Oringer founder and executive chairman of the Shutterstock board, owns approximately 30.7% of Shutterstock common stock entitled to vote at the Shutterstock special meeting, entered into the voting and support agreement, pursuant to which, subject to certain conditions, Mr. Oringer has committed to vote in favor of the merger proposal at the special meeting, including if it is adjourned to a later date. Mr. Oringer has also agreed with Getty Images to vote his shares against alternative transaction proposals and not to sell or transfer his shares until the closing of the merger.

Conditions to Completion of the Merger

The respective obligations of each party to consummate the merger will be subject to the satisfaction or written waiver (where permissible under applicable law) at or prior to the effective time of the merger of each of the following conditions:

•        The merger agreement will have been adopted by the holders of Shutterstock common stock representing a majority in voting power of all issued and outstanding shares of Shutterstock common stock entitled to vote thereon at a meeting of Shutterstock’s stockholders and an information statement and proxy statement/prospectus will be cleared by the SEC and mailed to the Getty Images stockholders at least 20 business days prior to closing;

•        This information statement and proxy statement/prospectus will have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of this information statement and proxy statement/prospectus will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced or threatened unless subsequently withdrawn;

•        There will have been no governmental order issued or legal action filed restraining, prohibiting, enjoining or rendering illegal the consummation of the merger and no law in effect making illegal or otherwise prohibiting or preventing the consummation of the merger;

•        Any waiting period applicable to the consummation of the merger under the HSR Act will have expired or been terminated;

•        The clearances and approvals set forth on the Shutterstock disclosure schedules, along with any other consents or approvals by any governmental entity that are required by any regulatory law to consummate the transactions contemplated by the merger agreement or which the failure to obtain would be, following the closing, material to Getty Images and its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole will have been obtained; and

•        The shares of Getty Images common stock to be issued in the merger will have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of Getty Images, Merger Sub 2 and Merger Sub 3 to effect the transactions contemplated by the merger agreement will be subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the closing of the merger of the following additional conditions:

•        The representations and warranties of Shutterstock, HoldCo and Merger Sub 1 (i) set forth in the merger agreement, other than with respect to (A) Shutterstock’s organization, valid existence and good standing, (B) the validity of Shutterstock’s organizational documents, (C) requisite corporate power to execute and deliver the merger agreement, (D) the approval and recommendation of the merger by the Shutterstock board, (E) absence of material conflicts between the merger agreement and Shutterstock’s organizational documents, material contracts and material leases, (F) the number of Shutterstock’s authorized and outstanding capital stock, (G) absence of material adverse effects and (H) lack of obligation to pay a broker or similar fee, will be true and correct both at and as of the date of the merger agreement and as of the closing date as though made at and as of the closing date, other than for failures to be so true and correct that would not, individually or in the aggregate, have a material adverse effect, (ii) with respect to (A) Shutterstock’s organization, valid existence and good standing, (B) the validity of Shutterstock’s organizational documents, (C) requisite corporate power to execute and deliver the merger agreement, (D) the approval and recommendation of the merger by the Shutterstock board, (E) absence of material conflicts between the merger agreement and Shutterstock’s organizational documents, material contracts and material leases, (F) certain conditions about the number of Shutterstock’s authorized and outstanding capital stock and (G) lack of obligation to pay a broker or similar fee, are true and correct in all material respects both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, (iii) certain representations regarding Shutterstock’s capitalization will be true and correct both at and as of the date of the merger agreement and at and as of the closing date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Shutterstock common stock, and (iv) the absence of a material adverse effect shall be true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date; provided, however, that the representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

•        Shutterstock, HoldCo and Merger Sub 1 will have performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing;

•        Since the date of the merger agreement, there will not have occurred a material adverse effect on Shutterstock; and

•        The receipt by Getty Images of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Shutterstock certifying the satisfaction of the foregoing conditions.

The obligation of Shutterstock, Holdco and Merger Sub 1 to consummate the merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the merger of each of the following conditions:

•        The representations and warranties of Getty Images, Merger Sub 2 and Merger Sub 3 (i) set forth in the merger agreement, other than with respect to (A) Getty Images’ organization, valid existence and good standing, (B) the validity of Getty Images’ organizational documents, (C) requisite corporate power to execute and deliver the merger agreement, (D) the approval and recommendation of the merger and the issuance of Getty Images’ common stock by the Getty Images board, (E) absence of material conflicts between the merger agreement and Getty Images’ organizational documents, material contracts and material leases, (F) the number of Getty Images’ authorized and outstanding capital stock, (G) absence of material adverse effects and (H) lack of obligation to pay a broker or similar fee, will be true and correct both at and as of the date of the merger agreement and as of the closing date as though made at and as of the closing date, other than for failures to be so true and correct that would not, individually or in the aggregate, have a material adverse effect, (ii) with respect to (A) Getty Images’ organization, valid existence and good standing, (B), the validity of Getty Images’ organizational documents, (C) requisite corporate power to execute and deliver the merger agreement, (D) the approval and recommendation of the merger and the issuance of Getty Images’ common stock by the Getty Images board, (E) absence of material conflicts between the merger agreement and Getty Images’ organizational documents, material contracts and material leases, (F) certain conditions about the number of Getty Images’ authorized and outstanding capital stock, and (G) lack of obligation to pay a broker or similar fee, are true and correct in all material respects both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, (iii) certain representations regarding Getty Images’ capitalization will be true and correct both at and as of the date of the merger agreement and at and as of the closing date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Getty Images common stock and (iv) the absence of a material adverse effect shall be true and correct both at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period;

•        Each of Getty Images, Merger Sub 2 and Merger Sub 3 will have performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the closing;

•        The receipt by Shutterstock of a certificate executed by the Chief Executive Officer or Chief Financial Officer of Getty Images certifying the satisfaction of the foregoing conditions;

•        Since the date of the merger agreement, there will not have occurred a material adverse effect on Getty Images;

•        The receipt by Shutterstock of a tax opinion by White & Case (or Skadden) that the mergers under the merger agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•        The consummation by Getty Images of the Getty Images credit agreement amendment or Getty Images term loan refinancing commitments and the redemption of 9.750% Senior Notes due 2027.

Termination of the Merger Agreement

In each case described below, the merger agreement may be terminated and the merger abandoned at any time prior to the effective time by either Shutterstock or Getty Images, as follows:

•        by the mutual written consent of Shutterstock and Getty Images;

•        if the effective time has not occurred on or prior to January 6, 2026; provided, however, that on such date if all but certain conditions to closing related to regulatory approvals have been satisfied or waived, the effective time will be automatically extended to April 6, 2026; provided, further, however, that if on that new effective time if all but certain conditions to closing related to regulatory approvals have been satisfied or waived, the effective time will be automatically extended again to July 6, 2026; provided, further, however, that if on that new effective time if all but certain conditions related to regulatory approvals to closing have been satisfied or waived and there is a regulatory proceeding with respect to the merger ongoing, the effective time will automatically be extended a final time to October 6, 2026 (the latest of which, as applicable, the “end date”);

•        if a governmental entity of competent jurisdiction has entered or issued a final and nonappealable order or adopted or enacted a law that is final and nonappealable and remains in effect (which order or law the party seeking to terminate the merger agreement has used its reasonable best efforts to prevent the entry of and to remove, as required by the merger agreement) that permanently restrains, enjoins or makes illegal the consummation of the transactions contemplated by the merger agreement; or

•        if the required Shutterstock stockholder approval is not obtained at the Shutterstock stockholder meeting or any adjournment or postponement of the Shutterstock special meeting.

The merger agreement may be terminated by Shutterstock, as follows:

•        if Getty Images, Merger Sub 2 or Merger Sub 3 have breached any representation, warranty, covenant or other agreement contained in the merger agreement which breach would (i) result in the failure of a condition to closing set forth in the merger agreement and (ii) (A) result in any of the requisite conditions to closing not being satisfied and (B) is incurable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Shutterstock to Getty Images describing such breach or failure in reasonable detail and indicating its intent to terminate the agreement;

•        if within three business days after the expiration of the marketing period following the closing, if (i) Getty Images has not obtained each of the Getty Images credit agreement amendment or Getty Images term loan refinancing commitments and the redemption of 9.750% Senior Notes due 2027 or (ii) Getty Images’ representation regarding sufficient funds for closing is not true by the expiration of the marketing period; and

•        if, prior to the receipt of the Shutterstock stockholder approval, in order to accept a superior proposal, Shutterstock pays the required termination fee to Getty Images.

The merger agreement may be terminated by Getty Images, as follows:

•        if Shutterstock, HoldCo or Merger Sub 1 have breached any representation, warranty, covenant or other agreement contained in the merger agreement which breach would (i) result in the failure of a condition to closing set forth in the merger agreement or (ii) (A) result in any of the requisite conditions to closing not being satisfied and (B) is incurable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Getty Images to Shutterstock describing such breach or failure in reasonable detail and indicating its intent to terminate the agreement.

The merger agreement additionally includes a termination right (i) of Getty Images and Shutterstock if the Getty Images stockholder approval was not obtained at a Getty Images stockholder meeting to approve the merger (if held), (ii) of Shutterstock prior to the receipt of the Getty Images stockholder approval following an adverse recommendation change by Getty Images and (iii) of Shutterstock if the Getty Images written consent was not delivered to Shutterstock within 48 hours after the execution of the merger agreement. Each of these termination rights have been rendered moot by the receipt and delivery to Shutterstock of the Getty Images written consent on January 7, 2025.

Effect of Termination

In the event the merger agreement is terminated in accordance with the termination provisions in the merger agreement, the merger agreement will terminate, except for the confidentiality agreement between Getty Images and Shutterstock and certain other provisions of the merger agreement, which shall remain in effect, and there shall be no other liability on the part of Shutterstock, HoldCo or Merger Sub 1, on the one hand, or Getty Images, Merger Sub 2 or Merger Sub 3, on the other hand, to the other except for any liability arising out of or resulting from fraud or any willful breach of any provision of the merger agreement occurring prior to termination.

Transaction Expenses and Termination Fee

Except for (i) the expenses incurred in connection with the SEC filing fee for the Form S-4 and printing and mailing this information statement and proxy statement/prospectus (which fees and expenses will be borne equally by Getty Images and Shutterstock) and (ii) all filing fees incurred in connection with any filing made pursuant to any regulatory law (which fees will be borne solely by Getty Images), all costs and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement shall be paid by the party incurring or required to incur such expenses, whether or not the merger is consummated.

If the merger agreement is terminated, Shutterstock must pay Getty Images a termination fee of $32.7 million, as follows:

•        if the merger agreement is validly terminated (i) by Shutterstock or Getty Images for failure to close prior to the end date, where a superior proposal for the acquisition of Shutterstock has been publicly disclosed or publicly announced or made to the Shutterstock board, after the date of the merger agreement and not withdrawn at least three days prior termination, and (A) the Getty Images stockholder approval had been obtained, (B) the Shutterstock stockholder approving had not been obtained, and (C) all other conditions to closing were satisfied or capable of being satisfied at the time of termination; (ii) by Shutterstock or Getty Images, for failure to obtain the Shutterstock stockholder approval at the Shutterstock stockholder meeting, and a superior proposal for the acquisition of Shutterstock had been publicly disclosed or publicly announced or made to the Shutterstock board after the date of the merger agreement and not withdrawn at least three business days prior to the date of the Shutterstock stockholder meeting; or (iii) by Getty Images for an uncured inaccuracy of a representation or warranty of Shutterstock, and a superior proposal for the acquisition of Shutterstock had been publicly announced or publicly disclosed or made to the Shutterstock board after the date of the merger agreement and not withdrawn at least three business days prior to the date of the breach giving rise to such right of termination; and in the case of each of the foregoing clauses (i) through (iii), at any time on or prior to the twelve-month anniversary of the date of such termination, Shutterstock or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a similar transaction with another person or entity;

•        if Getty Images terminates the merger agreement pursuant to a material adverse change in the recommendation of the Shutterstock board to its stockholders;

•        if Getty Images or Shutterstock terminates the merger agreement due to the lack of approval by the Shutterstock stockholders following any time when Getty Images is entitled to terminate the merger agreement for an adverse change in the Shutterstock board’s recommendation; or

•        if Shutterstock terminates the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal prior to the receipt of the Shutterstock stockholder approval.

If the merger agreement is terminated, Getty Images must pay Shutterstock a termination fee of $32.7 million, as follows:

•        if the merger agreement is validly terminated by Shutterstock pursuant to an uncured inaccuracy of a representation or warranty of Getty Images and a superior proposal for the acquisition of Getty Images has been publicly announced or publicly disclosed or made to the Getty Images board after the date of the merger agreement and not withdrawn at least three business days prior to date of the breach giving rise to such right of termination and at any time on or prior to the twelve-month anniversary of the date of such termination, Getty Images or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, a similar transaction with another person or entity;

In addition to the foregoing, if Shutterstock terminates the merger agreement due to Getty Images’ aforementioned (i) failure to obtain each of the Getty Images credit agreement amendment or Getty Images term loan refinancing commitments and the redemption of the 9.750% senior notes due in 2027 or (ii) representation regarding sufficient funds for closing not being true by the expiration of the marketing period, Getty Images will be required to pay a termination fee of $40.0 million. In no event will Getty Images be required to pay both the $40.0 million and $32.7 million termination fees.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur if any provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the merger agreement pursuant to the provisions described under “— Termination of the Merger Agreement” above, each party is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement and in addition to any other remedy to which they are entitled at law or in equity. Each party to the merger agreement waives any requirement for the posting of any bond or other security in connection therewith.

Amendment; Extension; Waiver

Getty Images and Shutterstock may amend the merger agreement by their written agreement at any time prior to the effective time of the merger, either before or after the Shutterstock stockholder approval of the merger. However, after such approval, no amendment may be made that requires further approval by the Shutterstock stockholders under applicable law unless such further approval is obtained. Additionally, no amendment may be made that requires further approval by the Getty Images stockholders under applicable law unless such further approval is obtained.

Prior to the effective time of the merger, the parties to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement by the other party, and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement for the waiving party’s benefit. Any agreement by a party to such extension or waiver must be in a writing signed by the party or parties to be bound thereby. Any such extension or waiver will not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Assignment

The merger agreement and none of the rights, interests or obligations thereunder may not be assigned by any party to the merger agreement without the prior written consent of the other parties. However, Getty Images may assign (without prior written consent of Shutterstock) all or any portion of its rights, interests and obligations to any debt financing source for the purpose of creating a security interest in the merger agreement or to otherwise assign collateral with respect to certain financing matters.

Governing Law

The merger agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

ACCOUNTING TREATMENT

GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date; c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The transaction will be accounted for using the acquisition method of accounting and Getty Images will be treated as the accounting acquirer. In identifying Getty Images as the acquiring entity for accounting purposes, Getty Images took into account a number of factors, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. On the acquisition date the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase) will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Shutterstock common stock that exchange their Shutterstock common stock for the merger consideration in the merger. The discussion is based on the Code, the Treasury regulations promulgated thereunder, administrative rulings, published positions of the Internal Revenue Service (the “IRS”) and judicial interpretations thereof, all as currently in effect and all of which are subject to change and to differing interpretations (possibly with retroactive effect), and any such change or interpretation could affect the U.S. federal income tax considerations described herein. This discussion applies only to U.S. Holders that hold their Shutterstock common stock as a capital asset within the meaning of the Section 1221 of Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws, including:

•        banks or other financial institutions;

•        mutual funds;

•        tax-exempt organizations;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        broker-dealers or dealers in securities;

•        traders in securities that elect to use a mark-to-market method of accounting,

•        entities or arrangements treated as partnerships or other pass-through entities (including S corporations) for U.S. federal income tax purposes (and partners or investors therein);

•        former citizens or long-term residents of the United States;

•        holders that exercise appraisal rights;

•        regulated investment companies and real estate investment trusts;

•        holders whose functional currency is not the U.S. dollar;

•        holders who received their Shutterstock common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation or in connection with the performance of services;

•        holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;” and

•        holders that hold Shutterstock common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or similar transaction.

In addition, this discussion does not address alternative minimum tax or gift or estate tax considerations, the Medicare tax on net investment income, or any U.S. federal, state or local or non-U.S. tax considerations, other than U.S. federal income tax considerations.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shutterstock common stock that is, for U.S. federal income tax purposes:

•        a citizen or individual resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Shutterstock common stock, the U.S. federal income tax treatment of the partnership and its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Shutterstock common stock and their partners should consult their tax advisors regarding the U.S. federal income tax considerations of the merger to them.

Each holder of shutterstock common stock should consult its tax advisor with respect to the particular tax consequences of the transactions to them in light of their particular circumstances, including the effects of u.s. federal, state and local and non-u.s. tax laws.

In General

The obligation of Shutterstock to complete the merger is conditioned upon the delivery by White & Case, counsel to Shutterstock (or by Skadden, counsel to Getty Images), of an opinion that the second merger and the third merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (“the Tax Opinion”). The Tax Opinion will be based on factual representations contained in officer’s certificates provided by, among others, Getty Images and Shutterstock, representations and covenants contained in the Merger Agreement, and certain customary assumptions, all of which must continue to be true, correct and complete at the time that the merger is consummated. If any of the representations, covenants or assumptions on which the Tax Opinion is based is or becomes incorrect, incomplete or inaccurate or is otherwise not complied with, the validity of the Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a challenge to the conclusions reflected in the Tax Opinion.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Assuming that, in accordance with the Tax Opinion, the second merger and the third merger qualify for the intended tax treatment, the U.S. federal income tax considerations of the merger to a U.S. Holder will generally depend on whether such holder exchanges its shares of Shutterstock common stock for solely shares of Getty Images common stock or cash, or a combination of shares of Getty Images common stock and cash, as set for the below.

Exchange Solely for Cash

U.S. Holders will generally recognize gain or loss on the exchange of shares of Shutterstock common stock solely for cash in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the shares of Shutterstock common stock exchanged therefor. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Shutterstock common stock surrendered exceeds one year at the effective time of the Second Merger. Long-term capital gains of individual and certain other non-corporate U.S. Holders are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of shares of Shutterstock common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shutterstock common stock.

U.S. Holders electing to receive solely cash consideration in the merger may be subject to proration (as described in the section titled “The Merger Agreement — Consideration to be Received in the Merger.”), which may result in the receipt of a portion of the merger consideration in stock consideration, in addition to cash consideration. See “— Exchange for Getty Images Common Stock and Cash” below for a discussion of the U.S. federal income tax considerations to U.S. Holders that receive a combination of Getty Images common stock and cash pursuant to the merger.

Exchange Solely for Getty Images Common Stock

If a U.S. Holder exchanges all of its shares of Shutterstock common stock solely for shares of Getty Images common stock pursuant to the merger, such U.S. Holder will not recognize any gain or loss, except with respect to any cash received in lieu of a fractional share of Getty Images common stock (as discussed below in “— Cash in Lieu of a Fractional Share”). The aggregate adjusted tax basis in the shares of Getty Images common stock received in the merger (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Share”) will be equal to the aggregate adjusted tax basis of the shares of Shutterstock common stock exchanged therefor, and the holding period of the shares of Getty Images common stock received in the merger (including fractional shares deemed received and redeemed as described in “— Cash in Lieu of a Fractional Share”) will include the holding period of the shares of Shutterstock common stock exchanged therefor. If a U.S. Holder acquired different blocks of shares of Shutterstock common stock at different times or different prices, such U.S. Holder should consult their tax advisor as to the determination of the tax bases and holding periods of the Getty Images common stock received in the merger.

U.S. Holders electing to receive solely stock consideration in the merger may be subject to proration (as described in the section titled “The Merger Agreement — Consideration to be Received in the Merger.”), which may result in the receipt of a portion of the merger consideration in cash consideration, in addition to the stock consideration. See “— Exchange for Getty Images Common Stock and Cash” below for a discussion of the U.S. federal income tax considerations to U.S. Holders that receive a combination of Getty Images common stock and cash pursuant to the merger.

Exchange for Getty Images Common Stock and Cash

A U.S. Holder that receives a combination of Getty Images common stock and cash (other than any cash in lieu of a fractional share of Getty Images common stock) pursuant to the merger will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the sum of the amount of the cash (other than cash in lieu of a fractional share of Getty Images common stock) and the fair market value of the Getty Images common stock received, minus the U.S. Holder’s adjusted tax basis in its shares of Shutterstock common stock exchanged therefor and (ii) the amount of cash received.

If a U.S. Holder acquired different blocks of shares of Shutterstock common stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. Holder’s basis and holding period in its shares of Getty Images common stock may be determined with reference to each block of shares of Shutterstock common stock. U.S. Holders that acquired different blocks of shares of Shutterstock common stock at different times or different prices should consult their tax advisors regarding the manner in which the cash consideration and stock consideration should be allocated among different blocks of shares of Shutterstock common stock surrendered, including the ability to specifically identify shares of Shutterstock common stock exchanged for the cash consideration, and the determination of the tax bases and holding periods of the Getty Images common stock received.

Any gain recognized by a U.S. Holder will generally be long-term capital gain if the U.S. Holder’s holding period with respect to the shares of Shutterstock common stock surrendered exceeds one year at the effective time of the Second Merger. Long-term capital gains of individual and certain other non-corporate U.S. Holders are subject to U.S. federal income tax at preferential rates.

In certain circumstances, if a U.S. Holder actually or constructively owns Getty Images common stock other than Getty Images common stock received pursuant to the merger, the gain recognized by a U.S. Holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case the gain recognized could be treated as dividend income. A U.S. Holder may constructively own, in addition to Getty Images common stock owned directly, Getty Images common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder. Because the treatment of the gain recognized as a dividend is primarily based on the particular circumstances of a U.S. Holder, including the application of the applicable constructive ownership rules, U.S. Holders that receive a combination of Getty Images common stock and cash for their shares of Shutterstock common stock pursuant to the merger should consult their tax advisors regarding the application of the foregoing rules in light of their particular circumstances.

The aggregate adjusted tax basis of the Getty Images common stock received (including any fractional shares deemed received and redeemed as described below in “— Cash in Lieu of a Fractional Share”) will equal the aggregate adjusted tax basis of the shares of Shutterstock common stock surrendered, reduced by the amount of cash consideration received by the U.S. Holder (excluding any cash in lieu of a fractional share) and increased by the amount of any gain recognized by the U.S. Holder on the exchange (including any recognized gain treated as dividend income, as discussed above, but excluding any gain recognized with respect to cash received in lieu of a fractional share). The holding period of the Getty Images common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Shutterstock common stock exchanged therefor.

Cash in Lieu of a Fractional Share

U.S. Holders that receive cash in lieu of a fractional share of Getty Images common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received such cash in redemption of the fractional share. A U.S. Holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the U.S. Holder’s adjusted tax basis in such fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period in such fractional share exceeds one year at the effective time of the second merger. Long-term capital gains of individual and certain other non-corporate U.S. Holders are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate U.S. Holder in connection with the second merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A U.S. Holder generally will not be subject to backup withholding, however, if the holder: (i) furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or (ii) provides proof of an applicable exemption from backup withholding. Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

THIS SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE TRANSACTIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHUTTERSTOCK COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS.

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF GETTY IMAGES

The audited consolidated financial statements of Getty Images as of and for each of the fiscal years ended December 31, 2024, 2023 and 2022 contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are each incorporated by reference into this information statement and proxy statement/prospectus. For additional information, please see “Where You Can Find More Information.”

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SHUTTERSTOCK

The audited consolidated financial statements of Shutterstock contained in its Annual Report on Form 10-K for the fiscal years ended December 31, 2024, 2023 and 2022, are incorporated by reference into this information statement and proxy statement/prospectus. For additional information, please see “Where You Can Find More Information.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Getty Images’ and Shutterstock’s historical per share data for the year ended December 31, 2024 and unaudited pro forma combined per share data for the year ended December 31, 2024. This information should be read together with the consolidated financial statements and related notes of Getty Images and Shutterstock that are incorporated by reference in this information statement and proxy statement/prospectus and with the unaudited pro forma condensed combined financial data included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 134. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma loss per share of the combined company is computed by dividing the pro forma loss by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

Getty Images — Historical	Year Ended December 31, 2024
Net income per share attributable to Class A Getty Images Holdings, Inc. common stockholders
Basic	$0.10
Diluted	$0.10
Book value per share attributable to Class A Getty Images Holdings, Inc. common stockholders	$1.74
Shutterstock — Historical	Year Ended December 31, 2024
Earnings per share
Basic	$1.02
Diluted	$1.01
Book value per share	$14.86
Unaudited pro forma combined amounts	Year Ended December 31, 2024
Earnings (loss) per share
Basic	$(0.02)
Diluted	$(0.02)
Pro forma book value per share	$1.83
Shutterstock unaudited pro forma equivalent per share data(1)	Year Ended December 31, 2024
Earnings per share
Basic	$0.11
Diluted	$0.11
Pro forma book value per share	$1.60

____________

(1)      The Shutterstock unaudited pro forma equivalent data was calculated using an exchange ratio of 9.17. The exchange ratio does not include the cash consideration per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Certain terms used below, but not otherwise defined, in this section shall have the meanings ascribed to them elsewhere in this information statement and proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information presents the financial information of Getty Images, adjusted to give effect to the planned acquisition of Shutterstock and other significant corporate and financing transactions of Getty Images related thereto, as well as certain other significant pre-closing transactions completed by Shutterstock, to the extent not yet reflected in Shutterstock’s historical financial information (as more fully described below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical balance sheets of Getty Images and Shutterstock on a pro forma basis as if the merger and other significant transactions had been consummated on December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statements of operations of Getty Images and Shutterstock for such periods on a pro forma basis as if the merger and other significant transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Getty Images believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the merger and other significant transactions occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The merger and other significant transactions are each described in detail below.

The Merger

On January 6, 2025, Getty Images and Shutterstock entered into the merger agreement, pursuant to which, through a series of transactions, Shutterstock will become a wholly owned subsidiary of Getty Images.

As a result of the transactions outlined in the merger agreement, each share of Shutterstock common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each holder of such share of Shutterstock common stock, and subject to proration in accordance with the merger agreement, either:

(i)     $9.50 per share in cash, and 9.17 shares of Getty Images common stock (a “mixed election”);

(ii)    $28.8487 in cash (a “cash election”); or

(iii)   13.67237 shares of Getty Images common stock (a “stock election”).

The shareholder election will be subject to a proration mechanism, such that the aggregate consideration to be paid by Getty Images in respect of the outstanding shares of Shutterstock common stock will, in each case, be equal to:

(a)     an amount in cash equal to the product of $9.50 multiplied by the number of shares of Shutterstock common stock outstanding immediately prior to the effective time of the merger (including in respect of vested Shutterstock RSU awards and Shutterstock PSU awards as of the effective time of the merger, as described below) (the “total cash consideration”); and

(b)    a number of shares of Getty Images common stock equal to the product of 9.17 multiplied by the number of shares of Shutterstock common stock outstanding immediately prior to the effective time (including in respect of vested Shutterstock RSU awards and Shutterstock PSU awards as of the effective time of the merger, as described below) (the “total stock consideration”).

Each of the total cash consideration and total stock consideration will be fixed as of immediately prior to the effective time. Therefore, as referenced above, cash elections will be subject to proration if cash elections are oversubscribed, and stock elections will be subject to proration if stock elections are oversubscribed. See the section titled “The Merger Agreement — Merger Consideration” in this information statement and proxy statement/prospectus for additional information regarding the merger consideration.

At the effective time of the merger, each Shutterstock RSU award, Shutterstock PSU award and Shutterstock option (each as defined in the section titled “Summary — Treatment of Shutterstock Equity Awards”) (collectively, the “Shutterstock equity awards”) will be treated as follows in accordance with the merger agreement:

(i)     each Shutterstock RSU award that is vested and outstanding as of immediately prior to the effective time of the merger or, pursuant to its terms as in effect as of the date of the merger agreement, would become vested as of the effective time of the merger, will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock RSU award, the merger consideration (as if the holders of such Shutterstock RSU awards held shares of Shutterstock common stock, and subject to the shareholder election and proration mechanics), less any applicable tax withholding and other authorized deductions;

(ii)    each outstanding Shutterstock PSU award that is vested and outstanding as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive, with respect to each share of Shutterstock common stock underlying such Shutterstock PSU award, the merger consideration (as if the holders of such Shutterstock PSU award held shares of Shutterstock common stock, and subject to the shareholder election and proration mechanics), less any applicable tax withholding and other authorized deductions;

(iii)   each Shutterstock RSU award and Shutterstock PSU award that is outstanding immediately prior to the effective time of the merger and that is not converted into a right to receive the merger consideration will be assumed by Getty Images and converted into the right to receive (i) an amount in cash equal to the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time of the merger (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by $9.50, and (ii) a Getty Images time-based restricted stock unit award (a “converted RSU award” or “converted PSU award” as applicable) in respect of a number of shares of Getty Images common stock, rounded down to the nearest whole number of shares of Getty Images common stock, equal to the product of the number of shares of Shutterstock common stock subject to such Shutterstock RSU award or Shutterstock PSU award as of immediately prior to the effective time of the merger (which for purposes of Shutterstock PSU awards will be determined based on target performance) multiplied by 9.17. Each converted RSU award and converted PSU award will continue to have and will be subject to the same terms and conditions as applied to the corresponding Shutterstock RSU award or Shutterstock PSU award immediately prior to the effective time of the merger, except that converted PSU awards will only be subject to time-based vesting through the applicable vesting date of the Shutterstock PSU award, which will be the vesting date set forth in the applicable award agreement governing the Shutterstock PSU award without giving effect to any determination related to performance achievement.

(iv)   each outstanding and unexercised Shutterstock option (whether vested or unvested) will be assumed by Getty Images and converted into an option to acquire shares of Getty Images common stock (a “converted option”) on the same terms and conditions (including applicable vesting, exercise, and expiration provisions) as applied to each such Shutterstock option immediately prior to the effective time of the merger agreement, except that (i) the number of shares of Getty Images common stock, rounded down to the nearest whole number of Getty Images common stock, subject to such converted option will equal the product of the number of shares of Shutterstock common stock subject to such Shutterstock option immediately prior to the effective time of the merger multiplied by the equity award exchange ratio (as defined below) and (ii) the per share exercise price of such converted option, rounded up to the nearest whole cent, will equal the quotient of the exercise price per share of Shutterstock common stock at which such Shutterstock option was exercisable immediately prior to the effective time of the merger, divided by the equity award exchange ratio. For purposes of the merger agreement, the “equity award exchange ratio” means the sum of (i) 9.17 and (ii) the quotient of $9.50 divided by the 10-day average closing stock price of Getty Images common stock for the period ending two business days prior to the closing of the merger as quoted on the NYSE.

Based on the fully diluted number of shares of Getty Images common stock and Shutterstock common stock as of April 25, 2025, it is expected that Getty Images stockholders will hold approximately 53.0%, and Shutterstock stockholders will hold approximately 47.0%, of the fully diluted shares of the combined company immediately after the merger.

The acquisition of Shutterstock is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Getty Images is expected to be treated as the accounting acquirer after taking into account various factors, including the relative share ownership, the composition of the governing body of the combined entity, and the designation of certain senior management positions. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price, calculated as described in Note 3. Shutterstock’s assets acquired and liabilities assumed in connection with the merger are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net assets of Shutterstock that exist as of the date of completion of the merger.

Financing

Getty Images has agreed to use reasonable best efforts to do all things necessary to ensure it will have at closing of the merger immediately available funds sufficient to (a) make all cash payments contemplated by the merger agreement to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3, (b) repay, prepay, refinance or discharge Shutterstock’s existing credit agreement and any other indebtedness designated by Shutterstock pursuant to the merger agreement as “payoff indebtedness” and (c) pay all fees and expenses required to be paid at the closing of the merger by Getty Images, Merger Sub 2 or Merger Sub 3 in connection with the transactions contemplated by the merger agreement. Getty Images has also agreed to use reasonable best efforts to amend or otherwise refinance its existing term loans and senior notes to extend the maturity of each to no earlier than February 19, 2028 prior to the closing of the merger.

In anticipation of the closing of the merger, in February 2025, Getty Images entered into the Second Incremental Commitment Amendment and Third Amendment to Credit Agreement (the “Refinancing Amendment”), which amended their existing credit agreement, dated as of February 19, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Amendment Effective Date, the “Existing Credit Agreement” and as amended by the Refinancing Amendment, the “Amended Credit Agreement”). The Refinancing Amendment, among other things, provided for (i) a new tranche of senior secured fixed rate incremental term loans denominated in U.S. dollars in an aggregate principal amount of $580.0 million (the “Dollar Fixed Rate Term B-1 Loans”) and (ii) a new tranche of senior secured term loans denominated in Euros in an aggregate principal amount of €440.0 million (the “Euro Term B-1 Loans” and together with the Dollar Fixed Rate Term B-1 Loans, the “Term B-1 Loans”). The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement.

Getty Images expects to incur new debt of approximately $615.2 million, through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. Getty Images also expects to amend or otherwise refinance its senior unsecured notes due March 1, 2027, with a principal balance of $300.0 million (the “Existing Senior Notes”) such that its obligations are extended pursuant to the terms of the merger agreement and has commenced the Permitted Debt Exchange Offer, as defined in the Refinancing Amendment, upon which the interest rate provided for on the Dollar Fixed Rate Term B-1 Loans shall be fixed at the initial fixed rate of 11.25%, rather than step-ups to 12.25% per annum on May 14, 2025 and 13.25% per annum on August 14, 2025. The estimated incurrence of new debt as of December 31, 2024 is in addition to the Refinancing Amendment executed in February 2025 and commencement of the Permitted Debt Exchange Offer.

Envato Acquisition

On July 22, 2024, Shutterstock completed the acquisition of Envato Pty Ltd. (“Envato”) pursuant to a Share Purchase Agreement (the “Envato purchase agreement”) entered into by Shutterstock on May 1, 2024, to acquire all of the issued and outstanding capital stock of Envato for an aggregate purchase price of $250 million (the “Envato Acquisition”). Shutterstock accounted for the Envato Acquisition as a business combination under ASC 805.

Certain acquisition adjustments have been made in the historical presentation of Shutterstock’s statement of operations for the year ended December 31, 2024 to present the effects of the Envato Acquisition as if the acquisition closed on January 1, 2024. See Note 6 for further details.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(in thousands)

	Historical	Shutterstock As Reclassified (Note 2)	Pro Forma
	Getty Images As Reported		Financing Adjustments	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$121,173	$111,251	$580,538	4(a)	$(615,247)	5(a)	$146,343
			—		(51,372)	5(f)
Restricted cash	4,131	—	—		—		4,131
Accounts receivable – net of allowance	151,130	95,225	—		—		246,355
Prepaid expenses	16,327	19,092	(1,968)	4(b)	(300)	5(b)	33,151
Insurance recovery receivable	45,000	—	—		—		45,000
Taxes receivable	9,577	14,796	—		—		24,373
Other current assets	11,477	15,594	—		—		27,071
Total current assets	358,815	255,958	578,570		(666,919)		526,424
Property and equipment, net	177,292	66,400	—		(57,800)	5(d)	185,892
Operating lease right-of-use assets	32,453	13,956	—		—		46,409
Goodwill	1,510,477	569,668	—		34,616	5(i)	2,114,761
Intangible assets, net of accumulated amortization	389,906	248,477	—		631,523	5(e)	1,269,906
Deferred income taxes, net	63,965	70,982	—		(70,982)	5(g)	63,965
Other assets	30,800	83,715	—		(1,160)	5(b)	113,355
Total assets	$2,563,708	$1,309,156	$578,570		$(130,722)		$4,320,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,320	$90,297	$—		$—		$189,617
Accrued expenses	59,938	148,206	(7,313)	4(a)	(1,900)	5(a)	194,831
			—		(4,100)	5(f)
Income taxes payable	10,913	3,188	—		—		14,101
Litigation reserves	110,994	—	—		—		110,994
Deferred revenue	172,090	225,489	—		—		397,579
Debt	—	158,106	19,091	4(b)	(158,106)	5(a)	19,091
Other current liabilities	—	—	—		—		—
Total current liabilities	453,255	625,286	11,778		(164,106)		926,213
Long-term debt, net	1,314,424	119,598	576,779	4(b)	733	5(b)	1,891,203
			—		(120,331)	5(a)
Lease liabilities	29,034	23,365	—		—		52,399
Deferred income taxes, net	24,357	2,174	(2,497)	4(c)	72,449	5(g)	63,058
			—		(33,425)	5(h)
Uncertain tax positions	22,329	12,296	—		—		34,625
Other long-term liabilities	1,969	8,087	—		—		10,056
Total liabilities	1,845,368	790,806	586,060		(244,680)		2,977,554

Stockholders’ equity:
Redeemable Preferred Stock	—	—	—		—		—
Class A common stock	41	403	—		(403)	5(c)	73
			—		32	5(a)
Class B common stock	—	—	—		—		—
Treasury stock	—	(269,804)	—		269,804	5(c)	—
Additional paid-in capital	2,017,407	468,390	—		(468,390)	5(c)	2,663,530
			—		646,123	5(a)
Accumulated deficit	(1,223,482)	336,202	(9,987)	4(b)	(2,193)	5(b)	(1,244,819)
			2,497	4(c)	33,425	5(h)
			—		(334,009)	5(c)
			—		(47,272)	5(f)
Accumulated other comprehensive loss	(123,770)	(16,841)	—		16,841	5(c)	(123,770)
Total Getty Images Holdings, Inc. stockholders’ equity	670,196	518,350	(7,490)		113,958		1,295,014
Non-controlling interest	48,144	—	—		—		48,144
Total stockholders’ equity	718,340	518,350	(7,490)		113,958		1,343,158
Total liabilities and stockholders’ equity	$2,563,708	$1,309,156	$578,570		$(130,722)		$4,320,712

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands, except share and per share amounts)

	Historical	Shutterstock As Reclassified (Note 2)	Pro Forma
	Getty Images As Reported		Financing Adjustments	Note	Transaction Accounting Adjustments	Note	Pro Forma Combined	Note
Revenue	$939,287	$1,044,250	$—		$—		$1,983,537

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	253,068	229,640	—		—		482,708
Selling, general and administrative expenses	407,796	643,769	—		(56,330)	5(m)	1,103,853
			—		61,346	5(n)
			—		47,272	5(o)
Depreciation	58,987	42,241	—		(39,300)	5(j)	61,928
Amortization	2,306	55,467	—		(55,467)	5(k)	88,940
			—		86,634	5(l)
Loss on litigation	20,491	—	—		—		20,491
Other operating expenses (income) – net	15,834	—	—		—		15,834
Total operating expenses	758,482	971,117	—		44,155		1,773,754
Income from operations	180,805	73,133	—		(44,155)		209,783

Other (expense) income, net:
Interest expense	(131,408)	(11,223)	10,561	4(d)	—		(218,927)
			(86,857)	4(e)	—
Loss on fair value adjustment for swaps – net	(1,459)	—	—		—		(1,459)
Foreign exchange gain (loss) – net	36,071	(1,831)	—		—		34,240
Loss on extinguishment of debt	—	—	(9,617)	4(f)	—		(9,617)
Other non-operating income (expense) – net	2,946	7,508	(370)	4(f)	—		10,084
Total other expense – net	(93,850)	(5,546)	(86,283)		—		(185,679)
Income (loss) before income taxes	86,955	67,587	(86,283)		(44,155)		24,104
Income tax (expense) benefit	(47,483)	(27,258)	2,497	4(g)	33,425	5(p)	(38,819)

Net income (loss)	39,472	40,329	(83,786)		(10,730)		(14,715)
Less:
Net income (loss) attributable to non-controlling interest	(61)	—	—		—		(61)
Net income (loss) attributable to Getty Images Holdings, Inc.	$39,533	$40,329	$(83,786)		$(10,730)		$(14,654)

Net income (loss) per share attributable to Class A Getty Images Holdings, Inc. common stockholders:
Basic	$0.10						$(0.02)	5(q)
Diluted	$0.10						$(0.02)	5(q)

Weighted-average Class A common shares outstanding:
Basic	409,144,863				323,276,466	5(q)	732,421,329	5(q)
Diluted	414,870,801				317,550,528	5(q)	732,421,329	5(q)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information presents the financial information of Getty Images, adjusted to give effect to the planned acquisition of Shutterstock and other significant corporate and financing transactions of Getty Images related thereto, as well as certain other significant pre-closing transactions completed by Shutterstock, to the extent not yet reflected in Shutterstock’s historical financial information (as more fully described in Note 6). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The acquisition of Shutterstock is expected to be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Getty Images is expected to be treated as the accounting acquirer after taking into account various factors, including the relative share ownership, the composition of the governing body of the combined entity, and the designation of certain senior management positions. For purposes of these unaudited pro forma condensed combined financial statements, management has determined a preliminary estimated purchase price for the business combination, and such amount has been calculated as described in Note 3. The net assets acquired in connection with the merger are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net assets acquired of Shutterstock as of the closing of the merger.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the historical balance sheets of Getty Images and Shutterstock on a pro forma basis as if the merger and other significant transactions had been consummated on December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statements of operations of Getty Images and Shutterstock for such periods on a pro forma basis as if the merger and other significant transactions had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 has been prepared using, and should be read in conjunction with:

•        Getty Images’ audited consolidated balance sheet as of December 31, 2024 and the related notes thereto included in Getty Images’ Annual Report on Form 10-K filed with the SEC on March 17, 2025 and incorporated herein by reference; and

•        Shutterstock’s audited consolidated balance sheet as of December 31, 2024 and the related notes thereto included in Shutterstock’s Annual Report on Form 10-K filed with the SEC on February 25, 2025, and incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with:

•        Getty Images’ audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Getty Images’ Annual Report on Form 10-K filed with the SEC on March 17, 2025 and incorporated herein by reference;

•        Shutterstock’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes thereto included in Shutterstock’s Annual Report on Form 10-K filed with the SEC on February 25, 2025, and incorporated herein by reference;

•        Envato’s audited consolidated statement of profit or loss for the year ended June 30, 2024 and the related notes thereto included as Exhibit 99.1 in Shutterstock’s Current Report on Form 8-K filed with the SEC on March 31, 2025, and incorporated herein by reference;

•        Envato’s unaudited condensed consolidated statement of profit or loss for the six months ended December 31, 2023 and the related notes thereto included as Exhibit 99.2 in Shutterstock’s Current Report on Form 8-K filed with the SEC on March 31, 2025, and incorporated herein by reference; and

•        Envato’s unaudited statement of profit or loss for the period from July 1, 2024 to July 22, 2024, derived from the books and records of Envato.

As described above, in anticipation of the closing of the merger, in February 2025 Getty Images entered into the Refinancing Amendment, which among other things, provided for the Term B-1 Loans. The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement.

Getty Images expects to incur new debt of approximately $615.2 million, through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. In addition, Getty Images expects to amend or otherwise refinance its Existing Senior Notes such that its obligations are extended pursuant to the terms of the merger agreement and has commenced the Permitted Debt Exchange Offer, as defined in the Refinancing Amendment. The estimated incurrence of new debt as of December 31, 2024 is in addition to the Refinancing Amendment executed in February 2025.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the merger and other significant transactions occurred on the dates indicated. The actual financial position and results of operations may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of changes in the fair value per share of Getty Images common stock, the timing of the closing of the merger, and other changes in Shutterstock assets and liabilities that occur prior to the completion of the mergers.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Getty Images and Shutterstock historical financial statements included elsewhere or incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the merger and other significant transactions.

Note 2 — Accounting Policies and Reclassifications

During the preparation of the unaudited pro forma condensed combined financial statements, Getty Images performed a preliminary analysis to identify differences in Shutterstock’s and Getty Images’ historical financial statement presentation and significant accounting policies. Based on its initial analysis, Getty Images did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. However, certain reclassification adjustments have been made to conform Shutterstock’s historical financial statement captions to Getty Images’ financial statement captions in the unaudited pro forma condensed combined financial statements.

Getty Images’ cost of revenue excludes depreciation and amortization and primarily reflects royalties on licensed content and costs of assignment photo shoots. Shutterstock’s historical cost of revenue includes royalties paid to contributors, as well as depreciation and amortization and certain other costs. Other costs include credit card processing fees, content reviewer costs, customer service expenses, infrastructure and hosting costs related to maintaining its creative platform and cloud-based software platform, allocated facility costs and other supporting overhead costs, including employee compensation associated with the maintenance of Shutterstock’s creative platform. Reclassification adjustments have been made to conform Shutterstock’s historical cost of revenue presentation to Getty Images’ cost of revenue presentation. The reclassifications to cost of revenue, as well as all other reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, total revenues, total expenses, or net income of Shutterstock.

Following the completion of the merger, or as more information becomes available, Getty Images will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform Shutterstock’s presentation to that of Getty Images due to limitations on the availability of information as of the date of this information statement and proxy statement/prospectus. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

The following sets forth the reclassification adjustments made to conform Shutterstock’s presentation to Getty Images’ presentation in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 (in thousands):

		Historical			Shutterstock As Reclassified
Shutterstock caption	Getty Images caption	Shutterstock As Reported	Reclassification Adjustments	Note
ASSETS	ASSETS
Current assets:	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$111,251	$—		$111,251
	Restricted cash		—
Accounts receivable, net of allowance	Accounts receivable – net of allowance	95,225	—		95,225
Prepaid expenses and other current assets	Prepaid expenses	49,482	(30,390)	2(a),2(b)	19,092
	Taxes receivable	—	14,796	2(a)	14,796
	Other current assets	—	15,594	2(b)	15,594
	Total current assets	255,958	—		255,958

Property and equipment, net	Property and equipment, net	66,400	—		66,400
Right-of-use assets	Operating lease right-of-use assets	13,956	—		13,956
Intangible assets, net	Intangible assets, net of accumulated amortization	248,477	—		248,477
Goodwill	Goodwill	569,668	—		569,668
Deferred tax assets, net	Deferred income taxes, net	70,982	—		70,982
Other assets	Other assets	83,715	—		83,715
	Total assets	$1,309,156	$—		$1,309,156

LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:	Current liabilities:
Accounts payable	Accounts payable	$9,221	$81,076	2(c)	$90,297
Accrued expenses	Accrued expenses	126,643	21,563	2(e)	148,206
Contributor royalties payable		81,076	(81,076)	2(c)	—
Deferred revenue	Deferred revenue	225,489			225,489
Debt		158,106			158,106
	Income taxes payable	—	3,188	2(d)	3,188
Other current liabilities		24,751	(24,751)	2(d),2(e)	—
	Total current liabilities	625,286	—		625,286
Deferred tax liability, net	Deferred income taxes, net	2,174	—		2,174
Long-term debt	Long-term debt, net	119,598	—		119,598
Lease liabilities	Lease liabilities	23,365	—		23,365
	Uncertain tax positions	—	12,296	2(f)	12,296
Other non-current liabilities	Other long-term liabilities	20,383	(12,296)	2(f)	8,087
	Total liabilities	790,806	—		790,806

		Historical			Shutterstock As Reclassified
Shutterstock caption	Getty Images caption	Shutterstock As Reported	Reclassification Adjustments	Note
Stockholders’ equity:	Stockholders’ equity:
Common stock	Class A common stock	403	—		403
Treasury stock		(269,804)	—		(269,804)
Additional paid-in capital	Additional paid-in capital	468,390	—		468,390
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(16,841)	—		(16,841)
Retained earnings	Accumulated deficit	336,202	—		336,202
	Total Getty Images Holdings, Inc. stockholders’ equity	518,350	—		518,350
	Non-controlling interest	—	—		—
	Total stockholders’ equity	518,350	—		518,350
	Total liabilities and stockholders’ equity	$1,309,156	$—		$1,309,156

2(a)  Represents the reclassification of income taxes receivable presented in “Prepaid expenses and other current assets” on Shutterstock’s balance sheet into “Taxes receivable” to conform to Getty Images’ balance sheet presentation.

2(b)  Represents the reclassification of deferred compensation assets, short term security deposits, deferred commissions, and other current assets presented in “Prepaid expenses and other current assets” on Shutterstock’s balance sheet into “Other current assets” to conform to Getty Images’ balance sheet presentation.

2(c)   Represents the reclassification of royalties payable to contributors for licensed content, classified in “Contributor royalties payable” on Shutterstock’s balance sheet into “Accounts payable” to conform to Getty Images’ balance sheet presentation.

2(d)   Represents the reclassification of income taxes payable presented in “Other current liabilities” on Shutterstock’s balance sheet into “Income taxes payable” to conform to Getty Images’ balance sheet presentation.

2(e)   Represents the reclassification of current operating lease obligations and other miscellaneous current liabilities presented in “Other current liabilities” on Shutterstock’s balance sheet into “Accrued expenses” to conform to Getty Images’ balance sheet presentation.

2(f)   Represents the reclassification of reserves for uncertain tax positions presented in “Other long-term liabilities” on Shutterstock’s balance sheet into “Uncertain tax positions” to conform to Getty Images’ balance sheet presentation.

The following sets forth the reclassification adjustments made to conform Shutterstock’s presentation, after giving effect to the Envato Acquisition as described in Note 6, to Getty Images’ presentation in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 (in thousands):

Shutterstock Caption	Getty Images Caption	Shutterstock As Adjusted (Note 6)	Reclassification Adjustments	Note	Shutterstock As Reclassified and Adjusted
Revenue	Revenue	$1,044,250	$—		$1,044,250

Operating expenses:	Operating expenses:
Cost of revenue	Cost of revenue (exclusive of depreciation and amortization)	446,456	(216,816)	2(g),2(h)	229,640
Sales and marketing		238,673	(238,673)	2(g)	—
Product development		102,103	(102,103)	2(g)	—
General and administrative	Selling, general and administrative expenses	183,885	459,884	2(g),2(h)	643,769
	Depreciation	—	42,241	2(h)	42,241
	Amortization	—	55,467	2(h)	55,467
Total operating expenses	Total operating expenses	971,117	—		971,117
Income from operations	Income from operations	73,133	—		73,133

	Other (expense) income, net:
Interest expense	Interest expense	(11,223)	—		(11,223)
	Foreign exchange loss – net	—	(1,831)	2(i)	(1,831)
Other income/(expense), net	Other non-operating income (expense) – net	5,677	1,831	2(i)	7,508
	Total other expense – net	(5,546)	—		(5,546)
	Income before income taxes	67,587	—		67,587
Provision for income taxes	Income tax expense	(27,258)			(27,258)
	Net income	$40,329	$—		$40,329

2(g)  Represents the reclassification of “Sales and marketing”, “Product development”, and certain indirect components of “Cost of revenue” on Shutterstock’s statement of operations into “Selling, general and administrative expenses” to conform to Getty Images’ statement of operations presentation.

2(h)  Represents the reclassification of depreciation and amortization expenses presented in “Cost of revenue” and “General and administrative” on Shutterstock’s statement of operations into “Depreciation” and “Amortization” to conform to Getty Images’ statement of operations presentation.

2(i)   Represents the reclassification of foreign currency losses presented in “Other income/(expense), net” on Shutterstock’s statement of operations into “Foreign exchange gain (loss)–net” to conform to Getty Images’ statement of operations presentation.

Note 3 — Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The fair value of the merger consideration to be transferred upon completion of the merger will include (1) the fair value of Getty Images common stock to be issued to holders of Shutterstock common stock pursuant to the merger agreement (including Shutterstock RSU awards and Shutterstock PSU awards that are vested and outstanding as of immediately prior to the effective time of the merger or would become vested as of the effective time of the merger pursuant to its terms), (2) cash consideration to be paid to holders of Shutterstock common stock pursuant to the merger agreement, (3) the fair value attributable to the precombination service period for each Shutterstock RSU award or Shutterstock PSU award that will be converted into a Getty Images RSU award, and each Shutterstock option that will be converted into an option to acquire shares of Getty Images common stock, and (4) Getty’s repayment of Shutterstock’s indebtedness as provided for in the merger agreement.

The following table summarizes the components of the estimated preliminary merger consideration (in thousands, except share and per share amounts):

Shutterstock common stock outstanding(a)	35,253,704
Equity consideration:
Stock consideration per share of Shutterstock common stock(e)	9.17
Estimated total Getty Images common stock to be issued	323,276,466
Getty Images common stock per share price(b)	$1.96
Estimated fair value of total stock consideration	$633,622
Estimated fair value attributed to precombination services for converted Shutterstock equity awards(c)	$12,533
Estimated total equity portion of merger consideration	$646,155
Cash consideration:
Cash consideration per share of Shutterstock common stock(e)	$9.50
Estimated total cash consideration	$334,910
Estimated cash to payoff Shutterstock’s indebtedness(d)	$280,337
Estimated total cash portion of merger consideration	$615,247
Estimated total merger consideration	$1,261,402

____________

(a)      Represents the number of shares of Shutterstock common stock outstanding as of April 25, 2025.

(b)      Represents the closing price of Getty Images common stock on April 25, 2025.

(c)      Based on 4,632,632 unvested Shutterstock RSU awards and 597,698 unvested Shutterstock PSU awards as of April 25, 2025 that are expected to be converted into Getty Images RSU awards, and 263,742 vested Shutterstock options as of April 25, 2025 that are expected to be converted into options to acquire Getty Images common stock, in each case pursuant to the merger agreement. The estimated fair value of the Shutterstock equity awards attributed to precombination services was calculated by multiplying the estimated fair value-based measure of each Shutterstock equity award by the ratio of the precombination service period over the total service period (by award, respectively), assuming the merger was completed on April 25, 2025. The fair value-based measure of each Shutterstock RSU award and Shutterstock PSU award was estimated as the closing price of Shutterstock common stock on April 25, 2025, and resulted in $12.4 million attributed to precombination services. The fair value-based measure of the Shutterstock options was estimated using the Black-Scholes option pricing model, and resulted in $0.1 million attributed to precombination services.

(d)      Represents the estimated payoff amount for the repayment of Shutterstock’s indebtedness as provided for in the merger agreement, assuming the payoff occurred on December 31, 2024.

(e)      The aggregate consideration to be paid by Getty Images in respect of the outstanding shares of Shutterstock common stock will be subject to the shareholder election and proration mechanics, such that each of the total cash consideration and total stock consideration will be fixed as of immediately prior to the effective time (as more fully described in the section titled “The Merger Agreement — Merger Consideration — Proration.” Cash elections will be subject to proration if cash elections are oversubscribed and stock elections will be subject to proration if stock elections are oversubscribed. In each case, the cash consideration and stock consideration per share of Shutterstock common stock will be equal to $9.50 and 9.17, respectively.

Although the cash consideration and stock consideration per share of Shutterstock common stock is fixed, the estimated total merger consideration at closing may change materially from the amount shown above due to various factors including, but not limited to, changes in the number of shares of Shutterstock common stock outstanding at the effective time of the merger and changes in the closing stock price of Getty Images common stock. Likewise, the number of replacement equity awards will be based on the actual number of Shutterstock equity awards outstanding at the effective time of the merger, and the fair value-based measure of the awards will utilize the closing stock price of Shutterstock common stock on that date. Accordingly, the estimated total merger consideration could differ from the amount calculated above, and that difference may be material.

The following table shows the effect of changes in Getty Images’ common stock price and the resulting impact on the estimated total merger consideration (in thousands, except stock price):

	Getty Images common stock price	Estimated fair value of stock consideration included in merger consideration	Estimated total merger consideration
As presented	$1.96	$633,622	$1,261,402
10% increase	$2.16	$696,984	$1,324,764
10% decrease	$1.76	$570,260	$1,198,040

Any changes to the estimated total merger consideration is expected to be assigned primarily to goodwill.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting in accordance with ASC 805, Shutterstock’s identifiable assets acquired and liabilities assumed by Getty Images are expected to be recorded at their acquisition-date fair value and combined with the assets and liabilities of Getty Images. The pro forma purchase price allocation is preliminary and the estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions, which Getty Images believes are reasonable to illustrate the estimated effects of the merger. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the merger and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to Shutterstock’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by Getty Images, as if the merger had been completed on December 31, 2024 (in thousands):

As of December 31, 2024
Estimated total merger consideration	$1,261,402
Estimated fair value of assets acquired and liabilities assumed:
Cash and cash equivalents	111,251
Accounts receivable	95,225
Prepaid expenses	18,792
Taxes receivable	14,796
Other current assets	15,594
Property and equipment, net	8,600
Operating lease right-of-use assets	13,956
Deferred income taxes, net	(74,623)
Other assets	82,555
Content distribution rights	105,000
Customer relationships	450,000
Trade name	220,000
Developed technology	105,000
Accounts payable	(90,297)
Accrued expenses	(146,306)
Income taxes payable	(3,188)
Deferred revenue	(225,489)
Lease liabilities	(23,365)
Uncertain tax positions	(12,296)
Other long-term liabilities	(8,087)
Total estimated fair value of net assets acquired	657,118
Estimated goodwill	$604,284

Preliminary goodwill is calculated as the excess of the estimated merger consideration over the estimated fair value of the underlying net assets to be acquired. The goodwill arising from the transaction is primarily attributable to expected operational synergies and is not expected to be deductible for income tax purposes. The final calculation of goodwill could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors including, but not limited to, fluctuations in the price of Getty Images common stock or Shutterstock common stock, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the merger. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of goodwill.

The following table shows the effect of changes in Getty Images’ common stock price and the resulting impact to estimated goodwill (in thousands, except stock price):

	Getty Images common stock price	Estimated Goodwill
As presented	$1.96	$604,284
Increase of 10%	$2.16	$667,646
Decrease of 10%	$1.76	$540,922

A decrease in the fair value of Shutterstock’s assets or an increase in the fair value of Shutterstock’s liabilities from the preliminary valuations would result in a corresponding dollar-for-dollar increase in the estimated amount of goodwill as presented above.

Note 4 — Pro Forma Financing Adjustments

As described above, in anticipation of the closing of the merger, in February 2025 Getty Images entered into the Refinancing Amendment which, among other things, provided for the Term B-1 Loans. The proceeds of the Term B-1 Loans were used to refinance in full all outstanding term loans under the Existing Credit Agreement.

Getty Images also expects to incur new debt of approximately $615.2 million, through an amendment or otherwise refinance of its Amended Credit Agreement, to finance the cash consideration for the merger, including payoff of existing indebtedness of Shutterstock. In addition, Getty Images expects to amend or otherwise refinance its Existing Senior Notes such that its obligations are extended pursuant to the terms of the merger agreement and has commenced the Permitted Debt Exchange Offer, as defined in the Refinancing Amendment.

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 to reflect the February 2025 Refinancing Amendment and expected incurrence of new debt:

4(a)  Represents the change in cash as a result of the February 2025 Refinancing Amendment, expected incurrence of new debt and expected payment of other related fees as follows (in thousands):

As of December 31, 2024
Proceeds:
Expected refinancing of the Amended Credit Facility	615,247
Term B-1 Loans, net of discount	1,016,392
Expected refinancing of Existing Senior Notes	300,000
Payments:
Existing Credit Agreement and Existing Senior Notes	(1,314,390)
Issuance costs from expected refinancing of the Amended Credit Facility, Term B-1 Loans and Existing Senior Notes	(29,028)
Accrued interest on Existing Senior Notes, reported in accrued expenses	(7,313)
Permitted Exchange Offer fees	(370)
Net pro forma financing adjustment to cash	$580,538

4(b)  Debt obligations as of December 31, 2024 have been adjusted to reflect the following (in thousands):

As of December 31, 2024
New debt from expected refinancing of the Amended Credit Facility	$615,247
Term B-1 Loans, principal balance	1,039,360
New debt from expected refinancing of existing Senior Notes	300,000
1,954,607
Less:
Reduction for repayment of Existing Credit Agreement and existing Senior Notes	(1,314,424)
Issuance costs from expected refinancing of the Amended Credit Facility, Term B-1 Loans and Existing Senior Notes, capitalized	(29,028)
Debt discount, capitalized	(13,317)
Issuance costs prepaid	(1,968)
Total debt, net	595,870
Pro forma financing adjustment to current debt, net	19,091
Net pro forma financing adjustment to long-term debt, net	$576,779

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 reflects the payoff of $1.0 billion of the Existing Credit Agreement, which occurred in February 2025, in an amount equal to the outstanding balance of the Existing Credit Agreement as of December 31, 2024. The new Term B-1 Loans of approximately $1.0 billion reflected above, will be accounted for net of $16.1 million third party debt issuance costs, of which approximately $2.0 million was paid as of December 31, 2024 and reflected as an adjustment to prepaid expenses, and debt discounts capitalized of approximately $13.3 million. The total pro forma adjustment to debt includes an adjustment to accumulated deficit within equity on the unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 for the write-off of certain unamortized debt issuance costs, premiums and discounts attributed to the Existing Credit Agreement of less than $0.1 million and expense of $9.7 million for certain debt discounts considered to be lender costs incurred for the issuance of the Term B-1 Loans presented as an extinguishment of the Existing Credit Agreement. Getty Images is in the process of completing its analysis of the Existing Credit Agreement refinancing and the related accounting as debt modifications or extinguishments on a lender-by-lender basis. Based on its preliminary analysis, the Company believes that debt extinguishment accounting will be applied for the majority of its lenders and has reflected debt extinguishment accounting for purposes of the pro forma adjustments. However, changes in the amounts capitalized and expensed may change when the analysis is finalized.

The expected new borrowings from the refinancing of the Amended Credit Facility of $615.2 million reflected above are assumed to be long-term debt and will be accounted for net of an estimate of debt issuance costs of approximately $9.4 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds. The expected new borrowings from the refinancing of the Existing Senior Notes of $300.0 million reflected above are also assumed to be long-term debt and will be accounted for net of an estimate of debt issuance costs of approximately $5.5 million, which is reflected as a direct deduction from the amount of the new debt cash proceeds.

In addition, as contemplated and provided for in the Refinancing Amendment, Getty Images commenced the Permitted Debt Exchange Offer and expects to incur $0.4 million of related fees. The total pro forma adjustment to debt includes an adjustment to accumulated deficit within equity on the unaudited pro forma condensed consolidated balance sheet as of December 31, 2024 for the write-off of these expected costs.

The amounts to be refinanced prior to or at the time of merger will differ from the amounts presented as of December 31, 2024 and depending on the market conditions, cash levels at Getty Images, and debt levels of Shutterstock at the time of the closing, Getty Images may borrow more than or less than the amounts presented. See Note 4(d) on interest expense which includes a sensitivity analysis when different borrowing amounts and interest rates are assumed.

A final determination regarding Getty Images’ debt will be made at close of the transaction. Getty Images’ ability to obtain additional financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and any short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to inflation and changes in interest rates have caused disruption in the capital markets, which could make financing more difficult and/or more expensive.

4(c)   Reflects $2.5 million deferred income tax liability as of December 31, 2024 due to the income tax effects of the pro forma financing adjustments as explained in 4(g).

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 to reflect the February 2025 Refinancing Amendment, expected incurrence of new debt and expected payment of other related fees:

4(d)   Reflects the reversal of Shutterstock’s historical interest expense, inclusive of amortization of debt discounts and debt issuance costs for the year ended December 31, 2024, that would not have been incurred had the merger been consummated on January 1, 2024 due to the anticipated payoff of Shutterstock’s indebtedness at the closing of the merger.

4(e)   Reflects the elimination of the interest expense and amortization of debt issuance costs incurred in the period related to Existing Credit Agreement and Existing Senior Notes, and the recognition of estimated interest expense associated with Term B-1 Loans, refinanced Senior Notes and refinanced Amended Credit Facility.

The pro forma adjustment reflects the reversal of interest expense on the debt repaid or expected to be repaid. In addition, the pro forma adjustment reflects the estimated interest expense on the new borrowings discussed above in Note 4(b), as if such borrowings were outstanding since January 1, 2024. As discussed in Note 4(b), the amounts to be refinanced prior to or at the time of the completion of the merger are expected to differ from the amounts outstanding as of December 31, 2024. Depending on the market conditions and cash on hand at Getty Images at the time of the completion of the merger, Getty Images may borrow more than or less than the amounts presented above. See sensitivity analysis below.

The interest expense on the expected new debt is based on an estimated fixed interest rate of 11.25%, which is based on the initial fixed interest rate obtained by Getty Images in connection with the Dollar Fixed Rate Term B-1 Loans, due at maturity and reflects the amortization of estimated debt issuance costs. Interest expense may be higher or lower depending on the actual interest rate on the new borrowings and the actual borrowing amounts.

For the Year Ended December 31, 2024
Interest expense on new debt from refinancing of the Amended Credit Facility	$69,978
Interest expense on Term B-1 Loans	106,855
Interest expense on refinancing of the Existing Senior Notes	34,313
Amortization of issuance costs	7,748
Reversal of interest expense on Existing Credit Agreement and Existing Senior Notes	(129,528)
Reversal of amortization expense on Existing Credit Agreement and Existing Senior Notes	(2,509)
Net pro forma financing adjustment to interest expense	$86,857

The following table reflects the estimated impact to the pro forma adjustment to interest expense, on an annualized basis, as a result of interest rate changes of plus or minus 12.5 basis points. The table below also reflects the impact of an increase or decrease in borrowing amounts of $50 million.

	Interest Rate
Borrowings	-12.5 Basis Points	Base Case	+12.5 Basis Points
-$50 million	$(6.8)	$(6.0)	$(4.6)
Base Case	(1.2)	—	1.2
+$50 million	4.2	5.7	6.9

4(f)   Reflects the recognition of a non-recurring loss on extinguishment of debt for the write-off of $9.7 million in lender cost incurred for the issuance of the Term B-1, allocated to continuing lenders deemed to be an extinguishment of the Existing Credit Agreement and the anticipated write-off of unamortized debt issuance costs, premiums and discounts of less than $0.1 million attributed to the Existing Credit Agreement and existing Senior Notes. Also includes the write-off of $0.4 million of costs expected to be incurred in connection with the Permitted Debt Exchange Offer.

4(g)  Reflects the adjustment to income tax (expense) benefit as a result of the income tax effects of the loss on extinguishment of debt and other non-operating expense described in Note 4(f), at the estimated combined statutory tax rate of 25%. No adjustment to income tax (expense) benefit is expected for the proforma impact of interest expense due to disallowance of interest deductions for income tax purposes and additional valuation allowance against the interest attributes generated. This estimated statutory tax rate is not necessarily indicative of the statutory tax rate of Getty Images following the merger, which could be significantly different.

Note 5 — Pro Forma Transaction Accounting Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 to reflect the effects of the merger:

5(a)  Reflects the total estimated merger consideration as outlined in Note 3, consisting of (i) cash consideration totaling $615.2 million for cash consideration to be paid to holders of Shutterstock common stock and the repayment of Shutterstock’s outstanding indebtedness (inclusive of $1.9 million of accrued interest reported in accrued expenses), (ii) the estimated fair value of approximately 323,276,466 shares of Getty Images common stock to be issued to holders of Shutterstock common stock totaling $633.6 million, plus (iii) the estimated fair value attributed to precombination services for converted Shutterstock equity awards of $12.5 million. See Note 3 for significant estimates and assumptions used to estimate the total merger consideration for the purpose of preparing the pro forma condensed combined financial information.

5(b)  Reflects the anticipated write-off by Shutterstock of its unamortized term loan discount of $0.7 million, and capitalized issuance costs related to Shutterstock’s revolving line of credit, $0.3 million of which is reported in prepaid expenses and $1.2 million reported in other assets, and a resulting increase to accumulated deficit of $2.2 million, due to the expected payoff of Shutterstock’s indebtedness as provided for in the merger agreement.

5(c)   Reflects the elimination of Shutterstock’s historical stockholders’ equity balances, net of the pro forma adjustments to accumulated deficit described herein, as follows (in thousands):

	Common stock	Treasury stock	Additional paid-in capital	Retained earnings/ (Accumulated deficit)		Accumulated other comprehensive loss
Shutterstock historical (as adjusted) equity balances	$403	$(269,804)	$468,390	$336,202		$(16,841)
Pro forma adjustment to write-off of Shutterstock’s debt issuance costs	—	—	—	(2,193)	5(b)	—
Net adjustment to eliminate Shutterstock historical equity balances	$(403)	$269,804	$(468,390)	$(334,009)		$16,841

5(d)  Reflects the adjustment to reverse the net book value of Shutterstock’s capitalized internal-use software of $57.8 million, which will be recorded at its estimated fair value as developed technology within intangible assets, see Note 5(e) below.

5(e)   Reflects a net adjustment to recognize the estimated fair value of Shutterstock’s identifiable intangible assets, partially offset by the reversal of Shutterstock’s historical net book value of intangible assets. The estimated net fair value adjustment and the useful life of the intangible assets expected to be acquired is as follows (in thousands):

	Estimated fair value	Average estimated useful life (years)	Annual amortization expense
Content distribution rights	$105,000	12.0	$8,750
Customer relationships	450,000	12.9	34,884
Trade name	220,000	10.0	22,000
Developed technology	105,000	5.0	21,000
Total estimated fair value of intangible assets acquired	$880,000		86,634
Shutterstock historical carrying value of intangible assets, net	(248,477)
Net adjustment to intangible assets, net of accumulated amortization	$631,523

The preliminary fair values of content distribution rights and customer relationships were estimated using the “multi-period excess earnings” method, an income approach that considers the net cash flows expected to be generated by the intangible asset by excluding any cash flows related to contributory assets. Significant assumptions include the customer attrition rate, contributory asset charges, and the concluded discount rate.

The preliminary fair values of trade name and developed technology were estimated using the “relief-from-royalty” method, an income approach that considers the market-based royalty a company would pay to enjoy the benefits of the trade name or technology in lieu of actual ownership of the trade name or technology. The hypothetical streams of royalty payments are then discounted to present value. Significant assumptions used to estimate the preliminary fair value of trade name and developed technology under this method include the estimated royalty rate, the concluded discount rate and for developed technology, the estimated time frame in which the technology would be used.

The identified intangible assets and related amortization are preliminary and based on preliminary valuations prepared by third-party advisors and reviewed by management. As discussed above, the amount that will ultimately be allocated to identified intangible assets and the subsequent amortization expense may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived. Therefore, the amount of amortization following the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identified intangible asset.

Amortization related to the identified intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above, as further described in Note 5(l).

5(f)   Reflects total estimated merger-related transaction costs incurred or expected to be incurred by Getty Images of $51.4 million, all of which expected to be paid at or prior to the closing and is presented as an adjustment to cash and cash equivalents. Of the total estimated merger-related transaction costs, $4.1 million was incurred and accrued as of December 31, 2024 and $47.3 million was not yet incurred and is reflected as an adjustment to accumulated deficit.

5(g)  Reflects the adjustment to recognize a deferred tax liability of approximately $143.4 million (with a corresponding adjustment to goodwill of $143.4 million). Arises from the excess book intangible value over tax basis from the preliminary purchase price allocation. In addition, $71.0 million of Shutterstock’s historical deferred tax assets were reclassed to a deferred tax liability to reflect appropriate jurisdictional netting. Deferred taxes are established based on a blended statutory tax rate based on jurisdictions where income is generated. The blended statutory tax rate of Getty Images following the transaction may be significantly higher or lower depending on post-merger activities, including the geographical mix of taxable income. This determination is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed on the acquisition date.

5(h)  Reflects an adjustment to deferred income tax liabilities due to the release of Getty Images’ valuation allowance of approximately $22.4 million as a direct result of the additional deferred tax liabilities that will be assumed as part of the acquisition of Shutterstock. In addition, reflects $11.0 million of additional deferred income tax liability due to the income tax effects of the pro forma transaction accounting adjustments as described in Note 5(p).

5(i)   Reflects a net adjustment to recognize the preliminary estimated goodwill expected to arise from the merger, partially offset by the elimination of Shutterstock’s historical goodwill balance. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of goodwill for the purpose of preparing the pro forma condensed combined financial information. Goodwill arising from the merger may change materially from the amount presented due to a number of factors. A sensitivity analysis of goodwill is presented in Note 3.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 to reflect the effects of the merger:

5(j)   Reflects the elimination of Shutterstock’s historical depreciation of capitalized internal-use software, which will be recorded as amortization of the developed technology intangible asset described in Note 5(e) after the merger.

5(k)  Reflects the elimination of Shutterstock’s historical amortization of intangible assets, inclusive of the pro forma adjustments to reflect the amortization of intangible assets acquired by Shutterstock in the Envato Acquisition in Note 6(b) below.

5(l)   Reflects the estimated incremental amortization expense related to the acquired intangible assets, which is calculated assuming a straight-line method of amortization based on the preliminary estimated fair values and useful lives presented Note 5(e) above. The amount of amortization will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount following the merger may differ significantly between periods based upon the final values assigned and amortization methodology used for each intangible asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $8.7 million to the annual amortization amount as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, assuming a weighted average estimated useful life of 11 years.

5(m) Reflects the elimination of Shutterstock’s historical stock-based compensation expense for Shutterstock equity awards expected to be converted into Getty Images RSU awards or Getty Images options, as applicable, at the closing of the merger.

5(n)  Reflects the recognition of new stock-based compensation expense for the post-combination portion of replacement equity awards expected to be issued in connection with the merger.

The post-combination portion of the replacement equity awards is expected to be recognized ratably over the remaining service period of each award, and is based on (A) the estimated fair value-based measure of the new Getty Images equity awards, less (B) the amount allocated to pre-combination services and thus included in the preliminary purchase price calculated in Note 3. The fair value-based measure of each replacement Getty Images RSU award was estimated as the closing price of Getty Images common stock on April 25, 2025. The fair value-based measure of the replacement Getty Images options was estimated using the Black-Scholes option pricing model with the closing price of Getty Images common stock on April 25, 2025 and the following significant assumptions:

Getty Images common stock price	$1.96
Exercise price(1)	$2.35
Expected volatility	50.00%
Risk-free rate of return	4.01%
Remaining term of awards (years)	0.85
Expected rate of dividends	None

____________

(1)      The exercise price of the converted Getty Images options is calculated using the closing price of Getty Images common stock on April 25, 2025. The equity award exchange ratio used to calculate the exercise prices presented above is an estimate only. The final exercise prices will be determined based on the final equity award exchange ratio determined at closing, calculated pursuant to the formula prescribed by the merger agreement (described in the section titled “The Merger” above).

The adjustment for stock-based compensation expense also includes the estimated deferred cash payment that will be paid to holders of outstanding and unvested Shutterstock RSU awards and PSU awards in accordance with the merger agreement, equal to $9.50 per share of Shutterstock common stock underlying the unvested Shutterstock RSU award or PSU award, as applicable. The deferred cash payment to the award holders will be subject to the same vesting terms applicable to the Shutterstock RSU award or PSU award immediately prior to the effective time of the merger. Therefore, Getty Images expects to recognize the cash payment as incremental compensation expense ratably over the remaining service period of each award.

The pro forma adjustment for stock-based compensation expense in the unaudited pro forma condensed combined statement of operations is comprised of the following (in thousands):

Year Ended December 31, 2024
Post-combination share-based compensation expense	$38,432
Post-combination cash compensation expense	22,914
Total pro forma adjustment to selling, general, and administrative expense	$61,346

5(o)  Reflects a non-recurring adjustment to record the total estimated merger-related transaction costs of approximately $51.4 million expected to be incurred by Getty Images, net of $4.1 million accrued in Getty Images’ historical statement of operations for the year ended December 31, 2024. Direct transaction costs are expensed as incurred and these additional transaction costs are reflected as if incurred on January 1, 2024, the date the merger is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations.

         As described elsewhere in the section titled “Merger-Related Compensation for Shutterstock’s Named Executive Officers”, it is expected that certain merger-related compensation (“Golden Parachute Compensation”) of approximately $31.8 million will be payable to Shutterstock’s named executive officers. Getty Images is in the process of completing its analysis of the Golden Parachute Compensation and the related accounting, therefore these unaudited pro forma condensed combined financial statements do not reflect an adjustment for the Golden Parachute Compensation.

5(p)  Reflects an adjustment to income tax (expense) benefit as a result of the income tax effects of the pro forma transaction accounting adjustments herein. The estimated combined statutory tax rate of 25% was applied to transaction accounting adjustments of $44.2 million. Also reflects an adjustment related to a release of valuation allowance of approximately $22.4 million as further described in Note 5(h). The estimated statutory tax rate is not necessarily indicative of the statutory tax rate of Getty Images following the merger, which could be significantly different depending on various factors.

5(q)  Pro forma basic and diluted net income (loss) per share has been adjusted to reflect the pro forma adjustments herein for the year ended December 31, 2024. In addition, the basic and diluted weighted-average shares of Getty Images has been adjusted to reflect the estimated total number of shares of common stock to be issued to holders of Shutterstock common stock, as if the issuance of additional shares in connection with the mergers had been issued and outstanding for the entire period presented. The following table sets forth the computation of pro forma combined basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

For the Year Ended December 31, 2024
Pro forma net income (loss) attributable to Getty Images Holdings, Inc. Class A common stockholders	$(14,654)

Weighted-average Class A common stock outstanding:
Historical Getty Images weighted-average Class A common stock outstanding – Basic(1)	409,144,863
Shares of Getty Images Class A common stock to be issued to Shutterstock stockholders pursuant to the merger agreement(2)	323,276,466
Pro forma weighted-average Class A common stock outstanding – Basic	732,421,329

Historical Getty Images weighted-average Class A common stock outstanding – Diluted(1)	414,870,801
Shares of Getty Images Class A common stock to be issued to Shutterstock stockholders pursuant to the merger agreement(2)	323,276,466
Less: Historical Getty Images effects of dilutive securities(1)	(5,725,938)
Pro forma weighted-average Class A common stock outstanding – Diluted(3)	732,421,329

Pro forma net income (loss) per share attributable to Getty Images Holdings, Inc. common stockholders:
Basic	$(0.02)
Diluted	$(0.02)

____________

(1)      As reported by Getty Images for the year ended December 31, 2024.

(2)      Based on 35,253,704 shares of Shutterstock common stock outstanding as of April 25, 2025, multiplied by the fixed per share stock consideration of 9.17 shares of Getty Images common stock as set forth in the merger agreement.

(3)      Due to the pro forma net loss for the year ended December 31, 2024, all potentially dilutive securities, including 3,696,855 Getty Images options and 47,962,086 Getty Images RSU awards expected to be issued to holders of outstanding Shutterstock equity awards were determined to be antidilutive. Therefore, the pro forma diluted net loss per share is the same as the pro forma basic net loss per share.

Note 6 — Pro Forma Adjustments for Envato Acquisition

Certain pre-closing acquisition adjustments have been made in the historical presentation of Shutterstock’s statement of operations for the year ended December 31, 2024 to present the effects of the Envato Acquisition. Shutterstock (as adjusted) presented in the condensed combined statements of operations for the year ended December 31, 2024 reflects the effects of the Envato Acquisition as if the acquisition had been consummated on January 1, 2024, the beginning of the earliest period presented.

The results of Envato are included in the historical financial information of Shutterstock from July 22, 2024. Accordingly, no adjustments have been made to the historical financial information for Shutterstock as presented in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 for the Envato Acquisition. Adjustments have been made to the historical financial information for Shutterstock as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 to include the results of Envato from January 1, 2024 to July 22, 2024.

The adjustments to reflect the effects of the Envato Acquisition on Shutterstock’s historical audited consolidated statement of operations for the year ended December 31, 2024 are summarized as follows.

	Historical	Envato As Reclassified (Note 7)	Envato Acquisition Transaction Accounting Adjustments		Note	Shutterstock As Adjusted
	Shutterstock As Reported
Revenue	$935,262	$108,988	$			$1,044,250

Operating expenses:
Cost of revenue	396,297	42,117		(75)	6(a)	446,456
				8,117	6(b)
Sales and marketing	222,704	15,969				238,673
Product development	88,417	13,686				102,103
General and administrative	159,136	24,607		(1,574)	6(a)	183,885
				1,716	6(b)
Total operating expenses	866,554	96,379		8,184		971,117
Income from operations	68,708	12,609		(8,184)		73,133
Interest expense	(10,561)	(662)				(11,223)
Other income/(expense), net	4,401	1,276				5,677
Income before income taxes	62,548	13,223		(8,184)		67,587
Provision for income taxes	26,616	3,097		(2,455)	6(c)	27,258
Net income	$35,932	$10,126		$(5,729)		$40,329

Earnings per share:
Basic	$1.02					$1.14
Diluted	$1.01					$1.13

Weighted average shares outstanding:
Basic	35,330					35,330
Diluted	35,658					35,658

6(a)  Reflects the elimination of Envato’s historical amortization of intangible assets as follows:

Period from January 1, 2024 to July 22, 2024
Cost of revenue	$(75)
General and administrative	(1,574)

6(b)  Reflects the incremental amortization expense related to the intangible assets acquired by Shutterstock for the period from January 1, 2024 to July 21, 2024. Amortization is calculated assuming a straight-line method of amortization based on the estimated fair value and useful lives of each intangible asset as of the closing of the Envato Acquisition. The intangible assets acquired by Shutterstock include the trademark, developed technology and customer relationships, and were determined to have weighted average useful lives of approximately 10 years, 5 years, and 6 years, respectively. The following summarizes the pro forma adjustment to record the incremental amortization expense resulting from Shutterstock’s acquisition of Envato (in thousands):

Period from January 1, 2024 to July 22, 2024
Cost of revenue	$8,117
General and administrative	1,716

6(c)   Reflects the estimated income tax impact of the pro forma transaction accounting adjustments for the Envato Acquisition as described herein, using the statutory tax rate in Australia of 30%.

Note 7 — Envato Pre-Acquisition Adjustments and Reclassifications

For purposes of preparing Shutterstock (as adjusted), presented in the pro forma condensed combined statement of operations for the year-ended December 31, 2024, certain pre-acquisition adjustments and reclassifications have been made to conform the historical presentation of Envato’s statement of profit or loss to conform to the historical presentation of Shutterstock’s statement of operations used in the unaudited pro forma condensed combined statement of operations. Envato’s statements of profit or loss were prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). There were no material adjustments required to convert these financial statements to United States generally accepted accounting principles (“U.S. GAAP”).

The following sets forth the pre-acquisition adjustments and reclassifications made to conform Envato’s statement of profit or presentation to Shutterstock’s statement of operations presentation for the year ended December 31, 2024 (in thousands):

		Period from January 1, 2024 to July 22, 2024
Envato caption	Shutterstock caption	Envato (Note 8)	Pre-Acquisition Adjustments	Note	Reclassification Adjustments	Note	Envato As Reclassified
Revenue from ordinary activities	Revenue	$108,988	$—		$—		$108,988
Direct costs		30,636	—		(30,636)	7(b)	—
	Cost of revenue		—		30,636	7(b)	30,636
Employee costs		31,906	—		(31,906)	7(c)	—
	Cost of revenue		—		5,313	7(c)	5,313
	Sales and marketing		—		4,389	7(c)	4,389
	Product development		—		12,031	7(c)	12,031
	General and administrative		—		10,173	7(c)	10,173
Service provider expenses		1,859	—		(1,859)	7(d)	—
	Cost of revenue		—		711	7(d)	711
	Sales and marketing		—		32	7(d)	32
	Product development		—		542	7(d)	542
	General and administrative		—		574	7(d)	574
Depreciation, amortization and impairment		1,889	—		(1,889)	7(e)	—
	Cost of revenue		—		86	7(e)	86
	General and administrative		—		1,803	7(e)	1,803
Data and software expenses		8,093	—		(8,093)	7(f)	—
	Cost of revenue		—		5,371	7(f)	5,371
	Sales and marketing		—		348	7(f)	348
	Product development		—		1,113	7(f)	1,113
	General and administrative		—		1,261	7(f)	1,261
Marketing expenses	Sales and marketing	11,200	—		—		11,200
Travel expenses	General and administrative	573	—		—		573
Rental expenses	General and administrative	99	—		—		99
Professional fees	General and administrative	8,956	—		—		8,956
Foreign exchange loss/(income)	Other income/(expense), net	1,002	—		—		1,002
Other expenses	General and administrative	1,168	—		—		1,168
Operating profit	Income before income taxes	11,607	—		—		11,607

		Period from January 1, 2024 to July 22, 2024
Envato caption	Shutterstock caption	Envato (Note 8)	Pre-Acquisition Adjustments	Note	Reclassification Adjustments	Note	Envato As Reclassified
Finance income	Other income/(expense), net	2,278	—		—		2,278
Finance costs		(662)	—		662	7(g)	—
	Interest expense	—	—		(662)	7(g)	(662)
Impairment of investment in associate account for using the equity method		(1,559)	1,559	7(a)	—		—
Share of losses of associates accounted for using the equity method		1,588	(1,588)	7(a)	—		—
Profit before income tax	Income before income taxes	13,252	(29)		—		13,223
Income tax expense	Provision for income taxes	3,097	—		—		3,097
Profit for the period	Net income	$10,155	$(29)		$—		$10,126

7(a)  Adjustments to eliminate Envato’s share of losses and impairment of equity method investment that was disposed of prior to Shutterstock’s acquisition of Envato.

7(b)  Represents the reclassification of “Direct cost” on Envato’s statement of profit or loss into “Cost of revenue” to conform to Shutterstock’s statement of operations presentation.

7(c)   Represents the reclassification of “Employee cost” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(d)  Represents the reclassification of “Service provider expenses” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(e)   Represents the reclassification of “Depreciation, amortization and impairment” on Envato’s statement of profit or loss into “Cost of revenue” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(f)   Represents the reclassification of “Data and software expenses” on Envato’s statement of profit or loss into “Cost of revenue”, “Sales and marketing”, “Product development” and “General and administrative” to conform to Shutterstock’s statement of operations presentation.

7(g)  Represents the reclassification of “Finance costs” on Envato’s statement of profit or loss into “Interest expense” to conform to Shutterstock’s statement of operations presentation.

Note 8 — Envato Statement of Profit or Loss Reconciliation

For purposes of preparing Shutterstock (as adjusted), presented in the pro forma condensed combined statement of operations for the year-ended December 31, 2024, to derive the results of Envato for the period prior to the Envato Acquisition, from January 1, 2024 to July 22, 2024, the historical audited statement of profit and loss and other comprehensive income for the twelve months ended June 30, 2024 of Envato was adjusted by deducting Envato’s unaudited statement of profit and loss for the six months ended December 31, 2023, and adding the unaudited results for Envato from July 1, 2024 to July 22, 2024, immediately prior to the date the Envato Acquisition was consummated.

The following presents a reconciliation of Envato’s statement of profit or loss for the period from January 1, 2024 to July 22, 2024 (in thousands):

	Historical
	Twelve months ended June 30, 2024 (A)	Six months ended December 31, 2023 (B)	Period from July 1, 2024 to July 22, 2024* (C)	Period from January 1, 2024 to July 22, 2024 (A - B + C)
Revenue from ordinary activities	$197,236	$99,804	$11,556	$108,988
Direct costs	55,814	28,601	3,423	30,636
Employee costs	53,457	24,776	3,225	31,906
Service provider expenses	3,258	1,791	392	1,859
Depreciation, amortization and impairment	3,614	1,887	162	1,889
Data and software expenses	14,509	6,987	571	8,093
Marketing expenses	22,287	11,786	699	11,200
Travel expenses	880	351	44	573
Rental expenses	89	14	24	99
Professional fees	9,762	1,384	578	8,956
Foreign exchange loss/(income)	551	(364)	87	1,002
Other expenses	2,055	902	15	1,168
Operating profit	30,960	21,689	2,336	11,607
Finance income	3,150	1,019	147	2,278
Finance costs	(5,239)	(4,592)	(15)	(662)
Impairment of investment in associate account for using the equity method	(1,559)	—	—	(1,559)
Share of losses of associates accounted for using the equity method	(187)	(1,775)	—	1,588
Profit before income tax	27,125	16,341	2,468	13,252
Income tax expense	8,400	5,556	253	3,097
Profit for the period	$18,725	$10,785	$2,215	$10,155

____________

*        Derived from the books and records of Envato

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Getty Images common stock is listed on the NYSE under the symbol “GETY”, and Shutterstock common stock is listed on the NYSE under the symbol “SSTK.”

The following table sets forth the closing sale price per share of Getty Images common stock reported on NYSE and Shutterstock common stock reported on the NYSE as of (1) January 6, 2025, the last trading day before the public announcement of the execution of the merger agreement, and (2) April 25, 2025, the latest practicable trading date before the date of this information statement and proxy statement/prospectus. This table also shows the estimated implied value, rounded to the nearest cent, of the mixed consideration payable for each share of Shutterstock common stock, the cash consideration payable for each share of Shutterstock common stock held by a Shutterstock stockholder that makes a cash election (assuming that cash elections are not oversubscribed) and the stock consideration payable for each share of Shutterstock common stock payable for each share of Shutterstock common stock held by a Shutterstock stockholder that makes a stock election (assuming that stock elections are not oversubscribed).

	Closing Price of Getty Images Common Stock	Closing Price of Shutterstock Common Stock	Implied Value of One Share of Shutterstock Common Stock
			Mixed Consideration	Stock Consideration	Cash Consideration
January 6, 2025	$2.57	$30.05	$33.07	$35.14	$28.85
April 25, 2025	$1.96	$17.00	$27.47	$26.80	$28.85

Getty Images stockholders and Shutterstock stockholders are advised to obtain current market quotations for Getty Images common stock and Shutterstock common stock. The market prices of Getty Images common stock and Shutterstock common stock will fluctuate between the date of this information statement and proxy statement/prospectus and the date of completion of the merger and thereafter (in the case of Getty Images common stock). No assurance can be given concerning the market price of Shutterstock common stock before the effective time or Getty Images common stock before or after the effective time. Changes in the market price of Getty Images common stock prior to the completion of the merger will affect the market value of the merger consideration that Shutterstock stockholders receive upon completion of the merger.

Dividends

Getty Images has not paid any cash dividends on the Getty Images common stock to date. The payment of cash dividends in the future will be dependent upon Getty Images’ revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Getty Images board at such time. In addition, Getty Images is not currently contemplating and does not anticipate declaring any cash dividends in the foreseeable future as it is currently expected that available cash resources will be utilized in connection with Getty Images’ ongoing operations. The terms of the merger agreement limit Getty Images’ ability to declare or pay dividends prior to the completion of the merger.

Shutterstock declared and paid cash dividends of $1.20 per share of Shutterstock common stock during the year ended December 31, 2024. On January 27, 2025, the Shutterstock board declared a quarterly cash dividend of $0.33 per share of outstanding Shutterstock common stock payable on March 20, 2025 to stockholders of record at the close of business on March 6, 2025. On April 21, 2025, the Shutterstock board declared a quarterly cash dividend of $0.33 per share of outstanding Shutterstock common stock payable on June 19, 2025 to stockholders of record at the close of business on June 5, 2025. Shutterstock currently expects to continue to pay comparable cash dividends on a quarterly basis in the future. Future declarations of dividends are subject to the final determination of the Shutterstock board, and will depend on, among other things, Shutterstock’s future financial condition, results of operations, capital requirements, capital expenditure requirements, contractual restrictions, anticipated cash needs, business prospects, provisions of applicable law and other factors the Shutterstock board may deem relevant. Subject to the terms of the merger agreement, Shutterstock may continue to declare and pay quarterly cash dividends, in accordance with its dividend policy, prior to the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF GETTY IMAGES

The following table sets forth, as of April 25, 2025, the number of shares of Getty Images common stock beneficially owned by each of Getty Images’ directors, named executive officers, and all directors and executive officers as a group, and each person or entity known to Getty Images to be the beneficial owner of more than 5% of the Getty Images common stock.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of Getty Images common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of the date of this table. Shares of Getty Images common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. Except as otherwise indicated, all share ownership is as of April 25, 2025 and the percentage of beneficial ownership is based on 413,417,168 shares of Getty Images common stock outstanding. Unless otherwise indicated, Getty Images believes that all persons named in the table below have sole voting and investment power with respect to all shares of Getty Images common stock beneficially owned by them.

The business address of each beneficial owner is c/o Getty Images Holdings, Inc., 605 5th Ave. S. Suite 400, Seattle, WA 98104, unless otherwise indicated below.

Name of Beneficial Owners	Number of Shares of Class A Common Stock	Percentage
Directors and Executive Officers
Mark Getty(1)	13,347,502	3.2%
Tracy Knox(2)	26,567	*
Patrick Maxwell	—	—
Hilary Schneider(3)	262,724	*
Craig Peters(4)	6,774,435	1.6%
Brett Watson	—	—
Chinh Chu(5)	15,469,230	3.7%
Michael Harris	—	—
James Quella(6)	87,607	*
Jeffrey Titterton(7)	47,607	*
Gene Foca(8)	2,242,888	*
Nate Gandert(9)	2,678,609	1%
All directors and executive officers as a group (21 total)	47,036,724	11.3%

Five Percent Holders of the Company
The Getty Family Stockholders(10)	191,374,006	46.3%
Koch Icon Investments, LLC(11)	80,733,607	19.5%
NBOKS(12)	74,175,262	17.9%

____________

*        Less than 1%

(1)      Interests shown consist of (i) 7,794,004 shares of Getty Images common stock held by Mark Getty and (ii) (a) 5,089,413 shares of Getty Images common stock to be held by The October 1993 Trust and (b) 464,085 shares of Getty Images common stock held by The Options Settlement, which shares Mr. Getty may be deemed to beneficially own by virtue of his interests in such entities. This number does not include 178,026,504 shares of Getty Images common stock held by Getty Investments. Mr. Getty is one of three directors of Getty Investments (the other two directors being Pierre du Preez and Jan Moehl) and therefore he may be deemed to share voting and investment power over the shares held by Getty Investments. The shares of Getty Images common stock held by The October 1993 Trust are pledged to the Cheyne Walk Trust (see footnote 8 below) in respect of a guarantee it provides against certain credit facilities.

(2)      Interests shown consist of 26,567 shares of Getty Images common stock issuable upon vesting and settlement of RSUs.

(3)      Interests shown consist of 49,549 shares of Getty Images common stock and 213,175 shares of Getty Images common stock issuable upon exercise of vested options.

(4)      Interests shown consist of 948,948 shares of Getty Images common stock, 61,875 shares of Getty Images common stock issuable upon vesting and settlement of RSUs and 5,763,612 shares of Getty Images common stock issuable upon exercise of vested options.

(5)      According to a Form 4 filed by Mr. Chu on October 31, 2024, interests shown consist of (i) 5,762,560 shares of Getty Images common stock held by CC NB Sponsor 2 Holdings LLC and (ii) 9,706,670 shares of Getty Images common stock held by CC Capital SP, LP. CC NB Sponsor 2 Holdings LLC is a wholly owned subsidiary of CC Capital SP, LP. CC Capital SP, LP is controlled by Chinh Chu. As such, Mr. Chu is deemed to be the beneficial owner of the shares held by CC Capital SP, LP and the shares held by CC NB Sponsor 2 Holdings LLC.

(6)      Interests shown consist of 82,846 shares of Getty Images common stock and 4,761 shares of Getty Images common stock issuable upon vesting and settlement of RSUs.

(7)      Interests shown consist of 42,846 shares of Getty Images common stock and 4,761 shares of Getty Images common stock issuable upon vesting and settlement of RSUs.

(8)      Interests shown consist of 369,693 shares of Getty Images common stock, 16,500 shares of Getty Images common stock issuable upon vesting and settlement of RSUs and 1,856,695 shares of Getty Images common stock issuable upon exercise of vested options.

(9)      Interests shown consist of 435,127 shares of Getty Images common stock, 16,500 shares of Getty Images common stock issuable upon vesting and settlement of RSUs and 2,226,982 shares of Getty Images common stock issuable upon exercise of vested options.

(10)    Interests shown consist of (i) 178,026,504 shares of Getty Images common stock held by Getty Investments, (ii) 5,089,413 shares of Getty Images common stock held by The October 1993 Trust, (iii) 464,085 shares of Getty Images common stock held by The Options Settlement, and (iv) 7,794,004 shares of Getty Images common stock held by Mark Getty. The Cheyne Walk Trust is the sole owner of Cheyne Walk Master Fund 2 LP, which is the majority owner of Getty Investments, and the Cheyne Walk Trust may be deemed to have indirect beneficial ownership of Getty Investments’ 178,026,504 shares of Getty Images common stock. According to a Schedule 13D filed with the SEC on January 8, 2025, the business address of Getty Investments is 5390 Kietzke Lane, Suite 202, Reno, Nevada 89511.

(11)    Interests shown consist of 80,733,607 shares of Getty Images common stock held by Koch Icon. According to a Schedule 13D filed with the SEC on January 8, 2025 Koch Icon Investments, LLC (“Koch Icon”) is beneficially owned by Koch Equity Development LLC (“Koch Equity”), Koch Equity is beneficially owned by Koch Investments Group, LLC (“KIG”), KIG is beneficially owned by Koch Investments Group Holdings, LLC (“KIGH”), KIGH is beneficially owned by Koch Companies, LLC (“KCLLC”), and KCLLC is beneficially owned by Koch, Inc. The business address of Koch Icon, Koch Equity, KIG, KIGH, KCLLC and Koch Inc. is c/o Koch, Inc., 4111 East 37th Street North, Wichita, Kansas 67220.

(12)    Held by Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”). According to a Schedule 13D filed with the SEC on November 22, 2024, Neuberger Berman Investment Advisers LLC (“NBIA”) serves as investment adviser to NBOKS and, in such capacity, exercises voting or investment power over the shares held directly by NBOKS. Neuberger Berman Investment Advisers Holdings LLC (“NBIA Holdings”) is the holding company of NBIA and a subsidiary of Neuberger Berman Group LLC (“NB Group”). The business address of NBOKS, NB Group, NBIA Holdings and NBIA is 1290 Avenue of Americas, New York, New York 10104.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF SHUTTERSTOCK

The following table sets forth information regarding the beneficial ownership of Shutterstock common stock based on information available as of April 25, 2025, by:

•        each person known to us to own beneficially more than 5% of the outstanding shares of any class of our voting securities;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and current executive officers as a group.

As of April 25, 2025, Shutterstock had 35,253,704 shares of common stock outstanding. Shutterstock computed the number of shares beneficially owned and the percentage of common stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 24, 2025 in connection with stock options or vesting of RSUs (not taking into account the withholding of shares of Shutterstock common stock to cover applicable taxes). Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118. Except as indicated by the footnotes below, Shutterstock believes, based on information furnished to Shutterstock, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Shutterstock common stock that they beneficially own.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Jonathan Oringer(1)	11,095,597	31.2%
Paul J. Hennessy	131,682	*
Jarrod Yahes(2)	43,904	*
John Caine(3)	1,974	*
Rik Powell	—	—
Deirdre Bigley(4)	18,882	*
Rachna Bhasin(5)	22,721	*
Thomas R. Evans(6)	29,409	*
Jaime Teevan	—	—
Alfonse Upshaw(7)	7,099	*
All executive officers and directors as a group (11 persons)(8)	11,351,268	31.9%

Other 5% Stockholders:
Blackrock, Inc.(9)	3,756,405	10.7%
The Vanguard Group(10)	2,878,237	8.2%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Consists of 10,831,855 shares of Common Stock and 263,742 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 25, 2025.

(2)      Mr. Yahes resigned as Chief Financial Officer effective November 1, 2024. His information comes from his final Form 4 filing on May 28, 2024.

(3)      Mr. Caine’s employment as Chief Product and Digital Officer ended effective August 23, 2024. His information comes from his final Form 4 filing on May 2, 2024.

(4)      Consists of 14,654 shares of Common Stock and 4,318 shares issuable upon the vesting of RSUs at or within 60 days of April 25, 2025.

(5)      Consists of 18,403 shares of Common Stock and 4,318 shares issuable upon the vesting of RSUs at or within 60 days of April 25, 2025.

(6)      Consists of 25,091 shares of Common Stock and 4,318 shares issuable upon the vesting of RSUs at or within 60 days of April 25, 2025.

(7)      Consists of 2,781 shares of Common Stock and 4,318 shares issuable upon the vesting of RSUs at or within 60 days of April 25, 2025.

(8)      Includes 263,742 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 25, 2025 and 17,272 shares issuable upon the vesting of RSUs at or within 60 days of April 25, 2025.

(9)      This information is based solely on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on April 29, 2025, which reported ownership as of March 31, 2025. Of the 3,756,405 shares of our Common Stock deemed beneficially owned, Blackrock reported sole voting power as to 3,711,917 shares, shared voting power as to 0 shares and sole dispositive power as to all shares beneficially owned. The address of Blackrock is 50 Hudson Yards, New York, New York 10001.

(10)    This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024, which reported ownership as of December 29, 2023. Of the 2,878,237 shares of our Common Stock deemed beneficially owned, Vanguard reported sole voting power as to 0 shares, shared voting power as to 45,563 shares, sole dispositive power as to 2,807,133 shares and shared dispositive power as to 71,104 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DESCRIPTION OF CAPITAL STOCK OF GETTY IMAGES

As a result of the merger, Shutterstock stockholders who receive shares of Getty Images common stock in the merger will become stockholders of Getty Images. Your rights as stockholder of Getty Images will be governed by the DGCL, the Getty Images certificate of incorporation, and the Getty Images bylaws. The following briefly summarizes the material terms of Getty Images common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the DGCL, the Getty Images certificate of incorporation, and the Getty Images bylaws. Copies of Getty Images’ and Shutterstock’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

Description of Capital Stock

The following is a summary of Getty Images’ capital stock and certain terms of Getty Images’ certificate of incorporation and bylaws. This discussion summarizes some of the important rights of Getty Images’ stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding Getty Images’ capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state laws and regulations, the DGCL, and Getty Images’ amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this information statement and proxy statement/prospectus is a part, and applicable law.

The following description of Getty Images’ capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Getty Images’ amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this information statement and proxy statement/prospectus forms a part.

General

The Getty Images’ certificate of incorporation authorizes the Getty Images to issue 2,006,140,000 shares of capital stock, consisting of (i) 1,000,000 shares of Getty Images preferred stock, par value $0.0001 per share, (ii) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of Getty Images (the “Class A Common Stock”), and (iii) 5,140,000 shares of Class B Common Stock, par value $0.0001 per share, of Getty Images (the “Class B Common Stock”) of which 2,570,000 shares were designated Series B-1 Common Stock, par value $0.0001 per share, and 2,570,000 shares were designated as Series B-2 Common Stock, par value $0.0001 per share.

As of April 25, 2025, there were 413,417,168 shares of Class A Common Stock outstanding, no shares of Class B Common Stock outstanding and no shares of preferred stock outstanding.

The following description summarizes the material terms of Getty Images’ securities. Because it is only a summary, it may not contain all the information that is important to you.

Class A Common Stock

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of shares of Class A Common Stock are entitled to receive such dividends, if any, as may be declared from time-to-time by the Getty Images board out of legally available funds.

Voting rights

Except as otherwise required by law, each holder of Class A Common Stock is entitled to one vote for each share on all matters properly submitted to a vote of Getty Images’ stockholders, including the election of directors. Holders of Class A Common Stock do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Getty Images after payment or provision for payment of the debts and other liabilities of Getty Images, the holders of shares of Class A Common Stock will be entitled to receive all the remaining assets of Getty Images available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

Rights and preferences

Holders of Class A Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of the holders of Class A Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of Getty Images preferred stock that Getty Images may designate in the future.

No Preemptive or Similar Rights

Holders of shares of Class A Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of the holders of shares of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Getty Images may designate in the future.

Fully Paid and Nonassessable

All of Getty Images’ outstanding shares of Class A Common Stock are fully paid and nonassessable.

Preferred Stock

The Getty Images board has the authority, without further action by Getty Images’ stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Class A Common Stock. The issuance of Getty Images preferred stock could adversely affect the voting power of holders of the Class A Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Getty Images or other corporate action.

Registration Rights

Getty Images is party to the registration rights agreement, dated July 22, 2022, by and between Getty Images and the persons identified on Schedule A thereto, including the Getty Family Stockholders and the Koch Investor (the “Registration Rights Agreement”), which provides customary demand and piggyback registration rights.

Additionally, Getty Images, the Getty Family Stockholders, the Koch Investor, and other parties to the Registration Rights Agreement, have agreed to amend and restate such agreement in connection with the merger (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, the parties will be entitled to certain piggyback registration rights and customary demand registration rights. In addition, pursuant to the Amended and Restated Registration Rights Agreement, among other things, within 90 days following the closing of the merger, Getty Images will coordinate with the stockholders party to the Amended and Restated Registration Rights Agreement to complete an underwritten secondary offering of a certain number of shares of Getty Images common stock beneficially owned by such stockholders.

Significant Stockholder Agreement

Getty Images, the Getty Family Stockholders, the Koch Investor and Jonathan Oringer, the Executive Chairman of Shutterstock (each, a “Significant Stockholder”) entered into the Significant Stockholder Agreement, to be effective as of the closing of the merger. Pursuant to the Significant Stockholder Agreement, the Getty Family Stockholders,

the Koch Investor and Mr. Oringer have agreed to certain restrictions on transfers of their shares of Getty Images common stock following the closing of the merger, including (i) any transfers during the 90 days following the closing or (ii) thereafter, to any direct competitor of Getty Images or any activist shareholder, in each case, subject to certain limited exceptions including in sales through open market transactions. These restrictions terminate based on certain thresholds of the Significant Stockholders’ beneficial ownership.

Pursuant to the Significant Stockholder Agreement, following the closing of the merger, the Getty Family Stockholders and the Koch Investor are entitled to certain rights to designate directors to the Getty Images board, subject to ownership thresholds. Based on expected ownership of the Getty Family Stockholders and the Koch Investor immediately following the closing, the Getty Family Stockholders are expected to be entitled to designate two directors to the Getty Images board and the Koch Investor is expected to be entitled to designate one director to the Getty Images board. For so long as the Getty Family Stockholders are entitled to designate two directors to the Getty Images board, the Getty Family Stockholders will be entitled to designate the Chairman of the Getty Images board. For so long as the Getty Family Stockholders and the Koch Investor are entitled to designate at least one director to the Getty Images board, each of Getty Family Stockholders and the Koch Investor, as applicable, will be entitled to appoint an observer to the Getty Images board.

Certain Anti-Takeover Provisions of Delaware Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

Pursuant to Getty Images’ certificate of incorporation, Getty Images has opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”). However, Getty Images’ certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•        prior to such time, the Getty Images board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Getty Images’ voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•        at or subsequent to that time, the business combination is approved by the Getty Images board and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Getty Images’ voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. This provision may encourage companies interested in acquiring Getty Images to negotiate in advance with the Getty Images board because Getty Images’ stockholder approval requirement would be avoided if the Getty Images board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Getty Images board and may make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.

Getty Images’ certificate of incorporation provides that the Investor Stockholders (as defined therein) and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of outstanding Class A Common Stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision. In addition, Getty Images’ certificate of incorporation does not provide for cumulative voting in the election of directors. The Getty Images board is empowered to elect a director to fill a vacancy created by the expansion of the Getty Images board or the resignation, death, or removal of a director in certain circumstances.

Authorized Class A Common Stock and Getty Images’ preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and Getty Images preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Provision

The Amended and Restated Certificate of Incorporation provides that, unless the Getty Images consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•        any derivative action or proceeding brought on behalf of Getty Images;

•        any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of Getty Images, to Getty Images or the Getty Images’ stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty;

•        any action or proceeding against Getty Images or any current or former director, officer or other employee of Getty Images or any stockholder (i) arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as each may be amended, restated, modified, supplemented or waived from time to time) or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

•        any action or proceeding to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder);

•        any action asserting a claim against Getty Images or any director, officer or other employee of Getty Images or any stockholder, governed by the internal affairs doctrine; and

•        any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Getty Images or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act of 1933, as amended (the “Securities Act”), as other provisions in the Certificate of Incorporation designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of Getty Images’ securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, Getty Images would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Certificate of Incorporation. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, Getty Images may incur additional costs associated with resolving such action in other jurisdictions, which could harm Getty Images’ business, results of operations and financial condition.

Limitations of Liability and Indemnification

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that that Getty Images’ directors will be indemnified by Getty Images to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Amended and Restated Bylaws provide that Getty Images’ directors will not be personally liable for monetary damages to Getty Images or Getty Images’ stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Getty Images or Getty Images’ stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Amended and Restated Bylaws also permit Getty Images to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures Getty Images’ officers and directors against the cost of defense, settlement or payment of a judgment in certain circumstances and insures Getty Images against Getty Images’ obligations to indemnify Getty Images’ officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against Getty Images’ directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Getty Images and Getty Images’ stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Getty Images’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

For more information regarding the rights of holders of Getty Images common stock, see “Comparison of Getty Images Stockholders’ and Shutterstock Stockholders’ Rights.”

COMPARISON OF GETTY IMAGES STOCKHOLDERS’ AND SHUTTERSTOCK STOCKHOLDERS’ RIGHTS

If the merger is completed, Shutterstock stockholders will receive shares of Getty Images common stock in the merger. Getty Images and Shutterstock are both organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of Getty Images stockholders under the Getty Images certificate of incorporation and bylaws and (2) the current rights of Shutterstock stockholders under the Shutterstock certificate of incorporation and bylaws.

Getty Images and Shutterstock believe that this summary describes the material differences between the rights of Getty Images stockholders as of the date of this information statement and proxy statement/prospectus and the rights of Shutterstock stockholders as of the date of this information statement and proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Getty Images’ and Shutterstock’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”

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AUTHORIZED CAPITAL STOCK

Shutterstock is authorized to issue up to 200 million shares of voting common stock, par value $0.01 per share and 5 million shares of preferred stock, par value $0.01 per share. As of the Shutterstock record date, there were 35,253,704 shares of Shutterstock voting common stock outstanding and no shares of Shutterstock preferred stock outstanding.

Getty Images is authorized to issue up to 2 billion shares of voting common stock (Class A common stock), par value $0.0001 per share, 5.14 million shares of non-voting common stock (Class B common stock), par value $0.0001 per share, of which 2,570,000 shares are designated as Series B-1 common stock and 2,570,000 shares are designated as Series B-2 common stock, and 1 million shares of preferred stock, par value $0.0001 per share. As of January 7, 2025, the date of the Getty Images written consent, there were 412,270,402 shares of Getty Images voting common stock outstanding, no shares of Getty Images non-voting common stock outstanding and no shares of Getty Images preferred stock outstanding.

VOTING LIMITATIONS

Each share of Shutterstock common stock is entitled to one vote on each matter voted on at a meeting of Shutterstock’s stockholders, subject to the rights of the holders of any series of preferred stock then outstanding, including with respect to the election of directors. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation.

Each share of Getty Images voting common stock is entitled to one vote on each matter voted on at a meeting of Getty Images’ stockholders. Holders of non-voting common stock shall have no right to vote on any matters to be voted on by Getty Images stockholders, except to the extent required by the DGCL. Except as otherwise required by law, holders of common stock shall not be entitled to vote on, any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation or pursuant to the DGCL.

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RIGHTS OF PREFERRED STOCK

Shutterstock’s certificate of incorporation provides that the Shutterstock board may issue, without any further vote or action by the stockholders, authorized but unissued shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation, powers, preferences, and rights of the shares of the series and any qualifications, limitations or restrictions of the shares of such series.

As of the date hereof, there were no shares of preferred stock outstanding.

Getty Images’ certificate of incorporation provides that the Getty Images board may issue, without any further vote or action by the stockholders and subject to any limitations prescribed by the DGCL, authorized but unissued, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

As of the date hereof, there were no shares of preferred stock outstanding.

SIZE OF BOARD OF DIRECTORS

Shutterstock’s certificate of incorporation and bylaws provide that the size of its board of directors shall be fixed from time to time by resolution of the Shutterstock board. No decrease in the number of authorized directors will shorten the term of any incumbent director. The Shutterstock board currently has seven directors.

Getty Images’ bylaws provide that the size of its board of directors shall be fixed from time to time exclusively by resolution of the Getty Images board. The Getty Images board currently has ten directors and one vacancy.

CLASSES OF DIRECTORS
The Shutterstock board is divided into three classes, designated as Class I, Class II and Class III.	The Getty Images board is divided into three classes, designated as Class I, Class II and Class III.
ELECTION OF DIRECTORS
The Shutterstock bylaws provide that a director is elected by an affirmative vote of a plurality of the votes cast at a stockholder meeting.	The Getty Images bylaws provide that a director is elected by an affirmative vote of a plurality of the votes cast at a stockholder meeting.
REMOVAL OF DIRECTORS

Except as otherwise provided by the DGCL, Shutterstock directors may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.

Except as otherwise provided by the DGCL, Getty Images directors may be removed from office only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of Getty Images entitled to vote generally in the election of directors, voting together as a single class.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Newly created directorships resulting from an increase in the authorized number of directors and vacancies occurring in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, even if less than a quorum (and not by the stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified.

Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

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DIRECTOR NOMINATIONS BY STOCKHOLDERS

The Shutterstock bylaws provide that stockholders who comply with the notice provisions set forth in the Shutterstock bylaws and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the Shutterstock board for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information, representations and consents to Shutterstock’s Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting (unless the annual meeting is convened more than thirty days before or after such anniversary date, in which case the notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which the public announcement of the date of such meeting is first made).

Separately, a stockholder who complies with or meets, as applicable, the procedural, informational and stockholder eligibility requirements pursuant to Rule 14a-8 of the Exchange Act may also nominate a candidate to the Shutterstock board at a meeting of stockholders pursuant to such rule, in which case any such nominees nominated pursuant to such rule shall be included by Shutterstock in its proxy statement or form of proxy and ballot.

The Getty Images bylaws provide that stockholders who comply with the notice procedures set forth in the Getty Images bylaws and are entitled to vote at an annual meeting of Getty Images may nominate a candidate to the Getty Images board for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination to the Secretary of Getty Images at the principal executive offices containing specified information, representations and consents to Getty Images’ Secretary no less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is scheduled more than 30 days before or 70 days following such anniversary date; or if no annual meeting was held in the preceding year, in which cases notice by the stockholder to be timely must be delivered within ten days following the day on which the public announcement of the date of such meeting is first made).

Separately, a stockholder who complies with or meets, as applicable, the procedural, informational and stockholder eligibility requirements pursuant to Rule 14a-8 of the Exchange Act may also nominate a candidate to the Getty Images board at a meeting of stockholders pursuant to such rule, in which case any such nominees nominated pursuant to such rule shall be included by Getty Images in its proxy statement or form of proxy and ballot.

SPECIAL MEETINGS OF STOCKHOLDERS

Shutterstock’s certificate of incorporation and bylaws provide that a special meeting of the stockholders, other than those required by statute, may be called at any time only by (i) the board of directors acting pursuant to a resolution adopted by a majority of the entire board, (ii) the chairperson of the board of directors, (iii) the Chief Executive Officer or (iv) the President (in the absence of a chief executive officer). A special meeting of the stockholders may not be called by any other person or persons. The business that may be transacted at any special meeting of stockholders is limited to that brought before the meeting by or at the direction of the board of directors.

Getty Images’ certificate of incorporation and bylaws provide that a special meeting of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board or the Chief Executive Officer of Getty Images. The business that may be transacted at any special meeting of stockholders is limited to that proposed in the notice of the special meeting.

QUORUM

Under Shutterstock’s bylaws, at any meeting of Shutterstock’s stockholders, except as otherwise provided by law or the rules of any stock exchange upon which Shutterstock’s stock is listed, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Where a separate vote by a class or classes or series is required, a majority of the voting power of all issued and outstanding stock of such class or series, present in person or represented by proxy, constitutes a quorum.

Under Getty Images’ bylaws, except as otherwise provided by law or by Getty Images’ certificate of incorporation or bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or represented by proxy, constitute a quorum at a meeting of Getty Images’ stockholders. Notwithstanding the foregoing, if a separate vote by a class or series is required, a majority in voting power of the outstanding shares of such class or series, present in person or represented by proxy, constitutes a quorum.

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RECORD DATE

The Shutterstock board may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action.

In the case of determining stockholders entitled to notice of and to vote at a stockholder meeting, the record date cannot be more than 60 nor less than 10 days before the date of the meeting.

In the case of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights or any other lawful action, the record date cannot be more than 60 days before such action.

The Getty Images board may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or exchange of stock or for the purpose of any other lawful action.

In the case of determining stockholders entitled to notice of and to vote at a stockholder meeting, the record date cannot be more than 60 nor less than 10 days before the date of the meeting.

In the case of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights or any other lawful action, the record date cannot be more than 60 days before such action.

NOTICE OF STOCKHOLDER MEETINGS

Shutterstock’s bylaws provide that notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by the DGCL or the Shutterstock certificate of incorporation or bylaws. If a meeting is properly adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which the stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder entitled to vote at the meeting. If a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board shall fix a new record date which shall not be more than 60 nor less than 10 days before the date of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting.

Getty Images’ bylaws provide that notice of the date, time, place, if any, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders, shall be given not more than 60, nor less than 10, days before the meeting (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If a meeting is properly adjourned to another time, date or place, notice need not be given of the adjourned meeting if the time, date and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder entitled to vote at the meeting. If a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board shall fix a new record date which shall not be more than 60 nor less than 10 days before the date of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting.

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ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

Shutterstock’s bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Shutterstock’s annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Shutterstock, such business must be a proper subject for stockholder action, and the stockholder of record and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the solicitation statement required by Shutterstock’s bylaws. To be timely, a stockholder of record’s notice must be received by the Secretary of Shutterstock at its principal executive office not less than 90 nor more than 120 days prior to the 1-year anniversary of the preceding year’s annual meeting; provided, however, that, in the event that the annual meeting is convened more than 30 days before or after such anniversary date, for the notice to be timely it must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by Shutterstock. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a notice as described above.

Getty Images’ bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before Getty Images’ annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Getty Images (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of Getty Images at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before, or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder, to be timely, must be delivered not later than the 10th day following the day on which the public announcement of the date of such meeting was first made.

ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

The Shutterstock board is divided into three classes, designated as Class I, Class II and Class III.

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to

The Getty Images board is divided into three classes, designated as Class I, Class II and Class III.

Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to

SHUTTERSTOCK	GETTY IMAGES

such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Shutterstock is governed by the requirements of Section 203 of the DGCL.

such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Getty Images has made an express election not to be governed by Section 203 of the DGCL. However, the Getty Images certificate of incorporation includes restrictions substantially similar to those in Section 203 applicable at any point in time in which Getty Images’ common stock is registered under Section 12(b) or 12(g) of the Exchange Act.

LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

Shutterstock’s certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director of Shutterstock will have any personal liability to Shutterstock or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL as it exists or may thereafter be amended authorized corporate action further eliminating or limiting the personal liability of directors, then the liability of Shutterstock’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Getty Images’ certificate of incorporation provides that no director or officer of Getty Images will have any personal liability to Getty Images or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. If the DGCL as it exists or may thereafter be amended authorized corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of Getty Images’ directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court

SHUTTERSTOCK	GETTY IMAGES

in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Shutterstock’s bylaws provide that it must indemnify, to the fullest extent permitted by the DGCL as it presently exists or may thereafter be amended, its directors and officers who are made or threatened to be made party to a proceeding by reason of the fact that they were are director or officer of Shutterstock or were serving at the request of Shutterstock as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Shutterstock, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Getty Images’ certificate of incorporation provides that it must indemnify and advance certain expenses to, to the fullest extent permitted by the DGCL, its directors and officers who are made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Getty Images or any predecessor of Getty Images, or, while serving as a director or officer of Getty Images, serves or served at any other enterprise as a director or officer at the request of Getty Images or any predecessor to Getty Images.

Shutterstock is also expressly required to advance certain expenses (including attorneys’ fees) incurred by an officer or director of Shutterstock in defending any such proceeding after receiving an undertaking by such person to repay such amounts if it is ultimately determined that they are not entitled to indemnification.

Getty Images’ bylaws provide that it may purchase and maintain insurance to protect itself and its directors and officers from some expenses, liabilities and losses under the DGCL.
AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

Shutterstock’s certificate of incorporation requires that certain provisions of the certificate of incorporation may be amended only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then-outstanding shares of the voting stock, voting together as a single class.

Shutterstock’s bylaws and certificate of incorporation provide that the board of directors has the power to alter, amend or repeal the bylaws. In addition to any affirmative vote of the holders of any particular class or series of capital stock of Shutterstock required by applicable law, the bylaws or any preferred stock designation, the stockholder may alter, amend or repeal Shutterstock’s bylaws upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares, voting together as a single class.

Getty Images’ certificate of incorporation requires that certain provisions of the certificate of incorporation may be amended only upon the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of Getty Images entitled to vote generally in the election of directors, voting together as a single class and other provisions of the certificate of incorporation may be amended by the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of Getty Images entitled to vote generally in the election of directors, voting together as a single class. The remaining provisions of the certificate of incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Getty Images entitled to vote generally in the election of directors, voting together as a single class.

SHUTTERSTOCK	GETTY IMAGES

Getty Images’ certificate of incorporation provides that notwithstanding any affirmative vote of holders of any particular class or series of capital stock of Getty Images required by applicable law, the bylaws or the certificate of incorporation, the stockholder may only alter, amend, repeal or rescind, in whole or in part any provision of Article I, Article II or Article IV of the Getty Images’ bylaws (or to adopt any provisions inconsistent therewith) upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class., Altering, amending, repealing or rescinding, in whole or in part, the remaining sections of the bylaws requires an affirmative vote of a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS
Shutterstock’s certificate of incorporation does not permit action by written consent in lieu of a meeting of stockholders.

Getty Images’ certificate of incorporation provides that stockholder action by consent in lieu of a meeting is permitted only when such action is recommended or approved by all directors of Getty Images then in office.

STOCKHOLDER RIGHTS PLAN
Shutterstock does not currently have a stockholder rights plan in effect.	Getty Images does not currently have a stockholder rights plan in effect.
EXCLUSIVE FORUM

The Shutterstock certificate of incorporation provides that, unless Shutterstock consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Shutterstock, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Shutterstock to Shutterstock or its stockholders, (iii) any action or proceeding asserting a claim against Shutterstock arising pursuant to any provision of the DGCL or Shutterstock’s certificate of information or bylaws or (iv) any action or proceeding asserting a claim against Shutterstock governed by the internal affairs doctrine.

Unless Getty Images consents in writing to the selection of an alternative forum, Getty Images’ certificate of incorporation adopts the Court of Chancery of the State of Delaware as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Getty Images, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder to Getty Images or its stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action or proceeding against Getty Images or any current or former director, officer or other employee of Getty Images or any stockholder (a) arising pursuant to any provision of the DGCL, its certificate of incorporation or bylaws (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of Getty Images’ certificate of incorporation or bylaws (including any right, obligation or remedy thereunder) or (v) any action asserting a claim against Getty Images, or any director, officer or other employee of Getty Images or any stockholder, governed by the internal affairs doctrine, and (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

SHUTTERSTOCK	GETTY IMAGES

Unless Getty Images consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Getty Images or any of its directors or officers.

CORPORATE OPPORTUNITIES

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

Shutterstock does not renounce its interest in such business opportunities.

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.

Getty Images does not renounce its interest in any corporate opportunity offered to any non-employee member of the board of directors if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of Getty Images.

LEGAL MATTERS

The validity of the shares of Getty Images common stock to be issued in connection with the merger will be passed upon for Getty Images by Skadden, Arps, Slate, Meagher & Flom LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Shutterstock by White & Case LLP.

EXPERTS

Getty Images

The consolidated financial statements of Getty Images Holdings, Inc. appearing in the Getty Images Holdings, Inc. Annual Report (Form 10-K) for the year ended December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Shutterstock

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Shutterstock, Inc. for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Envato Pty Ltd because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Envato

The audited historical financial statements of Envato Pty Ltd included in Exhibit 99.1 of Shutterstock’s Current Report on Form 8-K filed on March 31, 2025 have been so incorporated in reliance on the report (which contains a qualification relating to the omission of comparative figures required by International Accounting Standard 1, as discussed in Note 2 to the financial statements) of PricewaterhouseCoopers, independent auditors, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR SHUTTERSTOCK’ 2025 ANNUAL MEETING OF STOCKHOLDERS

If the merger is completed, Shutterstock will become an indirect, wholly owned subsidiary of Getty Images and, consequently, there will be no future meetings of Shutterstock stockholders. Shutterstock will hold an annual meeting of its stockholders in 2025 (the “Shutterstock 2025 annual meeting”) only if the merger has not already been completed. If the merger is not completed before the 2025 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Shutterstock 2025 annual meeting in accordance with Rule 14a-8 under the Exchange Act and the Shutterstock bylaws, as described below.

Stockholder proposals submitted for inclusion in Shutterstock’ proxy statement and proxy card for the Shutterstock 2025 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act were required to be received by Shutterstock’ corporate secretary no later than December 27, 2024. Proposals should be addressed to:

Shutterstock, Inc.

350 Fifth Avenue, 20th Floor

New York, New York 10118

Attn: Corporate Secretary

Shutterstock’s bylaws establish advance notice procedures for certain matters, including for Shutterstock stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in Shutterstock proxy statement or for Shutterstock stockholders who wish to nominate individuals for election to the Shutterstock board. To be timely for the Shutterstock 2025 annual meeting, written notice must have been received by Shutterstock at the above address no earlier than the close of business on February 6, 2025, and no later than the close of business on March 7, 2025.

However, Shutterstock’s bylaws also provide that if the meeting is held more than 30 days before or after June 6, 2025 (the one-year anniversary of Shutterstock’s 2024 annual meeting of stockholders), then notice of a stockholder proposal must be received not later than the 90th day prior to the Shutterstock 2025 annual meeting or the 10th day following the date on which public announcement of the date of the Shutterstock 2025 Annual Meeting is first made by Shutterstock. Shutterstock will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of its earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Shutterstock stockholders must also comply with certain other applicable requirements contained in Shutterstock’s bylaws. With regards to nominations for director at the Shutterstock 2025 annual meeting, the notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such Shutterstock stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the Shutterstock stockholder were a “registrant,” all as described in Shutterstock’s bylaws. The notice must also include certain additional information about and representations by the Shutterstock stockholder and/or the beneficial owner, all as detailed in Shutterstock’s bylaws. In addition, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Shutterstock’s nominees at the Shutterstock 2025 annual meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under Shutterstock’s bylaws.

If a Shutterstock stockholder who has notified Shutterstock of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Shutterstock is not required to present the proposal for a vote at such meeting. Shutterstock reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in Shutterstock’s bylaws and applicable laws.

WHERE YOU CAN FIND MORE INFORMATION

Getty Images has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of Getty Images common stock to be issued in connection with the merger. This information statement and proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Getty Images, in addition to being an information statement for Getty Images stockholders and a proxy statement for Shutterstock stockholders. The registration statement, including this information statement and proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Getty Images and the Getty Images common stock.

Getty Images and Shutterstock also file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may obtain copies of these reports and other information at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/joint prospectus. You may also access the SEC filings and obtain other information about Getty Images and Shutterstock through the websites maintained by Getty Images and Shutterstock at https://investors.gettyimages.com/ and https://investor.shutterstock.com, respectively. The web addresses of the SEC, Getty Images and Shutterstock are included as inactive textual references only. Except as specifically incorporated by reference into this information statement and proxy statement/prospectus, information on those web sites is not part of this information statement and proxy statement/prospectus.

The SEC allows Getty Images and Shutterstock to incorporate by reference information in this information statement and proxy statement/prospectus. This means that Getty Images and Shutterstock can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this information statement and proxy statement/prospectus, except for any information that is superseded by information that is included directly in this information statement and proxy statement/prospectus.

This information statement and proxy statement/prospectus incorporates by reference the documents listed below that Getty Images and Shutterstock previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the companies and their financial condition.

Getty Images SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2024, filed on March 17, 2025.
Current Reports on Form 8-K	Filed on January 7, 2025, February 4, 2025, February 21, 2025, March 17, 2025 and April 2, 2025 (other than the portions of those documents not deemed to be filed).

The description of Getty Images’ securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.4 to Getty Images’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and as amended by any amendment or report filed for purposes of updating that description

Filed on March 14, 2023.

Shutterstock SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2024, filed on February 25, 2025, as amended by Amendment No. 1 filed on March 28, 2025.
Current Reports on Form 8-K	Filed on January 7, 2025, January 8, 2025, January 28, 2025, March 31, 2025, April 3, 2025 and April 21, 2025 (other than the portions of those documents not deemed to be filed).

The description of Shutterstock’s securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.1 to Shutterstock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and as amended by any amendment or report filed for purposes of updating that description

Filed on February 13, 2020.

In addition, Getty Images and Shutterstock also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this information statement and proxy statement/prospectus and, in the case of Shutterstock, the date of the Shutterstock special meeting, provided that Getty Images and Shutterstock are not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Getty Images has supplied all information contained or incorporated by reference in this information statement and proxy statement/prospectus relating to Getty Images, and Shutterstock has supplied all information contained or incorporated by reference relating to Shutterstock.

Documents incorporated by reference are available from Getty Images and Shutterstock without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this information statement and proxy statement/prospectus. You can obtain documents incorporated by reference in this information statement and proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Getty Images Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104 Attention: Investor Relations Email: investorrelations@gettyimages.com	Shutterstock, Inc. 350 Fifth Avenue, 20th Floor New York, NY 10118 Attention: Investor Relations Email: IR@Shutterstock.com

Shutterstock stockholders requesting documents must do so by June 3, 2025 to receive them before the Shutterstock special meeting. Getty Images stockholders and Shutterstock stockholders will not be charged for any of these documents that you request. If you request any incorporated documents from Getty Images or Shutterstock, Getty Images and Shutterstock, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Getty Images nor Shutterstock has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this information statement and proxy statement/prospectus or in any of the materials that have been incorporated in this information statement and proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement and proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement and proxy statement/prospectus does not extend to you. The information contained in this information statement and proxy statement/prospectus speaks only as of the date of this information statement and proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SHUTTERSTOCK, INC.,

GRAMMY HOLDCO, INC.,

GRAMMY MERGER SUB ONE, INC.,

GETTY IMAGES HOLDINGS, INC.,

GRAMMY MERGER SUB 2, INC.,

and

GRAMMY MERGER SUB 3, LLC

Dated as of January 6, 2025

Annex A-i

Annex A-ii

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 6, 2025, is by and among Shutterstock, Inc., a Delaware corporation (the “Company”), Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a directly wholly owned subsidiary of HoldCo (“Merger Sub 1”), Getty Images Holdings, Inc., a Delaware corporation (“Parent”), Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 3” and together with Merger Sub 2, “Parent Merger Subs”). Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that at the Initial Effective Time, Merger Sub 1 be merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of HoldCo (the “First Merger”), followed by a conversion by the Company into a Delaware limited liability company (the “LLC Conversion”) taking place at the LLC Conversion Effective Time, in each case, upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, in connection with the First Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Initial Effective Time will be automatically converted into the right to receive one outstanding share of common stock, par value $0.01 per share, of HoldCo upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Parties intend that at the Effective Time, Merger Sub 2 be merged with and into HoldCo, with HoldCo surviving such merger (the “Holdco Surviving Corporation”) as a wholly owned subsidiary of Parent (the “Second Merger”), immediately followed by a merger of the Holdco Surviving Corporation with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Parent (the “Third Merger” and, together with the First Merger, the Second Merger, and the LLC Conversion, the “Transactions”), in each case subject to the terms and conditions of this Agreement;

WHEREAS, in connection with the Second Merger, each outstanding share of common stock, par value $0.01 per share, of HoldCo (the “HoldCo Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) approved the terms of this Agreement and the Transactions, (b) determined that it is advisable to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (d) resolved to submit this Agreement to the stockholders of the Company and to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously (a) approved the terms of this Agreement and the Transactions, (b) determined that it is advisable to enter into this Agreement, (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, including the issuance of the Parent Common Stock in connection with the Second Merger (the “Parent Share Issuance”), and (d) resolved to submit the Parent Share Issuance to the stockholders of the Parent and to recommend approval of the Parent Share Issuance in connection with the Second Merger by the stockholders of the Parent (the “Parent Recommendation”);

WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 1 and its sole stockholder;

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WHEREAS, the board of directors of Merger Sub 2 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 2 and its sole stockholder;

WHEREAS, the sole member of Merger Sub 3 has approved this Agreement and determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub 3 and its sole member;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (a) the First Merger and LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and applicable Treasury Regulations (the “Qualified F Reorg”), (b) the Second Merger and the Third Merger, taken together, qualify as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that is treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and applicable Treasury Regulations and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations;

WHEREAS, as a condition to Parent and the Parent Merger Subs’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Significant Stockholder is entering into a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such stockholder is agreeing, among other things, on the terms and subject to the conditions of such Voting and Support Agreement to vote such Stockholder’s shares of Company Common Stock in favor of the approval of the Transactions and to take certain other actions in furtherance thereof;

WHEREAS, as a condition to the Company, HoldCo and Merger Sub 1’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Parent Significant Stockholder is entering into a letter agreement (the “Letter Agreement”) pursuant to which such stockholder is agreeing, among other things, on the terms and subject to the conditions of such Letter Agreement to certain restrictions on the transfer of shares of Parent Common Stock held by such stockholder.

WHEREAS, as a condition to the Company, HoldCo and Merger Sub 1’s willingness to enter into this Agreement, substantially concurrently with the execution and delivery of this Agreement, the Parent Significant Stockholders will execute and deliver to Parent an irrevocable written consent pursuant to which they will adopt this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, the Parent Significant Stockholders and the Company Significant Stockholder are entering into a letter agreement (the “Significant Stockholder Agreement”) regarding, among other matters, transfer restrictions on the Parent Common Stock, which shall be conditioned upon, and become effective as of, the Closing; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
THE TRANSACTIONS

Section 1.1     The Transactions.

(a)     Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Initial Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 will cease with the Company surviving the First Merger (the “Company Surviving Corporation”) such that, following the First Merger, the Company will be a direct wholly owned subsidiary of HoldCo. The First Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(b)    Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the LLC Conversion Effective Time, the Company Surviving Corporation shall be converted to a Delaware limited liability company (the “Company LLC”).

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(c)    Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub 2 shall be merged with and into HoldCo, whereupon the separate existence of Merger Sub 2 will cease with HoldCo surviving the Second Merger such that, following the Second Merger, the HoldCo Surviving Corporation will be a direct wholly owned subsidiary of Parent. The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(d)    Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, immediately following the Effective Time, the HoldCo Surviving Corporation shall be merged with and into Merger Sub 3, whereupon the separate existence of the HoldCo Surviving Corporation will cease with Merger Sub 3 surviving the Third Merger (the “HoldCo Surviving Company”) such that, immediately following the Third Merger, the HoldCo Surviving Company will be a direct wholly owned subsidiary of Parent. The Third Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

Section 1.2     Closing. The closing of the Transactions (the “Closing”) shall be effected by the electronic exchange of signatures by electronic transmission or, if such exchange is not practicable, such Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York at 10:00 a.m., Eastern Time, on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, that if all of the conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (x) Parent has not obtained each of the Existing Debt Modifications or (y) Parent does not have immediately available funds sufficient for Parent to satisfy the Financing Uses, then the Closing shall not occur prior to the date that is three (3) Business Days after the Marketing Period expires. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3     Effective Time.

(a)    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the First Merger. The First Merger shall become effective at 11:59 p.m., Eastern Time, on the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Initial Effective Time”).

(b)    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the applicable Parties shall file with the Delaware Secretary a certificate of conversion for the LLC Conversion, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Conversion”) and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the LLC Conversion. The Certificate of Conversion shall provide that the LLC Conversion shall become effective at 12:01 a.m., Eastern Time, on the day immediately following the Closing Date or at such other date and time as is agreed to by the Parties and specified in the Certificate of Conversion (such date and time being hereinafter referred to as the “Conversion Effective Time”); provided, that the LLC Conversion Effective Time (as specified in the Certificate of Conversion) shall be at least two (2) minutes after the Initial Effective Time.

(c)     Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and make any other filings, recordings or publications required to be made by the Parties under the DGCL in connection with the Second Merger. The Second Merger shall become effective at 12:02 a.m., Eastern Time, on the day immediately following the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”); provided, that the Effective Time shall be at least one minute after the LLC Conversion Effective Time.

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(d)    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Third Merger (the “Third Certificate of Merger” and together with the First Certificate of Merger and the Second Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the Parties under the DGCL and the DLLCA in connection with the Third Merger. The Third Merger shall become effective at 12:03 a.m., Eastern Time, on the day immediately following the Closing Date or on such other date and time as shall be agreed to by the Company and Parent and specified in the Third Certificate of Merger (such date and time being hereinafter referred to as the “Third Merger Effective Time”); provided, that the Third Merger Effective Time shall be at least one minute after the Effective Time.

Section 1.4     Effects of the Mergers and the LLC Conversion.

(a)     The effects of the First Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Company, all as provided under the DGCL. After the consummation of the First Merger, all references in this Agreement to the Company, including references to Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards and Company Equity Awards and other securities of the Company shall be deemed, where applicable, to be references to HoldCo and the same securities of HoldCo, and all references to Company Stockholders shall be deemed to be references to common stockholders of HoldCo.

(b)    The effects of the Conversion shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, (i) the Company LLC shall be deemed to be the same entity as the Company, (ii) all of the property, rights, privileges, powers and franchises of the Company shall remain vested in the Company LLC, and all debts, liabilities and duties of the Company shall remain attached to the Company LLC and (iii) such property, rights, privileges, powers, franchises, debts, liabilities and duties, shall not be deemed, as a consequence of the Conversion, to have been transferred, all as provided under the DGCL and DLLCA.

(c)    The effects of the Second Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the HoldCo and Merger Sub 2 shall vest in the HoldCo Surviving Corporation, and all debts, liabilities and duties of the HoldCo Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the HoldCo Surviving Corporation, all as provided under the DGCL.

(d)    The effects of the Third Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Third Merger Effective Time, all of the property, rights, privileges, powers and franchises of the HoldCo Surviving Corporation and Merger Sub 3 shall vest in the HoldCo Surviving Company, and all debts, liabilities and duties of the Company Surviving Corporation and Merger Sub 3 shall become the debts, liabilities and duties of the HoldCo Surviving Company, all as provided under the DGCL and the DLLCA.

Section 1.5     Organizational Documents.

(a)     Prior to the Initial Effective Time, the Company and HoldCo shall take all necessary actions to ensure that the certificate of incorporation and the bylaws of HoldCo are the same as the certificate of incorporation and bylaws of the Company as of the date of this Agreement, except for the name of HoldCo.

(b)    At the Initial Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Initial Effective Time shall be the certificate of incorporation and bylaws of the Company following the First Merger, until the Conversion Effective Time.

(c)     At the Conversion Effective Time, the Company LLC shall adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as disregarded as an entity separate from HoldCo for U.S. federal income tax purposes, which limited liability company agreement must be acceptable in form and substance to Parent.

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(d)    At the Effective Time, the certificate of incorporation and the bylaws of HoldCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the HoldCo Surviving Corporation, until the Third Merger Effective Time.

(e)     At the Third Merger Effective Time, the certificate of formation and operating agreement of Merger Sub 3 shall be the certificate of formation and operating agreement of the HoldCo Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and operating agreement.

Section 1.6     Officers and Directors.

(a)    Subject to applicable Law, each of the Company, HoldCo and Merger Sub 1 shall take all actions necessary to cause the directors of Merger Sub 1 immediately prior to the Initial Effective Time to be the directors of the Company at the Initial Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Each of the Company, HoldCo and Merger Sub 1 shall take all actions necessary to cause the officers of Merger Sub 1 immediately prior to the Initial Effective Time to be the officers of the Company as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. From and after the Initial Effective Time until the Effective Time, HoldCo shall, and the Company shall cause HoldCo to, ensure that the officers and directors of the Company immediately prior to the Initial Effective Time shall be the officers and directors of HoldCo, each to hold office in accordance with this Agreement and the certificate of incorporation and bylaws of HoldCo.

(b)    Subject to applicable Law, the directors of Merger Sub 2 immediately prior to the Effective Time shall be the directors of the HoldCo Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub 2 immediately prior to the Effective Time shall be the officers of the HoldCo Surviving Corporation as of the Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(c)     Subject to applicable Law, the directors of the HoldCo Surviving Corporation immediately prior to the Third Merger Effective Time shall resign as of the Third Merger Effective Time, and the HoldCo Surviving Company shall be managed by Parent as its sole member. The officers of Merger Sub 3 immediately prior to the Third Merger Effective Time shall be the officers of the HoldCo Surviving Company as of the Third Merger Effective Time, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7     Parent Board of Directors.

(a)     Prior to the Effective Time, Parent shall take all actions as may be necessary or appropriate to cause the number of directors constituting the Parent Board of Directors as of the Effective Time to be eleven (11), consisting of the Chief Executive Officer of Parent, six (6) directors to be designated by Parent from among the directors serving on the Parent Board of Directors as of immediately prior to the Effective Time and four (4) directors to be designated by the Company from among the directors serving on the Company Board of Directors as of immediately prior to the Initial Effective Time (the “Company Designated Directors”) (and Parent and Company shall use commercially reasonable efforts to make such designations no later than thirty (30) days prior to the anticipated Closing Date); provided, that a majority of each of Parent’s and the Company’s designees must qualify as an “independent director” under applicable New York Stock Exchange listing standards and any other independence requirements adopted by the Parent Board of Directors and applicable to directors generally; provided, further, that a director nominee shall not be deemed non-independent solely as a result of such director nominee’s or his or her Affiliates’ ownership of Parent Common Stock; provided, further, that the Company Designated Directors shall be classified as follows with respect to the classes of directors of the Parent Board: one (1) Company Designated Director in Class I, one (1) Company Designated Director in Class II and two (2) Company Designated Directors in Class III. From and after the Effective Time, each person designated as a director of Parent pursuant to this Section 1.7(a) shall serve as a director of Parent until such person’s successor shall be appointed or such person’s earlier death, resignation or removal in accordance with the Organizational Documents of Parent and, if (i) the Effective Time has occurred prior to the 2025 annual meeting of the stockholders of Parent, each Company Designated Director in Class III of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2025 annual meeting of the stockholders of Parent, (ii) the Effective Time has occurred after the 2025 annual meeting of the stockholder of Parent but prior to the 2026 annual meeting of the stockholders of
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Parent, each Company Designated Director in Class I of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2026 annual meeting of the stockholders of Parent and (iii) the Effective Time has occurred after the 2026 annual meeting of the stockholders of Parent but prior to the 2027 annual meeting of the stockholders of Parent, each Company Designated Director in Class II of the Parent Board of Directors shall be nominated for election to a subsequent term at the 2027 annual meeting of the stockholders of Parent.

(b)    At the Effective Time, (i) Mark Getty or such other designee of Parent shall be the Chairman of the Parent Board of Directors and (ii) Craig Peters or such other designee of Parent shall be the Chief Executive Officer of Parent.

Article II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1     Effect on Capital Stock.

(a)     At the Initial Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1 or their respective stockholders:

(i)          each share of common stock of Merger Sub 1, par value $0.01 per share, issued and outstanding immediately prior to the Initial Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of the Company; and

(ii)         each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into one share of common stock, par value $0.01 per share, of HoldCo (“HoldCo Common Stock”).

(b)    Each certificate (or book-entry share) representing outstanding shares of Company Common Stock or other instrument representing any Company Equity Award shall be deemed for all purposes, from and after the Initial Effective Time, to represent the same number of shares of capital stock or other securities of HoldCo, as the case may be, into which such shares of Company Common Stock and Company Equity Award shall be converted in the First Merger. Holders of such certificates (or book-entry shares) or other instruments shall not be asked to surrender such certificates (or book-entry shares) or instruments for cancellation. The registered owner on the books and records of the Company of all such certificates (or book-entry shares) or other instruments shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of capital stock or other securities of HoldCo, as applicable, into which the shares of Company Common Stock and other Company Equity Awards shall be converted in the First Merger.

(c)     At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares of capital stock of the Company, each issued and outstanding share of capital stock of Company shall be converted into one limited liability company interest of Company LLC.

(d)    For purposes of this Section 2.1, Section 2.2, Section 2.3 and elsewhere in this Agreement where applicable, after the consummation of the First Merger, all references to the Company, the Company Common Stock, the Company Options, the Company PSU Awards, the Company RSU Awards and the Company Equity Awards and other securities of the Company shall be deemed, as applicable, to be references to HoldCo, HoldCo Common Stock and the same securities and awards of HoldCo, and all references to Company Stockholders shall be deemed to be references to common stockholders of HoldCo. At the Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or any shares of Merger Sub 2 Common Stock:

(i)          Conversion of Company Common Stock. Subject to Section 2.1(h) and Section 2.2(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest and less any applicable withholding pursuant to Section 2.5:

(A)        Mixed Election Shares: For each share of Company Common Stock with respect to which an election to receive a mixture of cash and Parent Common Stock (a “Mixed Election”) has been effectively made (or deemed made in accordance with Section 2.2(b)(v)) and not revoked

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or deemed revoked pursuant to Section 2.2(b) (collectively, the “Mixed Election Shares”), (1) an amount in cash equal to the Mixed Election Per Share Cash Consideration and (2) a number of shares of Parent Common Stock equal to the Mixed Election Exchange Ratio (the “Mixed Election Consideration”);

(B)         Cash Election Shares: For each share of Company Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2(b) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Election Consideration”); and

(C)         Stock Election Shares: For each share of Company Common Stock with respect to which an election to receive only Parent Common Stock (an “Equity Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2(b) (collectively, the “Stock Election Shares”), a number of shares of Parent Common Stock equal to the Stock Only Exchange Ratio (the “Stock Election Consideration”).

For purposes of this Agreement, the following terms shall have the following meanings:

“Equity Award Exchange Ratio” means the sum of (i) the Mixed Election Exchange Ratio and (ii) the quotient of (x) the Mixed Election Per Share Cash Consideration divided by (y) the Parent Closing Stock Price.

“Merger Consideration” means the Mixed Election Consideration, Cash Election Consideration and/or Stock Election Consideration described in this Section 2.1(d)(i), as applicable.

“Maximum Cash Election Consideration” means an amount equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares, and adjusted for any Company RSU Awards or Company PSU Awards in Section 2.3(b)(i) or 2.3(d)(i)) multiplied by (2) the Mixed Election Per Share Cash Consideration, minus (y) the product of (1) the Mixed Election Per Share Cash Consideration multiplied by (2) the number of Mixed Election Shares.

“Maximum Stock Election Consideration” means a number of shares of Parent Common Stock equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares and any Dissenting Shares, and adjusted for any Company RSU Awards or Company PSU Awards in Section 2.3(b)(i) or 2.3(d)(i)) multiplied by (2) the Mixed Election Exchange Ratio minus (y) the product of (1) the Mixed Election Exchange Ratio multiplied by (2) the number of Mixed Election Shares.

“Mixed Election Exchange Ratio” means 9.17.

“Mixed Election Per Share Cash Consideration” means $9.50.

“Parent Closing Stock Price” is the ten (10)-day average closing stock price of Parent Common Stock for the period ending two (2) Business Days prior to the Closing as quoted on NYSE.

“Per Share Cash Consideration” means $28.84870.

“Stock Only Exchange Ratio” means 13.67237.

From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including, if applicable, the right to receive, pursuant to Section 2.1(h), the Fractional Share Cash Amount) upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, together with the amounts, if any, payable pursuant to Section 2.2(g), less any applicable withholding pursuant to Section 2.5.

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(ii)         Cancellation of Company Common Stock. Each share of Company Common Stock issued immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Parent Merger Subs shall no longer be outstanding and shall automatically be canceled and shall cease to exist (the “Canceled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)        Treatment of Merger Sub 2 Common Stock. The Merger Sub 2 Common Stock issued and outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into shares of common stock, par value $0.01 per share, of the HoldCo Surviving Corporation (the “HoldCo Surviving Corporation Shares”).

(e)     At the Third Merger Effective Time, by virtue of the Third Merger and without any action on the part of any of the Parties or the holder of the HoldCo Surviving Corporation Shares or the Merger Sub 3 Common Interests, each HoldCo Surviving Corporation Share issued and outstanding immediately prior to the Third Merger Effective Time shall be canceled and retired and cease to exist. Each Merger Sub 3 Common Interest shall remain outstanding as a limited liability company interest in the HoldCo Surviving Company owned by Parent.

(f)     Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who has properly exercised appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL (“DGCL 262,” and any such shares meeting the requirement of this sentence, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by DGCL 262). If any such holder fails to perfect or withdraws or loses any such right to appraisal prior to the Election Deadline, each such share of Company Common Stock of such holder shall thereupon be deemed to be Mixed Election Shares for all purposes of this Agreement, unless such holder of Dissenting Shares shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such holder’s right to dissent from the adoption of this Agreement after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration and shall be treated as having made a Mixed Election. The Company shall promptly (and in any event within two (2) Business Days of becoming aware) provide Parent written notice of any demands received by the Company for fair market value of any shares of Company Common Stock (including copies of such demands), any withdrawals of such demands and of any other communications received by the Company pursuant to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make or offer any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(g)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(g) shall be construed to permit Parent, Parent Merger Subs, HoldCo, Merger Sub 1 or the Company to take any action that is prohibited by the terms of this Agreement.

(h)    No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Second Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(d)(i), and such fractional shares of Parent Common Stock shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Second Merger a fraction of a share of Parent Common Stock (after aggregating all

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shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest and less any applicable withholding pursuant to Section 2.5) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of fractional shares of Parent Common Stock that would otherwise be issued (the “Fractional Shares Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2     Exchange of Shares.

(a)     Proration.

(i)          Promptly (and in any event no later than five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Mixed Election Consideration, the Cash Election Consideration and the Stock Election Consideration as follows:

(A)        If the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) exceeds the Maximum Cash Election Consideration, then:

(1)         all Stock Election Shares shall be converted into the right to receive the Stock Election Consideration;

(2)         all Mixed Election Shares (including shares of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to Section 2.2(b)(v)) shall be converted into the right to receive the Mixed Election Consideration; and

(3)         all Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Election Consideration and the denominator of which is the aggregate Cash Election Consideration payable in respect of the aggregate Cash Election Shares (prior to the conversion contemplated by this Section 2.2(a)(i)(A)(3)) (with fractions of Cash Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Election Consideration.

In the circumstances where this Section 2.2(a)(i)(A) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably practical receive, the same proportion of Cash Election Consideration, and the same proportion of Stock Election Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 2.2(a)(i)(A).

(B)         If the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares exceeds the Maximum Stock Election Consideration, then:

(1)         all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration;

(2)         all Mixed Election Shares (including shares of Company Common Stock with respect to which a Mixed Election has been deemed to have been made pursuant to Section 2.2(b)(v)) shall be converted into the right to receive the Mixed Election Consideration; and

(3)         all Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Election Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Stock Election

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Consideration and the denominator of which is the aggregate Stock Election Consideration payable in respect of the aggregate Stock Election Shares (prior to the conversion contemplated by this Section 2.2(a)(i)(B)(3)) (with fractions of Stock Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Election Consideration.

In the circumstances where this Section 2.2(a)(i)(B) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably practical, receive the same proportion of Stock Election Consideration, and the same proportion of Cash Election Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 2.2(a)(i)(B).

(b)    Election Procedures. Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, the provisions of this Article II (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(i)          Each Holder may specify in a request made in accordance with the provisions of this Section 2.2(b) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make an Equity Election, (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, and (C) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Mixed Election.

(ii)         Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election. The Election Form shall include (A) a form of letter of transmittal (which shall (1) specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (2) be in customary form and contain such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree upon prior to the Election Form Record Date), and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(g) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(h).

(iii)        Parent shall (A) initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to (x) each holder of Company RSU Awards entitled to receive the Merger Consideration in accordance with Section 2.3(a), (y) each holder of Company PSU Award entitled to receive the Merger Consideration in accordance with Section 2.3(d) and (z) each Holder, in each case, of record as of a date no earlier than the fifteen (15) Business Days prior to such mailing date, and (B) following such mailing date, use reasonable efforts to make available as promptly as practicable a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv)        Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m., Eastern Time, on the date which the Parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline.

(v)         Any (A) holder of Company RSU Awards entitled to receive the Merger Consideration in accordance with Section 2.3(b)(i), (B) holder of Company PSU Award entitled to receive the Merger Consideration in accordance with Section 2.3(d)(i) and (z) Holder may, at any time during the Election Period, (x) change his,

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her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election or (y) revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, Merger Sub 2, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be a Mixed Election, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vi)Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Second Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Mixed Election Consideration, Cash Election Consideration and cash in lieu of fractional shares of Parent Common Stock.

(c)     Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint Equiniti Trust Company, LLC or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in the Second Merger and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(d)    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate cash component of the Mixed Election Consideration and Cash Election Consideration payable in the Second Merger and the Fractional Shares Cash Amount (to the extent determinable) as is necessary for the payment to holders of Company Common Stock and (ii) deposit, or cause to be deposited, with the Exchange Agent the number of shares of Parent Common Stock sufficient to deliver the aggregate equity component of the Mixed Election Consideration and Stock Election Consideration payable in the Second Merger to holders of Company Common Stock (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). In the event that the cash portion of the Exchange Fund shall be insufficient to pay the aggregate amount of the cash component of the Mixed Election Consideration and all Cash Election Consideration and Fractional Shares Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the cash component of the Mixed Election Consideration, Cash Election Consideration and Fractional Shares Cash Amounts in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent upon demand.

(e)     Exchange Procedures. As soon as reasonably practicable, and in any event within seven (7) Business Days, after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted pursuant to Section 2.1(d)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably designate (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration and the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates become entitled in accordance with Section 2.2(g).

(f)     Surrender of Certificates or Book-Entry Shares. Upon (i) in the case of shares of Company Common Stock represented by a Certificate, surrender of Certificates (or affidavits of loss in lieu thereof) for cancelation to the Exchange Agent together with the Letter of Transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock represented by Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such

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other documents as may customarily be required by the Exchange Agent, such holder shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g). The Exchange Agent shall accept such Certificates (or affidavit of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose, to effect an orderly exchange thereof in accordance with normal exchange practices. Any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g) shall become payable in accordance with Section 2.2(g). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock shall be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent and Parent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g).

(g)    Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to shares of Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(d)(i) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(d)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock, in each case less any deduction or withholding pursuant to Section 2.5. After the Effective Time, Parent shall cause the Company to pay on the applicable payment date the amount of dividends or other distributions on shares of Company Common Stock that have a record date prior to the Effective Time and a payment date after the Effective Time, such payment to be made to the holders of Company Common Stock who held such Company Common Stock on such record date.

(h)    No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(f) (together with the Fractional Shares Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(g)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the HoldCo Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

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(i)     Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one hundred and eighty (180) days after the Effective Time shall be delivered to Parent upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II, in each case, without any interest thereon.

(j)     No Liability. None of Parent, HoldCo, Merger Sub 2, the HoldCo Surviving Company or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement to the contrary notwithstanding, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(k)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the HoldCo Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(i), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3     Company Equity Awards.

(a)     Each of the Company and HoldCo shall take all actions as may be necessary so that at the Initial Effective Time, each Company Equity Award shall automatically be converted into an equity award covering that number of shares of HoldCo Common Stock equal to the number of shares of Company Common Stock subject to such Company Equity Award. All terms and conditions applicable to each such Company Equity Award immediately prior to the Initial Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Initial Effective Time. HoldCo shall remain subject to the obligations of the Company with respect to any such Company Equity Awards immediately after the Initial Effective Time.

(b)    Company RSU Awards.

(i)          At the Effective Time, each award of restricted stock units (other than Company PSU Awards) in respect of shares of Company Common Stock granted under any Company Equity Plan (each, a “Company RSU Award”) that (A) is vested and outstanding as of immediately prior to the Effective Time or (B) pursuant to its terms as in effect as of the date of this Agreement, would become vested as of the Effective Time, shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be canceled and converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the Merger Consideration in accordance with Sections 2.1 and 2.2 (as if the holders of such Company RSU Awards held shares of Company Common Stock), less any applicable withholding pursuant to Section 2.5 and other applicable deductions, which shall be paid or provided by Parent or one of its Subsidiaries as soon as practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time; provided, however, with respect to any Company RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)         With respect to each Company RSU Award that is outstanding immediately prior to the Effective Time and that is not converted into a right to receive the Merger Consideration in accordance with Section 2.3(b)(i), at the Effective Time, such Company RSU Award shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into a restricted stock unit (a “Converted Parent RSU Award”) in respect of (i) an amount in cash equal to the number of shares

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of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by the Mixed Election Per Share Cash Consideration and (ii) that number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Mixed Election Exchange Ratio. Except as otherwise provided in this Section 2.3(b)(ii), each such Converted Parent RSU Award assumed and converted pursuant to this Section 2.3(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)     Company Options. At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock (whether vested or unvested) granted under any Company Equity Plan (each, a “Company Option”) shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into an option to acquire shares of Parent Common Stock (each, a “Converted Parent Option”) on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Option immediately prior to the Effective Time, except that (A) the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, subject to such Converted Parent Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio and (B) the per share exercise price of such Converted Parent Option, rounded up to the nearest whole cent, shall equal the quotient of (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time, divided by (y) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Parent Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d)    Company PSU Awards.

(i)          At the Effective Time, each outstanding award of performance stock units in respect of shares of Company Common Stock granted under any Company Equity Plan (each, a “Company PSU Award”) that is vested and outstanding as of immediately prior to the Effective Time shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be canceled and converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU Award, the Merger Consideration in accordance with Sections 2.1 and 2.2 (as if the holders of such Company PSU Awards held shares of Company Common Stock), less any applicable withholding pursuant to Section 2.5 and other applicable deductions, which shall be paid or provided by Parent or one of its Subsidiaries as soon as practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time; provided, however, with respect to any Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(ii)        With respect to each Company PSU Award that is outstanding immediately prior to the Effective Time and that is not converted into a right to receive the Merger Consideration in accordance with Section 2.3(d)(i), at the Effective Time, such Company PSU Award shall, by virtue of the Second Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into a time-based restricted stock unit (a “Converted Parent PSU Award”) in respect of (A) an amount in cash equal to the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined based on the achievement of target performance) multiplied by the Mixed Election Per Share Cash Consideration and (B) that number of shares of Parent Common Stock, rounded down to the nearest whole number of shares of Parent Common Stock, equal to the product of (x) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (determined based on the achievement of target performance), multiplied by (y) the Mixed Election Exchange Ratio. Except as otherwise provided in this Section 2.3(d)(ii), each such Converted Parent PSU Award assumed and converted

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pursuant to this Section 2.3(d)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time, except such Converted Parent PSU Award shall only be subject to time-based vesting through the applicable vesting date of the Company PSU Award (which shall be the vesting date set forth in the applicable award agreement governing such Company PSU Award without giving effect to any determination related to performance achievement).

(e)     At the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plans, and the number and kind of shares available for issuance under the Company Equity Plans shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the Company Equity Plans.

(f)     As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable under Converted Parent RSU Awards or Converted Parent Options, Parent shall file a post-effective amendment to the Form S-4 and/or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent RSU Awards or Converted Parent Options.

(g)    As soon as practicable following the date of this Agreement, the Company shall take all actions necessary pursuant to the terms of the Company’s 2012 Employee Stock Purchase Plan (the “Company ESPP”) to terminate the Company ESPP effective immediately prior to, and contingent upon, the Effective Time.

(h)    Prior to the Effective Time, the Company Board of Directors (and/or the compensation committee of the Company Board of Directors) and the Parent Board of Directors (and/or the compensation committee of the Parent Board of Directors) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.3.

Section 2.4     Further Assurances. If at any time before or after the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Parent Merger Subs, the Company, HoldCo, Merger Sub 1 and the HoldCo Surviving Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 2.5     Withholding Rights. Each of Parent, Parent Merger Subs, the Company, HoldCo, Merger Sub I, the HoldCo Surviving Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld pursuant to applicable Law. Any amounts so deducted or withheld and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, Holdco and merger sub 1

Except as disclosed in (a)  the Company SEC Documents filed or furnished since the Lookback Date, and publicly available prior to the date hereof (excluding any disclosures that are predictive, cautionary or forward looking in nature or any disclosures that are set forth in any “risk factor” or “forward-looking statements” sections or any similar precautionary sections), or (b) the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement, except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face), the Company, HoldCo and Merger Sub 1 represent and warrant to Parent and Parent Merger Subs, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1     Organization; Authority; Enforceability.

(a)     Each of the Company, HoldCo and Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is a corporation, limited liability company or other business entity, as the case may be, and each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its

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respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Each of the Company and its Subsidiaries has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Each of the Company and its Subsidiaries is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    True and complete copies of the Organizational Documents of the Company have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of any of its Organizational Documents, except as would not reasonably be expected to be material to the Company and the Company’s Subsidiaries, taken as a whole. None of the Company’s Subsidiaries is in violation of any of its Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the ordinary course of business) or similar Proceeding.

(e)     Each of the Company, HoldCo and Merger Sub 1 has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Transactions, to the Company Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been duly executed and delivered by the Company, HoldCo and Merger Sub 1 and constitutes a valid, legal and binding agreement of the Company, HoldCo and Merger Sub 1, enforceable against the Company, HoldCo and Merger Sub 1 in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(f)     The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Organizational Documents of the Company to adopt, approve or authorize this Agreement, for the Company to engage in the transactions contemplated by this Agreement and for the Company to consummate the Transactions. The Company Board of Directors (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously (i) approved the terms of this Agreement and the Transactions, (ii) determined that it is advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to submit this Agreement to the stockholders of the Company and to recommend the adoption of this Agreement by the stockholders of the Company.

Section 3.2     Non-contravention. Subject to the receipt of the Company Stockholder Approval, the filing of the Certificates of Merger and the filings pursuant to the HSR Act and as set forth on Section 5.7(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company or any of its Subsidiaries will: (a) conflict with or result in any breach of any material provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Company Material Contract or Company Material Lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries; or (e) violate in any material respect any Law, Order, or Lien applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.3     Capitalization.

(a)     The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on January 3, 2025 (the “Company Capitalization Date”), (i) 34,829,638 shares of Company Common Stock were issued and outstanding, (ii) 5,521,642   shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 1,970,573 shares of Company Common Stock were subject to outstanding Company RSU Awards (v) 909,379 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming achievement of the applicable performance goals at the target level), (vi) outstanding Company Options to acquire 299,267 shares of Company Common Stock, (vii) 3,940,681 shares of Company Common Stock were reserved for issuance but not yet granted pursuant to the Company Equity Plans and (viii) no other shares of capital stock or other voting or equity securities or interests of the Company were issued, reserved for issuance or outstanding. Except as set forth in this Section 3.3(a) and except for changes since the Capitalization Date resulting from the issuance of shares of Company Common Stock pursuant to Company Equity Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 5.1 or the Company Equity Plans, no other shares of capital stock or other voting or equity securities or interests of the Company are issued, reserved for issuance or outstanding and, there are no outstanding subscriptions, options, warrants, puts, calls, convertible securities, exchangeable securities or other equity or equity-based rights or similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale, or make any payment with respect to, any shares of capital stock or other equity securities or interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity securities or interests, (2) grant, extend or enter into any such subscription, option, warrant, put, call, convertible security or equity or equity-based right or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity securities or interests, or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Company Common Stock or Company Preferred Stock, or (B) granting any right of first refusal, right of repurchase, right of participation, preemptive or antidilutive or similar rights with respect to any security or interest issued by the Company or its Subsidiaries. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any Company Common Stock or any other equity interests in the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity securities or interests of the Company or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on the Company Common Stock or Company Preferred Stock and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Company Common Stock.

(b)    The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities or interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity securities or interests are duly authorized, validly issued, fully paid and nonassessable. Except for equity securities or interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity security or interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity security or interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity security or interest, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)     There is no stockholder rights plan, “poison pill,” anti-takeover plan or similar device in effect to which the Company is a party or otherwise bound.

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Section 3.4     Financial Statements.

(a)     Each of the Company and its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) since the Lookback Date. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents filed since the Lookback Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents filed since the Lookback Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since the Lookback Date has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed since the Lookback Date (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) as in effect on the date of such statement, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Pricewaterhousecoopers, LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)     Neither the Company nor any of its Subsidiaries is a party to, or has, any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)    Since the Lookback Date, (i) none of the Company or any Subsidiary of the Company nor, to the Knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar material violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.5     Internal Controls and Procedures.

(a)     The Company has established and maintains, and since December 31, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

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The Company’s disclosure controls and procedures are reasonably designed to ensure, that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2023. Based on such evaluation, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Company Board of Directors, if any, has been disclosed to Parent prior to the date hereof.

(b)    As of the date of this Agreement, the Company is in compliance in all material respects with all (i) the provisions of the Sarbanes-Oxley Act and (ii) current listing and corporate governance requirements of the NYSE applicable to the Company.

Section 3.6     No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities as (and to the extent) reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (or in the notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2023, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7     No Company Material Adverse Effect. Since the Latest Company Balance Sheet Date through the date of this Agreement there has been no Company Material Adverse Effect.

Section 3.8     Absence of Certain Developments. Since the Latest Company Balance Sheet Date through the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to discussions and negotiations regarding alternative transactions to the transactions contemplated hereby, and other than as contemplated by or required by this Agreement, the Company and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects.

Section 3.9     Real Property.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all material real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”), free and clear of all Liens, other than Permitted Liens.

(b)    With respect to each of the material leases, subleases, licenses or other occupancy agreements for real property to which the Company or any of its Subsidiaries is a party that are currently in effect, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Company Leases,” and each, a “Company Lease”) (the real and personal property leased pursuant to the Company Leases, the “Company Leased Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company Leases has been assigned, amended or modified, and the Company or its applicable Subsidiary holds good and subsisting leasehold interests in the Company Leased Real Property, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Liens; (ii) to the Knowledge of the Company, such Company Lease is valid, legal and binding on the Company or its applicable Subsidiary and in full force and effect; (iii) to the Knowledge of the Company neither the Company nor its applicable Subsidiary is in default under, nor has any event occurred or, to the Knowledge of the Company, does any

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circumstance exist that, with notice of lapse of time or both would constitute a default by the Company or its applicable Subsidiary under such Company Lease; and (iv) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Company Lease.

Section 3.10   Tax Matters.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          All Tax Returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed (taking into account any applicable extensions) in accordance with applicable Laws, and all such Tax Returns are true, complete and correct;

(ii)         All Taxes due and payable by each of the Company and its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid, and each of the Company and its Subsidiaries has timely and properly withheld and paid to the applicable Governmental Entity all Taxes required to have been withheld and paid by it;

(iii)        No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction;

(iv)        There is no audit, examination, claim, assessment, contest or judicial or administrative Proceeding with respect to any Taxes or Tax Returns, in each case, of the Company or any of its Subsidiaries that is ongoing, pending or threatened in writing;

(v)         There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(vi)        None of the Company or its Subsidiaries has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or any Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into in the ordinary course of business); and

(vii)       None of the Company or its Subsidiaries (a) has ever been a member of any affiliated, combined, unitary or other similar group (other than any such group the common parent of which is the Company or any of its Subsidiaries) or (b) has any liability for Taxes of any other person (other than the Company or its Subsidiaries) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a transferee or successor, by Contract (other than pursuant to a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise by operation of Law.

(b)    No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Return of the Company or any of its Subsidiaries.

(c)     None of the Company or its Subsidiaries are a party to any Tax allocation, Tax sharing, Tax protection or similar agreement, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(d)    During the three (3)-year period ending on the date hereof, none of the Company or its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction reported or intended to be governed by Section 355 or Section 361 of the Code.

(e)     None of the Company or its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

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(f)     After reasonable diligence, none of the Company or its Subsidiaries is aware of any facts, circumstances or plans, or has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.11   Material Contracts.

(a)    Except for any Company Employee Benefit Plan and the Contracts filed as exhibits to or incorporated by reference in the Company SEC Documents filed or furnished since the date of the Company’s most recent Annual Report on Form 10-K that are available as of the date prior to the date of this Agreement, Section 3.11(a) of the Company Disclosure Schedule sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.11(a) of the Company Disclosure Schedule, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.11(a) of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Company Material Contracts”). Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to, or bound by, and no asset of the Company or any of its Subsidiaries is bound by, any:

(i)          Contract under which the Company or any of its Subsidiaries has borrowed, guaranteed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) having an outstanding or committed amount in excess of $1,000,000 (other than intercompany financing arrangements);

(ii)         Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of the Company or any of its Subsidiaries;

(iii)        Contract providing for the Company or any of its Subsidiaries to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any person or to make any capital contribution to, or other investment in, any person (excluding any intercompany financing arrangements), in each case in excess of five hundred thousand dollars ($500,000), except where such advances are in respect of royalty payments made to content partners;

(iv)        Contract providing for aggregate payments to or from the Company or any of its Subsidiaries in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by the Company or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business, except where such payments are in respect of minimum guarantees on royalty payments made to content partners;

(v)         Contract that limits or restricts the Company or any of its Subsidiaries (or after the Closing, Parent or any of its Affiliates) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any person or selling any product or asset or performing services for any person;

(vi)        any Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other person necessary to operate the business of the Company or any of its Subsidiaries;

(vii)       any Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such of the Company or its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);

(viii)      any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any of its Subsidiaries in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;

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(ix)        Contract requiring the Company or any of its Subsidiaries to guarantee the Liabilities of any person (other than any other of the Company or its Subsidiaries) or pursuant to which any person (other than the Company or any of its Subsidiaries) has guaranteed the Liabilities of the Company or any of its Subsidiaries;

(x)         material interest rate, currency, or other hedging Contracts;

(xi)        Contracts providing for indemnification by the Company or any of its Subsidiaries, except for any such Contract that is entered into in the ordinary course of business;

(xii)       Contract concerning: (A) confidentiality obligations other than in the ordinary course of business; and (B) non-solicitation obligations that are ongoing (other than (I) non-solicitation agreements with customers or prospective customers of the Company or its Subsidiaries or with any of the Company’s or its Subsidiaries’ current or former service providers or employees (including release agreements) entered into in the ordinary course of business), (II) settlement agreements entered into in the ordinary course of business, or (III) confidentiality or similar agreements with non-solicitation obligations entered into by the Company or any of its Subsidiaries with respect to potential transactions, including any capital raising transaction);

(xiii)     Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (A) under which the Company or any of its Subsidiaries (1) grants to any person any license, assignment, immunity from suit, right, or covenant not to assert under any Owned Intellectual Property of the Company or any of its Subsidiaries that is exclusive or otherwise material to the businesses of the Company and its Subsidiaries, taken as a whole, (2) is restricted from using any such material Owned Intellectual Property, or (3) receives any license, assignment, immunity from suit, right, or covenant not to assert under any Intellectual Property (or IT Assets) material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, or (B) under which any Owned Intellectual Property that is material to the businesses of the Company and its Subsidiaries, taken as a whole, is or was created, conceived, or developed by or with any person, but, in each of clauses (A) and (B), excluding any Standard IP Agreements;

(xiv)      Contract that relates to any future or contemplated disposition or acquisition by the Company or any of its Subsidiaries of (A) any material business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory or assets or services or licenses in the ordinary course of business; and

(xv)       Contract that binds or purports to bind the Company’s Affiliates, including after the Closing that would bind or would purport to bind Parent or its Affiliates (other than the Company and its Subsidiaries), that contain provisions that (A) prohibit the Company or any of its Subsidiaries from competing in any material line of business or marketing or selling any material products or services or (B) grant a right of exclusivity to any person that prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business or marketing or selling any material products or services anywhere in the world, other than in each of clauses (A) and (B) that can be terminated without material penalty by the Company or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms (other than with respect to such restrictions).

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is in full force and effect and is valid, legal and binding on the Company or applicable Subsidiary thereof party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, Parent a complete and accurate copy of each Company Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Company Material Contracts, none of the Company or its Subsidiaries or, to the Knowledge of the Company any other party to any such Company Material Contract, is in breach thereof or default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. During the last twelve (12) months, none of the Company or its Subsidiaries has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any such Company Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a

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Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a material default under any such Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. During the last twelve (12) months, none of the Company or its Subsidiaries has received written notice from any other party to any such Company Material Contract that such party intends to terminate or not renew any such Company Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12   Intellectual Property.

(a)     None of the Company, its Subsidiaries, or the former and current products, services or operation of the business of the Company and its Subsidiaries have since the Lookback Date infringed, misappropriated or otherwise violated, nor currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any person, in each case, except for any such infringement, misappropriation or violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such of the Company or its Subsidiaries must (or is invited or offered to) license or refrain from using any Intellectual Property rights of any person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property of the Company or its Subsidiaries. To the Knowledge of the Company, no person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property of the Company and its Subsidiaries, and none of the Company or its Subsidiaries has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.

(b)    Each of the Company and its Subsidiaries owns, or has a valid right to use (as used in its business), all Intellectual Property that is (A) used in and material to the business of the Company and its Subsidiaries, taken as a whole, and (B) necessary for the business of the Company or its applicable Subsidiary as currently conducted, in each case, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 3.12(a). Section 3.12(b) of the Company Disclosure Schedule identifies each item of material Registered Intellectual Property (other than Copyrights) that is owned by or filed in the name of the Company or any of its Subsidiaries. All material Registered Intellectual Property of the Company and its Subsidiaries is subsisting, and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property purported to be owned by the Company or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens, and such Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company or applicable Subsidiary as used in the business of the Company and its Subsidiaries. All material Registered Intellectual Property of the Company and its Subsidiaries has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the Company or its applicable Subsidiary has made a reasonable business judgment to permit such registrations or applications that are not material to the Company’s or its Subsidiaries’ business to expire, be canceled or become abandoned.

(c)     Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in its Owned Intellectual Property and any other material confidential information owned or purported to be owned by the Company or its applicable Subsidiary (and any confidential information owned by any person to whom the Company or any of its Subsidiaries has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of the Company, disclosed (or authorized to be disclosed) by the Company or any of its Subsidiaries (and none of the Company or its Subsidiaries has a duty or obligation to disclose or authorize to disclose) to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person.

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(d)    No person (including any current or former founder, employee, contractor, director, officer, or consultant of the Company or any of its Subsidiaries) owns any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each person who has developed any material Owned Intellectual Property for the Company or any of its Subsidiaries has (i) presently assigned all right, title and interest in and to such Intellectual Property to the Company or its Subsidiaries by a valid written assignment (or ownership of such Intellectual Property vests in the Company or its Subsidiaries by operation of Law), and (ii) entered into a valid written Contract providing for the non-disclosure by such person of all Trade Secrets included in the Owned Intellectual Property of the Company and its Subsidiaries. To the Knowledge of the Company, no person is in violation of any such non-disclosure or Intellectual Property assignment agreement.

(e)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets of the Company and its Subsidiaries are sufficient for the purposes for which such IT Assets are used in the current business operations of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have in place industry standard disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of their IT Assets and all confidential data and information (including their Business Data) stored thereon, including from unauthorized access and infection by Malicious Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets of the Company and its Subsidiaries are free from any Malicious Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to their IT Assets.

(f)     Each item of Intellectual Property owned or purported to be owned, or Intellectual Property licensed from a third party, by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Company and its Subsidiaries immediately prior to the Closing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries is a party to or bound by any Contract pursuant to which, immediately following the Closing, any rights under any of Parent’s or Parent’s Subsidiaries’ (other than the Company or its Subsidiaries immediately prior to the Closing) Owned Intellectual Property will be granted, licensed or otherwise transferred to a third party, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Parent or any of its controlled Affiliates.

(g)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not experienced any material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to the Company or its Subsidiaries or, to the Knowledge of the Company, oral notices or complaints from any person regarding such material Security Incident. Since the Lookback Date, none of the Company or its Subsidiaries has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any person regarding any of the Company’s or its Subsidiaries’ processing of Personal Data or compliance with applicable Privacy and Security Requirements, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date, none of the Company or its Subsidiaries has provided or has been obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident, or other suspected unauthorized access to or use of any of their IT Assets, Business Data or Owned Intellectual Property, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid, legal and binding right (whether contractually, by Law or otherwise) to access or use all Personal Data and Business Data that is subject to processing by or on behalf of the Company or its applicable Subsidiary in connection with the use or operation of its products, services and business, in the manner such

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Personal Data and Business Data is accessed or used by the Company and its Subsidiaries. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company’s or its Subsidiaries’ right to own or process any Personal Data used in or necessary for the conduct of the business of the Company and its Subsidiaries, in any material respect.

(i)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Company and its Subsidiaries are in compliance with all such Privacy Policies.

(j)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented, and have directed their third party vendors to implement, reasonable physical, technical and administrative safeguards, including adequate policies and commercially reasonable security, designed to protect the confidentiality, integrity, and availability of Business Data in their possession or control, including from unauthorized access, disclosure, use, or disabling, by any person, including each of the Company’s and its Subsidiaries’ employees and contractors, and designed to ensure compliance with all applicable Privacy and Security Requirements.

(k)    No material source code that constitutes a material Trade Secret included within the Owned Intellectual Property of the Company or its Subsidiaries has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written commercially reasonable confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such material source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such material source code to any third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Software included in the Owned Intellectual Property of the Company or its Subsidiaries links to or integrates with or is used with any code licensed under an “open source,” “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) (collectively, “Copyleft Terms”) in a manner that has or would require any public distribution of any Software, restrict in any material respect the Company’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property of the Company or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(l)     The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing) contained in the customer Contracts made available to Parent (or otherwise generally available on the Company’s or its Subsidiaries’ public-facing websites) are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Company and its Subsidiaries in the ordinary course of business.

Section 3.13   Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement/Prospectus), any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent (if required in connection with the Parent Stockholder Meeting); or (d) the time of Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)). Notwithstanding the foregoing provisions of this Section 3.13, no representation or warranty is made by the Company with respect to information or statements made in the Form S-4 (including the Proxy Statement/Prospectus) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Company.

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Section 3.14   Litigation. There are no (and have not been since the Lookback Date any) Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Proceeding that is not criminal in nature and has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15   Labor Matters.

(a)     Except as set forth in Schedule 3.15(a) of the Company Disclosure Schedule, other than national, trade, industry-wide or sector-level agreements, none of the Company or its Subsidiaries is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and, to the Knowledge of the Company, no employees of the Company or its Subsidiaries are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Company or its Subsidiaries. Since the Lookback Date, no labor union or other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of the Company or any of its Subsidiaries and no such activities have occurred since the Lookback Date. Since the Lookback Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no actual or, to the Knowledge of the Company, threatened, grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other labor disputes against the Company or any of its Subsidiaries.

(b)    The Company and its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable Laws relating to labor and employment, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Since the Lookback Date, the Company and its Subsidiaries have reasonably investigated all sexual harassment or other discrimination or retaliation allegations of or against any employee of the Company or its Subsidiaries at the level of Vice President or above (in each case, in their capacity as such), and of which the Company and its Subsidiaries was made aware. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment.

Section 3.16   Employee Benefits.

(a)     The Company has made available (or within thirty (30) Business Days following the date hereof will make available) to Parent true and complete copies (or a summary of the material terms) of each material Company Employee Benefit Plan.

(b)    (i) No Company Employee Benefit Plan provides, and none of the Company or its Subsidiaries has any current or potential obligation to provide, retiree, post-service, or post-employment health or life insurance or any other similar welfare-type benefits to any person other than as required under Section 4980B of the Code or any similar state Law and for which the covered person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and none of the Company or its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) none of the Company or its Subsidiaries contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Company or its Subsidiaries has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other person.

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(c)     Each Company Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d)    Except as set forth in Schedule 3.16(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries under a Company Employee Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries under a Company Employee Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise; (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any current or former officer, employee, director or individual independent contractor of the Company or any of its Subsidiaries; or (v) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.

Section 3.17   Insurance. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the Company and its Subsidiaries and the properties and assets of the Company and its Subsidiaries, except for any such failures to maintain such policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18   Compliance with Laws; Permits.

(a)     (i) Each of the Company and its Subsidiaries is and, since the Lookback Date has been, in compliance with all Laws and Orders applicable to the conduct of the Company and its Subsidiaries and (ii) since the Lookback Date, none of the Company or its Subsidiaries has received any written or oral notice from any Governmental Entity or any other person alleging a material violation of or noncompliance with any such Laws or Orders, except, in the case of each of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Company Leased Real Property) (collectively, “Company Permits”) and is in compliance with all terms and conditions of such Company Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of such Company Permits are valid and in full force and effect and none of such Company Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. None of the Company or its Subsidiaries is in default under any such Company Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Company Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.19   Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each of the Company and its Subsidiaries has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Company Permits required by Environmental Laws (collectively, the “Environmental Company Permits”); (c) none of the Company or its Subsidiaries has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) none of the Company or its Subsidiaries has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Company or its Subsidiaries under Environmental Laws; and (e) none of the Company or its Subsidiaries has assumed, undertaken or become subject to any material Liability of any other person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws.

Section 3.20   Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of the Company, any stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of such person’s Affiliates or immediate family members, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Lookback Date, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 3.21   Trade & Anti-Corruption Compliance.

(a)     The Company and all of its Subsidiaries have since April 24, 2019 been in compliance with applicable Sanctions or Ex-Im Laws (together “Trade Controls”), in connection with the business of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)    In the last five (5) years, in connection with or relating to the business of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries, directors, officers or managers of the Company nor, to the Knowledge of the Company, any of its employees, agents or third party representatives acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other person, in each case in violation of applicable Anti-Corruption Laws.

(c)     As of the date hereof, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of the Company or any of its Subsidiaries, or since April 24, 2019, any other such violation, disclosure or Proceedings or Orders alleging violation of any Trade Controls by or on behalf of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.22   Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Allen & Company LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration provided for in this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than, to the extent applicable, Parent, Parent Merger Subs and their respective affiliates). The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

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Section 3.23   Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 4.24, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Transactions) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Organizational Documents of the Company.

Section 3.24   Ownership of Parent Common Stock. None of the Company or its Subsidiaries is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent at any time during the past three (3) years prior to the date of this Agreement.

Section 3.25   Organization of HoldCo and Merger Sub 1. The Company is the sole stockholder of HoldCo, and HoldCo is the sole stockholder of Merger Sub 1. As of the date of this Agreement, (a) the authorized capital stock of HoldCo consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding, and (b) the authorized capital stock of Merger Sub 1 consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding. Merger Sub 1 was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

Section 3.26   Brokerage. None of the Company or its Subsidiaries has any Liability in connection with this Agreement, or the transactions contemplated hereby, that would result in the obligation of the Company, its Subsidiaries or any of its Affiliates, or Parent or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.27   No Other Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PARENT, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY AND ITS SUBSIDIARIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.27 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

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Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT MERGER SUBs

Except as disclosed in (a)  the Parent SEC Documents filed or furnished since the Lookback Date, and publicly available prior to the date hereof (excluding any disclosures that are predictive, cautionary or forward looking in nature or any disclosures that are set forth in any “risk factor” or “forward-looking statements” sections or any similar precautionary sections), or (b) in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement, except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face), Parent and Parent Merger Subs represents and warrants to the Company, HoldCo and Merger Sub 1, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1     Organization; Authority; Enforceability.

(a)     Each of Parent and Parent Merger Subs is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent’s Subsidiaries is a corporation, limited liability company or other business entity, as the case may be, and each of Parent and its Subsidiaries is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Each of Parent and its Subsidiaries has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)     Each of Parent and its Subsidiaries is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    True and complete copies of the Organizational Documents of Parent have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of Parent are in full force and effect, and Parent is not in violation of any of its Organizational Documents, except as would not reasonably be expected to be material to the Parent and the Parent’s Subsidiaries, taken as a whole. None of Parent’s Subsidiaries is in violation of any of its Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the ordinary course of business) or similar Proceeding.

(e)     Each of Parent and Parent Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Transactions, to the Parent Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been duly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(f)     Either (i) the approval of the Parent Share Issuance by a majority of the issued and outstanding shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting and entitled to vote on the proposal to approve the Parent Share Issuance or (ii) the written consent by a majority of the issued and outstanding shares of Parent Common Stock to the Parent Share Issuance (either, the “Parent Stockholder Approval”) would separately be the only approval of the holders of any class or series of Parent’s capital stock that is necessary under applicable Law and Parent’s Organizational Documents to adopt, approve or authorize this Agreement, for Parent to engage in the transactions contemplated by this Agreement and for Parent to consummate the Transactions.

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The Parent Board of Directors (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously (A) approved the terms of this Agreement and the Transactions, (B) determined that it is advisable to enter into this Agreement, (C) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, including the Parent Share Issuance, and (D) resolved to take all actions necessary to seek and obtain the Parent Stockholder Approval (x) by an irrevocable written consent of the Parent Significant Stockholders or (y) in the event the Stockholder Written Consent is not obtained and delivered in accordance with Section 5.8(a), and the Company does not terminate this Agreement in accordance with Section 7.1(j), pursuant to and in accordance with Section 5.8(e).

Section 4.2     Non-contravention. Subject to the receipt of the Parent Stockholder Approval, the filing of the Certificates of Merger, Certificate of Conversion and the filings pursuant to the HSR Act and as set forth on Section 5.7(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby Parent or any of its Subsidiaries will: (a) conflict with or result in any breach of any material provision of the Organizational Documents of Parent or any of its Subsidiaries; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Parent Material Contract or Parent Material Lease (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries; or (e) violate in any material respect any Law, Order, or Lien applicable to Parent or any of its Subsidiaries, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3     Capitalization.

(a)     The authorized capital stock of Parent consists of 2,006,140,000 shares, consisting of 2,000,000,000 shares of Parent Common Stock, 5,140,000 shares of Class B common stock and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”). As of the close of business on January 3, 2025 (the “Parent Capitalization Date”), (i) 412,270,402 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 5,431,592 shares of Parent Common Stock were subject to outstanding Converted Parent RSU Awards, (v) 2,559,979 shares of Parent Common Stock were subject to outstanding Parent PSU Awards (assuming achievement of the applicable performance goals at the target level), (vi) outstanding Parent Options to acquire 25,598,834 shares of Parent Common Stock, (vii) 6,259,322 shares of Parent Common Stock were reserved for issuance but not yet granted pursuant to the Parent Equity Plans and (viii) no other shares of capital stock or other voting or equity securities or interests of Parent were issued, reserved for issuance or outstanding. Except as set forth in this Section 4.3(a) and except for changes since the Capitalization Date resulting from the issuance of shares of Parent Common Stock pursuant to Parent Equity Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 5.2 or the Parent Equity Plans, no other shares of capital stock or other voting or equity securities or interests of the Parent are issued, reserved for issuance or outstanding and, there are no outstanding subscriptions, options, warrants, puts, calls, convertible securities, exchangeable securities or other equity or equity-based rights or similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale, or make any payment with respect to, any shares of capital stock or other equity securities or interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity securities or interests, (2) grant, extend or enter into any such subscription, option, warrant, put, call, convertible security or equity or equity-based right or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity securities or interests or (4) make any payment to any person the value of which is derived from or calculated based on the value of the Parent Common Stock or Parent Preferred Stock, or (B) granting any right of first refusal, right of repurchase, right of participation, preemptive or antidilutive or similar rights with respect to any security or interest issued by Parent or its Subsidiaries. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Parent Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any Parent Common Stock or any other equity interests in Parent. Neither Parent

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nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity securities or interests of Parent or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Parent Common Stock. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on Parent Common Stock or Parent Preferred Stock and Parent is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Parent Common Stock.

(b)    Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities or interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity securities or interests are duly authorized, validly issued, fully paid and nonassessable. Except for equity securities or interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity security or interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity security or interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity security or interest, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)     There is no stockholder rights plan, “poison pill,” anti-takeover plan or similar device in effect to which Parent is a party or otherwise bound.

Section 4.4     Financial Statements.

(a)     Each of Parent and its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) since the Lookback Date. As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents filed since the Lookback Date complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents filed since the Lookback Date contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since the Lookback Date has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents and (ii) none of the Parent SEC Documents is, to the Knowledge of Parent, the subject of ongoing SEC review.

(b)    The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents filed since the Lookback Date (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) as in effect on the date of such statement, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(c)     Neither Parent nor any of its Subsidiaries is a party to, or has, any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)    Since the Lookback Date, (i) none of Parent or any Subsidiary of Parent nor, to the Knowledge of Parent, any director or officer of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar material violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.5     Internal Controls and Procedures.

(a)     Parent has established and maintains, and since December 31, 2023, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure, that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2023. Based on such evaluation, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors or the audit committee of the Parent Board of Directors, if any, has been disclosed to the Company prior to the date hereof.

(b)    As of the date of this Agreement, Parent is in compliance in all material respects with all (i) the provisions of the Sarbanes-Oxley Act and (ii) current listing and corporate governance requirements of the NYSE applicable to Parent.

Section 4.6     No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities as (and to the extent) reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (or in the notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Transactions, (c) Liabilities incurred in the ordinary course of business since December 31, 2023, and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7     No Parent Material Adverse Effect. Since the Latest Parent Balance Sheet Date through the date of this Agreement there has been no Parent Material Adverse Effect.

Section 4.8     Absence of Certain Developments. Since the Latest Parent Balance Sheet Date through the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to discussions and negotiations regarding alternative transactions to the transactions contemplated hereby, and other than as contemplated by or required by this Agreement, Parent and each of its Subsidiaries has conducted its business in the ordinary course of business in all material respects.

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Section 4.9     Real Property.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries has good and marketable fee simple title to all material real property owned by Parent and its Subsidiaries (the “Parent Owned Real Property”) free and clear of all Liens, other than Permitted Liens.

(b)    With respect to each of the material leases, subleases, licenses or other occupancy agreements for real property to which Parent or any of its Subsidiaries is a party that are currently in effect, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (collectively, the “Leases,” and each, a “Lease”) (the real and personal property leased pursuant to the Leases, the “Leased Real Property”) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) none of the Leases has been assigned, amended or modified, and Parent or its applicable Subsidiary holds good and subsisting leasehold interests in the Leased Real Property, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Liens; (ii) to the Knowledge of Parent such Lease is valid, legal and binding on Parent or its applicable Subsidiary and in full force and effect; (iii) to the Knowledge of Parent neither Parent nor its applicable Subsidiary is in default under, nor has any event occurred or, to the Knowledge of Parent, does any circumstance exist that, with notice of lapse of time or both would constitute a default by Parent or its applicable Subsidiary under such Lease; and (iv) to the Knowledge of Parent, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Lease.

Section 4.10   Tax Matters.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)          All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) in accordance with applicable Laws, and all such Tax Returns are true, complete and correct;

(ii)         All Taxes due and payable by Parent or any of its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid, and Parent and each of its Subsidiaries has timely and properly withheld and paid to the applicable Governmental Entity all Taxes required to have been withheld and paid by it;

(iii)        No claim has been made in writing by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction;

(iv)        There is no audit, examination, claim, assessment, contest or judicial or administrative Proceeding with respect to any Taxes or Tax Returns, in each case, of Parent or any of its Subsidiaries that is ongoing, pending or threatened in writing;

(v)         There is no Lien for Taxes on any of the assets of Parent or any of its Subsidiaries, other than Permitted Liens;

(vi)        None of Parent and its Subsidiaries has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or any Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into in the ordinary course of business); and

(vii)       None of Parent and its Subsidiaries (a) has ever been a member of any affiliated, combined, unitary or other similar group (other than any such group the common parent of which is Parent or any of its Subsidiaries) or (b) has any liability for Taxes of any other person (other than Parent or any of its Subsidiaries) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a transferee or successor, by Contract (other than pursuant to a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise by operation of Law.

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(b)    No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Returns of Parent or any of its Subsidiaries.

(c)     None of Parent and its Subsidiaries are a party to any Tax allocation, Tax sharing, Tax protection or similar agreement, other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax.

(d)    During the three (3)-year period ending on the date hereof, none of Parent and its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction reported or intended to be governed by Section 355 or Section 361 of the Code.

(e)     None of Parent and its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(f)     After reasonable diligence, none of Parent and its Subsidiaries is aware of any facts, circumstances or plans, or has taken or agreed to take any action, that, either alone or in combination, would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.11   Parent Material Contracts.

(a)     Except for any Parent Employee Benefit Plan and the Contracts filed as exhibits to or incorporated by reference in the Parent SEC Documents filed or furnished since the date of Parent’s most recent Annual Report on Form 10-K that are available as of the date prior to the date of this Agreement, Section 4.11(a) of the Parent Disclosure Schedule sets forth a list of the following Contracts to which Parent or any of its Subsidiaries is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 4.11(a) of the Parent Disclosure Schedule, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Parent Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “Parent Material Contracts”).Except as set forth on Section 4.11(a) of the Parent Disclosure Schedule, none of Parent or its Subsidiaries is a party to, or bound by, and no asset of Parent or any of its Subsidiaries is bound by, any:

(i)          Contract under which Parent or any of its Subsidiaries has borrowed, guaranteed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) having an outstanding or committed amount in excess of $1,000,000 (other than intercompany financing arrangements);

(ii)         Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of Parent or any of its Subsidiaries;

(iii)        Contract providing for Parent or any of its Subsidiaries to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any person or to make any capital contribution to, or other investment in, any person (excluding any intercompany financing arrangements), in each case in excess of five hundred thousand dollars ($500,000), except where such advances are in respect of royalty payments made to content partners;

(iv)        Contract providing for aggregate payments to or from Parent or any of its Subsidiaries in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by Parent or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business, except where such payments are in respect of minimum guarantees on royalty payments made to content partners;

(v)         Contract that limits or restricts Parent or any of its Subsidiaries (or after the Closing, Parent or any of its Affiliates) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any person or selling any product or asset or performing services for any person;

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(vi)        any Contract under which Parent or any of its Subsidiaries is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other person necessary to operate the business of the Parent or any of its Subsidiaries;

(vii)       any Contract under which Parent or any of its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such of Parent or its Subsidiaries, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);

(viii)      any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by Parent or any of its Subsidiaries in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;

(ix)        Contract requiring Parent or any of its Subsidiaries to guarantee the Liabilities of any person (other than any other of Parent or its Subsidiaries) or pursuant to which any person (other than Parent or any of its Subsidiaries) has guaranteed the Liabilities of Parent or any of its Subsidiaries;

(x)         material interest rate, currency, or other hedging Contracts;

(xi)        Contracts providing for indemnification by Parent or any of its Subsidiaries, except for any such Contract that is entered into in the ordinary course of business;

(xii)       Contract concerning: (A) confidentiality obligations other than in the ordinary course of business; and (B) non-solicitation obligations that are ongoing (other than (I) non-solicitation agreements with customers or prospective customers of Parent or its Subsidiaries or with any of Parent’s or its Subsidiaries’ current or former service providers or employees (including release agreements) entered into in the ordinary course of business), (II) settlement agreements entered into in the ordinary course of business, or (III) confidentiality or similar agreements with non-solicitation obligations entered into by Parent or any of its Subsidiaries with respect to potential transactions, including any capital raising transaction);

(xiii)      Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (A) under which the Parent or any of its Subsidiaries (1) grants to any person any license, assignment, immunity from suit, right, or covenant not to assert under any Owned Intellectual Property of Parent or any of its Subsidiaries that is exclusive or otherwise material to the businesses of Parent and its Subsidiaries, taken as a whole, (2) is restricted from using any such material Owned Intellectual Property, or (3) receives any license, assignment, immunity from suit, right, or covenant not to assert under any Intellectual Property (or IT Assets) material to the conduct of the businesses of Parent and its Subsidiaries, taken as a whole, or (B) under which any Owned Intellectual Property that is material to the businesses of Parent and its Subsidiaries, taken as a whole, is or was created, conceived, or developed by or with any person, but, in each of clauses (A) and (B), excluding any Standard IP Agreements;

(xiv)      Contract that relates to any future or contemplated disposition or acquisition by Parent or any of its Subsidiaries of (A) any material business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory or assets or services or licenses in the ordinary course of business; and

(xv)       Contract that binds or purports to bind Parent’s Affiliates, including after the Closing that would bind or would purport to bind the Company or its Affiliates (other than the Parent and its Subsidiaries), that contain provisions that (A) prohibit Parent or any of its Subsidiaries from competing in any material line of business or marketing or selling any material products or services or (B) grant a right of exclusivity to any person that prevents Parent or any Subsidiary of Parent from entering any material territory, market or field or freely engaging in business or marketing or selling any material products or services anywhere in the world, other than in each of clauses (A) and (B) that can be terminated without material penalty by Parent or its applicable Subsidiary upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms (other than with respect to such restrictions).

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(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is in full force and effect and is valid, legal and binding on Parent or applicable Subsidiary thereof party thereto and, to the Knowledge of Parent, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Parent has delivered to, or made available for inspection by, the Company a complete and accurate copy of each Parent Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Parent Material Contracts, none of Parent or its Subsidiaries or, to the Knowledge of Parent any other party to any such Parent Material Contract, is in breach thereof or default thereunder, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. During the last twelve (12) months, none of Parent or its Subsidiaries has received any written, or to the Knowledge of Parent, oral claim or notice of breach of or default under any such Parent Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no event has occurred, which individually or together with other events, would reasonably be expected to result in a breach of or a material default under any such Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. During the last twelve (12) months, none of Parent or its Subsidiaries has received written notice from any other party to any such Parent Material Contract that such party intends to terminate or not renew any such Parent Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12   Intellectual Property.

(a)     None of Parent, its Subsidiaries, or the former and current products, services or operation of the business of Parent and its Subsidiaries have since the Lookback Date infringed, misappropriated or otherwise violated, and nor currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any person, in each case, except for any such infringement, misappropriation or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or its Subsidiaries has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such of Parent or its Subsidiaries must (or is invited or offered to) license or refrain from using any Intellectual Property rights of any person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property of Parent or its Subsidiaries. To the Knowledge of Parent, no person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property of Parent and its Subsidiaries, and none of Parent or its Subsidiaries has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.

(b)    Each of Parent and its Subsidiaries owns, or has a valid right to use (as used in its business), all Intellectual Property that is (A) used in and material to the business of Parent and its Subsidiaries, taken as a whole, and (B) necessary for the business of Parent or its applicable Subsidiary as currently conducted, in each case, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 4.12(a). Section 4.12(b) of the Parent Disclosure Schedule identifies each item of material Registered Intellectual Property (other than Copyrights) that is owned by or filed in the name of Parent or any of its Subsidiaries, other than registered Marks and pending applications to register Marks that are filed outside of the United States, which shall be provided by Parent to the Company within ten (10) Business Days after the date hereof. All material Registered Intellectual Property of Parent and its Subsidiaries is subsisting, and, to the Knowledge of Parent, valid and enforceable. Parent or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property purported to be owned by Parent or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens, and such Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by Parent or applicable Subsidiary as used in the business of Parent and its Subsidiaries. All material Registered Intellectual Property of Parent and its Subsidiaries has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where Parent or its applicable Subsidiary has made a reasonable business judgment to permit such registrations or applications that are not material to Parent’s or its Subsidiaries’ business to expire, be canceled or become abandoned.

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(c)     Each of Parent and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in its Owned Intellectual Property and any other material confidential information owned or purported to be owned by Parent or its applicable Subsidiary (and any confidential information owned by any person to whom Parent or any of its Subsidiaries has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of Parent, disclosed (or authorized to be disclosed) by Parent or any of its Subsidiaries (and none of Parent or its Subsidiaries has a duty or obligation to disclose or authorize to disclose) to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person.

(d)    No person (including any current or former founder, employee, contractor, director, officer, or consultant of Parent or any of its Subsidiaries) owns any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property of Parent and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each person who has developed any material Owned Intellectual Property for Parent or any of its Subsidiaries has (i) presently assigned all right, title and interest in and to such Intellectual Property to Parent or its Subsidiaries by a valid written assignment (or ownership of such Intellectual Property vests in Parent or its Subsidiaries by operation of Law), and (ii) entered into a valid written Contract providing for the non-disclosure by such person of all Trade Secrets included in the Owned Intellectual Property of Parent and its Subsidiaries. To the Knowledge of Parent, no person is in violation of any such non-disclosure or Intellectual Property assignment agreement.

(e)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets of Parent and its Subsidiaries are sufficient for the purposes for which such IT Assets are used in the current business operations of Parent and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have in place industry standard disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of their IT Assets and all confidential data and information (including their Business Data) stored thereon, including from unauthorized access and infection by Malicious Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets of Parent and its Subsidiaries are free from any Malicious Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to their IT Assets.

(f)     Each item of Intellectual Property owned or purported to be owned, or Intellectual Property licensed from a third party, by Parent or its Subsidiaries immediately prior to the Closing will be owned or available for use by Parent and its Subsidiaries immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by Parent and its Subsidiaries immediately prior to the Closing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or its Subsidiaries is a party to or bound by any Contract pursuant to which, immediately following the Closing, any rights under any of the Company’s or Company’s Subsidiaries’ (other than Parent or its Subsidiaries immediately prior to the Closing) Owned Intellectual Property will be granted, licensed or otherwise transferred to a third party, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of Company or any of its controlled Affiliates.

(g)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent and its Subsidiaries have not experienced any material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to Parent or its Subsidiaries or, to the Knowledge of Parent, oral notices or complaints from any person regarding such material Security Incident. Since the Lookback Date, none of Parent or its Subsidiaries has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any person regarding any of Parent’s or its Subsidiaries’ processing of Personal Data or compliance with applicable Privacy and Security Requirements, in each case, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Lookback Date, none of Parent or its Subsidiaries has provided or has been

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obligated to provide notice under any Privacy and Security Requirements regarding any Security Incident, or other suspected unauthorized access to or use of any of their IT Assets, Business Data or Owned Intellectual Property, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have a valid, legal and binding right (whether contractually, by Law or otherwise) to access or use all Personal Data and Business Data that is subject to processing by or on behalf of Parent or its applicable Subsidiary in connection with the use or operation of its products, services and business, in the manner such Personal Data and Business Data is accessed or used by Parent and its Subsidiaries. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit Parent’s or its Subsidiaries’ right to own or process any Personal Data used in or necessary for the conduct of the business of Parent and its Subsidiaries, in any material respect.

(i)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and Parent and its Subsidiaries are in compliance with all such Privacy Policies.

(j)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented, and have directed their third party vendors to implement, reasonable physical, technical and administrative safeguards, including adequate policies and commercially reasonable security, designed to protect the confidentiality, integrity, and availability of Business Data in their possession or control, including from unauthorized access, disclosure, use, or disabling, by any person, including each of Parent’s and its Subsidiaries’ employees and contractors, and designed to ensure compliance with all applicable Privacy and Security Requirements.

(k)    No material source code that constitutes a material Trade Secret included within the Owned Intellectual Property of Parent or its Subsidiaries has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written commercially reasonable confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such material source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such material source code to any third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Software included in the Owned Intellectual Property of Parent or its Subsidiaries links to or integrates with or is used with any code licensed under Copyleft Terms in a manner that has or would require any public distribution of any Software, restrict in any material respect Parent’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property of Parent or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(l)     The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing) contained in the customer Contracts made available to the Company (or otherwise generally available on Parent’s or its Subsidiaries’ public-facing websites) are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by Parent and its Subsidiaries in the ordinary course of business.

Section 4.13   Information Supplied. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 (including the Proxy Statement/Prospectus), any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective

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by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the stockholders of the Company; or (d) the time of the Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)). Notwithstanding the foregoing provisions of this Section 4.13, no representation or warranty is made by the Parent with respect to information or statements made in the Form S-4 (including the Proxy Statement/Prospectus) or any amendment thereof or supplement thereto which were not supplied by or on behalf of the Parent.

Section 4.14   Litigation. There are no (and have not been since the Lookback Date any) Proceedings pending or, to the Knowledge of Parent, threatened in writing against the Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Proceeding that is not criminal in nature and has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.15   Labor Matters.

(a)     Except as set forth in Schedule 4.15(a) of the Parent Disclosure Schedule, other than national, trade, industry-wide or sector-level agreements, none of Parent or its Subsidiaries is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and, to the Knowledge of Parent, no employees of Parent or its Subsidiaries are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with Parent or its Subsidiaries. Since the Lookback Date, no labor union or other labor organization, or group of employees of Parent or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification Proceedings presently pending or, to the Knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, there are no ongoing or, to the Knowledge of Parent, threatened union organizing activities with respect to employees of Parent or any of its Subsidiaries and no such activities have occurred since the Lookback Date. Since the Lookback Date, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, there has been no actual or, to the Knowledge of Parent, threatened, grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other labor disputes against Parent or any of its Subsidiaries.

(b)    Parent and its Subsidiaries are and, since the Lookback Date, have been in compliance with all applicable Laws relating to labor and employment, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)     Since the Lookback Date, Parent and its Subsidiaries have reasonably investigated all sexual harassment or other discrimination or retaliation allegations of or against any employee of Parent or its Subsidiaries at the level of Vice President or above (in each case, in their capacity as such), and of which Parent and its Subsidiaries was made aware. With respect to each such allegation with potential merit, Parent or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment.

Section 4.16   Employee Benefits.

(a)     Parent has made available (or within thirty (30) Business Days following the date hereof will make available) to the Company true and complete copies (or a summary of the material terms) of each material Parent Employee Benefit Plan.

(b)    (i) No Parent Employee Benefit Plan provides, and none of Parent or its Subsidiaries has any current or potential obligation to provide, retiree, post-service, or post-employment health or life insurance or any other similar welfare-type benefits to any person other than as required under Section 4980B of the Code or any similar state Law and for which the covered person pays the full cost of coverage, (ii) no Parent Employee Benefit Plan is, and none of Parent or its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan”

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(as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) none of Parent or its Subsidiaries contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Parent Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of Parent or its Subsidiaries has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other person.

(c)     Each Parent Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of Parent, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Parent Employee Benefit Plan. Each Parent Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of Parent, threatened, with respect to any Parent Employee Benefit Plan or against the assets of any Parent Employee Benefit Plan.

(d)    Except as set forth in Schedule 4.16(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries under a Parent Employee Benefit Plan or otherwise; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries under a Parent Employee Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Parent Employee Benefit Plan or otherwise; (iv) result in the forgiveness in whole or in part of any outstanding loans made by Parent or any of its Subsidiaries to any current or former officer, employee, director or individual independent contractor of Parent or any of its Subsidiaries; or (v) result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.17   Insurance. The insurance policies held by Parent provide adequate coverage for all normal risks incident to Parent and its Subsidiaries and the properties and assets of Parent and its Subsidiaries, except for any such failures to maintain such policies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18   Compliance with Laws; Permits.

(a)     (i) Each of Parent and its Subsidiaries is and, since the Lookback Date has been, in compliance with all Laws and Orders applicable to the conduct of Parent and its Subsidiaries and (ii) since the Lookback Date, none of Parent or its Subsidiaries has received any written or oral notice from any Governmental Entity or any other person alleging a material violation of or noncompliance with any such Laws or Orders, except, in the case of each of the foregoing clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) (collectively, “Parent Permits”) and is in compliance with all terms and conditions of such Parent Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all of such Parent Permits are valid and in full force and effect and none of such Parent Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated

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hereby. None of Parent or its Subsidiaries is in default under any such Parent Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Parent Permit, and no Proceeding is pending or, to the Knowledge of Parent, threatened, to suspend, revoke, withdraw, modify or limit any such Parent Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.19   Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) Each of Parent and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each of Parent and its Subsidiaries has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Parent Permits required by Environmental Laws (collectively, the “Environmental Parent Permits”); (c) none of Parent or its Subsidiaries has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) none of Parent or its Subsidiaries has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of Parent or its Subsidiaries under Environmental Laws; and (e) none of Parent or its Subsidiaries has assumed, undertaken or become subject to any material Liability of any other person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws.

Section 4.20   Related Party Transactions. No present or former director or executive officer, or, to the Knowledge of Parent, any stockholder, partner, member, employee or Affiliate of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any of such person’s Affiliates or immediate family members, is a party to any Contract with or binding upon Parent or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Lookback Date, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed

Section 4.21   Trade & Anti-Corruption Compliance.

(a)     Parent and all of its Subsidiaries have since April 24, 2019 been in compliance with applicable Trade Controls, in connection with the business of the Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(b)    In the last five (5) years, in connection with or relating to the business of Parent, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, neither Parent nor any of its Subsidiaries, directors, officers or managers of Parent nor, to the Knowledge of Parent, any of its employees, agents or third party representatives acting on behalf of Parent or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other person, in each case in violation of applicable Anti-Corruption Laws.

(c)     As of the date hereof, to the Knowledge of Parent, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of Parent or any of its Subsidiaries, or since April 24, 2019, any other such violation, disclosure or Proceedings or Orders alleging violation of any Trade Controls by or on behalf of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

Section 4.22   Opinion of Financial Advisor. The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by Parent in the Transactions is fair, from a financial point of view, to Parent. Parent will make available to the Company a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

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Section 4.23   Takeover Statutes. Assuming the accuracy of the Company’s representations in Section 3.24, the Parent Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Transactions) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Organizational Documents of Parent.

Section 4.24   Ownership of Company Common Stock. None of the Parent or its Subsidiaries is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years prior to the date of this Agreement.

Section 4.25   Organization of Parent Merger Subs. Parent is the sole stockholder of Merger Sub 2 and the sole member of Merger Sub 3. As of the date of this Agreement, (a) the authorized capital stock of Merger Sub 2 consists of 100 shares of common stock, par value $0.01 per share (“Merger Sub 2 Common Stock”), and 100 shares of Merger Sub 2 Common Stock are issued and outstanding, and (b) the capitalization of Merger Sub 3 consists solely of common membership interests (“Merger Sub 3 Common Interests”), and Parent is the sole member of Merger Sub 3. Each of Merger Sub 2 and Merger Sub 3 was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

Section 4.26   Sufficient Funds. Parent will have at Closing immediately available funds sufficient for Parent to consummate the Transactions pursuant to the terms of this Agreement, including to (a) make all cash payments contemplated by this Agreement (including the Maximum Cash Election Consideration) to be paid at the Closing by Parent or the Parent Merger Subs, (b) repay, prepay, refinance or discharge (after giving effect to the Transactions) the Payoff Indebtedness and (c) pay all fees and expenses required to be paid at the Closing by Parent or the Parent Merger Subs in connection with the Transactions (the foregoing clauses (a) through (c), collectively, the “Financing Uses”). Parent and the Parent Merger Subs expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Transactions, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 4.27   Brokerage. None of Parent or its Subsidiaries has any Liability in connection with this Agreement, or the transactions contemplated hereby, that would result in the obligation of Parent, its Subsidiaries or any of its Affiliates, or Parent or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.28   No Other Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER PARENT NOR ANY OTHER PERSON MAKES, AND PARENT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PARENT AND ITS SUBSIDIARIES BY THE MANAGEMENT OR ON BEHALF OF PARENT, ITS SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF PARENT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PARENT AND ITS SUBSIDIARIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE

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RELIED UPON BY THE COMPANY OR ITS SUBSIDIARIES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.28 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
COVENANTS AND AGREEMENTS

Section 5.1     Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (iii) as permitted by this Agreement or (iv)   as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business, (B) maintain and preserve intact its business organization, (C) keep available the services of its executive officers, and (D) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with the Company. Without limiting the foregoing, during the period from the date hereof until the earlier of the valid termination of this Agreement or the Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (y) as permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a)     amend (by merger, consolidation or otherwise) the Organizational Documents of the Company or any of its Subsidiaries (other than ministerial or immaterial changes to the Organizational Documents of the Company’s Subsidiaries), or otherwise take any action to exempt any person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

(b)    split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned Subsidiaries of the Company to the Company or to any other wholly owned Subsidiaries of the Company or (ii) the acceptance, surrender or withholding of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards in accordance with past practice and the terms of the Company Equity Plan as in effect on the date hereof;

(d)    (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any Lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Company Equity Awards, except pursuant to the exercise or settlement of Company Equity Awards outstanding on the date hereof in accordance with their terms as in effect on the date hereof or pursuant to the grant of Company Equity Awards in accordance with Section 5.1(d) of the Company Disclosure Schedule, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

(e)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Company and any direct or indirect wholly owned Subsidiary of the Company or between direct or indirect wholly owned Subsidiaries of the Company;

(f)     (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among the Company and wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of the Company, (B) Indebtedness for borrowed money incurred

Annex A-44

to modify, replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Subsidiaries of the Company, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the Indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of Company or any wholly owned Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 5.1(f); provided, that, Indebtedness incurred or guaranteed by the Company or its Subsidiaries pursuant to clause (i)(B) or clause (i)(C) of this Section 5.1(f) shall either (x) be, or be designated by the Company in writing as, “Payoff Indebtedness” on or prior to the incurrence or guarantee thereof or (y) to the extent not constituting Payoff Indebtedness, the terms of such Indebtedness shall not conflict with or prohibit any of the transactions contemplated by this Agreement and (D) indebtedness incurred under the Company Credit Agreement, as in effect on the date hereof; or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens;

(g)    make any loans or advances to any other person;

(h)    (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to the Company or a wholly owned Subsidiary of the Company, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any Indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

(i)     (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of Intellectual Property in the ordinary course of business, or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

(j)     other than Standard IP Agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material Owned Intellectual Property of the Company or its Subsidiaries or (ii) allow any material Registered Intellectual Property of the Company or its Subsidiaries to lapse or go abandoned, other than at the end of its term;

(k)    materially downgrade the integrity or security of any IT Assets of the Company or any of its Subsidiaries;

(l)     (i) except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material Trade Secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person; or (ii) subject any material Software included in the Owned Intellectual Property of Company or its Subsidiaries to Copyleft Terms in a manner that has or would require any public distribution of any such Software, restrict in any material respect the Company’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any such Software included in the Owned Intellectual Property of the Company or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software;

(m)   during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in the Company’s capital expenditure budget set forth on Section 5.1(m) of the Company Disclosure Schedule plus 20% (regardless of when the amounts would be paid);

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(n)    other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any Company Material Contract or Company Material Lease or enter into any Contract that would constitute a Company Material Contract or Company Material Lease if it were in effect on the date of this Agreement, in each case, other than (A) Contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) Contracts relating to use of Owned Intellectual Property of the Company or its Subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material Company Asset;

(o)    except as required by the terms of any Company Employee Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonuses and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with Section 5.1(d) of the Company Disclosure Schedule, (iv) establish, adopt, enter into, materially amend or terminate any material Company Employee Benefit Plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

(p)    (i) modify, renew, extend, terminate or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(q)    implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(r)     settle or compromise any Proceeding (other than any such Proceeding commenced by the Company or its Subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii) do not impose any material restriction on the Company’s business or the business of any of the Company’s Subsidiaries and (iii) do not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions;

(s)     (i) make, change or revoke any material Tax election, (ii) change or adopt any Tax accounting period or material method of Tax accounting, (iii) file any amended Tax Return that would reasonably expected to result in a material increase in Tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. Law) or other material agreement with any taxing authority in respect of any material Tax Return or material amount of Taxes, (v) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material Tax liability or any audit, assessment, investigation, examination or other Proceeding relating to a material Tax Return or material amount of Taxes, or surrender any right to claim a material refund of Taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(t)     materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

(u)    effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

(v)    (i) amend any Company Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to the Company or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Company Permits, or (iii) take any action, or fail to take any action,

Annex A-46

that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Entity to institute Proceedings for the suspension, revocation or limitation of, any material Company Permits;

(w)    enter into any material new line of business outside of its existing business;

(x)    enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales Contracts or other similar financial instruments other than in the ordinary course of business;

(y)    enter into any Contract pursuant to which, immediately following the Closing, any rights under any of the Intellectual Property owned or licensed by Parent or Parent’s Affiliates (other than the Company or its Subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

(z)     agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1.

Section 5.2     Conduct of Business of Parent. During the period from the date of this Agreement until the earlier of the valid termination of this Agreement or the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, (iii) as permitted by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business, (B) maintain and preserve intact its business organization, (C) keep available the services of its executive officers, and (D) maintain satisfactory relationships with customers, suppliers and distributors having material business relationships with Parent. Without limiting the foregoing, during the period from the date hereof until the earlier of the valid termination of this Agreement or the Effective Time, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (y) as permitted by this Agreement or (z) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to:

(a)     amend (by merger, consolidation or otherwise) the Organizational Documents of Parent or any of its Subsidiaries (other than ministerial or immaterial changes to the Organizational Documents of any Subsidiaries of Parent), or otherwise take any action to exempt any person from any provision of the Organizational Documents of Parent or any of its Subsidiaries;

(b)    split, combine, subdivide, amend the terms of or reclassify any of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Parent which remains a wholly owned Subsidiary of the Parent after consummation of such transaction;

(c)     make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (i) dividends paid by any of the wholly owned Subsidiaries of Parent to Parent or to any other wholly owned Subsidiaries of Parent or (ii) the acceptance, surrender or withholding of shares of Parent Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Parent Equity Awards in accordance with past practice and the terms of the Parent Equity Plan as in effect on the date hereof;

(d)    (i) issue, sell, grant, pledge or otherwise permit to become outstanding, encumber or subject to any Lien any shares of its capital stock or other equity securities or interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or other equity securities or interests or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or other equity securities or interests, including any Parent Equity Awards, except pursuant to the exercise or settlement of Parent Equity Awards outstanding on the date hereof in accordance with their terms as in effect on the date hereof or pursuant to the grant of Parent Equity Awards in accordance with Section 5.2(d) of the Parent Disclosure Schedule, or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity securities or interests;

Annex A-47

(e)     adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Parent and any direct or indirect wholly owned Subsidiary of the Parent or between direct or indirect wholly owned Subsidiaries of the Parent;

(f)     (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Parent and wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent, (B) Indebtedness for borrowed money incurred to modify, replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of Parent or any of the Subsidiaries of Parent, so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the outstanding principal amount of the Indebtedness so modified, replaced, renewed, extended, refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary amounts paid, and fees, premiums, penalties and expenses reasonably incurred, in connection with such refinancing, (C) guarantees by Parent of Indebtedness for borrowed money of wholly owned Subsidiaries of Parent or guarantees by wholly owned Subsidiaries of Parent of Indebtedness for borrowed money of Parent or any wholly owned Subsidiaries of Parent, which Indebtedness is incurred in compliance with this Section 5.1(f), (D) Indebtedness incurred under the Getty Images Credit Agreement and (E) Indebtedness incurred in connection with any Financing; or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens or Liens arising out of any Financing;

(g)    make any loans or advances to any other person;

(h)    (i) sell, transfer, mortgage, license, pledge, divest, surrender, cancel, abandon, allow to lapse, encumber or otherwise dispose of any of its material real or tangible properties or assets to any person other than to Parent or a wholly owned Subsidiary of Parent, other than sales of inventory or of obsolete equipment in the ordinary course of business, or (ii) cancel, release, waive, forgive or assign any Indebtedness of any person owed to it or any claims held by it against any person other than the release of immaterial claims held by it in the ordinary course of business;

(i)     (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets or properties of any other person (including any division or line of business thereof), or (ii) make any investment in or loan to any other person either by purchase of stock or securities, contributions to capital, or property transfers, except, in each case, for (A) the purchase of equipment and supplies in the ordinary course of business, (B) inbound paid-up licenses of Intellectual Property in the ordinary course of business or (C) acquisition of content on terms and aggregate cost consistent with past practice in all material respects;

(j)     other than Standard IP Agreements and other non-exclusive licenses, sublicenses, covenants not to assert or other non-exclusive grants of rights, (i) sell, assign, transfer, license, sublicense, grant immunities from suit, covenant not to assert or otherwise dispose of any material Owned Intellectual Property of Parent or its Subsidiaries or (ii) allow any material Registered Intellectual Property of Parent or its Subsidiaries to lapse or go abandoned, other than at the end of its term;

(k)    materially downgrade the integrity or security of any IT Assets of any of Parent or any of its Subsidiaries;

(l)     (i) except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, disclose (or authorized to be disclosed) or become subject to any duty or obligation to disclose any material Trade Secret or material confidential information to any person other than to persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such person; or (ii) subject any such Software included in the Owned Intellectual Property of Parent or its Subsidiaries to Copyleft Terms in a manner that has or would require any public distribution of any such Software, restrict in any material respect the Parent’s or any of its Subsidiaries’ rights to use or license or otherwise exploit any material Software included in the Owned Intellectual Property of the Parent or its Subsidiaries, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software;

Annex A-48

(m)   during any fiscal year, make, or make any commitments (for such fiscal year) with respect to, capital expenditures in excess of the amount allocated for such year in Parent’s capital expenditure budget set forth on Section 5.2(m) of the Parent Disclosure Schedule plus 20% (regardless of when the amounts would be paid);

(n)    other than in the ordinary course of business, (i) renew or terminate (other than upon the expiration of its term pursuant to the terms thereof as in effect as of the date hereof), materially amend, or waive, release or assign any material right under, any Parent Material Contract or Parent Material Lease or enter into any Contract that would constitute a Parent Material Contract or Parent Material Lease if it were in effect on the date of this Agreement, in each case, other than (A) Contracts for the acquisition of content on terms and aggregate cost consistent with past practice in all material respects or (B) Contracts relating to use of Owned Intellectual Property of Parent or its Subsidiaries in connection with machine learning or artificial intelligence applications, or (ii) waive, release or let lapse any material right or value in respect of any material assets of Parent;

(o)    except as required by the terms of any Parent Employee Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or individual independent contractors, other than in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any new, or increase in, severance or termination pay, other than in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (A) with respect to cash awards, bonus and incentive compensation, in the ordinary course of business consistent with past practice and (B) with respect to equity or equity-based incentives, in accordance with Section 5.2(d) of the Parent Disclosure Schedule, (iv) establish, adopt, enter into, materially amend or terminate any material Parent Employee Benefit Plan, other than offer letters that provide for no severance, retention or change of control benefits, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) terminate the employment or service of any employee or individual independent contractor, other than for cause or in the ordinary course of business consistent with past practice, or (vii) hire any employee or individual independent contractor, other than in the ordinary course of business consistent with past practice;

(p)    (i) modify, renew, extend, terminate or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of Parent or its Subsidiaries as the bargaining representative for any employees of Parent or its Subsidiaries;

(q)    implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(r)     settle or compromise any Proceeding (other than any such Proceeding commenced by Parent or its Subsidiaries), except for settlements or compromises that (i) involve solely monetary remedies with a value (net of insurance proceeds actually received) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii) do not impose any material restriction on Parent’s business or the business of any of Parent’s Subsidiaries, and (iii) do not relate to any litigation by Parent’s stockholders in connection with this Agreement or the Transactions;

(s)     (i) make, change or revoke any material Tax election, (ii) change or adopt any Tax accounting period or material method of Tax accounting, (iii) file any amended Tax Return that would reasonably expected to result in a material increase in Tax liability, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or non-U.S. Law) or other material agreement with any taxing authority in respect of any material Tax Return or material amount of Taxes, (v) fail to timely pay any material Tax or file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (vi) settle or compromise any material Tax liability or any audit, assessment, investigation, examination or other Proceeding relating to a material Tax Return or material amount of Taxes, or surrender any right to claim a material refund of Taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(t)     materially reduce the amount of insurance coverage under, or fail to renew any existing, insurance policies;

(u)    effect or permit a plant closing, mass layoff or similar event that would trigger the WARN Act;

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(v)    (i) amend any Parent Permits in any material respect (other than amendments in the ordinary course of business in a manner not adverse to Parent or its Subsidiaries), (ii) terminate, fail to diligently pursue any application for or allow to lapse, any material Parent Permits, or (iii) take any action, or fail to take any action, that would reasonably be expected to result in the material loss, expiration, termination or surrender of, or would reasonably be expected to result in the loss of any material benefit under, or be reasonably expected to cause any Governmental Entity to institute Proceedings for the suspension, revocation or limitation of, any material Parent Permits;

(w)    enter into any material new line of business outside of its existing business;

(x)    enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales Contracts or other similar financial instruments other than in the ordinary course of business;

(y)    enter into any Contract pursuant to which, immediately following the Closing, any rights under any of the Intellectual Property owned or licensed by the Company or the Company’s Affiliates (other than Parent or its Subsidiaries) will be granted, licensed or otherwise transferred to a third party; or

(z)     agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.2.

Section 5.3     Access.

(a)     During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, upon reasonable prior notice, the Company shall (at Parent’s sole cost and expense) (i) afford Parent and its Representatives that need to know such information, reasonable access in a manner that does not unreasonably interfere with the business of the Company and its Subsidiaries, during normal business hours, to the Company’s and its Subsidiaries personnel, properties, Contracts, books and records and (ii) furnish promptly to Parent all available information concerning its business as Parent may reasonably request, in the case of each of clause (i) and (ii), for the purpose of consummating the Transactions and Financing; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any obligation of the Company with respect to confidentiality or privacy; (B) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (C) violate any Laws; or (D) result in the disclosure of (v) any trade secrets of the Company, any Subsidiary of the Company or any third party, (w) competitively sensitive information, (x) information concerning the valuation of the Company or any of its Subsidiaries, (y) documents or information that is reasonably pertinent to any adverse Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, or (z) personal information that would expose the Company to the risk of liability; provided, that in each case (other than in the case of (iv)(y)) the Company shall inform Parent of the nature of the information being withheld and shall use its commercially reasonable efforts, at Parent’s sole cost and expense, to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information. Nothing in this Section 5.3 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Neither the Company nor any of its Subsidiaries (or any other person) makes, has made, or shall be deemed to have made, any representation or warranty relating to any information provided pursuant to this Section 5.3.

(b)    During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, upon reasonable prior notice, Parent shall (at Company’s sole cost and expense) (i) afford the Company and its Representatives that need to know such information, reasonable access in a manner that does not unreasonably interfere with the business of the Parent and its Subsidiaries, during normal business hours, to Parent’s and its Subsidiaries personnel, properties, Contracts, books and records and (ii) furnish promptly to the Company all available information concerning its business as the Company may reasonably request, in the case of each of clause (i) and (ii), for the purpose of consummating the Transactions; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (A) violate any obligation of Parent with respect to confidentiality or privacy; (B) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (C) violate any applicable Laws; or (D) result in the disclosure of (v) any trade secrets of the Company, any Subsidiary of the Company or any third party, (w) competitively sensitive information,

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(x) information concerning the valuation of Parent or any of its Subsidiaries, (y) documents or information that is reasonably pertinent to any adverse Proceeding between the Parent and its Affiliates, on the one hand, and Company and its Affiliates, on the other hand, or (x) personal information that would expose Parent to the risk of liability; provided, that in each case (other than in the case of (iv)(y)) Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable efforts, at Company’s sole cost and expense, to make alternative arrangements that would allow the Company (or its applicable Representatives) access to such information. Nothing in this Section 5.3 shall be construed to require the Parent, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Neither the Parent nor any of its Subsidiaries (or any other person) makes, has made, or shall be deemed to have made, any representation or warranty relating to any information provided pursuant to this Section 5.3.

(c)     To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)    No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

(e)     Each of Parent and the Company hereby agree that all information provided to it or its Representatives pursuant to this Section 5.3 shall be governed in accordance with the confidentiality agreement, dated as of October 11, 2024, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that the term of the Confidentiality Agreement (other than Section 8 thereof, which shall terminate in accordance with its terms) shall be hereby deemed amended to the later of (i) the second (2nd) anniversary of the date of the Confidentiality Agreement and (ii) the date that is one year from the termination of this Agreement.

Section 5.4     No Solicitation by the Company; Company Adverse Recommendation Change.

(a)     During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly permitted by this Section 5.4, the Company shall and shall cause each of its controlled Affiliates and its and their respective officers, directors and employees, and shall direct and use its reasonable best efforts to cause its other Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons (other than Parent or its Representatives) with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information other than in compliance with Section 5.4(c)) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal or offer to (i) refer the inquiring person to this Section 5.4 or (ii) seek to clarify and understand the terms and conditions of any Company Takeover Proposal (or amended proposal) and the person making such Company Takeover Proposal for the purpose of the Company Board of Directors informing itself about such Company Takeover Proposal to determine whether such Company Takeover Proposal constitutes, or would reasonably be expected to constitute, a Company Superior Proposal), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. The Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party; provided, that, if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that such action or the failure to take such

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action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, the Company may, with prompt written notice to Parent thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 5.4(a)) to make a Company Takeover Proposal to the Company Board of Directors.

(b)    The Company shall, and shall cause its controlled Affiliates to, promptly (and in any event within three (3) Business Days) (i) request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Company Takeover Proposal by any such person and its Representatives.

(c)    Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, the Company or any of its Representatives receives a bona fide unsolicited written Company Takeover Proposal from any person that did not result from a material breach by the Company, its controlled Affiliates or their respective Representatives of this Section 5.4 and if the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal and its Representatives; provided, that the Company shall, within forty-eight (48) hours of the delivery to such person provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty four (24) hours) notify Parent if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal or if the Company enters into discussions or negotiations as provided in this Section 5.4(c).

(d)    Without limiting the foregoing, the Company shall promptly (and in no event later than twenty four (24) hours after its receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal, and shall disclose to Parent the identity of the person making the Company Takeover Proposal, the material terms and conditions thereof and, if applicable, the nature of any information so requested (including an unredacted copy of such Company Takeover Proposal (including any related documents and correspondence) or, where such Company Takeover Proposal is not in writing, a written description of the financial and other material terms thereof). The Company shall keep Parent reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Company Takeover Proposal and shall promptly (and in any event within twenty four (24) hours) notify Parent of any modifications to the financial or other material terms of any such Company Takeover Proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose). The Company agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from complying with this Section 5.4.

(e)     Except as expressly permitted by this Section 5.4(e), the Company Board of Directors (including any committee thereof) shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to Parent, the Company Recommendation, (C) adopt, approve or recommend to stockholders of the Company, or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company, a Company Takeover Proposal, (D) if a Company Takeover Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an affiliate of Parent) has been publicly disclosed, fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the stockholders of the

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Company on or prior to the earlier of (x) three (3) Business Days prior to the date the Company Stockholder Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholder Meeting is held) and (y) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Company Takeover Proposal (other than pursuant to the foregoing clause (D)) has been publicly disclosed, fail to publicly reaffirm the Company Recommendation (or refer to the prior Company Recommendation) within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Company Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Company Takeover Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Company Stockholder Meeting, fail to take the actions referred to in this clause (E), with references to the applicable five (5) Business Day period being replaced with three (3) Business Days), it being understood and agreed that Parent shall be entitled to request a reaffirmation of the Company Recommendation on a maximum of one (1) occasion in respect of any Company Takeover Proposal, except that Parent shall be entitled to make an additional request upon any material change in the terms of such Company Takeover Proposal (any action by the Company described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(b)) (a “Company Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a material breach by the Company, its controlled Affiliates or its Representatives of this Section 5.4, (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to and in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such Company Superior Proposal if, and only if, prior to taking either such action the Company Board of Directors has determined in good faith (i) after consultation with the Company’s outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law; provided, however, that, prior to making such Company Adverse Recommendation Change or terminating this Agreement pursuant to and in accordance with Section 7.1(g), (A) the Company has provided Parent at least five (5) Business Days’ prior written notice of its intention to take such action and has provided to Parent the identity of the person making such Company Takeover Proposal, a copy of any proposed Company Acquisition Agreements (together with all related schedules, exhibits and other documents) constituting such Company Takeover Proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the material terms thereof), (B) during such notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent and, following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement reflected in a binding and written proposal by Parent, and shall have determined, after consultation with the Company’s outside financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions reflected in a binding and written proposal by Parent were to be accepted by the Company and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following Parent’s receipt of such notice and (2) the end of the original notice period, during which time the Company shall be required to comply with the requirements of clauses (B) and (C) above of this proviso. The actions of the Company Board of Directors in making a determination that a Company Takeover Proposal constitutes a Company Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 5.4(e), if done in accordance with this Section 5.4(e), shall not, in and of itself, constitute a Company Adverse Recommendation Change or a violation of this Section 5.4. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

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(f)     Notwithstanding anything in this Agreement to the contrary, other than in connection with a Company Takeover Proposal, the Company may, at any time prior to, but not after, the date the Company Stockholder Approval has been obtained, make a Company Adverse Recommendation Change in response to a Company Intervening Event if prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law; provided, however, that prior to making such Company Adverse Recommendation Change, (i) the Company has provided Parent at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (ii) during such notice period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent and, following the end of such notice period, the Company Board of Directors shall have considered in good faith any binding and written proposals made by Parent to the Company to amend the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s outside financial advisor and outside legal counsel, that the failure to make such Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Delaware Law, and (iii) in the event of any material modification to such Company Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (i) above of this proviso shall instead end at the later of (A) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following Parent’s receipt of such notice and (B) the end of the original notice period, during which time the Company shall be required to comply with the requirements of clause (ii) above of this proviso; provided, further, that the actions of the Company Board of Directors in making such determination and the Company’s authorizing and providing of such notice pursuant to this Section 5.4(f), if done in accordance with this Section 5.4(f), shall not, in and of itself, constitute a Company Adverse Recommendation Change or a violation of this Section 5.4.

(g)    Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action, position or disclosure that would amount to a Company Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 5.4(d).

(h)    Any violation of the restrictions contained in this Section 5.4 by any of the Company’s controlled Affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 5.4 by the Company, and the Company shall not direct or instruct the Company Significant Stockholder to take any action that would breach any of the provisions of this Section 5.4 if taken by the Company.

Section 5.5     No Solicitation by Parent; Parent Adverse Recommendation Change.

(a)     During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as expressly permitted by this Section 5.5 Parent shall and shall cause each of its controlled Affiliates and its and their respective officers, directors and employees, and shall direct and use its reasonable best efforts to cause its other Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any persons (other than the Company or its Representatives) with respect to a Parent Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing information other than in compliance with Section 5.5(c)) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Parent Takeover Proposal (other than, solely in response to an unsolicited inquiry, proposal or offer to (i) refer the inquiring person to this Section 5.5 or (ii) seek to clarify and understand the terms and conditions of any Parent Takeover Proposal (or amended proposal) and the person making such Parent Takeover Proposal for the purpose of the Parent Board of Directors informing itself about such Parent Takeover Proposal to determine whether such Parent Takeover Proposal constitutes, or would reasonably be expected to constitute, a Parent Superior Proposal), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment,

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or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Takeover Proposal. Parent shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or, standstill provision in any agreement to which Parent or any of its controlled Affiliates is a party; provided, that, if the Parent Board of Directors determines in good faith, after consultation with Parent’s outside legal counsel, that such action or the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law, Parent may, with prompt written notice to the Company thereafter, waive any such standstill provision solely to the extent necessary to permit a third party (if it has not been solicited in breach of this Section 5.5(a)) to make a Parent Takeover Proposal to the Parent Board of Directors.

(b)    Parent shall, and shall cause its controlled Affiliates to, promptly (and in any event within three (3) Business Days) (i) request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement at any time within the twelve (12) month period immediately prior to the date of this Agreement in connection with any actual or potential Parent Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives in accordance with such confidentiality or non-disclosure agreement and (ii) terminate access to any physical or electronic data rooms relating to any actual or potential Parent Takeover Proposal by any such person and its Representatives.

(c)     Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time after the date of this Agreement and prior to the time that the Parent Stockholder Approval is obtained, Parent or any of its Representatives receives a bona fide unsolicited written Parent Takeover Proposal from any person that did not result from a breach by Parent, its controlled Affiliates or their respective Representatives of this Section 5.5 and if the Parent Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be likely to lead to a Parent Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries to the person who has made such Parent Takeover Proposal and its Representatives; provided, that Parent shall, within forty-eight (48) hours of the delivery to such person provide or make available to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (B) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal and its Representatives regarding such Parent Takeover Proposal. Parent shall promptly (and in any event within twenty four (24) hours) notify the Company if the Parent Board of Directors makes a determination that a Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal or if Parent enters into discussions or negotiations as provided in this Section 5.5(c).

(d)    Without limiting the foregoing, Parent shall promptly (and in no event later than twenty four (24) hours after its receipt) notify the Company in writing in the event that Parent or any of its Representatives receives a Parent Takeover Proposal and shall disclose to the Company the identity of the person making the Parent Takeover Proposal, the material terms and conditions thereof and a, if applicable, the nature of any information so requested (including an unredacted copy of such Parent Takeover Proposal (including any related documents and correspondence) or, where such Parent Takeover Proposal is not in writing, a written description of the financial and other material terms thereof). Parent shall keep the Company reasonably informed on a prompt basis as to the status of (including any material developments related thereto) such Parent Takeover Proposal and shall promptly (and in any event within twenty four (24) hours) notify Parent of any modifications to the financial or other material terms of any such Parent Takeover Proposal (with any amendments or proposed amendments to economic terms being deemed material for this purpose). Parent agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Parent from complying with, this Section 5.5.

(e)     Except as expressly permitted by this Section 5.5(e), the Parent Board of Directors (including any committee thereof) shall not (i) (A) fail to include the Parent Recommendation in the Proxy Statement/Prospectus when disseminated to Parent’s stockholders (unless the Parent Stockholder Approval has been obtained prior to such date), (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to the Company, the Parent Recommendation, (C) adopt, approve or recommend to stockholders of Parent, or publicly propose or announce its intention to adopt,

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approve or recommend to stockholders of Parent, a Parent Takeover Proposal, (D) if a Parent Takeover Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an affiliate of Parent) has been publicly disclosed, fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the stockholders of the Company on or prior to the earlier of (x) three (3) Business Days prior to the date the Company Stockholder Meeting is held (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date the Company Stockholder Meeting is held) and (y) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Company Takeover Proposal (other than pursuant to the foregoing clause (D)) has been publicly disclosed, fail to publicly reaffirm the Parent Recommendation (or refer to the prior Company Recommendation) within five (5) Business Days after Parent’s written request that the Company do so (or, relating to any Parent Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Takeover Proposal that are publicly disclosed within the last five (5) Business Days prior to the then-scheduled Parent Stockholder Meeting (if applicable), fail to take the actions referred to in this clause (E), with references to the applicable five (5) Business Day period being replaced with three (3) Business Days), it being understood and agreed that the Company shall be entitled to request a reaffirmation of the Parent Recommendation on a maximum of one (1) occasion in respect of any Parent Takeover Proposal, except that the Company shall be entitled to make an additional request upon any material change in the terms of such Parent Takeover Proposal (any action by Parent described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Parent Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.5(b)) (a “Parent Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time that the Parent Stockholder Approval is obtained, but not after, the Parent Board of Directors may, with respect to a bona fide, unsolicited Parent Takeover Proposal that did not result from a material breach by Parent, its controlled Affiliates or its Representatives of this Section 5.5, (x) make a Parent Adverse Recommendation Change or (y) cause Parent to terminate this Agreement pursuant to and in accordance with Section 7.1(g) in order to enter into a definitive agreement relating to such Parent Superior Proposal if, and only if, prior to taking either such action the Parent Board of Directors has determined in good faith (i) after consultation with Parent’s outside financial advisor and outside legal counsel, that such Parent Takeover Proposal constitutes a Parent Superior Proposal and (ii) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law; provided, however, that, prior to making such Parent Adverse Recommendation Change or terminating this Agreement pursuant to and in accordance with Section 7.1(g), (A) Parent has provided the Company at least five (5) Business Days’ prior written notice of its intention to take such action and has provided to the Company the identity of the person making such Parent Takeover Proposal, a copy of any proposed Parent Acquisition Agreements (together with all related schedules, exhibits and other documents) constituting such Parent Takeover Proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Parent, a written summary of the material terms thereof), (B) during such notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company and, following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement reflected in a binding and written proposal by the Company, and shall have determined, after consultation with Parent’s outside financial advisor and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions reflected in a binding and written proposal by the Company were to be accepted by Parent and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following the Company’s receipt of such notice and (2) the end of the original notice period, during which time Parent shall be required to comply with the requirements of clauses (B) and (C) above of this proviso. The actions of the Parent Board of Directors in making a determination that a Parent Takeover Proposal constitutes a Parent Superior Proposal and Parent’s authorizing and providing the notices to the Company required by this Section 5.5(e), if done in accordance with this Section 5.5(e), shall not, in and of itself, constitute a

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Parent Adverse Recommendation Change or a violation of this Section 5.5. Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Parent Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(f)     Notwithstanding anything in this Agreement to the contrary, other than in connection with a Parent Takeover Proposal, Parent may, at any time prior to, but not after, the date the Parent Stockholder Approval has been obtained, make a Parent Adverse Recommendation Change in response to a Parent Intervening Event if prior to taking such action, the Parent Board of Directors has determined in good faith, after consultation with Parent’s outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law; provided, however, that prior to making such Parent Adverse Recommendation Change, (i) Parent has provided the Company at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Parent Intervening Event, (ii) during such notice period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company and, following the end of such notice period, the Parent Board of Directors shall have considered in good faith any binding and written proposals made by the Company to Parent to amend the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with Parent’s outside financial advisor and outside legal counsel, that the failure to make such Parent Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties owed by the Parent Board of Directors to the stockholders of Parent under Delaware Law, and (iii) in the event of any material modification to such Parent Intervening Event, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence, except that the five (5) Business Day notice period referred to in clause (i) above of this proviso shall instead end at the later of (A) 11:59 p.m., Eastern Time, on the third (3rd) Business Day immediately following the Company’s receipt of such notice and (B) the end of the original notice period, during which time Parent shall be required to comply with the requirements of clause (ii) above of this proviso; provided, further, that the actions of the Parent Board of Directors in making such determination and Parent’s authorizing and providing of such notice pursuant to this Section 5.5(f), if done in accordance with this Section 5.5(f), shall not, in and of itself, constitute a Parent Adverse Recommendation Change or a violation of this Section 5.5.

(g)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action, position or disclosure that would amount to a Parent Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 5.5(d).

(h)    Any violation of the restrictions contained in this Section 5.5 by any of Parent’s controlled Affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 5.5 by Parent, and Parent shall not direct or instruct the Parent Significant Stockholders to take any action that would breach any of the provisions of this Section 5.5 if taken by Parent.

Section 5.6     Employee Matters.

(a)     During the period commencing at Closing and ending on the first anniversary of Closing, Parent shall provide, or shall cause the HoldCo Surviving Company to provide, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of the Effective Time for the period of time following the Effective Time they are employees of Parent or the HoldCo Surviving Company or any of their respective Subsidiaries following Closing (collectively, the “Continuing Employees”) for so long as such Continuing Employee remains employed by Parent, the HoldCo Surviving Company or any of their respective Subsidiaries during such period, (i) a base salary or base wage rate no less than that provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual cash bonus opportunity that is no less favorable than the target cash bonus opportunity provided to such Continuing Employee immediately prior to the Closing, (iii) equity incentive opportunities that are substantially comparable to those provided to such Continuing Employee immediately prior to the Closing, (iv) severance benefits that are no less favorable than those that the Continuing Employee is eligible to receive pursuant to the Company’s severance plan or individual employment arrangements, in each case, as in effect as of immediately prior to the Closing and (v) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to either those provided to (A) similarly situated employees of Parent and its Subsidiaries or (B) in

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Parent’s discretion, Continuing Employees immediately prior to the Closing; provided, that Parent may satisfy its obligation under this Section 5.6(a)(v) for a transitional period by providing employee benefits on terms that no less favorable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Closing.

(b)    Following the Closing Date, Parent shall, or shall cause the HoldCo Surviving Company to, use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Parent or the HoldCo Surviving Company or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Parent Benefit Plans”) to recognize the service of each Continuing Employee with the Company and its controlled Affiliates prior to the Closing Date for purposes of eligibility under such Parent Benefit Plans, in each case, to the same extent such service was recognized immediately prior to the Closing under a comparable Company Employee Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Parent Benefit Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, and (B) credit each Continuing Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Employee in the plan year in which such Continuing Employee is first eligible to participate in such Parent Benefit Plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Benefit Plan to the extent such expenses would have been credited under the Company Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing.

(c)     If requested by Parent in writing not less than ten (10) Business Days before the Closing Date, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the tax-qualified defined contribution 401(k) retirement plan of the Company (the “Company 401(k) Plan”), effective as of the day prior to the Closing. Following the Closing and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS regarding the termination of the Company 401(k) Plan (should Parent seek such a determination letter), the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable tax-qualified defined contribution 401(k) retirement plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (excluding loans) distributed to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(d)    Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the HoldCo Surviving Company or any of their controlled Affiliates, or shall interfere with or restrict in any way the rights of Parent, the HoldCo Surviving Company or any of their controlled Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Employee Benefit Plan or any other compensation or employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the HoldCo Surviving Company, the Company or any of their Subsidiaries or controlled Affiliates; or (ii) alter or limit the ability of Parent, the HoldCo Surviving Company, the Company or any of their Subsidiaries or controlled Affiliates to amend, modify or terminate any Company Employee Benefit Plan or any other compensation or employee benefit plan, program, agreement or arrangement after the Closing Date. Nothing in this Section 5.6 shall create any third-party beneficiary rights in any person other than the Parties, including any Continuing Employee or current or former service provider of the Company or its controlled Affiliates (or any beneficiaries or dependents thereof).

(e)     Prior to the Closing, both the Company and its Subsidiaries and Parent and its Subsidiaries shall timely satisfy any notice, information, consent, or consultation obligations, and other similar requirements in respect of any applicable CBA, or in accordance with applicable Law, to any union, works council, labor organization or similar employee representative that may be triggered by this Agreement or the transactions contemplated hereby.

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(f)     Parent shall take the actions on Section 5.6(f) of the Parent Disclosure Schedule and the Company shall take the actions on Section 5.6(f) of the Company Disclosure Schedule.

Section 5.7     Regulatory Approvals; Efforts.

(a)     Subject to the terms and conditions herein provided, Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable after the date hereof, including (i) the preparation and filing of all forms, registrations and notices required or considered advisable to be filed to consummate the Transactions and (ii) taking all actions necessary or advisable to obtain (and cooperating with each other in obtaining) any consent, authorization, Order, waiting period expiration or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act and the clearances and approvals set forth in Section 5.7(a) of the Company Disclosure Schedule), required or considered advisable to be obtained or made by Parent, Parent Merger Subs the Company, HoldCo, Merger Sub 1 or any of their respective Subsidiaries in connection with the Transactions. In furtherance and not in limitation of the covenants contained in this Section 5.7, the Company and Parent shall use reasonable best efforts to (x) file, as promptly as practicable, but in any event no later than fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed to by the parties, all notifications required under the HSR Act, and (y) make all other filings or submissions required or advisable under any Regulatory Law as promptly as practicable after the date hereof.

(b)    Parent and the Company shall each keep the other apprised of the status of, and work cooperatively in all respects in connection with, obtaining all consents, authorizations, Orders, waiting period expirations or approvals of, or any exemptions by, any Governmental Entity or contesting any administrative or judicial Proceeding undertaken pursuant to the provisions of this Section 5.7. Subject to Section 5.7(d), the Parties shall jointly develop, and each of the Parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule prior to their submission. Each Party to this Agreement shall (i) promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Transactions, (ii) permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity, and (iii) to the extent permitted by any applicable Governmental Entity, provide the other Party a reasonable opportunity to attend and participate in any in-person meetings with such Governmental Entity regarding the Transactions. Each Party shall furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of applicable filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7 as “Antitrust Counsel Only Material,” in which case such materials and the information contained therein shall be provided only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, as promptly as practicable an appropriate response in compliance with such request. Anything to the contrary contained in this Section 5.7 notwithstanding, materials provided pursuant to this Section 5.7 may be redacted (x) to remove references concerning the valuation of Parent, the Company and the Transactions and other confidential information, (y) as necessary to comply with contractual arrangements in effect as of the date hereof, and (z) as necessary to address reasonable privilege concerns.

(c)     In furtherance and not in limitation of the foregoing, Parent and the Company shall use their respective reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity; provided, however, that nothing in this Section 5.7 or otherwise in this Agreement shall require Parent or the Company or any of their respective controlled Affiliates to agree to (i) any divestiture, sale, disposition or holding separate of any businesses, product lines (or portion of any business or product line) or assets of Parent or its controlled Affiliates, on the one hand, or the Company and

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its controlled Affiliates, on the other hand, (each, a “Divestiture”) that in either case generated more than $20,000,000 of the annual combined consolidated revenues of Parent or its controlled Affiliates or the Company and its controlled Affiliates, as applicable, during the twelve (12)-month period ending as of December 31, 2024, (ii) any other action that limits its freedom of action with respect to, or limits Parent’s, the Company’s, the HoldCo Surviving Company’s or any of their respective Subsidiaries’ ability to retain, any of the businesses or assets of Parent, the Company, the HoldCo Surviving Company or any their respective Subsidiaries (each, a “Remedy”) if such Remedy would be material, following the Closing, to Parent and its Subsidiaries (including the HoldCo Surviving Company and its Subsidiaries), taken as a whole, or (iii) take any action that would be material and adverse with respect to the Archive Content, taken as a whole (either (i), (ii) or (iii), a “Burdensome Condition”). If any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, including the Transactions, as violative of any Regulatory Law, each of Parent and Company shall use reasonable best efforts to (x) contest and resist any such Proceeding and (y) (1) have vacated, lifted, reversed or overturned or (2) initiate any Proceeding necessary to avoid entry of, or to have overturned, vacated, resolved or lifted, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (z); provided, however, that nothing in the foregoing clauses (x) or (y) shall require Parent, the Company or their respective controlled Affiliates to take or commit to any Burdensome Condition.

(d)    Subject to the third sentence from the end of this Section 5.7(d), the parties shall jointly develop, and each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, including with respect to (i) the strategy, timing and form for obtaining any necessary or advisable approval of, for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Governmental Entity that has authority to enforce the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule or any other applicable Law (including directing the timing, nature and substance of all such responses, including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with the subject matter of this Section 5.7), and (ii) the defense and settlement of any Action brought by or before any Governmental Entity that has authority to enforce the HSR Act or any other Regulatory Laws set forth on Section 5.7(a) of the Company Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, in the event of any disagreement between the Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, with respect to the subject matter of this Section 5.7 and all strategy, determinations and decisions (with the exception of the Express Consent Rights described herein) in connection with: (A) obtaining any consent, authorization, Order, waiting period expiration or consent or approval of, or any exemption by, any third party, including any Governmental Entity, including, with respect to all filings (including where to file, the timing of such filings and whether to withdraw and/or resubmit such filings), notifications, submissions, communications or meetings relating to any filing, notice, petition, statement, registration, submission of information, application or similar matter subject to this Section 5.7; or (B) initiating, contesting or settling any administrative or judicial Proceeding undertaken pursuant to this Section 5.7, the General Counsel of Parent and the General Counsel of the Company shall seek to resolve such disagreement reasonably and in good faith; provided, that if the General Counsels of the Parent and the Company cannot resolve any such disagreement within two (2) Business Days of written notice to the other (the “General Counsel Escalation Period”), the Chief Executive Officer of Parent and the Chief Executive Officer of the Company shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Chief Executive Officers of the Parent and the Company cannot resolve any such disagreement within two (2) Business Days of the expiration of the General Counsel Escalation Period, the strategy, determinations and decisions of the Chief Executive Officer of Parent shall prevail. Notwithstanding the foregoing, Parent may not commit to or agree with any Governmental Entity to voluntarily stay, toll, or extend any applicable HSR Act waiting period or enter into any timing agreement with any Governmental Entity on or after the Initial End Date with respect to a Regulatory Law, in each case without the Company’s prior written consent, which may not be unreasonably withheld, conditioned, or delayed (the “Express Consent Rights”). Notwithstanding anything to the contrary in this Section 5.7, neither Parent nor the Company shall be required to propose, commit to or effect any action that is not conditioned upon the consummation of the Transactions.

(e)     In connection with and without limiting the foregoing, the Company shall provide any notices to third parties required under Contracts, and the Company shall, and shall cause each of the Subsidiaries of the Company to, use reasonable best efforts to obtain any third-party consents to any Contracts that are necessary, proper or advisable to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment

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or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third-party consents (except, in the case of the Company, if requested by Parent and either (i) promptly reimbursed by Parent or (ii) subject to and not to be incurred until the occurrence of the Effective Time).

Section 5.8     Parent Stockholder Written Consent; Preparation of Registration Statement, Information Statement and Proxy Statement/Prospectus; Stockholders Meetings.

(a)     Immediately after the execution of this Agreement, Parent shall use reasonable best efforts to obtain the Parent Stockholder Approval by an irrevocable written consent of the Parent Significant Stockholders in the form attached hereto as Exhibit B (the “Stockholder Written Consent”) in accordance with applicable Law and the Organizational Documents of Parent. As promptly as practicable after receipt of the Stockholder Written Consent, Parent shall deliver to the Company a copy of the executed Stockholder Written Consent.

(b)    As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, (ii) Parent shall prepare (with the Company’s reasonable cooperation) and cause to be filed with the SEC, a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the “Form S-4”) with respect to the registration of the Parent Common Stock issuable in the Second Merger, which will include the Proxy Statement/Prospectus, and (iii) the Company and Parent, in consultation with the other, shall set a record date for the Company Stockholders Meeting and Parent Stockholders Meeting, as applicable, and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Transactions. Each of the Company and Parent shall furnish all information (including financial statements) concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party on any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments or other communications from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment or other communication from the SEC with respect to the Form S-4. The foregoing notwithstanding, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by a Party or its Representatives (including giving due consideration to all reasonable additions, deletions or changes suggested thereto); except to the extent such disclosures relate to a Company Takeover Proposal or a Parent Takeover Proposal; provided, that, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations or this Agreement and the transactions contemplated hereby. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

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(c)     If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.8(c) shall limit the obligations of any Party under Section 5.8(a). For purposes of this Section 5.8(c), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) will be deemed to have been provided by Parent.

(d)    The Company shall take, in accordance with applicable Law and the Organizational Documents of the Company, all action necessary to mail the Proxy Statement/Prospectus to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and to convene a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus, with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be within, subject to adjournment or postponement as provided below, thirty five (35) days following the mailing of the Proxy Statement/Prospectus. The Company shall, through the Company Board of Directors, make the Company Recommendation, include such Company Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except, in each case, during such time as a valid Company Adverse Recommendation Change is in effect, and shall not submit any other proposal (other than matters of procedure and matters required by applicable Law to be voted on by the Company stockholders in connection with the authorization of this Agreement) to such holders in connection with the Company Stockholder Meeting without the prior written consent of Parent. The Company shall not adjourn or postpone the Company Stockholder Meeting without Parent’s prior written consent, except that (i) the Company may make one or more successive adjournments or postponements of the Company Stockholder Meeting without Parent’s prior written consent (and shall do so at Parent’s request) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval, and (ii) the Company shall have the right, without the prior consent of Parent but after providing not less than twenty-four (24) hours prior written notice to Parent, to make one or more successive postponements or adjournments of the Company Stockholder Meeting (A) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the stockholders of the Company within a reasonable amount of time, in advance of the Company Stockholder Meeting, (B) if required by applicable Law or a formal request from the SEC or its staff or (C) if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present; provided, that (1) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement and in any event shall not exceed ten (10) Business Days and (2) in the case of clause (i) or (ii)(C), the Company Stockholder Meeting shall not be postponed to later than the date that is twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or the Company’s Organizational Documents (in which case the new record date shall be determined in compliance with Section 5.8(a)). Subject to the immediately preceding sentence, the Company Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby and nothing herein, including, for the avoidance of doubt, the announcement, public proposal, public disclosure or communication of a Company Takeover Proposal or the making of any Company Adverse Recommendation Change, shall be deemed to relieve the Company of its obligations under this Section 5.8(d).

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(e)    Parent shall take, in accordance with applicable Law and the Organizational Documents of Parent, all action necessary to mail the Proxy Statement/Prospectus to the Parent’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and, in the event the Stockholder Written Consent is not delivered to the Company pursuant to Section 5.8(a) and the Company has not terminated this Agreement in accordance with Section 7.1(j), to convene a meeting of the Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholder Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus, with a record date and meeting date to be selected after reasonable consultation with the Company, which meeting date shall be within, subject to adjournment or postponement as provided below, thirty five (35) days following the mailing of the Proxy Statement/Prospectus. Parent shall, through the Parent Board of Directors, make the Parent Recommendation, include such Parent Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except, in each case, during such time as a valid Parent Adverse Recommendation Change is in effect, and shall not submit any other proposal (other than matters of procedure and matters required by applicable Law to be voted on by Parent stockholders in connection with the authorization of this Agreement) to such holders in connection with the Parent Stockholder Meeting without the prior written consent of the Company. Parent shall not adjourn or postpone the Parent Stockholder Meeting without the Company’s prior written consent, except that (i) Parent may make one or more successive adjournments or postponements of the Parent Stockholder Meeting without the Company’s prior written consent (and shall do so at the Company’s request) if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent has not received proxies representing a sufficient number of shares necessary to obtain the Parent Stockholder Approval, and (ii) Parent shall have the right, without the prior consent of the Company but after providing not less than twenty-four (24) hours prior written notice to the Company, to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (A) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the stockholders of Parent within a reasonable amount of time, in advance of the Parent Stockholder Meeting, (B) if required by applicable Law or a formal request from the SEC or its staff or (C) if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present; provided, that (1) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement and in any event shall not exceed ten (10) Business Days and (2) in the case of clause (i) or (ii)(C), the Parent Stockholder Meeting shall not be postponed to later than the date that is twenty (20) Business Days after the date for which the Parent Stockholder Meeting was originally scheduled. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by applicable Law or Parent’s Organizational Documents (in which case the new record date shall be determined in compliance with Section 5.8(a)). Subject to the immediately preceding sentence, the Parent Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby and nothing herein, including, for the avoidance of doubt, the announcement, public proposal, public disclosure or communication of a Company Takeover Proposal or the making of any Parent Adverse Recommendation Change, shall be deemed to relieve Parent of its obligations under this Section 5.8.

(f)     The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) as closely together in time as practicable and on the same date. Notwithstanding anything to the contrary in the foregoing, if the Company Stockholder Meeting or the Parent Stockholder Meeting is adjourned or postponed, the Company or Parent, respectively, shall be permitted to cause the Company Stockholder Meeting or the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)), respectively, to also be adjourned such that the meetings occur on the same date.

Section 5.9     Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations

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becomes applicable to the Transactions or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements and (b) if any such Law may become, or may purport to be, applicable to the Transactions or any of the other transactions contemplated by this Agreement or the Voting and Support Agreements, to grant such approvals and take such actions as are reasonably necessary so that the Transactions and the transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise eliminate or minimize the effects of such Law on the transactions contemplated by this Agreement and the Voting and Support Agreements.

Section 5.10   Public Announcements. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except (a) as may be required by Law or by the rules and regulations of the NYSE (in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public announcement or statement in advance and, if applicable, shall give due consideration to all reasonable additions, deletions or changes suggested thereto), or (b) to enforce its rights and remedies under this Agreement; provided, that (i) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Transactions to the extent that the information therein relating to this Agreement or the Transactions consists solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 5.10 and (ii) each of the Company and Parent may make any public statements relating to this Agreement or the Transactions in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 5.10. Neither the Company nor Parent shall be required to provide any review or comment to Parent or the Company, as applicable, regarding any statement, release or disclosure in response to the receipt and existence of a Company Takeover Proposal or its making of a Company Adverse Recommendation Change or a Parent Takeover Proposal or its making of a Parent Adverse Recommendation Change, as applicable, and following any public statement, release or disclosure by the Company or Parent, as applicable, in respect of any of the foregoing matters, Parent or the Company, as applicable, shall not be required to provide any review or comment to the Company or Parent, as applicable, regarding any statement, release or disclosure made by Parent or the Company, as applicable, with respect to such matters. The foregoing shall not be deemed to limit any customary disclosure made by Parent or any of its Affiliates to the Debt Financing Sources and rating agencies in connection with efforts or activities by the Parent to obtain any Financing (so long as such disclosure is in accordance with customary confidentiality practices for syndicated credit facilities). The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 5.11   Indemnification and Insurance.

(a)     Parent shall and shall cause the HoldCo Surviving Company to, take all action necessary or appropriate to ensure that all rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time and related advancement of expenses now existing in favor of any present and former director, officer and employee of the Company or any of its Subsidiaries and each such person who served as a director, officer, employee, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Organizational Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties for a period of six (6) years after the Closing unless required by applicable Law. The foregoing notwithstanding, if any Proceeding (whether arising before, at or after the Closing) is made against any Company Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of Closing, Parent shall cause the HoldCo Surviving Company to take such action as may be necessary to ensure that the rights to indemnification and exculpation from Liabilities and advance of expenses referenced in the preceding sentence shall continue in effect until the final disposition of such Proceeding.

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(b)    For a period of six (6) years from and after the Closing, the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, indemnify and hold harmless each Company Indemnified Party against any reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that such person was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Transactions, in accordance with applicable Law and as provided in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof, and the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, also advance expenses to the Company Indemnified Parties as incurred in accordance with applicable Law and as provided in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement or any indemnification agreements between such Company Indemnified Parties and the Company in existence as of, and disclosed to Parent prior to, the date hereof; provided, that the Company Indemnified Party to whom expenses are advanced provides a written undertaking to repay all such advances if it is ultimately determined by a final and nonappealable adjudication that such Company Indemnified Party is not entitled to indemnification under this Section 5.11 or otherwise.

(c)     For a period of six (6) years after Closing, the HoldCo Surviving Company shall, and Parent shall cause the HoldCo Surviving Company to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the HoldCo Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insureds) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the HoldCo Surviving Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed three hundred percent (300%) of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the HoldCo Surviving Company shall cause to be maintained policies of insurance which, in the HoldCo Surviving Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, after consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to Closing a six (6)-year prepaid “tail” policy(ies) providing equivalent coverage to that described in the preceding sentence; provided, that if the total cost for such prepaid “tail” policy(ies) would exceed the Premium Cap, then the HoldCo Surviving Company shall obtain a prepaid “tail” policy(ies) with the maximum coverage available for a total cost of the Premium Cap. If such prepaid policy(ies) has been obtained prior to the Closing, the Company shall, and Parent shall cause the HoldCo Surviving Company to, maintain such policy(ies) in full force and effect, and continue to honor the obligations thereunder.

(d)    In the event that the HoldCo Surviving Company (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

(e)     The rights of each Company Indemnified Party pursuant to this Section 5.11 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries or under applicable Law. The provisions of this Section 5.11 shall survive the Transactions and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.

Section 5.12   Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company and subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.13   Transaction Litigation. Each of Parent and the Company shall provide prompt written notice to the other Party of any Proceeding brought or threatened by any Governmental Entity, stockholder of such Party (on their own behalf or on behalf of such Party) or any third-party claim against such Party, any of its Subsidiaries or any of its or their directors or officers (in their capacity as such) relating to the Transactions, this Agreement or any of the transactions contemplated hereby (“Transaction Litigation”). Each of Parent and the Company shall: (a) give the other Party the opportunity to participate (but not control) (at the other Party’s expense) in the defense, prosecution or settlement of any such Transaction Litigation and will consider in good faith the other Party’s advice with respect to such Transaction Litigation. Neither Party shall offer or agree to settle any such Proceeding without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, without limiting the foregoing, each Party shall use reasonable best efforts so that any such settlement includes a full release of the other Party and its Affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon Parent, HoldCo Surviving Company or any of their respective Affiliates. In the event, and to the extent of, any conflict or overlap between the provisions of this Section 5.13 and Section 5.1 or Section 5.2, the provisions of this Section 5.13 shall control.

Section 5.14   Stock Exchange Matters. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, or do or cause to be done all things necessary, proper or advisable under applicable Law to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE no later than the Effective Time, subject to official notice of issuance. Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time; provided, that such delisting and termination shall not be effective until after the Effective Time. The Company shall reasonably cooperate in good faith with Parent in connection with the actions contemplated by this Section 5.14.

Section 5.15   Tax Matters.

(a)     Each of Parent and the Company shall, and shall cause each of its respective controlled Affiliates to, use its reasonable best efforts to (i) cause the First Merger and the LLC Conversion, taken together, to qualify as a Qualified F Reorg, and (ii) cause the Second Merger and the Third Merger, taken together, to qualify as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that is treated as a “reorganization” within the meaning of Section 368(a) of the Code (together with clause (i), the “Intended Tax Treatment”), and to not take (and to prevent any controlled Affiliate of such party from taking) any actions that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment, including by not taking any Tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal and applicable state and local Tax purposes unless otherwise required by a change in applicable Law after the date of this Agreement or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax law); provided, that none of Parent, the Company or any of their respective Subsidiaries shall have any liability or obligation to any holder of Company Common Stock in the event that the Transactions fail to qualify for the Intended Tax Treatment.

(b)    Each of Parent and the Company shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of any opinion relating to the Intended Tax Treatment (including using reasonable best efforts to obtain, and reasonably cooperating with one another in connection with, each of the opinion described in Section 6.3(e) and the Qualified F Reorg Tax Opinion), including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Parent or of the Company or HoldCo, as applicable) that contain customary representations reasonably necessary or appropriate for such counsel to render such opinions.

(c)     Each of Parent and the Company will notify the other party promptly after becoming aware of any reason to believe that the Transactions, taken together, may not qualify for the Intended Tax Treatment. Notwithstanding anything to the contrary in this Agreement, in the event that (i) the Company cannot receive a tax opinion from White & Case LLP that the First Merger and the LLC Conversion, taken together, will qualify as a Qualified F Reorg (the “Qualified F Reorg Tax Opinion”) or (ii) the First Merger and the LLC Conversion would cause, or would reasonably be expected to cause, a condition in Article VI not to be satisfied (including, for clarity, the condition set forth in Section 6.3(e)), then, in the case of clause (i), the Company may elect, in good faith, not to pursue the First Merger and the LLC Conversion and the Parties shall implement the Alternative Transaction Structure and, in the case of clause (ii), the Parties shall not proceed with the First Merger and the LLC Conversion and implement the Alternative Transaction Structure, in either case, in accordance with this Section 5.15(c). The Company shall deliver

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a notice informing Parent in writing if the Company elects not to pursue the First Merger and the LLC Conversion pursuant to clause (i) of the foregoing sentence at least thirty (30) days prior to the anticipated Closing Date (the “Revised Structure Notice”). Upon delivery of the Revised Structure Notice or a determination that the First Merger and the LLC Conversion would cause, or would reasonably be expected to cause, a condition in Article VI not to be satisfied, the First Merger and the LLC Conversion shall be eliminated, and the structure of the Second Merger shall be modified such that for all purposes hereunder the Second Merger shall consist of Merger Sub 2 merging with and into the Company, with the separate existence of Merger Sub 2 ceasing and the Company surviving as the surviving corporation in the Second Merger as a wholly owned subsidiary of Parent and the Third Merger shall be modified such that for all purposes hereunder the Third Merger shall consist of the surviving corporation in the Second Merger merging with and into Merger Sub 3, with the separate existence of the surviving corporation in the Second Merger ceasing and Merger Sub 3 continuing as the surviving limited liability company in the Third Merger as a wholly owned subsidiary of Parent (the “Alternative Transaction Structure”). If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, the Second Merger and the Third Merger shall occur on the Closing Date and the Parties shall enter into an amendment to this Agreement implementing the Alternative Transaction Structure.

(d)    This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

Section 5.16   Additional Agreements. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the HoldCo Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Transactions, the officers of the HoldCo Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17   Registration Rights Agreement. Parent shall, at the Closing, execute and deliver the Amended and Restated Registration Rights Agreement.

Section 5.18   Termination of Stockholders Agreement. Parent shall use reasonable best efforts to terminate the Stockholders Agreement, dated as of December 9, 2021, by and among Parent and the other parties thereto (the “Existing Stockholders Agreement”), with such termination to be effective as of immediately prior to the Effective Time.

Section 5.19   Director and Officer Resignations. As requested by Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent prior to the Closing resignations executed by directors and officers of the Company and its Subsidiaries, in each case to be effective upon the Effective Time.

Section 5.20   Prohibited Transfer.

(a)     The Company shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Voting and Support Agreement) made or attempted to be made in violation of the Voting and Support Agreement.

(b)    Parent shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Letter Agreements) made or attempted to be made in violation of the Letter Agreements. Parent shall not, without the prior written consent of the Company, amend, waive or terminate the Letter Agreements.

Section 5.21   Parent Merger Subs, HoldCo and Merger Sub 1 Stockholder Vote.

(a)     During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, the Parent Merger Subs, HoldCo and Merger Sub 1 shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b)    (i) Parent shall ensure that each of the Parent Merger Subs duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of each of the Parent Merger Subs under this Agreement, and Parent shall be jointly and severally liable with the Parent Merger Subs for the due and timely performance and satisfaction of each such covenant, obligation and liability and (ii) the Company shall ensure that each of HoldCo and Merger Sub 1 duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities

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of each of HoldCo and Merger Sub 1, as applicable, under this Agreement, and the Company shall be jointly and severally liable with the HoldCo and Merger Sub 1 for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c)     Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub 2, a written consent adopting this Agreement.

(d)    Immediately following the execution of this Agreement, the Company shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of HoldCo, a written consent adopting this Agreement.

(e)     Immediately following the execution of this Agreement, HoldCo shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub 1, a written consent adopting this Agreement.

Section 5.22   Existing Debt Modifications; Parent Financing Cooperation.

(a)     Parent shall, at the sole expense of Parent, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary (including arranging, obtaining and consummating the applicable Permanent Financing) to ensure it will have at Closing immediately available funds sufficient for the Financing Uses.

(b)    Upon the reasonable request of the Company, Parent shall keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange, obtain and consummate any Financing the proceeds of which will be used for the Financing Uses, except, in each case, to the extent such information would jeopardize the attorney-client privilege, attorney work-product protections or similar protections or conflict with confidentiality requirements applicable to Parent or any of its Subsidiaries (as reasonably determined in good faith by Parent); provided that Parent shall use its reasonable best efforts to provide such information (or a portion thereof) in a manner that would not jeopardize such foregoing protections.

(c)     From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VII, Parent shall, at the sole expense of Parent, use reasonable best efforts to, as soon as reasonably practicable after the date hereof:

(i)          obtain either (A) an amendment (such amendment as follows, the “Getty Images Credit Agreement Amendment”) to extend the Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof) with respect to the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof) to a date that is no earlier than February 19, 2028 (the “Required Extended Maturity Date”), the effectiveness of which occurs on or prior to the earlier of the Closing Date and such Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof) or (B) obtain binding debt commitments that provide for the funding of new Indebtedness at or prior to Closing to refinance the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof), which new Indebtedness has a “maturity date” no earlier than the Required Extended Maturity Date (such binding debt commitments, the “Parent Term Loan Refinancing Commitments”); provided, that if the Getty Images Credit Agreement Amendment is not effective on or prior to the Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof), then Parent shall cause such refinancing of the Initial Term Loans (as defined in the Getty Images Credit Agreement as in effect on the date hereof) pursuant to the Parent Term Loan Refinancing Commitments to be consummated on or prior to the earlier of the Closing and such Maturity Date (as defined in the Getty Images Credit Agreement as in effect on the date hereof); and

(ii)         amend the Existing Notes to have a maturity date no earlier than the Required Extended Maturity Date or redeem the Existing Notes (the “Notes Redemption”); provided, that, any indebtedness incurred by Parent or any of its Subsidiaries in exchange for the Existing Notes or the proceeds of which are used to finance all or any portion of the Notes Redemption (the “Notes Redemption Indebtedness”) shall have a maturity date no earlier than the Required Extended Maturity Date; provided, further, that the Notes Redemption may be conditioned upon the occurrence of the Closing.

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Section 5.23   Financing Cooperation.

(a)     From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Article VII, the Company agrees to, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide all reasonable and customary cooperation that may be reasonably requested by Parent in connection with arranging, obtaining and consummating any Financing. Without limiting the generality of the foregoing, such cooperation shall include:

(i)          as promptly as reasonably practicable (A) furnishing Parent with the Required Information, which shall be Compliant, and other information regarding the Company and its Subsidiaries that is reasonably required by Parent to consummate any Financing, and (B) informing Parent if a restatement of any financial statements (included in the Required Information or otherwise) is probable or under active consideration in order for such financial statements to comply with GAAP;

(ii)         at reasonable times and upon reasonable advance notice by Parent, causing appropriate members of the Company’s management team to participate in a reasonable number of meetings, conference calls, road shows, presentations, due diligence sessions (including accounting due diligence sessions), and sessions with rating agencies and prospective financing sources;

(iii)        reasonably assisting Parent and the Debt Financing Sources with, and furnishing Parent with reasonable information and materials with respect to the Company to be used in, the preparation of customary (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, road show presentations, and similar customary documents, in each case, as may be reasonably required by Parent for consummation of any Financing;

(iv)        reasonably assisting Parent with, and furnishing Parent with reasonable information and materials with respect to the Company to be used in, the preparation of pro forma financial information and pro forma financial statements reflecting the transactions contemplated hereby and any Financing, to the extent necessary or reasonably requested by Parent or the Debt Financing Sources to be included in any marketing materials of the type required in connection with any Financing, it being agreed that Parent shall be responsible for the preparation of any such pro forma financial statements, pro forma financial information and marketing materials;

(v)         exercising reasonable best efforts to cause (including providing any customary representation letters requested by the Company’s independent auditors) the Company’s independent auditors (A) to participate, consistent with customary practice, in drafting sessions and due diligence session with Parent and the Debt Financing Sources, (B) to provide, consistent with customary practice, customary auditors consents (including consents of accountants for use of their reports in any materials relating to any Financing) and (C) to provide, consistent with customary practice, customary “comfort” letters (including “negative assurance” comfort and change period comfort) as reasonably requested by the Debt Financing Sources with respect to financial information relating to the Company included in the offering documentation for any Financing;

(vi)        subject in all respects to clause (b)(iv) below, promptly executing and delivering to Parent and the Debt Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information with respect to the Company and its Subsidiaries that is required by the Debt Financing Sources in connection with consummating any Financing, to comply with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230 and that has been requested of the Company by or on behalf of Parent at least eight (8) Business Days prior to the Closing Date;

(vii)       subject in all respects to clause (b)(iv) below, executing and delivering as of the Closing Date customary closing documents and any definitive financing documents with respect to any Financing (including any credit agreements, currency or interest rate hedging arrangements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents and other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to any Financing as may be required in connection with the consummation of any Financing);

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(viii)      subject in all respects to clause (b)(iv) below, reasonably assisting in facilitating the pledging of collateral and the granting of security interests in respect of any Financing (including using reasonable best efforts to deliver any original stock certificates and related powers and any original promissory notes and related powers, in each case, subject to any applicable grace periods to be set forth in the applicable Definitive Debt Financing Agreement);

(ix)        cooperating with the reasonable due diligence requests of any Debt Financing Source and providing reasonable access to documents and other information in connection with customary due diligence investigations;

(x)         providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to any Financing; and

(xi)        cooperating in connection with obtaining customary payoff and related releases in respect of any Payoff Indebtedness (to the extent not provided pursuant to Section 5.24).

(b)    Notwithstanding anything in this Section to the contrary:

(i)          such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries;

(ii)         nothing in this Section shall require cooperation of the Company, any of its Subsidiaries, controlled Affiliates or representatives to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any personal liability (as opposed to liability in his or her capacity as a director, manager, officer or employee of such person), (B) reasonably be expected to conflict with, violate or result in a default or breach under the Company’s or its Subsidiaries’ Organizational Documents, any applicable material Law or material binding agreements or (C) cause any condition to the consummation of the Closing set forth in Article VI not to be satisfied (or materially less likely to be satisfied);

(iii)        prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other expense, liability or obligation or make any other payment or agree to provide any indemnity in connection with any Financing, in each case, that has not been or will not be reimbursed or indemnified by Parent or those that will only be effective as of the Effective Time;

(iv)        none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document, certificate or instrument, including any Definitive Debt Financing Agreement, with respect to any Financing that is not contingent upon the consummation of the Closing or that would be effective prior to the Closing Date (other than representation letters and authorization letters referred to above) and none of the directors and officers of the Company or the Company’s Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which any Financing is obtained prior to the Closing Date unless Parent shall have determined that such directors and officers are to remain as directors and officers of the Company or the Company’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date; and

(v)         nothing in this Section shall oblige the Company to provide any information which (A) would result in the loss or waiver of any attorney-client privilege of the Company or any of its Subsidiaries or (B) would contravene any applicable Law, rule, regulation or order (provided, that the Company shall use reasonable best efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege).

(c)     The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or its Subsidiaries in any respect.

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(d)    The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K in accordance with the time periods required by the Exchange Act and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act prior to the Closing Date. In addition, to the extent necessary to arrange, obtain or consummate any Financing, and subject to the limitations set forth in this Section, if, in connection with any marketing materials or disclosure related to any Financing, Parent reasonably requests the Company to file a Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company or its Subsidiaries or their securities, which information Parent determines upon advice from its Debt Financing Sources (and the Company does not reasonably object after being provided a reasonable opportunity to review and comment) to include in marketing materials for any Financing, then the Company shall file such Form 8-K.

(e)     Parent shall indemnify, defend and hold harmless each of the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with their cooperation in arranging any Financing and the performance of their respective obligations under this Section and the provision of any information utilized in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective representatives (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Parent shall, promptly upon written request of the Company reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the cooperation required by this Section.

(f)     Notwithstanding anything to the contrary contained herein, Parent and each Parent Merger Sub acknowledges and agrees that its obligations to consummate the Transactions are not contingent upon Parent or the Merger Subs obtaining any Financing.

Section 5.24   Payoff Letters. The Company shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date executed copies of payoff letters with respect to the Company Credit Agreement or any other Payoff Indebtedness for which the underlying documentation is in the form of a credit agreement or similar agreement, in each case, in a customary form. With respect to any existing letters of credit listed in Section 5.24 of the Company Disclosure Schedule (the “Existing L/Cs”), prior to the Closing Date, the Company shall use its reasonable best efforts to take all actions reasonably requested by Parent to back-stop, “rollover” or terminate the Existing L/Cs (including the release and discharge of all related Liens and security interests).

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1     Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to effect the Transactions shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)     Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained, and, if the Stockholder Written Consent was obtained, the Information Statement shall have been cleared by the SEC and mailed to the stockholders of Parent (in accordance with Regulation 14C under the Exchange Act) at least twenty (20) Business Days prior to the Closing.

(b)    Registration Statement. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for that purpose shall have been initiated or threatened by the SEC unless subsequently withdrawn.

(c)     No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have entered or issued or have filed a legal action that is pending seeking an Order or adopted or enacted a Law in each case that is then in effect and has the effect of restraining, prohibiting, enjoining or rendering illegal the consummation of the Transactions (an “Adverse Law or Order”).

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(d)    Regulatory Approval. (i) Any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) those clearances and approvals set forth on Section 5.7(a) of the Company Disclosure Schedule, along with any other consents or approvals by any Governmental Entity that are required by any Regulatory Law to consummate the Transactions or which the failure to obtain would be, following the Closing, material to Parent and its Subsidiaries (including the HoldCo Surviving Company and its Subsidiaries), taken as a whole shall have been obtained.

(e)     Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2     Conditions to Obligations of Parent and Parent Merger Subs. The respective obligations of Parent and Parent Merger Subs to effect the Transactions shall be subject to the fulfillment (or waiver by Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of the Company, HoldCo and Merger Sub 1 set forth in (i) Article III (other than in Section 3.1(a) (the first sentence only), Section 3.1(d) (the second sentence only), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.3, Section 3.7, and Section 3.26) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifications contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.1(a) (the first sentence only), Section 3.1(d) (the second sentence only), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.3 (other than Section 3.3(a) (the first three sentences only)), and Section 3.26 shall be true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifications contained in such representations and warranties) in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.3(a) (the first three sentences only) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Company Common Stock subject to Section 3.3(a), and (iv) Section 3.7 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b)    Performance of Obligations of the Company. The Company, HoldCo and Merger Sub 1 shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing.

(c)     No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)    Closing Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), and Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3     Conditions to Obligations of the Company, HoldCo and Merger Sub 1. The obligations of the Company, HoldCo and Merger Sub 1 to effect the Transactions shall be subject to the fulfillment (or waiver by the Company, HoldCo or Merger Sub 1, to the extent permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Parent Merger Subs set forth in (i) Article IV (other than in Section 4.1(a) (the first sentence only), Section 4.1(d) (the second sentence only), Section 4.1(e), Section 4.1(f), Section 4.2(a), Section 4.3, Section 4.7, and Section 4.27) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Parent Material Adverse Effect and similar qualifications contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.1(a) (the first sentence only), Section 4.1(d) (the second sentence only), Section 4.1(e), Section 4.1(f),

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Section 4.2(a), Section 4.3 (other than Section 4.3(a) (the first three sentences only)), and Section 4.27 shall be true and correct (without regard to materiality, Parent Material Adverse Effect and similar qualifications contained in such representations and warranties) in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.3(a) (the first three sentences only) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date other than inaccuracies that are in the aggregate de minimis as compared to the total number of shares of Parent Common Stock subject to Section 4.3(a), and (iv) Section 4.7 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b)    Performance of Obligations of Parent and Parent Merger Subs. Parent and Parent Merger Subs shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing.

(c)     No Material Adverse Effect: No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(d)    Closing Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e)     U.S. Federal Income Tax Opinion. The Company shall have received the opinion of White & Case LLP (or, if White & Case LLP is unable to deliver such tax opinion, of Skadden, Arps, Slate, Meagher & Flom LLP that, in such case, is addressed to Parent), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Second Merger and the Third Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon, and otherwise assume the accuracy of, representations contained in certificates of officers of Parent, HoldCo and the Company required to be delivered to such counsel pursuant to Section 5.15(b), reasonably satisfactory in form and substance to such counsel, and such other information as such counsel reasonably deems relevant.

(f)     Existing Debt Modifications. Parent shall have consummated each of the Existing Debt Modifications.

Article VII
TERMINATION

Section 7.1     Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval), as follows:

(a)     by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if the Effective Time shall not have occurred on or prior to 11:59 p.m., Eastern Time, on January 6, 2026 (the “Initial End Date”); provided, however, that if on the Initial End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(d) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then satisfied were the Closing to occur at such time), the Initial End Date will automatically be extended to 11:59 p.m., Eastern Time, on April 6, 2026 (the “Extended End Date”); provided, further, however, that if on the Extended End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(d) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then satisfied were the Closing to occur at such time), the Extended End Date will automatically be extended to 11:59 p.m., Eastern Time, on July 6, 2026 (the “Second Extended End Date”) provided, further, however, that if on the Second Extended End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c), as it relates to a Regulatory Law, or Section 6.1(c) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions are capable of being then

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satisfied were the Closing to occur at such time) and there is a Proceeding pending with respect to a Regulatory Law, the Second Extended End Date will automatically be extended to 11:59 p.m., Eastern Time, on October 6, 2026 (the “Outside End Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) (i) whose material breach of any obligation under this Agreement was the primary cause of or primarily resulted in the Effective Time not occurring prior to the End Date and (ii) who is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI);

(c)     by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have entered or issued a final and nonappealable Order that remains in effect or shall have adopted or enacted a Law that is final and nonappealable and remains in effect, in either case that permanently restrains, enjoins or makes illegal the consummation of the Transactions; provided, that the Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used reasonable best efforts to prevent the entry of, and to remove, such Adverse Law or Order in accordance with Section 5.7; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party (treating Parent and Parent Merger Subs as one party and the Company, HoldCo and Merger Sub 1 as one party for this purpose) whose material breach of any obligation under this Agreement was the primary cause of or primarily resulted in such Order (or such Order becoming final and nonappealable);

(d)    by either the Company or Parent, (i) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken or (ii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (if held pursuant to Section 5.8(e)) or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(e)     by the Company (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Section 6.2(a) or (b)), if Parent or any of the Parent Merger Subs has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than pursuant to Section 4.26), which breach (i) would result in the conditions in Article VI not being satisfied and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from the Company to Parent describing such breach or failure in reasonable detail and indicating its intent to terminate pursuant to this Section 7.1(e);

(f)     by Parent (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Section 6.3(a) or (b)), if the Company, HoldCo or Merger Sub 1 have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach (i) would result in the conditions in Article VI not being satisfied; and (ii) is not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail and indicating its intent to terminate pursuant to this Section 7.1(f);

(g)    (i) by the Company, prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.4 in order to accept a Company Superior Proposal, subject to the prior or substantially concurrent payment of the Company Termination Fee to Parent pursuant to Section 7.3(d) or (ii) by Parent, prior to the receipt of the Parent Stockholder Approval, in accordance with Section 5.5 in order to accept a Parent Superior Proposal, subject to the prior or substantially concurrent payment of the Parent Termination Fee to the Company pursuant to Section 7.4(d);

(h)    (i) by Parent, prior to receipt of the Company Stockholder Approval, at any time following a Company Adverse Recommendation Change or (ii) by the Company, prior to the receipt of the Parent Stockholder Approval, at any time following a Parent Adverse Recommendation Change;

(i)     by the Company (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that has been the primary cause of any Financing or the Existing Debt Modifications not being obtained), within three (3) Business Days after the expiration of the Marketing Period, if (x) Parent has not obtained each of the Existing Debt Modifications at such time or (y) Parent’s

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representation in Section 4.26 is not true and correct at such time; provided, that if the Company is then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI on the date on which the three (3) Business Day period during which the Company is entitled to terminate this Agreement would otherwise begin pursuant to this Section 7.1(i), then the Company’s termination right pursuant to this Section 7.1(i) shall be unavailable until, and such three (3) Business Day period shall be tolled until and shall begin on, the date, if any, on which the Company is no longer then in breach of any representation, warranty, covenant or other agreement contained herein that would result in the failure of a condition set forth in Article VI); and; and

(j)     by the Company at any time prior to the Parent Stockholder Meeting if the Stockholder Written Consent is not delivered by Parent to the Company within forty eight (48) hours after the execution and delivery of this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 7.1 shall provide written notice of such termination to the other parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2     Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, HoldCo or Merger Sub 1, on the one hand, or Parent or Parent Merger Subs, on the other hand, to the other except (i) as provided in Section 7.3 or Section 7.4 or (ii) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (which liability it is expressly acknowledged is not limited to reimbursement of expenses or out-of-pocket costs and may include damages based on loss of the economic benefits of the transactions contemplated by this Agreement, which may include loss of premium to which the holders of Company Common Stock and Company Equity Awards would have been entitled) (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 7.3     Company Termination Fee.

(a)     If this Agreement is validly terminated:

(i)          (A) by Parent or the Company pursuant to Section 7.1(b) (End Date), (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Company Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to termination, and (C) (1) the Parent Stockholder Approval shall have been obtained, (2) the Company Stockholder Approval shall not have been obtained and (3) all other conditions set forth in Section 6.1 and Section 6.3 were satisfied or capable of being satisfied at the time of such termination;

(ii)         (A) by Parent or the Company pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) and (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the Company Stockholder Meeting; or

(iii)        (A) by Parent pursuant to Section 7.1(f) (Company Terminable Breach) and (B) a Company Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Company Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the breach giving rise to such right of termination;

and in the case of each of the foregoing clauses (i) through (iii), at any time on or prior to the twelve (12)-month anniversary of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction included within the definition of a Company Takeover Proposal with any person (a “Company Takeover Transaction”), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, concurrently with the consummation of any such Company Takeover Transaction (whether or not within such twelve (12) month period); provided, that for the purposes of this Section 7.3(a) only, all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

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(b)    If (i) Parent terminates this Agreement pursuant to Section 7.1(h)(i) (Company Adverse Recommendation Change) or (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) following any time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(h)(i) (Company Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, within two (2) Business Days after such termination.

(c)     If the Company terminates this Agreement pursuant to Section 7.1(g)(i) (Company Superior Proposal), the Company shall pay or cause to be paid to Parent (or Parent’s designee) the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, prior to or substantially concurrently with such termination.

(d)    “Company Termination Fee” means thirty two million seven hundred thousand dollars ($32,700,000), in cash. Anything to the contrary in this Agreement notwithstanding, if this Agreement is terminated and such termination gives rise to the obligation of the Company to pay the Company Termination Fee in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company and its Affiliates and Representatives shall have no further Liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under this Section 7.3, except in the case of fraud or a Willful Breach of this Agreement. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.

(e)     The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, Parent and Parent Merger Subs would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company shall reimburse Parent (or Parent’s designee) for all costs and expenses (including reasonable disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced where there is a judgement against the Company for the Company Termination Fee, and (ii) the Company shall pay or cause to be paid to Parent (or Parent’s designee) interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(f)     Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 7.3 constitutes the sole and exclusive remedy of Parent or any of its Affiliates against the Company, or any of its Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee in accordance with this Section 7.3, none of the Company or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the other transactions contemplated hereby.

Section 7.4     Parent Termination Fee.

(a)     If this Agreement is validly terminated:

(i)          (A) by Parent or the Company pursuant to Section 7.1(b) (End Date), (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Parent Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to termination, and (C) (1) the Company Stockholder Approval shall have been obtained, (2) the Parent Stockholder Approval shall not have been obtained and (3) all other conditions set forth in Section 6.1 and Section 6.2 were satisfied or capable of being satisfied at the time of such termination;

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(ii)         (A) by Parent or the Company pursuant to Section 7.1(d)(ii) (Parent Stockholder Approval Not Obtained) and (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the Parent Stockholder Meeting; or

(iii)        (A) by Company pursuant to Section 7.1(e) (Parent Terminable Breach) and (B) a Parent Takeover Proposal shall have been publicly announced or publicly disclosed or made to the Parent Board of Directors after the date of this Agreement and not withdrawn at least three (3) Business Days prior to the date of the breach giving rise to such right of termination;

and in the case of each of the foregoing clauses (i) through (iii), at any time on or prior to the twelve (12)-month anniversary of the date of such termination, Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction included within the definition of a Parent Takeover Proposal with any person (a “Parent Takeover Transaction”), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, concurrently with the consummation of any such Parent Takeover Transaction (whether or not within such twelve (12) month period); provided, that for the purposes of this Section 7.4(a) only, all references in the definition of Parent Takeover Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%).”

(b)    If (i) the Company terminates this Agreement pursuant to Section 7.1(h)(ii) (Parent Adverse Recommendation Change), (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(d)(i) (Company Stockholder Approval Not Obtained) following any time when the Company is entitled to terminate this Agreement pursuant to Section 7.1(h)(ii) (Parent Adverse Recommendation Change), or (iii) the Company terminates this Agreement pursuant to Section 7.1(j), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, within two (2) Business Days after such termination.

(c)     If Parent terminates this Agreement pursuant to Section 7.1(g)(ii) (Parent Superior Proposal), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, prior to or substantially concurrently with such termination.

(d)    If the Company terminates this Agreement pursuant to Section 7.1(i) (Parent Existing Debt Modification Failure or Insufficient Funds), Parent shall pay or cause to be paid to the Company (or the Company’s designee) the Parent Additional Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds, within three (3) Business Days after notice of such termination.

(e)    “Parent Termination Fee” means thirty two million seven hundred thousand dollars ($32,700,000), in cash. “Parent Additional Termination Fee” means forty million dollars ($40,000,000), in cash. Anything to the contrary in this Agreement notwithstanding, if this Agreement is terminated and such termination gives rise to the obligation of Parent to pay the Parent Termination Fee or Parent Additional Termination Fee in accordance with this Section 7.4, from and after such termination and payment of the Parent Termination Fee or Parent Additional Termination Fee in full pursuant to and in accordance with this Section 7.4, Parent and its Affiliates and Representatives shall have no further Liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under this Section 7.4, except in the case of fraud or a Willful Breach of this Agreement. Each of the Parties acknowledges that the Parent Termination Fee and Parent Additional Termination Fee are not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee or Parent Additional Termination Fee, as applicable, is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to more than one payment of the Parent Termination Fee, the Parent Additional Termination Fee or both payment of the Parent Termination Fee and the Parent Additional Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee or Parent Additional Termination Fee is payable.

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(f)     Parent and Parent Merger Subs acknowledge that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that, without these agreements, the Company, HoldCo and Merger Sub 1 would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to this Section 7.3 then (i) Parent shall reimburse the Company (or the Company’s designee) for all costs and expenses (including reasonable disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced where there is a judgement against the Parent for the Parent Termination Fee, the Parent Additional Termination Fee or both the Parent Termination Fee and the Parent Additional Termination Fee, and (ii) Parent shall pay or cause to be paid to the Company (or the Company’s designee) interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made.

(g)    Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to receive payment of the Parent Termination Fee or Parent Additional Termination Fee pursuant to this Section 7.4 constitutes the sole and exclusive remedy of the Company or any of its Affiliates against the Parent, the Debt Financing Sources or any of their respective Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Parent Termination Fee in accordance with this Section 7.4, none of the Parent, the Debt Financing Sources or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Financing, the Transactions or the other transactions contemplated hereby or thereby and none of the Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Financing or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for payment of the Parent Termination Fee or Parent Additional Termination Fee upon payment of such amount.

Article VIII
MISCELLANEOUS

Section 8.1     No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, schedule or other document delivered pursuant to this Agreement shall survive the Transactions, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transactions, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred in connection with the filing fee for the Form S-4 and printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and the Company. All filing fees incurred in connection with any filing made pursuant to any Regulatory Laws shall be borne solely by Parent.

Section 8.3     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4     Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, that in any Proceeding involving a Debt Financing Source that is in any way related to this Agreement or the

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Transactions, including any dispute arising out of or relating in any way to any Financing, shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state).

Section 8.5     Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Agreement were not performed (including failure to take such actions as are required of a Party hereunder to consummate the Transactions), or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall (a) be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company seeking to cause Parent to comply with its obligations pursuant to Section 5.22) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (b) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (i) the other party has an adequate remedy at law (including monetary damages) or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3 and Section 7.4. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties irrevocably agrees that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement and the rights and obligations arising hereunder brought by another Party or its successors or assigns, shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement, the transactions contemplated hereby or the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above named courts, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law. The Parties agree that a final judgment in any Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by applicable Law.

Section 8.6     WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR THE MERGERS.

Section 8.7     Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed provided: (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified; provided, that notice provided by email shall not be effective if a bounceback or similar “undeliverable” message is received by such sender (excluding “out of office” or

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similar automated replies); or (c) when delivered if sent by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address (or to such other address as any Party shall specify by written notice so provided in accordance with this Section 8.7):

If to Parent or Parent Merger Subs, to:
Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104
Attention:	Kjelti Kellough
Email:	kjelti.kellough@gettyimages.com
with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Todd E. Freed
Jon A. Hlafter
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com
If to the Company, HoldCo or Merger Sub 1, to:
Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, NY 10118
Attention:	General Counsel
Email:	counsel@shutterstock.com
with copies (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Kimberly C. Petillo-Décossard
Ross E. Sturman
Joseph F. Rosati
Email:	kimberly.petillo-decossard@whitecase.com
ross.sturman@whitecase.com
joseph.rosati@whitecase.com

Section 8.8     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company or any of its Affiliates, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after the date of this Agreement, to any Debt Financing Source pursuant to terms of any Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of such Financing. Any purported assignment not permitted under this Section 8.8 shall be null and void.

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Section 8.9     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10   Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof and thereof.

Section 8.11   Amendments; Waivers. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may only be amended, modified or supplemented in a writing signed on behalf of each of Parent and the Company; provided, that after receipt of the Company Stockholder Approval or Parent Stockholder Approval, no amendment to this Agreement shall be made that by Law requires further approval by the Company’s or Parent’s stockholders, as applicable, without obtaining such further approval. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Parent Merger Subs, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Parent Merger Subs, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Parent Merger Subs, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary in this Agreement, no modifications, supplements, amendments or waivers to any Specified Provision (and any provision of this Agreement to the extent a modification, supplement or amendment of such provision would modify the substance of any Specified Provision) shall be permitted in a manner materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.12   Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13   No Third-Party Beneficiaries. Except (a) for Section 5.11 (which, from and after the Effective Time, shall be for the benefit of the Company Indemnified Parties), (b) as set forth on Section 5.6(f) of the Parent Disclosure Schedules, (c) for Section 8.15 (which shall be for the benefit of the Related Parties) and (d) unless the Closing occurs, the right of the Company, on behalf of holders of Company Common Stock to pursue claims for damages for any Willful Breach of this Agreement by Parent or Parent Merger Subs, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to holders of Company Common Stock to receive the Merger Consideration, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (a) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of the holders of Company Common Stock in any manner the Company deems fit, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder; provided, that each Debt Financing Source shall be an intended third-party beneficiary of the Specified Provisions (and any provision of this Agreement to the extent a modification, supplement, amendment or waiver of such provision would modify the substance of any Specified Provision) and shall be entitled to enforce such Specified Provisions directly; it being understood that the foregoing provisions may not be amended or waived in a manner adverse to the Debt Financing Sources without their prior written consent. Notwithstanding anything to the contrary in this Agreement, Parent and Parent Merger Subs expressly agree, following the termination of this Agreement at or after the time at which the Company Stockholder Approval shall have been obtained, the Company shall have the right, on behalf of its stockholders, and is hereby appointed as representative of its stockholders for

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such purposes, to pursue damages against any Parent or Parent Merger Subs for the loss of the Merger Consideration, including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder, in the event of any Willful Breach by Parent or Parent Merger Subs.

Section 8.14   Lender Related Parties. Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement, on behalf of itself and each of its controlled Affiliates, hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any Proceeding involving the Debt Financing Sources, arising out of or relating to, this Agreement, any Financing or any of the agreements (including each Definitive Debt Financing Agreement) entered into in connection with any Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (iii) agrees that service of process upon such person in any such Proceeding shall be effective if notice is provided in accordance with Section 8.7 and (iv) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, ANY FINANCING, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER. This Section shall not limit the rights of the parties to any Financing under any Definitive Debt Financing Agreement.

Section 8.15   Non-Recourse Parties. Notwithstanding anything that may be expressed or implied herein or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party to this Agreement may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument or as otherwise set forth therein. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon or arising out of this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Related Party is intended as a third-party beneficiary of this Section 8.15.

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Section 8.16   Interpretation.

(a)    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of the defined terms and to the masculine as well as to the feminine and neuter genders of such defined terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to a person are also to such person’s successors and permitted assigns. All references in this Agreement to “$” or other monetary amounts refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be deemed not to be exclusive. References to days mean calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been posted and made accessible at least two (2) Business Days prior to the date hereof and has remained posted and accessible through the date hereof in the respective “Project Grammy” virtual “data rooms” established by the Company or its Representatives or Parent or its Representatives, as applicable.

(b)    Each of the Parties has participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c)     The disclosures and information in the Company Disclosure Schedule and Parent Disclosure Schedule shall not constitute a representation or warranty and shall not expand any representation or warranty in Article III or Article IV; provided, that the Company Disclosure Schedule and Parent Disclosure Schedule are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The specification of any dollar amount or percentage threshold or the inclusion of any item in the representations and warranties contained in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as, or are, material or threatened or as having, or having had, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Company Disclosure Schedule or Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement, the Company Disclosure Schedule or Parent Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as, or are, material or threatened or as having, or having had, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable), is within or outside of the ordinary course of business or is or is not material to the business or operations of the Company, Parent or either of their Subsidiaries, as applicable. The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and any other schedules, exhibits or annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to constitute an acknowledgment that the information is required to be disclosed or an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract), or to otherwise imply that such information (or any non-disclosed item or information of comparable or greater significance) represents a material exception or effect, that such

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information has had a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or that such information actually constitutes noncompliance with, or a breach or violation of, any Law, Contract or other topic to which such information is applicable.

Section 8.17   Definitions.

(a)     General Definitions. References in this Agreement to “Subsidiaries” of any person means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity securities or interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, (ii) at least a majority of the equity economic interests are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries, or (iii) with respect to a partnership or limited liability company, such person or any Subsidiary of such person is a general partner or managing member of such partnership or limited liability company (as the case may be). References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

(b)    Certain Specified Definitions. As used in this Agreement:

(i)          “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable than those that are applicable to the Company or Parent, as applicable, than those that are contained in the Confidentiality Agreement (excluding standstill restrictions); provided, that such confidentiality agreement shall not prohibit compliance by the Company or Parent with any of the provisions of Sections 5.4 and 5.5, as applicable.

(ii)         “Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

(iii)        “Archive Content” means Owned Intellectual Property consisting of (a) photographs, illustrations, or other visual representations, (b) moving visual content, including film, video tape, digital files, animation and clips and (c) font, audio file and any other work protected by copyright, in all cases, generated by any means and in any format or medium, including any reproductions and any modifications and derivative works thereof created on or prior to December 31, 2000.

(iv)        “Audited Financial Information” means (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2023, and as of and for the last day of any subsequent fiscal year ended at least sixty (60) calendar days before the Closing Date and (b) respective related audited combined statements of income, shareholder’s equity and cash flows of the Company and its Subsidiaries, for the fiscal years ended December 31, 2022 and December 31, 2023, and as of and for the last day of any subsequent fiscal year ended at least sixty (60) calendar days before the Closing Date, in each case together with an “unqualified” audit opinion issued with respect to such audited financial statements by the Company and its Subsidiaries’ independent auditor.

(v)         “Business Data” means, with respect to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, all proprietary or confidential data or information collected, generated or used in the conduct of such party, including all Personal Data in the possession, custody or control of such party, or otherwise held or processed on such party’s behalf.
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(vi)        “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(vii)       “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(viii)      “Company Assets” means all of the assets, properties (real or personal), permits, rights, licenses, waivers or consents (whether contractual or otherwise) of the Company and its Subsidiaries.

(ix)        “Company Credit Agreement” means that certain Credit Agreement, dated as of July 22, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, as borrower, the guarantors party from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer.

(x)         “Company Employee Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, (x) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, in each case, excluding any plans, programs or arrangements sponsored or maintained by any Governmental Entity.

(xi)        “Company Equity Awards” means, collectively, the Company RSU Awards, Company PSU Awards and Company Options.

(xii)       “Company Equity Plans” means, collectively, the Shutterstock Amended and Restated 2022 Omnibus Equity Incentive Plan and Shutterstock Amended and Restated 2021 Omnibus Equity Incentive Plan.

(xiii)      “Company Intervening Event” means any positive Effect first occurring or arising after the date hereof that is material to the Company and its Subsidiaries (taken as a whole) and that (a) was not known to or reasonably foreseeable by, or, if known or reasonably foreseeable, the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable by, the Company Board of Directors as of the date of this Agreement and (b) does not relate to any Company Takeover Proposal; provided, however, that in no event shall the following constitute or be taken into account for purposes of determining whether a Company Intervening Event has occurred: (i) the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds or fails to meet internal or published estimates, projections, forecasts or predictions for any period, (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred), (iii) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices) or (iv) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(xiv)      “Company Material Adverse Effect” means (a) any Effect that, individually or in the aggregate with any other Effect has had or would reasonably be likely to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) any Effect that, individually or in the aggregate with any other Effect prevents or materially impairs the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby (including the Transactions) on or before the End Date; provided, however, that in the case of clause (a) only, no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material

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Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (i) any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (ii) any changes in general conditions in the industry in which the Company and its Subsidiaries operate, (iii) any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Entity) relating thereto or the interpretation of the foregoing, (iv) any changes or proposed changes after the date hereof in applicable Law, regulatory policies or interpretation thereof, (v) any failure by the Company to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (2) any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (vi) any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility, (vii) weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any Law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, (viii) the execution and delivery of this Agreement, the pendency of this Agreement or the Transactions, any action taken or omitted to be taken by the Company or any Subsidiary of the Company at the express written direction or request of Parent, or the public announcement of this Agreement or the transactions contemplated hereby (including the identity of Parent), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with suppliers, customers, partners or vendors (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) any change in the price or trading volume of the Company Common Stock or any other publicly traded securities of the Company or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), (x) any reduction in the credit rating of the Company or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur) and (xi) any Transaction Litigation against the Company, any of its Affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi), to the extent such Effect has had a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which the Company and its Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur.

(xv)       “Company Material Lease” means a Company Lease with current annual rental payments of over five hundred thousand dollars ($500,000).

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(xvi)      “Company Superior Proposal” means a bona fide, written Company Takeover Proposal that did not result from a material breach of Section 5.4 and that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account such factors as the Company Board of Directors considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, all other financial, legal, regulatory, tax, financing (including sources and terms, financing market conditions and the absence of financing conditions) and other aspects of such proposal and the person making such Company Takeover Proposal, is more favorable to the stockholders of the Company from a financial point of view than the Merger after giving effect to any changes to this Agreement proposed in writing by Parent in response to such Company Takeover Proposal. For purposes of the references to “Company Takeover Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Company Takeover Proposal” will be deemed to be references to “fifty percent (50%).”

(xvii)     “Company Significant Stockholder” means Jonathan Oringer.

(xviii)   “Company Takeover Proposal” means any proposal or offer from any person (other than Parent, its Subsidiaries and the Parent Significant Stockholders) relating to, in a single transaction or series of related transactions (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of the Company, (b) any acquisition of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole (as measured by fair market value), (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of the Company and its Subsidiaries and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is fifteen percent (15%) or more.

(xix)      “Compliant” means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact with respect to the Company and its Subsidiaries or omit to state any material fact with respect to the Company and its Subsidiaries required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading with respect to the Company and its Subsidiaries, (b) the independent auditors of the Company and its Subsidiaries have not objected to the use of, withdrawn or otherwise modified any audit opinion with respect to the financial statements contained in the Required Information and have confirmed they are prepared to issue a customary comfort letter, including as to customary negative assurances and change period, in order to consummate any Financing (subject to their completion of customary procedures) on any day during the Marketing Period, (c) with respect to any interim financial statements, such interim financial statements have been SAS 100 reviewed by the independent auditors of the Company and its Subsidiaries, (d) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 (other than financial statements and other information required by Rule 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X (and in each case any successor thereto), the compensation discussion and analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and other information or financial data customarily excluded from a Rule 144A offering memorandum), and (e) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices

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for offerings and private placements of debt securities under Rule 144A of the Securities Act and are, and remain throughout the Marketing Period, sufficient to permit the Company and its Subsidiaries’ independent accountants to issue comfort letters, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue (it being understood and agreed by the Parties that any financial statements required pursuant to the terms hereof shall be in substantially the same scope and level of detail as the Required Information, except that only annual financial statements will be subject to audit procedures, with any interim periods subject to SAS 100 review).

(xx)       “Contract” means any written or oral contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(xxi)      “COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak.

(xxii)     “Data Protection Law” means all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction.

(xxiii)    “Debt Financing Sources” means, collectively, the financial institutions and any other person that provides, or has entered into, or in the future enters into, any binding agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as a lender, investor, arranger, bookrunner, underwriter, manager, placement agent, initial purchaser, agent or any other similar representative in respect of, all or any part of any Financing, together with any of such person’s Affiliates and any of such person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, partners, controlling persons, attorneys, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided, that neither Parent nor any Affiliate of Parent shall be a Debt Financing Source.

(xxiv)    “Definitive Debt Financing Agreements” means the definitive documentation relating to any Financing.

(xxv)     “DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.

(xxvi)    “Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

(xxvii)   “End Date” means the Initial End Date or, if extended pursuant to Section 7.1(b), the Extended End Date, Second Extended End Date or Outside End Date, as applicable.

(xxviii)  “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials.

(xxix)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxx)     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxxi)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(xxxii)   “Existing Notes” means the 9.750% Senior Notes due 2027.

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(xxxiii)  “Existing Debt Modifications” means, collectively, (a) the Getty Images Credit Agreement Amendment or Parent Term Loan Refinancing Commitments, as applicable, in each case consummated on the terms and conditions set forth in Section 5.22(c) and (b) the Notes Redemption, including the incurrence of Notes Redemption Indebtedness (if any), consummated on the terms and conditions set forth in Section 5.22(c).

(xxxiv)  “Ex-Im Laws” means all applicable export, import, customs and trade, and anti-boycott Laws administered, enacted or enforced by any Governmental Entity, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or trade Laws in any relevant jurisdiction to the extent they are applicable.

(xxxv)   “Financing” means any or all of the Existing Debt Modifications and the Permanent Financing, as applicable.

(xxxvi)  “Getty Images Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Getty Investment Holdings, Inc., a Delaware corporation, Getty Images, Inc., a Delaware corporation, Getty Midco (DE) LLC, a Delaware limited liability company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer.

(xxxvii) “Getty Family Stockholders” means Getty Investments LLC, The October 1993 Trust, The Options Settlement, and Mark Getty.

(xxxviii) “Government Contract” means any prime Contract, subcontract, basic ordering agreement, letter Contract, purchase order, delivery order, change order, grant, incentive, loan, benefit, qualification, subsidy, award, participation, exemption, status, funding, arrangement or other commitment or benefit of any kind between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand, or granted to the Company or any Subsidiary of the Company by any Governmental Entity or prime contractor or subcontractor to a Governmental Entity.

(xxxix)  “Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitrator or arbitral body (public or private), regulatory, administrative agency, commission or body or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xl)        “Hazardous Materials” means all materials or substances listed, defined, designated, or classified as hazardous, radioactive, toxic, or a waste, pollutant or contaminant, or words of similar import, or that otherwise can form the basis of liability, under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum products, petroleum byproducts or breakdown products, asbestos or asbestos-containing material, polychlorinated biphenyls, and lead paint.

(xli)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(xlii)      “IFRS” means International Financial Reporting Standards and Interpretations as issued by the International Accounting Standards Board.

(xliii)     “Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of assets, properties, equipment, rights, businesses or services (including any obligations under any seller notes and all potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations), (d) all lease obligations of such person that are required to be capitalized or categorized as “finance” leases in accordance with GAAP on the books and records of such person, (e) all Indebtedness of others secured by a

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Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all obligations of such person under any swap, hedging, derivative or similar agreement or arrangement that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such person, as applicable, to the counterparty banks in the event of an early unwind or early termination of such instruments transactions on such date less any amount payable to such person in connection with such unwind or termination, (g) all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar credit transactions, to the extent drawn upon or will be drawn upon as a result of the consummation of the transactions contemplated by this Agreement, and (h) all guarantees (or any other arrangement having the economic effect of a guarantee) and keepwell arrangements of such person of any Indebtedness of any other person.

(xliv)     “Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, including the related preliminary information statement, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Transactions and this Agreement.

(xlv)      “Intellectual Property” means any and all intellectual property together with all common law or statutory rights anywhere in the world arising thereunder or associated therewith, including any and all: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, slogans, and other designations of origin together with all goodwill symbolized by any of the foregoing (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship (including such rights in Software, databases, and designs) and any other related rights of authors, including moral or similar rights, and mask work rights (“Copyrights”); (e) rights of privacy and publicity; (f) rights in data, databases and data compilations; (g) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information (“Trade Secrets”); and (h) other similar or equivalent intellectual property rights anywhere in the world.

(xlvi)     “Interested Party” means, with respect to any person, any officer, director, employee, partner, member, manager of, or direct or indirect equity holder of such person or its Affiliates or any Affiliate or family members of the foregoing.

(xlvii)    “IT Assets” means any and all technology devices, computers, Software, hardware, systems, workstations, servers, networks, workstations, routers, hubs, circuits, switches, platforms and cloud services (including software-as-a-service, platform-as-a-service and infrastructure-as-a-service), data communications lines and all other information technology assets, systems, services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

(xlviii)   “Knowledge of Parent” means with respect to Parent and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 8.17(b)(xlviii) of the Parent Disclosure Schedule.

(xlix)     “Knowledge of the Company” means with respect to the Company and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 8.17(b)(xlix) of the Company Disclosure Schedule.

(l)          “Latest Company Balance Sheet Date” means September 30, 2024.

(li)         “Latest Parent Balance Sheet Date” means September 30, 2024.

(lii)        “Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities.

(liii)       “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

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(liv)       “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, license, easement, servitude or transfer restriction.

(lv)        “Lookback Date” means January 1, 2023.

(lvi)       “Malicious Code” means computer code designed to perform an unauthorized function on, or permit unauthorized access to, an information system and cause harm to such system, including computer viruses, trojan horses, worms, and time or logic bombs.

(lvii)      “Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date on which (a) all of the conditions to Closing (other than the condition set forth in Section 6.3(f)) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions would be satisfied or validly waived were the Closing to occur at such time), but (x) Parent shall not have obtained each of the Existing Debt Modifications or (y) Parent has not obtained the applicable Permanent Financing necessary to satisfy the Financing Uses, and (b) the Company shall have delivered to Parent the Required Information (and throughout and at the end of which the Required Information delivered to Parent prior to the beginning of such period remains Compliant); provided, that once the Marketing Period shall have commenced, it shall be deemed to have terminated on the date on which (x) Parent shall have obtained each of the Existing Debt Modifications and (y) Parent has obtained the applicable Permanent Financing necessary to satisfy the Financing Uses. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (i) (A) the Company or any of its Affiliates has determined it is required to materially restate any of the financial statements contained in the Required Information, and, in such case, the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an “unqualified” audit opinion is issued with respect to such restated financial statements; or (ii) the Company’s independent auditor shall have withdrawn any audit opinion with respect to any of the financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new “unqualified” audit opinion is issued with respect to such financial statements or any restatement thereof or such financial statements are no longer Required Information.

(lviii)     “NYSE” means the New York Stock Exchange.

(lix)       “Order” means any order, writ, injunction, judgment, decree, ruling, directive or award of a Governmental Entity, whether civil, criminal or administrative and whether formal or informal.

(lx)        “Organizational Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a person other than a corporation or limited liability company, the documents by which such person (other than an individual) establishes its legal existence or which govern its internal affairs.

(lxi)       “Owned Intellectual Property” means with respect to an entity, all Intellectual Property that, in whole or in part, are owned or purported to be owned by, exclusively licensed to, or purported to be owned by or exclusively licensed to such entity.

(lxii)      “Parent Assets” means all of the assets, properties (real or personal), permits, rights, licenses, waivers or consents (whether contractual or otherwise) of Parent and its Subsidiaries.

(lxiii)     “Parent Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Parent.

(lxiv)     “Parent Employee Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans and each other compensatory

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or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries or (b) for which Parent or any of its Subsidiaries has any direct or indirect liability, in each case, excluding any plans, programs or arrangements sponsored or maintained by any Governmental Entity.

(lxv)      “Parent Equity Awards” means, collectively, the Parent RSU Awards, Parent PSU Awards and Parent Options.

(lxvi)     “Parent Equity Plans” means, collectively, the Getty Images 2022 Equity Incentive Plan and the Getty Images Earn Out Plan.

(lxvii)    “Parent Intervening Event” means any positive Effect first occurring or arising after the date hereof that is material to the Parent and its Subsidiaries (taken as a whole) and that (a) was not known to or reasonably foreseeable by, or, if known or reasonably foreseeable, the material consequences of which (based on facts known to members of the Parent Board of Directors as of the date of this Agreement) were not reasonably foreseeable by, the Parent Board of Directors as of the date of this Agreement and (b) does not relate to any Parent Takeover Proposal; provided, however, that in no event shall the following constitute or be taken into account for purposes of determining whether a Parent Intervening Event has occurred: (i) the receipt, existence or terms of a Parent Takeover Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or trading volume of the Company Common Stock, Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds or fails to meet internal or published estimates, projections, forecasts or predictions for any period, (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Parent Intervening Event has occurred), (iii) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), or (iv) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(lxviii)   “Parent Material Adverse Effect” means, (a) any Effect that, individually or in the aggregate with any other Effect has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (b) any Effect that, individually or in the aggregate with any other Effect prevents or materially impairs the ability of Parent and its Subsidiaries to consummate the transactions contemplated hereby (including the Transactions) on or before the End Date; provided, however, that in the case of clause (a) only, no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (i) any changes in general economic conditions in the United States or any other country or region, including any changes affecting financial, credit, securities, foreign exchange or capital market conditions, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (ii) any changes in general conditions in the industry in which Parent and its Subsidiaries operate (iii) any changes or proposed changes after the date hereof in accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Entity) relating thereto or the interpretation of the foregoing, (iv) any changes or proposed changes after the date hereof in applicable Law, regulatory policies or interpretation thereof, (v) any failure by Parent to meet (1) any public analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (2) any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken

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into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (vi) any changes in national or international political conditions, acts of terrorism (including cyberterrorism), war, or the commencement, continuation or escalation of a war or acts of armed hostility, (vii) weather conditions, natural disasters, epidemics, disease outbreaks or pandemics (including COVID-19) (or the worsening thereof), or any Law, directive, guidelines or recommendations issued by the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak, (viii) the execution and delivery of this Agreement, the pendency of this Agreement or the Transactions, any action taken or omitted to be taken by Parent or any Subsidiary of Parent at the express written direction or request of the Company, or the public announcement of this Agreement or the transactions contemplated hereby (including the identity of the Company), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with suppliers, customers, partners or vendors, (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (ix) any change in the price or trading volume of Parent Common Stock or any other publicly traded securities of Parent or any of its Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), (x) any reduction in the credit rating of Parent or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur), and (xi) any Transaction Litigation against Parent, any of its Affiliates and/or any of its or their directors or officers (in their capacity as such); provided, that, with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv), and (vi), to the extent such Effect has had a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the industry in which Parent and its Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur.

(lxix)     “Parent Material Lease” means a Lease with current annual rental payments of over five hundred thousand dollars ($500,000).

(lxx)      “Parent Option” means an option to purchase shares of Parent Common Stock granted under the Parent Equity Plans.

(lxxi)     “Parent PSU Awards” means a restricted stock unit award granted under the Parent Equity Plans whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics.

(lxxii)    “Parent RSU Awards” means a restricted stock unit award granted under the Parent Equity Plans, other than a Parent PSU Award.

(lxxiii)   “Parent Superior Proposal” means a bona fide, written Parent Takeover Proposal that did not result from a material breach of Section 5.4 and that the Parent Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, taking into account such factors as the Parent Board of Directors considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, all other financial, legal, regulatory, tax, financing (including sources and terms, financing market conditions and the absence of financing conditions) and other aspects of such proposal and the person making such Parent Takeover Proposal, is more favorable to the stockholders of Parent from a financial point of view than the Transactions after giving effect to any changes to this Agreement proposed in writing by the Company in response to such Parent Takeover Proposal. For purposes of the references to “Parent Takeover Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Parent Takeover Proposal” will be deemed to be references to “fifty percent (50%).”

(lxxiv)   “Parent Significant Stockholders” means (a) the Getty Family Stockholders and (b) Koch Icon Investments, LLC.

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(lxxv)    “Parent Takeover Proposal” means any proposal or offer from any person (other than the Company, its Subsidiaries and the Company Significant Stockholder) relating to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the issuance, acquisition of, or the disposition of, fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities) of Parent, (b) any acquisition of fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), (c) any acquisition (including the acquisition of stock in any Subsidiary of Parent) of assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, revenues or net income of Parent and its Subsidiaries, taken as a whole (as measured by fair market value), (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the outstanding Parent Common Stock or securities of Parent representing more than fifteen percent (15%) of the voting power of Parent (including securities convertible into, or exchangeable or exercisable for such voting or equity securities), or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, revenues or net income of Parent and its Subsidiaries and Parent Common Stock (or voting power of securities of Parent other than the Parent Common Stock) involved is fifteen percent (15%) or more.

(lxxvi)   “Payoff Indebtedness” means all Indebtedness of the Company and its Subsidiaries (a) with respect to the Company Credit Agreement or (b) designates as “Payoff Indebtedness” by the Company pursuant to Section 5.1(f).

(lxxvii)  “Permanent Financing” means any committed debt securities, loan financing or other debt financing pursued by Parent or any of its Subsidiaries (a) to finance the transactions contemplated hereby (including the Financing Uses and the Existing Debt Modifications) or (b) to refinance existing Indebtedness of the Parent and its Subsidiaries.

(lxxviii) “Permitted Lien” means (a) any Lien for Taxes (i) not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) except with respect to Intellectual Property, statutory liens in favor of vendors, mechanics, materialmen, carriers, workers, landlords, repairmen, warehousemen, and contractors and other similar statutory Liens (not securing Indebtedness) arising or incurred in the ordinary course of business and not yet due and payable (or, if due, not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Company Financial Statements or the Parent Financial Statements, as applicable, in accordance with GAAP), (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) with respect to Leased Real Property, any Liens that are placed on the fee title of the real property constituting Leased Real Property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (in each case, other than Liens that are placed as a result of any actions taken by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable), as applicable, which do not, individually or in the aggregate, materially impair the value or use of such Leased Real Property, (e) with respect to Owned Real Property, easements, covenants, conditions, restrictions, reservations, rights, claims, rights-of-way, servitudes, and other immaterial title exceptions or defects disclosed in policies of title insurance made available to Parent or the Company, as applicable, which do not, individually or in the aggregate, materially and adversely interfere with the ownership, operation or use of such Owned Real Property, the Company’s or its Subsidiaries’, or Parent’s or its Subsidiaries’, as applicable, operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s or its Subsidiaries’ or Parent’s or its Subsidiaries’, as applicable, current business operations at such location or value of the property affected thereby, or (f) licenses, immunities from suit, or covenants not to assert under any Intellectual Property.

(lxxix)   “Personal Data” means any information about an identifiable natural person or device that alone or in combination with other information identifies, or could be used to identify, a natural person, household, or device, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law.

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(lxxx)    “Privacy and Security Requirements” means, with respect to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, all (a) applicable Data Protection Laws, (b) any internal or externally-facing written policies to the extent relating to privacy, data protection or data security (including written privacy policies or notices) (“Privacy Policies”); and (c) contractual requirements that impose obligations with respect to privacy, data protection or data security.

(lxxxi)   “Proceeding” means (a) any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) before any Governmental Entity or (b) a books and records demand pursuant Section 220 of the DGCL.

(lxxxii)  “Proxy Statement/Prospectus” means the prospectus of Parent related to the registration of the Parent Common Stock to be issued in the Merger, which shall include (a) the proxy statement of the Company, related to the Company Stockholder Meeting and (b) if the Parent Stockholder Meeting is held, the proxy statement of the Parent, related to the Parent Stockholder Meeting, or, if the Stockholder Written Consent is obtained, the Information Statement.

(lxxxiii) “Registered Intellectual Property” means all U.S., international or foreign (a) issued Patents and pending Patent applications, (b) registered Marks and pending applications to register Marks, (c) registered Copyrights and pending applications for Copyright registration, (d) domain name registrations and (e) any other Intellectual Property that are subject to any registration or issuance by any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

(lxxxiv) “Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement, by and between the Parent, the Company Significant Stockholder and the Parent Significant Stockholders and any other party designated therein, substantially in the form attached hereto as Exhibit B.

(lxxxv)  “Regulatory Laws” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, or (b) prohibit, restrict, screen or regulate foreign investments.

(lxxxvi) “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, financing sources, lenders and other agents, advisors and representatives of such person and its Subsidiaries.

(lxxxvii) “Required Information” means, collectively, (a) the Audited Financial Information, (b) the unaudited consolidated balance sheets and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent interim financial period (other than any fourth fiscal quarter) ended more than forty (40) days prior to the Closing Date (and the corresponding period of the prior fiscal year), in each case, prepared in accordance with GAAP and (c) such other customary information regarding the Company and its Subsidiaries that is reasonably necessary to complete any Financing and of the type and form customarily included in a confidential offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (including information necessary for Purchaser’s preparation of customary pro forma financial statements to be included therein), consistent with the information set forth in the following clause (d) and (d) (i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the two most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, in each case prepared in accordance with U.S. GAAP, and (ii) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least forty-five (45) days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (d)(i) above, in each case prepared in accordance with U.S. GAAP.

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(lxxxviii)             “Sanctions” means any and all economic or financial sanctions and trade embargoes, including those administered by the United States government (including through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the European Union, and His Majesty’s Treasury of the United Kingdom, or any other government authority with jurisdiction over the Parent, Company or its respective Subsidiaries.

(lxxxix) “SEC” means the U.S. Securities and Exchange Commission.

(xc)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xci)      “Security Incident” means any actual unauthorized access to or acquisition, use, disclosure, destruction, disabling, or other security breach impacting the integrity, availability, or confidentiality, of any IT Asset or Business Data.

(xcii)     “Software” means (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (d) artificial intelligence or machine learning technologies, and (e) documentation, user manuals, and training manuals documenting the functionality or use of any of the foregoing.

(xciii)    “Specified Provisions” means Section 7.4(g), the final proviso to Section 8.8, the last sentence of Section 8.11, the proviso to Section 8.13, Section 8.14 and the definition of “Debt Financing Sources”.

(xciv)    “SRO” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (b) any other United States or foreign securities exchange, futures exchange, commodities exchange or Contract market.

(xcv)     “Standard IP Agreements” means, collectively, (a) inbound licenses or services agreements for “click-wrap”, “shrink-wrap” and other uncustomized, commercially-available, off-the-shelf Software or IT Assets, (b) non-exclusive, end-user license agreements or customer agreements entered into in the ordinary course of business, (c) non-disclosure agreements entered into in the ordinary course of business, (d) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; (e) nonexclusive licenses granted in the ordinary course of business to vendors and service providers to provide services to Parent, Company or their respective Subsidiaries, as applicable; and (f) standard agreements entered into in the ordinary course of business with employees, contractors, directors, executives, customers, or contributors in all material respects with terms relating to Intellectual Property that are consistent with past practice.

(xcvi)    “Tax” means any federal, state, provincial, local or non-U.S. tax, including any net income, gross receipts, capital, sales, use, goods and services, ad valorem, value added, transfer, franchise, premiums, windfall or other profits, net worth, wealth, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, stamp, occupation, real or personal property, alternative or add-on minimum and estimated tax and any other similar taxes of any kind whatsoever (however denominated), together with any interest, penalty or addition to tax imposed with respect to such amounts.

(xcvii)   “Tax Return” means any return, report, information return, election, claim for refund, form, estimated tax filing or declaration or other document (including any attached schedules, supplements and additional or supporting material) with respect to Taxes that is required to be filed with a Governmental Entity, including any amendments with respect to any of the foregoing.

(xcviii)  “Taxing Authority” means any Governmental Entity having (or purporting to have) jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

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(xcix)    “Treasury Regulations” means the regulations promulgated under the Code, as may be amended from time to time.

(c)         “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state, local, or non-U.S. Law.

(ci)        “Willful Breach” means a breach that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act is, or would reasonably be expected to result in a material breach.

Index of Defined Terms

Section
.pdf	Section 8.3
Acceptable Confidentiality Agreement	Section 8.17(b)(i)
Affiliates	Section 8.17(a)
Agreement	Preamble
Anti-Corruption Laws	Section 8.17(b)(ii)
Book-Entry Shares	Section 2.1(d)(i)(C)
Business Data	Section 8.17(b)(v)
Business Day	Section 8.17(b)(vi)
Cancelled Shares	Section 2.1(d)(ii)
Cash Election	Section 2.1(d)(i)(B)
Cash Election Consideration	Section 2.1(d)(i)(B)
Cash Election Shares	Section 2.1(d)(i)(B)
Certificate	Section 2.1(d)(i)(C)
Certificates of Merger	Section 1.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.17(b)(vii)
Company	Preamble
Company 401(k) Plan	Section 5.6(c)
Company Acquisition Agreement	Section 5.4(d)
Company Adverse Recommendation Change	Section 5.4(d)
Company Assets	Section 8.17(b)(viii)
Company Board of Directors	Recitals
Company Capitalization Date	Section 3.3(a)
Company Common Stock	Recitals, Recitals
Company Credit Agreement	Section 8.17(b)(ix)
Company Disclosure Schedule	Article III
Company Employee Benefit Plan	Section 8.17(b)(x)
Company Equity Awards	Section 8.17(b)(xi)
Company Equity Plans	Section 8.17(b)(xii)
Company ESPP	Section 2.3(g)
Company Financial Statements	Section 3.4(b)
Company Indemnified Parties	Section 5.11(a)
Company Intervening Event	Section 8.17(b)(xiii)
Company Lease	Section 3.9(b)
Company Leased Real Property	Section 3.9(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 8.17(b)(xiv)
Company Material Contracts	Section 3.11(a)
Company Material Lease	Section 8.17(b)(xv)

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Section
Company Option	Section 2.3(c)
Company Owned Real Property	Section 3.9(a)
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Recitals
Company RSU Award	Section 2.3(b)(i)
Company SEC Documents	Section 3.4(a)
Company Significant Stockholder	Section 8.17(b)(xvii)
Company Stockholder Approval	Section 3.1(f)
Company Stockholder Meeting	Section 5.8(d)
Company Superior Proposal	Section 8.17(b)(xvi)
Company Takeover Proposal	Section 8.17(b)(xviii)
Company Takeover Transaction	Section 7.3(a)
Company Termination Fee	Section 7.3(d)
Confidentiality Agreement	Section 5.3(e)
Continuing Employees	Section 5.6(a)
Contract	Section 8.17(b)(xx)
Converted Parent Option	Section 2.3(c)
Converted Parent RSU Award	Section 2.3(b)(ii)
Copyrights	Section 8.17(b)(xlv)
Covid-19	Section 8.17(b)(xxi)
Data Protection Law	Section 8.17(b)(xxii)
Debt Financing Sources	Section 8.17(b)(xxiii)
Delaware Secretary	Section 1.3(a)
DGCL	Recitals
DGCL 262	Section 2.1(f)
Dissenting Shares	Section 2.1(f)
DPA	Section 8.17(b)(xxv)
Effect	Section 8.17(b)(xxvi)
Effective Time	Section 1.3(a), Section 1.3(a)
Election	Section 2.2(b)(i)
Election Deadline	Section 2.2(b)(iv)
Election Period	Section 2.2(b)(iii)
End Date	Section 8.17(b)(xxvii)
Environmental Law	Section 8.17(b)(xxviii)
Environmental Parent Permits	Section 4.19
Equity Election	Section 2.1(d)(i)(C)
ERISA	Section 8.17(b)(xxix)
ERISA Affiliate	Section 8.17(b)(xxx)
Exchange Act	Section 8.17(b)(xxxi)
Exchange Agent	Section 2.2(c)
Exchange Fund	Section 2.2(d)
Exchange Ratio	Section 2.1(d)(i)(C)
Extended End Date	Section 7.1(b)
First Certificate of Merger	Section 1.3(a), Section 1.3(a)
Form of Election	Section 2.2(b)(ii)
Form S-4	Section
Fractional Shares Cash Amount	Section 2.1(h)
GAAP	Section 3.4(b)
General Counsel Escalation Period	Section 5.7(b)
Getty Credit Agreement	Section 8.17(b)(xxxvi)

Annex A-98

Section
Getty Family Stockholders	Section 8.17(b)(xxxvii)
Government Contract	Section 8.17(b)(xxxviii)
Governmental Entity	Section 8.17(b)(xxxix)
Hazardous Materials	Section 8.17(b)(xl)
HoldCo Surviving Corporation Shares	Section 2.1(d)(iii)
Holder	Section 2.2(b)
HSR Act	Section 8.17(b)(xli)
IFRS	Section 8.17(b)(xlii)
Indebtedness	Section 8.17(b)(xliii)
Initial End Date	Section 7.1(b)
Intellectual Property	Section 8.17(b)(xlv)
Intended Tax Treatment	Section 5.15(a)
Interested Party	Section 8.17(b)(xlvi)
IT Assets	Section 8.17(b)(xlvii)
Knowledge of Parent	Section 8.17(b)(xlviii)
Knowledge of the Company	Section 8.17(b)(xlix)
Latest Company Balance Sheet Date	Section 8.17(b)(l)
Latest Parent Balance Sheet Date	Section 8.17(b)(li)
Laws	Section 8.17(b)(lii)
Lease	Section 4.9(b)
Leases	Section 4.9(b)
Letter of Transmittal	Section 2.2(e)
Liability	Section 8.17(b)(liii)
Lien	Section 8.17(b)(liv)
Lookback Date	Section 8.17(b)(lv)
Malicious Code	Section 8.17(b)(lvi)
Marks	Section 8.17(b)(xlv)
Maximum Cash Election Consideration	Section 2.1(d)(i)(C)
Maximum Stock Election Consideration	Section 2.1(d)(i)(C)
Merger Consideration	Section 2.1(d)(i)(C)
Merger Sub 2	Preamble
Merger Sub 2 Common Stock	Section 4.25
Merger Sub 3	Preamble
Merger Sub 3 Common Interests	Section 4.25
Mixed Election	Section 2.1(d)(i)(A)
Mixed Election Consideration	Section 2.1(d)(i)(A)
Mixed Election Exchange Ratio	Section 2.1(d)(i)(C)
Mixed Election Per Share Cash Consideration	Section 2.1(d)(i)(C)
Mixed Election Shares	Section 2.1(d)(i)(A)
NYSE	Section 8.17(b)(lviii)
Order	Section 8.17(b)(lix)
Organizational Documents	Section 8.17(b)(lx)
Outside End Date	Section 7.1(b)
Owned Intellectual Property	Section 8.17(b)(lxi)
Parent	Preamble
Parent 401(k) Plan	Section 5.6(c)
Parent Acquisition Agreement	Section 5.5(d)
Parent Adverse Recommendation Change	Section 5.5(d)
Parent Assets	Section 8.17(b)(lxii)
Parent Benefit Plans	Section 5.6(b)

Annex A-99

Section
Parent Board of Directors	Recitals
Parent Capital	Section Section 4.3(a)
Parent Closing Stock Price	Section 2.1(d)(i)(C)
Parent Common Stock	Section 8.17(b)(lxiii)
Parent Disclosure Schedule	Article IV
Parent Employee Benefit Plan	Section 8.17(b)(lxiv)
Parent Equity Awards	Section 8.17(b)(lxv)
Parent Equity Plans	Section 8.17(b)(lxvi)
Parent Financia	Section Section 4.4(b)
Parent Intervening Event	Section 8.17(b)(lxvii)
Parent Material Adverse Effect	Section 8.17(b)(lxviii)
Parent Material Lease	Section 8.17(b)(lxix)
Parent Merger Subs	Preamble
Parent Option	Section 8.17(b)(lxx)
Parent Permits	Section 4.18(b)
Parent Pre	Section Section 4.3(a)
Parent PSU Awards	Section 8.17(b)(lxxi)
Parent Recommendation	Recitals
Parent RSU Awards	Section 8.17(b)(lxxii)
Parent S	Section Section 4.4(a)
Parent Share Issuance	Recitals
Parent Significant Stockholders	Section 8.17(b)(lxxiv)
Parent Stockholder Meeting	Section 5.8(e)
Parent Superior Proposal	Section 8.17(b)(lxxiii)
Parent Takeover Proposal	Section 8.17(b)(lxxv)
Parent Takeover Transaction	Section 7.4(a)
Parent Termination Fee	Section 7.4(e)
Parties	Preamble
Party	Preamble
Patents	Section 8.17(b)(xlv)
Payoff Indebtedness	Section 8.17(b)(lxxv)
Per Share Cash Consideration	Section 2.1(d)(i)(C)
Permitted Lien	Section 8.17(b)(lxxviii)
person	Section 8.17(a)
Personal Data	Section 8.17(b)(lxxix)
Premium Cap	Section 5.11(c)
Privacy and Security Requirements	Section 8.17(b)(lxxx)
Privacy Policies	Section 8.17(b)(lxxx)
Proceeding	Section 8.17(b)(lxxxi)
Proxy Statement/Prospectus	Section 8.17(b)(lxxxii)
Registered Intellectual Property	Section 8.17(b)(lxxxiii)
Registration Rights Agreement	Section 8.17(b)(lxxxiv)
Regulatory Laws	Section 8.17(b)(lxxxv)
Representatives	Section 8.17(b)(lxxxvi)
Sanctions	Section 8.17(b)(lxxxviii)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 8.17(b)(lxxxix)
Second Merger	Recitals
Securities Act	Section 8.17(b)(xc)
Security Incident	Section 8.17(b)(xci)

Annex A-100

Section
Software	Section (xcii)
Specified Provisions	Section 8.17(b)(xciii)
SRO	Section 8.17(b)(xciv)
Stock Election Consideration	Section 2.1(d)(i)(C)
Stock Election Shares	Section 2.1(d)(i)(C)
Subsidiaries	Section 8.17(a)
Surviving Corporation	Recitals
Tax	Section 8.17(b)(xcvi)
Tax Return	Section 8.17(b)(xcvii)
Taxing Authority	Section 8.17(b)(xcviii)
Third Certificate of Merger	Section 1.3(d)
Third Merger	Recitals
Third Merger Effective Time	Section 1.3(d)
Trade Controls	Section 3.21(a)
Trade Secrets	Section 8.17(b)(xlv)
Treasury Regulations	Section 8.17(b)(xcix)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
WARN Act	Section 8.17(b)(c)
Willful Breach	Section 8.17(b)(ci)

[SIGNATURE PAGE FOLLOWS]

Annex A-101

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SHUTTERSTOCK, INC.
By:	/s/ Paul Hennessy
Name:	Paul Hennessy
Title:	Chief Executive Officer
GRAMMY HOLDCO, INC.
By:	/s/ Rik Powell
Name:	Rik Powell
Title:	President
GRAMMY MERGER SUB ONE, INC.
By:	/s/ Rik Powell
Name:	Rik Powell
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex A-102

GETTY IMAGES HOLDINGS, INC.
By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel and Corporate Secretary
GRAMMY MERGER SUB 2, INC.
By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Secretary
GRAMMY MERGER SUB 3, LLC
By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-103

Annex B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of January 6, 2025 (this “Agreement”), is by and between Getty Images Holdings, Inc., Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Shutterstock, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 are entering into an Agreement and Plan of Merger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall, by virtue of the Second Merger, be automatically converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, has the right to dispose of, and has the sole right to vote the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto (together with any shares of Company Common Stock subsequently acquired by the Stockholder after the date hereof (provided that the Stockholder acquires record and beneficial ownership of, and has the unilateral authority to vote, such shares of Company Common Stock), the “Shares”);

WHEREAS, receiving the Company Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent and the Parent Merger Subs to enter into the Merger Agreement and incur the obligations therein, Parent and the Parent Merger Subs have required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.           Agreement to Vote; Restrictions on Transfers.

(a)        Agreement to Vote the Shares. The Stockholder hereby irrevocably and unconditionally agrees (solely in his capacity as a stockholder of the Company) that, from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special, and at each adjournment, recess or postponement thereof) of the Company’s stockholders, however called, or in any other circumstance, in each case, upon which a vote, consent or other approval of the Company’s stockholders with respect to any of the matters described in clauses (x) or (y) below is sought (the “Required Vote Matters”), the Stockholder shall, and shall cause his Affiliates to, (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat (including by proxy) for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy) all of the Shares (x) in favor of (A) the First Merger, the Second Merger and the adoption of the Merger Agreement, (B) any other matters necessary for consummation of the First Merger, the Second Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, and (C) the adjournment of any meeting of the Company’s stockholders in accordance with Section 5.8 of the Merger Agreement and (y) against any Company Takeover Proposal or any action, agreement, transaction or proposal that would reasonably be expected to (I) result in a material breach of any representation, warranty, covenant, agreement or other obligation of the Stockholder under this Agreement, (II) result in any of the conditions to the consummation of the Transactions set forth in Article VI of the Merger Agreement not being fulfilled or satisfied prior to the Expiration Time or (III) otherwise prevent or materially delay, impede, interfere with or impair or otherwise materially and adversely affect the consummation of the Transactions and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.

(b)         Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, and shall cause his Affiliates not to, directly or indirectly, (i) sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of

Annex B-1

or otherwise transfer (including by operation of Law) or dispose of any Shares or any voting or economic interest therein, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”), or (ii) knowingly take any action or series of actions that would, individually or in the aggregate, reasonably be expected to materially impair or adversely affect the ability of the Stockholder to perform his obligations hereunder. Notwithstanding the foregoing, this Section 1(b) shall not prohibit a Transfer of Shares by the Stockholder (A) to any Affiliate of the Stockholder, (B) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Stockholder, (C) for estate planning purposes or (D) in open market transactions executed by a broker-dealer on behalf of the Stockholder pursuant to a Rule 10b5-1 Plan (as defined below), in each of clauses (A) - (C), so long as (I) no such Transfer would reasonably be expected to prevent or materially delay, impede, interfere with, impair or otherwise adversely affect the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated by this Agreement and (II) such transferee, prior to such Transfer, executes a joinder to this Agreement, in a form reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed), pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Stockholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. The Stockholder agrees that no amendments or modifications to any Rule 10b5-1 Plan shall be made, and no Rule 10b5-1 Plan shall be entered into, prior to the Expiration Time without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Expiration Time, any Transfer in violation of this Section 1(b) shall be null and void ab initio. For the purposes of this Agreement:

(i)          “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first person, except that, with respect to the Stockholder, “Affiliates” exclude the Company and its Subsidiaries.

(ii)         a “Rule 10b5-1 Plan” means any trading plan, contract or instructions entered into or given by the Stockholder in respect of the Shares that is intended to be of the type of plan, contract or instructions contemplated by Rule 10b5-1 under the Exchange Act.

(c)         Irrevocable Proxy. The Stockholder hereby appoints, from the date hereof until the Expiration Time, Parent and any designee of Parent, and each of them individually, his proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote the Stockholder’s Shares at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider any of the Required Vote Matters in accordance with, and solely with respect to the matters set forth in, Section 1(a); provided, that this proxy and power of attorney granted by the Stockholder shall be effective if, and only if, the Stockholder has failed to comply with his obligations under, or has attempted or purported to vote (or provide consent with respect to) any Shares in a manner inconsistent with, his obligations under Section 1(a) of this Agreement, as applicable. This proxy and power of attorney is given by the Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any of the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, liquidation, death or incapacity of a Stockholder, and actions taken by Parent hereunder shall be as valid as if such dissolution, bankruptcy, liquidation, death or incapacity had not occurred, regardless of whether or not Parent has received notice of such dissolution, bankruptcy, liquidation, death or incapacity. Notwithstanding the foregoing, the proxy and power of attorney granted hereunder shall automatically terminate and be revoked at the Expiration Time pursuant to Section 3.

(d)         Transfer of Voting Rights. Other than as permitted by Section 1(b) or contemplated by Section 1(c), the Stockholder hereby agrees that, prior to the Expiration Time, the Stockholder shall not, and shall cause his Affiliates not to, deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares owned by the Stockholder or such Affiliates.

(e)         Acquired Shares; Transferred Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Stockholder or any of his Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination,

Annex B-2

reclassification, exchange or change of such Shares or upon exercise, exchange or conversion of any securities of the Company, if any, after the execution hereof shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. Any Shares that are Transferred by the Stockholder pursuant to clause (D) of Section 1(b), if any, after the execution hereof shall automatically cease to be “Shares” for all purposes hereof upon the consummation of such Transfer.

(f)          Waiver of Appraisal Rights. The Stockholder hereby knowingly and voluntarily waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the First Merger or the Second Merger that the Stockholder may have under Delaware Law by virtue of his ownership of the Shares.

(g)         Effect of Change in Recommendation. Until the Expiration Time, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Company Board of Directors (or any committee thereof) has effected a Company Adverse Recommendation Change.

(h)         No Inconsistent Agreements. The Stockholder hereby agrees that he shall not, and shall cause his Affiliates not to, enter into any agreement, contract or understanding with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement. Parent acknowledges and agrees that nothing in this Agreement conflicts with, or is inconsistent with, the Existing Stockholders Agreement.

(i)          Further Actions. From time to time after the date hereof and prior to the Expiration Time, at the request of Parent, the Stockholder shall take all such further actions as may be necessary or reasonably requested on the part of the Stockholder to, in the most expeditious manner reasonably practicable, effect the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, prior to or at the Closing, each of the Stockholder and Parent shall execute the Registration Rights Agreement in substantially the same form as attached as an Exhibit to the Merger Agreement, and any other agreement to which the Stockholder is contemplated to be a party (and on terms reasonably acceptable to the Stockholder) and which is reasonably required to effect the Transactions and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.

Section 2.            Representations and Warranties.

(a)         Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(i)          Power and Authority; Consents. The Stockholder has the requisite capacity and authority to enter into and perform his obligations under this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby other than the filing of any required reports with the SEC, including compliance by the Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

(ii)         Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii)        Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby shall not, require any consent by any person under, violate or conflict with, or constitute a default under, give rise to a termination (or right of termination) under, create or accelerate any obligations under, or create a Lien (other than any Permitted Liens) on any of the assets (including the Shares) of the Stockholder pursuant to, any Contract or other obligation or any Order to which the Stockholder is a party or by which the Stockholder or his property or assets (including the Shares) is bound, or any Law to which the Stockholder or his property or assets (including the Shares) is subject that, in each case, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform his

Annex B-3

obligations hereunder or to consummate the transactions contemplated by this Agreement in any material respect. The Stockholder has not appointed or granted a power of attorney that is inconsistent with the Stockholder’s obligations pursuant to this Agreement to any person with respect to any Shares that remains in effect.

(iv)        Ownership of Shares. The Stockholder owns, beneficially and of record, all of the Shares free and clear of any voting restriction or other Lien, except for any Liens or restrictions arising under this Agreement or as may be applicable under the Securities Act or other applicable securities Laws, and has sole voting power and power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto (other than restrictions arising under this Agreement or applicable securities Laws or pursuant to any Rule 10b5-1 Plan), and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. As of the date hereof, the number of the Shares is set forth on Exhibit A hereto. Neither the Stockholder nor any of his Affiliates beneficially owns any Shares or any options, warrants or other rights to acquire any additional Shares or shares of capital stock or other voting or equity securities or interests of the Company or any security exercisable for or exchangeable or convertible into Shares or shares of capital stock or other voting or equity securities or interests of the Company, other than as set forth on Exhibit A hereto. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form). No Shares, whether held via certificate or certificates or in book-entry form, contain any legend or restriction inconsistent with the terms of this Agreement or the transactions contemplated hereby.

(v)         Legal Actions. As of the date hereof, there is no action, suit, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated by this Agreement in any material respect.

(vi)        Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(vii)       Sophistication. The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made his own analysis and decision to enter into this Agreement, without reliance upon the Company or Parent or any of their respective Affiliates or any of the respective representatives of the foregoing. The Stockholder acknowledges that the agreements contained herein with respect to the Shares are irrevocable subject to the terms of this Agreement.

(viii)      Rule 10b5-1 Plan. The Stockholder has provided a true, complete and correct copy of any Rule 10b5-1 Plan to which it is bound as of the date hereof to Parent and such Rule 10b5-1 Plan has not been amended after December 1, 2024 and on or prior to the date hereof.

(b)         Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

(i)          Power and Authority; Consents. Parent has the requisite authorization and authority to enter into and perform its obligations under this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.

(ii)         Due Authorization. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

Annex B-4

(iii)        Non-Contravention. The execution, delivery, and performance of this Agreement by Parent does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to Parent, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, the certificate of organization or bylaws of Parent or any material agreement, Contract, commitment, understanding, or arrangement to which Parent is a party or by which it is bound. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Entity or any other person with respect to Parent, other than those set forth as conditions to closing in the Merger Agreement.

Section 3.            Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the mutual written consent of Parent and the Stockholder or (d) with respect to the Stockholder, the time of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or type (or mix thereof) of, imposes any restrictions or conditions on the Stockholder’s right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof (such time, the “Expiration Time”); provided that this Section 3, Section 5, Section 6 and Section 9 shall, subject to their terms, survive the Expiration Time; provided, however, notwithstanding the foregoing, Section 5 shall not survive a termination of this Agreement pursuant to Sections 3(b), (c) or (d); provided, further, that, subject to Section 9(d), no such termination or expiration shall relieve any party hereto from any liability for any Willful Breach of this Agreement occurring prior to such termination.

Section 4.            Waiver of Conflicting Actions. The Stockholder hereby agrees that, prior to the Expiration Time, (a) he shall not (and shall cause his Affiliates not to) commence or participate in, and (b) he shall take (and shall cause his Affiliates to take) all actions necessary to opt out of any class in any class action with respect to, in each of clauses (a) and (b), any claim, derivative or otherwise, against Parent, Merger Subs, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Company Stockholder Meeting or the Closing of the First Merger or the Second Merger) or (ii) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

Section 5.            Documentation and Information.

(a)         The Stockholder shall not, and shall cause his Affiliates not to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law or applicable stock exchange rules (provided that, to the extent reasonably practicable and permitted by applicable law, reasonable notice of any such disclosure shall be provided to Parent, and the Stockholder shall consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent (at Parent’s sole cost and expense) in obtaining confidential treatment with respect to such disclosure if requested by Parent). The Stockholder consents to and authorizes (and hereby agrees that his Affiliates consent to and authorize) the publication and disclosure by Parent and the Company of the Stockholder’s and his Affiliates’ identity and holding of the Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement/Prospectus and any other disclosure document required by applicable Law in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Stockholder acknowledges (and hereby agrees that his Affiliates acknowledge) that Parent and the Company may, to the extent required by applicable Law, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange; provided, however, prior to any such publication, disclosure or filing, the Stockholder and his Representatives shall have a reasonable opportunity to review and comment on the same and such comments shall be considered in good faith by Parent and the Company.

(b)     The Stockholder shall: (i) promptly give the Company and Parent any information he may reasonably request (and which is reasonably required) for the preparation of any disclosure documents described in Section 5(a), and the Stockholder agrees to, and to cause his Affiliates to, promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Stockholder or his Affiliates specifically for

Annex B-5

use in any such disclosure document, if and to the extent that any such information shall become false or misleading in any material respect; (ii) promptly provide, or cause to be provided, to any Governmental Entity whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Entity”), on a confidential basis (if permitted under the applicable Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Stockholder (and which the Stockholder possesses); and (iii) use commercially reasonable efforts to promptly provide, or cause to be provided, to any Applicable Governmental Entity, on a confidential basis (if permitted under the applicable Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Stockholder (and which the Stockholder possesses).

Section 6.            Fiduciary Duties; Legal Obligations. The Stockholder is entering into this Agreement solely in his capacity as the record and beneficial owner of the Shares, and not in any other capacity. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict the Stockholder, or any officer, director or other Representative of the Stockholder, in his or her capacity as a director, officer or employee of the Company (including, for the avoidance of doubt, any director nominated by the Stockholder) from taking (or failing to take) any action (including in the exercise of fiduciary duties) or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any action (or any failures to act) by the Stockholder or any officer, director or other Representative of the Stockholder (including, for the avoidance of doubt, any director nominated by the Stockholder) in his or her capacity as a director, officer or employee of the Company shall not be deemed to constitute a breach of this Agreement by the Stockholder.

Section 7.            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.

Section 8.            Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed provided: (a) upon actual delivery if personally delivered to the party to be notified if received prior to 5:00 p.m. Eastern Time on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email to the party to be notified if received prior to 5:00 p.m. Eastern Time on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; provided that notice provided by email (i) shall not be effective if a bounceback or similar “undeliverable” message is received by such sender and (ii) shall not be effective unless either (A) a duplicate copy of such email notice is promptly provided by one of the other methods described in this Section 8 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 8; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. Eastern Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case to the party to be notified at the following address (or to such other address as any party shall specify by written notice so provided in accordance with this Section 8):

If to Parent or Parent Merger Subs, to:

Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104
Attention:	Kjelti Kellough
Email:	kjelti.kellough@gettyimages.com

Annex B-6

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Todd E. Freed
Jon A. Hlafter
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com

If to the Stockholder, to the Stockholder and his counsel at their respective addresses and/or email addresses set forth on Exhibit A hereto.

Section 9.            Miscellaneous.

(a)         Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)         Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(c)         Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(d)         Jurisdiction; Specific Enforcement. The parties hereto hereby agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall (i) be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (ii) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (x) the other party has an adequate remedy at law (including monetary damages) or (y) an award of specific enforcement is not an appropriate remedy for any reason at law or equity. The parties hereto further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(d), and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any suit, legal action or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or

Annex B-7

the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above named courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The parties hereto agree that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by applicable Law. Notwithstanding anything to the contrary in this Agreement, Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 9(d) shall be its sole and exclusive remedy with respect to breaches (including Willful Breaches) or threatened breaches by the Stockholder under this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach (including any Willful Breach) or violation of this Agreement.

(e)         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(f)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

(g)         Entire Agreement. This Agreement, together with any exhibits hereto, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof.

(h)         Amendments; Waivers. This Agreement may only be amended, modified or supplemented in a writing signed on behalf of each party hereto. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver by any party of any of its rights hereunder shall be effective against such party unless such waiver is set forth in a written instrument signed by such party.

(i)          Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(j)          No Third-Party Beneficiaries. Each party hereto agrees that (i) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including any right to rely upon the representations and warranties set forth herein.

(k)         Interpretation.

(i)          When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and

Annex B-8

such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of the defined terms and to the masculine as well as to the feminine and neuter genders of such defined terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(ii)         Each of the parties hereto has participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(l)          No Recourse. Parent (on behalf of itself and Merger Subs) agrees that the Stockholder shall not be liable in his capacity as a stockholder of the Company or in any other personal capacity for claims, damages, expenses, liabilities or obligations arising under the Merger Agreement. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence), and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, permitted assignee, incorporator, controlling person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon or arising out of this Agreement or the negotiation, execution or performance hereof, may only be brought against the persons that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 9(l).

(m)        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Parent nor any other person shall have any power or authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

[SIGNATURE PAGE FOLLOWS]

Annex B-9

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

GETTY IMAGES HOLDINGS, INC.
By:	/s/ Kjelti Kellough
	Name:	Kjelti Kellough
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Voting and Support Agreement]

Annex B-10

STOCKHOLDER
By:	/s/ Jonathan Oringer
Name: Jonathan Oringer

[Signature Page to Voting and Support Agreement]

Annex B-11

EXHIBIT A

Stockholder Name and Address		Number of Equity Securities[1]
Jonathan Oringer		10,776,959 shares of Company Common Stock
c/o Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017		263,742 Company Options
Attention:	Elizabeth Cooper
Matthew Fisher

Email:	ecooper@stblaw.com
matthew.fisher@stblaw.com

____________

1.       For the avoidance of doubt, this Exhibit A does not include any Company PSUs held by the Stockholder as of the date hereof.

Annex B-12

Annex C

Opinion of J.P. Morgan Securities LLC

January 6, 2025

The Board of Directors
Getty Images Holdings, Inc.
605 5th Ave. S. Suite 400
Seattle, WA 98104

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Getty Images Holdings, Inc. (the “Company”) of the consideration to be paid by the Company in the Transactions (as defined below). Pursuant to the Agreement and Plan of Merger, dated as of January 6, 2025 (the “Agreement”), by and among the Company, Grammy Merger Sub 2, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub 2”), Grammy Merger Sub 3, LLC, a direct wholly owned subsidiary of the Company (“Merger Sub 3” and, together with Merger Sub 2, the “Company Merger Subs”), Shutterstock, Inc. (the “Merger Partner”), Grammy HoldCo, Inc., a direct wholly owned subsidiary of the Merger Partner (“HoldCo”), and Grammy Merger Sub One, Inc., a direct wholly owned subsidiary of HoldCo (“Merger Sub 1”), Merger Sub 1 will merge with and into the Merger Partner, with the Merger Partner surviving such merger as a direct wholly owned subsidiary of HoldCo (the “First Merger”), followed by a conversion by the Merger Partner into a Delaware limited liability company (the “LLC Conversion”). Merger Sub 2 will merge with and into HoldCo, with HoldCo surviving such merger (the “HoldCo Surviving Corporation”) as a direct wholly owned subsidiary of Company (the “Second Merger”), immediately followed by a merger of the HoldCo Surviving Corporation with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a direct wholly owned subsidiary of the Company (the “Third Merger” and, together with the First Merger, the Second Merger and the LLC Conversion, the “Transactions”). As a result of the Transactions, each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company or by the Company Merger Subs and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to either (1) (A) an amount in cash equal to $9.50 and (B) 9.17 shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) (the “Mixed Consideration”); (2) an amount in cash equal to $28.84870 (the “Cash Consideration”); or (3) 13.67237 shares of Company Common Stock (the “Stock Consideration” and together with the Mixed Consideration and the Cash Consideration, the “Merger Consideration”), subject to proration such that the aggregate Merger Consideration payable by the Company shall equal (1) an amount in cash equal to the product obtained by multiplying (x) $9.50 by (y) the total number of shares of the Merger Partner Common Stock outstanding immediately prior to the Effective Time (as defined in the Agreement) (the “Aggregate Cash Consideration”) and (2) a number of shares of Company Common Stock equal to the product obtained by multiplying (x) 9.17 by (y) the total number of shares of the Merger Partner Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Consideration” and, together with the Aggregate Cash Consideration, the “Aggregate Merger Consideration”).

The Aggregate Merger Consideration will be subject to an election mechanism and certain proration procedures based on the number of shares for which the Mixed Consideration, Cash Consideration or Stock Consideration is elected as set forth in the Agreement. We express no view or opinion as to such proration procedures.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s and the Merger Partner’s

Annex C-1

respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction prepared by management of the Company (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Merger Partner and the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Company Merger Subs, the Merger Partner, HoldCo, and Merger Sub 1 in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Aggregate Merger Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Aggregate Merger Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Aggregate Merger Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We also note that we did not participate in negotiations with respect to the terms of the Transaction and related transactions.

We will receive a fee from the Company for the delivery of this opinion, a non-discretionary portion of which is payable upon such delivery, and a discretionary portion of which is payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on a credit facility of a Company subsidiary in May 2023. In addition, our commercial banking affiliate is an agent bank and a lender

Annex C-2

under outstanding credit facilities of a Company subsidiary for which it receives customary compensation or other financial benefits. We and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Neuberger Berman Group LLC (“Neuberger”), a significant stockholder of the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to a Neuberger affiliate in connection with the acquisition of Neopharmed Gentili S.p.a in January 2023. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of a Neuberger affiliate for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships Koch Industries Inc. (“Koch”), a significant stockholder of the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on credit facilities of Koch in March 2023 and March 2024. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Koch for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner nor with any of Getty Investments LLC, CC Capital LLC, October 1993 Trust or The Options Settlement, all of which are significant stockholders of the Company. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and the Merger Partner for our own account or for the accounts of customers and, accordingly, we likely at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Aggregate Merger Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

Annex C-3

Annex D

Opinion of Allen & Company LLC

January 6, 2025

The Board of Directors
Shutterstock, Inc.
350 Fifth Avenue, 21st Floor
New York, New York 10118

The Board of Directors:

We understand that Shutterstock, Inc., a Delaware corporation (the “Company”), Grammy Holdco, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Merger Sub 1”), Getty Images Holdings, Inc., a Delaware corporation (“Parent”), Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 3” and together with Merger Sub 2, “Parent Merger Subs”) propose to enter into an Agreement and Plan of Merger (the “Agreement”). Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 are each sometimes referred to herein as a “Party” and collectively as the “Parties.” As more fully described in the Agreement, the Parties intend that at the Initial Effective Time, Merger Sub 1 be merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of HoldCo (the “First Merger”), followed by a conversion by the Company into a Delaware limited liability company (the “LLC Conversion”) taking place at the LLC Conversion Effective Time. The Parties then intend that at the Effective Time, Merger Sub 2 be merged with and into HoldCo, with HoldCo surviving such merger (the “Holdco Surviving Corporation”) as a wholly owned subsidiary of Parent (the “Second Merger”), immediately followed by a merger of the Holdco Surviving Corporation with and into Merger Sub 3, with Merger Sub 3 surviving such merger as a wholly owned subsidiary of Parent (the “Third Merger” and, together with the First Merger, the Second Merger, and the LLC Conversion, the “Transactions”), in each case subject to the terms and conditions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Pursuant to and subject to the terms and conditions, and in accordance with the procedures, set forth in the Agreement, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares, each as defined in the Agreement), will be converted into the right to receive, at the election of the holder thereof, either (i)(a) an amount in cash equal to $9.50 and (b) a number of shares of Parent common stock, par value $0.0001 per share (“Parent Common Stock”) equal to 9.17 for each share of Company Common Stock with respect to an election to receive a mixture of cash and Parent Common Stock (the “Mixed Election Consideration”); (ii) an amount in cash equal to $28.84870 for each share of Company Common Stock with respect to an election to receive only cash (the “Cash Election Consideration”); or (iii) a number of shares of Parent Common Stock equal to 13.67237 for each share of Company Common Stock with respect to an election to receive only Parent Common Stock (the “Stock Election Consideration” and together with the Mixed Election Consideration and the Cash Election Consideration, the “Merger Consideration”). The Merger Consideration is subject to proration and certain other procedures and limitations contained in the Agreement, as to which procedures and limitations we express no opinion.

Annex D-1

The Board of Directors Shutterstock, Inc. January 6, 2025 Page 2

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to the Company in connection with the proposed Transactions and has been asked to render an opinion to the Board of Directors of the Company (the “Board”) as to the fairness, from a financial point of view, to holders of Company Common Stock, other than as specified below, of the Merger Consideration provided for in the Agreement. For such services, the Company has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Transactions, but the Opinion Fee shall be creditable against the cash fees due upon consummation of the Transactions. The Company also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, although Allen & Company is not currently providing, and during the past two years has not provided, investment banking services to the Company unrelated to the Transactions or to Parent for which Allen & Company has received compensation, Allen & Company in the future may provide such services to the Company, Parent and/or their respective affiliates, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker- dealer and certain of Allen & Company’s affiliates, directors and officers have invested or may invest, hold long or short positions and may trade, either on a discretionary or non- discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of the Company, Parent and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company and the industry in which the Company and Parent operate as well as information that we received during the course of this assignment, including information provided by the managements of the Company and Parent in the course of discussions relating to the Transactions as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of the Company, Parent or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company, Parent or any other entity, or conducted any analysis concerning the solvency or fair value of the Company, Parent or any other entity. We have not investigated, and express no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting the Company, Parent or any other entity and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have, among other things:

(i)          reviewed the financial terms of a draft, dated January 6, 2025, of the Agreement;

(ii)         reviewed certain publicly available historical business and financial information relating to the Company and Parent, including public filings of the Company and Parent, and historical market prices for Company Common Stock and Parent Common Stock;

(iii)        reviewed certain financial information relating to the Company, including certain internal financial forecasts, estimates and other financial and operating data relating to the Company, provided to or discussed with us by the management of the Company;

Annex D-2

The Board of Directors Shutterstock, Inc. January 6, 2025 Page 3

(iv)        reviewed certain financial information relating to Parent, including certain internal financial forecasts, estimates and other financial and operating data relating to Parent, provided to or discussed with us by the management of Parent, as adjusted and approved for our use by the management of the Company;

(v)         held discussions with the respective managements of the Company and Parent relating to the operations, financial condition and prospects of the Company and Parent;

(vi)        held discussions with the respective managements of the Company and Parent as to potential cost synergies expected by such managements to result from the Transactions;

(vii)       reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating the Company and Parent; and

(viii)      conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the managements and other representatives of the Company and Parent or otherwise reviewed by us. With respect to the financial forecasts, estimates and other financial and operating data relating to the Company and Parent (in the case of Parent, as adjusted and approved for our use by the management of the Company), that we have been directed to utilize for purposes of our analyses and opinion, we have been advised by the respective managements of the Company and Parent and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of the Company and Parent, the potential cost synergies expected by the managements of the Company and Parent and the other matters covered thereby. We also have assumed, with your consent, that the financial results, including, without limitation, the potential cost synergies expected by the managements of the Company and Parent to result from the Transactions, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the managements of the Company and Parent as to, among other things, (i) the potential impact on the Company and Parent of certain market, competitive, macroeconomic, seasonal, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the media and content industries, (ii) the respective products and platform solutions, technology and intellectual property of the Company and Parent (including associated risks), (iii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees and contractors, customers, content providers, distributors and other commercial relationships of the Company and Parent, and (iv) the ability to integrate the operations of the Company and Parent and to realize the potential cost synergies expected by the managements of the Company and Parent to result from the Transactions as contemplated. With your consent, we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on the Company, Parent or the Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Annex D-3

The Board of Directors Shutterstock, Inc. January 6, 2025 Page 4

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which the Company and Parent operate and the securities of the Company and Parent have experienced and may continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Transactions (including the contemplated benefits thereof).

We have assumed, with your consent, that the Transactions will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Transactions, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on the Company, Parent or the Transactions (including the contemplated benefits thereof) that would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Transactions will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will otherwise qualify, as applicable, for the intended tax treatment contemplated by the Agreement. In addition, we have assumed, with your consent, that the final executed Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders of Company Common Stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Company held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion also does not address any other terms, aspects or implications of the Transactions, including, without limitation, the form or structure of the Transactions, any adjustments to the Merger Consideration, any elections to be made by the holders of Company Common Stock with respect to the Merger Consideration, any voting agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Transactions or otherwise. We express no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Transactions or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion or view as to the actual value of Parent Common Stock when issued in the Transactions or the prices at which Parent Common Stock or any other securities of Parent, or any securities of the Company, may trade or otherwise be transferable at any time, including following announcement or consummation of the Transactions. In addition, we express no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Transactions or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting the Company, Parent or the Transactions (including the contemplated benefits thereof), and we have relied, at your direction, upon the assessments of representatives of the Company as to such matters. This opinion does not constitute a recommendation as to the course of action that the Company (or the Board or any committee thereof) should pursue in connection with the Transactions or otherwise address the merits of the underlying decision by the Company to engage in the Transactions, including in comparison to other strategies or transactions that might be available to the Company or which the Company might engage in or consider.

Annex D-4

The Board of Directors Shutterstock, Inc. January 6, 2025 Page 5

It is understood that this opinion and our advisory services are intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote, make any election or act on any matter relating to the Transactions or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than, to the extent applicable, Parent, Parent Merger Subs and their respective affiliates).

Very truly yours,

ALLEN & COMPANY LLC

Annex D-5

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

Annex E-1

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance.

Annex E-2

Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation,

Annex E-3

conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

Annex E-4

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex E-5

SHUTTERSTOCK, INC. 350 FIFTH AVENUE 20TH FLOOR NEW YORK, NY 10118 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SSTK2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V69245-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SHUTTERSTOCK, INC. For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as of January 6, 2025 (as may be amended from time to time, the “Merger Agreement”), by and among Shutterstock, Inc. (“Shutterstock”), Grammy HoldCo, Inc., Grammy Merger Sub One, Inc., Getty Images Holdings, Inc., Grammy Merger Sub 2, Inc., and Grammy Merger Sub 3, LLC. 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Shutterstock’s named executive officers that is based on or otherwise related to the merger. 3. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V69246-TBD SHUTTERSTOCK, INC. Special Meeting of Stockholders June 10, 2025 This proxy is solicited by the board of directors of Shutterstock, Inc. The undersigned stockholder(s) of Shutterstock, Inc. (the “Company”) hereby appoint(s) Rik Powell and Colleen Kearney or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of the Company that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) to be held at 10:00 a.m. Eastern Time on Tuesday, June 10, 2025 and at any adjournment or postponement thereof. The Special Meeting will be held virtually. On the day of the meeting, visit www.virtualshareholdermeeting.com/SSTK2025SM to log into the virtual meeting website. You may start logging into the virtual meeting starting at 9:45 a.m. Eastern Time, using your 16-digit control number provided on the reverse side of this form. The meeting will begin promptly at 10:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Special Meeting log in page. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. By executing this proxy, the undersigned stockholder(s) authorize(s) the proxies to vote in their discretion on any other matters as may properly come before the Special Meeting and any adjournment or postponement thereof. Please mark, sign, date and return the proxy card promptly using the enclosed reply envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE